As filed with the Securities and Exchange Commission on January 27, 2005.
Registration No. 333-121086

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective

Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Consolidated Communications Illinois Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	4813	02-0636095
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

121 South 17th Street

Mattoon, Illinois 61938-3987
(217) 235-3311
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Steven L. Childers

Chief Financial Officer
121 South 17th Street
Mattoon, Illinois 61938-3987
(217) 235-3311
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Alexander A. Gendzier, Esq. King & Spalding LLP 1185 Avenue of the Americas New York, New York 10036 (212) 556-2100	Gary A. Brooks, Esq. Cahill Gordon & Reindel LLP 80 Pine Street New York, New York 10005 (212) 701-3000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 27, 2005

                                     Shares

Class A Common Stock

         This is an initial public offering of shares of Class A common stock of Consolidated Communications Holdings, Inc. Of the                      shares of Class A common stock to be sold in the offering,                      shares are being sold by us and                      shares are being sold by the selling stockholders identified in this prospectus. We will not receive any of the proceeds from the shares of Class A common stock sold by the selling stockholders.

      Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price of our Class A common stock is expected to be between $          and $           per share. We have applied to list our Class A common stock on the New York Stock Exchange under the trading symbol “CCM”.

      Following this offering, we will have two classes of authorized common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share and is convertible voluntarily at any time and automatically in connection with certain transfers into one share of Class A common stock.

      The underwriters have an option to purchase a maximum of                      additional shares from the selling stockholders to cover over-allotments of shares, if any.

      Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page 11.

		Underwriting		Proceeds to
	Price to	Discounts and	Proceeds to	Selling
	Public	Commissions	Us	Stockholders

Per share	$	$	$	$
Total	$	$	$	$

      Delivery of the shares of Class A common stock will be made on or about                     , 2005.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

The date of this prospectus is                     , 2005

CCI Illinois

90
94
90
88
Chicago
88
80
80
57
74
39
55
Peoria
East Peoria
Bloomington
55
74
Danville
Champaign
72
Quincy
Decatur
57
Springfield
36
Mattoon
55
70
Effingham
Vandalia
70
E. St. Louis
64
Mt. Vernon
64
Carbondale
Marion
57
24

CCI Illinois

      You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Dealer Prospectus Delivery Obligation

      Until                     , 2005 (25 days after commencement of this offering), all dealers selling shares of our Class A common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

SUMMARY

      The following is a summary of the principal features of this offering of Class A common stock and should be read together with the more detailed information and financial data contained elsewhere in this prospectus. Throughout this prospectus, unless the context otherwise requires or we specifically state otherwise, we are presenting all financial and other information on a pro forma basis for the acquisition of TXU Communications Ventures Company, which we refer to as TXUCV, this offering and the related transactions described elsewhere in this prospectus. “CCI Holdings”, “our company”, “we”, “us” and “our” each refer to Consolidated Communications Holdings, Inc. and its subsidiaries on a consolidated basis.

The Company

      We are an established rural local exchange company that provides communications services to residential and business customers in Illinois and in Texas. As of September 30, 2004, we were the 16th largest local telephone company in the United States, based on industry sources, with approximately 257,726 local access lines and approximately 24,385 digital subscriber lines, or DSL lines, in service. Our main sources of revenues are our local telephone businesses in Illinois and Texas, which offer an array of services, including local dial tone, custom calling features, private line services, long distance, dial-up and high-speed Internet access, carrier access and billing and collection services. Each of the subsidiaries through which we operate our local telephone businesses is classified as a rural telephone company under the Telecommunications Act of 1996, or the Telecommunications Act. Our rural telephone companies in general benefit from stable customer demand and a favorable regulatory environment. In addition, because we primarily provide service in rural areas, competition for local telephone service has been limited due to the generally unfavorable economics of constructing and operating competitive systems in these areas.

      We had $327.1 million and $244.9 million of revenues for the year ended December 31, 2003 and for the nine months ended September 30, 2004, respectively, of which approximately 14.5% and 17.1%, respectively, were a result of state and federal subsidies. We had a $9.5 million net loss for the year ended December 31, 2003 and $8.5 million of net income for the nine months ended September 30, 2004. As of September 30, 2004, we had $633.9 million of total long-term debt, $201.1 million of redeemable preferred shares and an accumulated deficit of $8.5 million on an historical basis.

Our Strengths

      We believe our strengths include:

•	stable local telephone businesses;

•	favorable regulatory environment;

•	attractive markets and limited competition;

•	technologically advanced network;

•	broad service offerings and bundling of services; and

•	experienced management team with proven track record.

Business Strategy

      Our current business strategy includes:

•	improving operating efficiency and maintaining capital expenditure discipline;

•	increasing revenues per customer;

•	continuing to build on our reputation for high quality service; and

•	pursuing selective acquisitions.

TXUCV Acquisition and Integration

      On April 14, 2004, we acquired TXUCV for $523.9 million in cash. Promptly following the TXUCV acquisition, we began integrating the operations of Consolidated Communications, Inc. and its subsidiaries, which we refer to collectively as CCI Illinois, with the operations of Consolidated Communications Acquisition Texas, Inc. and its subsidiaries, which we refer to collectively as CCI Texas. We currently expect to incur approximately $14 million in operating expenses associated with the integration and restructuring process in 2004 and 2005. These one-time integration and restructuring costs will be in addition to certain ongoing expenses we expect to incur to expand certain administrative functions, such as those relating to SEC reporting and compliance, and do not take into account other potential cost savings and expenses of the TXUCV acquisition.

Related Transactions

      In connection with this offering we intend, among other things, to enter into the following related transactions:

•	effect a reorganization pursuant to which first our sister subsidiary Consolidated Communications Texas Holdings, Inc. and then Homebase Acquisition, LLC, our parent company, will merge with and into us, and we will change our name to Consolidated Communications Holdings, Inc.;

•	amend and restate our existing credit facilities to enable us to pay dividends on our Class A common stock and Class B common stock, which we refer to collectively as the common stock, and to provide aggregate financing of up to $425.0 million, consisting of a new term loan D facility of up to $395.0 million and a $30.0 million revolving credit facility;

•	repay in full amounts outstanding under our existing term loan A and term loan C facilities; and

•	redeem 35.0%, or $70.0 million, of the aggregate principal amount of our 9 3/4% senior notes due 2012.

Our Current Organizational Structure

      The following chart illustrates our current organizational structure and the percentage ownership of our outstanding common stock by Central Illinois Telephone, Providence Equity and Spectrum Equity, which we refer to collectively as our existing equity investors, and management prior to this offering:

*	These ownership percentages do not reflect $ million of accreted value of Series A preferred shares as of , 2005 owned by our existing equity investors that will be exchanged for shares of our common stock in the reorganization.

Post-Offering Organizational Structure

      The following chart illustrates our organizational structure upon completion of this offering and the related transactions, the percentage of our outstanding common stock and percentage of the voting power held by each of our existing equity investors, our management and investors purchasing in this offering:

The Offering

Shares of Class A common stock offered by us	shares.

Shares of Class A common stock offered by the selling stockholders	shares. We will not receive any of the proceeds from the selling stockholders’ sale of shares of Class A common stock in the offering.

Shares of Class A common stock to be outstanding following the offering	shares.

Shares of Class B common stock to be outstanding following the offering	shares. Each share of Class B common stock is entitled to ten votes per share and is convertible voluntarily at any time and automatically in connection with certain transfers into one share of Class A common stock.

Total shares of common stock to be outstanding following the offering	shares.

Percentage of outstanding common stock being sold in the offering	%

Dividends	On the closing of this offering, our board of directors will adopt a dividend policy that reflects its judgment that stockholders would be better served if we distributed to them a substantial portion of the cash generated by our business in excess of our expected cash needs rather than retaining it or using the cash for other purposes, such as to make investments in our business or to make acquisitions. In accordance with our dividend policy, we currently intend to pay an initial dividend of $ per share on or about , 2005 and to continue to pay quarterly dividends at an annual rate of $ per share for the first year following the closing of this offering. The expected cash needs referred to above include interest and principal payments on our indebtedness, capital expenditures, integration, restructuring and related costs of the TXUCV acquisition in 2005, taxes, incremental costs associated with being a public company and certain other costs.

We are not required to pay dividends, and our stockholders will not be guaranteed, or have contractual or other rights, to receive dividends. Our board of directors may decide at any time, in its discretion, to decrease the amount of dividends, otherwise change or revoke the dividend policy or discontinue entirely the payment of dividends. In addition, our ability to pay dividends will be restricted by current and future agreements governing our debt, including the amended and restated credit facilities and the indenture governing our senior notes, Delaware law and state regulatory authorities.

For more information regarding our dividend policy and restrictions on our ability to pay dividends, see “Dividend Policy and Restrictions”.

Listing	We have applied to list our Class A common stock on the New York Stock Exchange under the trading symbol “CCM”.

Conditions	The closing of this offering is conditioned on the closing of the reorganization and the entering into, and borrowing under, the amended and restated credit facilities.

General Information About This Prospectus

      Throughout this prospectus, unless the context otherwise requires or we specifically state otherwise, all information in this prospectus:

•	assumes an initial public offering price of $ per share of Class A common stock, the midpoint of the range shown of the cover page of this prospectus;

•	assumes no exercise by the underwriters of their over-allotment option described on the cover of this prospectus and the “Underwriting” section;

•	excludes 750,000 shares available for issuance under our 2005 long term incentive plan; and

•	that refers to the offering and the related transactions shall collectively refer to this offering, the reorganization, the refinancing of our existing credit facilities, the redemption of a portion of our senior notes and the payment of related expenses.

Information About Us

      Our principal executive office is located at 121 South 17th Street, Mattoon, Illinois 61938-3987. Our telephone number at that address is (217) 235-3311, and our website address is www.consolidated.com. Information on our website is not deemed to be a part of this prospectus.

Summary Consolidated Pro Forma Financial and Other Data

      The consolidated pro forma statement of operations data, other consolidated pro forma financial data, other consolidated data and the consolidated pro forma financial data summarized below have been derived from the unaudited pro forma condensed consolidated financial statements of CCI Holdings. The unaudited pro forma condensed consolidated financial statements of CCI Holdings have been prepared to give pro forma effect to the TXUCV acquisition and this offering and the related transactions as if they had occurred on the first day of the period presented. The actual consolidated balance sheet data as of and for the nine months ended September 30, 2004 summarized below have been derived from the unaudited condensed consolidated balance sheet of CCI Holdings. The other consolidated data referred to below are approximations as of the end of the indicated periods. You should read the information summarized below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations — CCI Holdings” and “— CCI Texas”, the unaudited pro forma condensed consolidated financial statements of CCI Holdings and the related notes and the financial statements of each of CCI Holdings and TXUCV and the related notes included elsewhere in this prospectus.

		Nine Months	Nine Months
	Year Ended	Ended	Ended
	December 31, 2003	September 30, 2003	September 30, 2004

	(unaudited)
	(dollars in thousands)
Consolidated Pro Forma Statement of Operations Data:
Total operating revenues	$327,148	$248,864	$244,865
Cost of revenues	88,476	64,932	59,154
Selling, general and administrative	128,500	101,189	97,510
Restructuring, asset impairment and other charges	13,448	—	—
Depreciation and amortization	66,645	50,483	50,483

Income from operations	30,079	32,260	37,718
Interest expense, net	(35,648)	(26,536)	(28,297)
Other, net	806	225	3,273

Income/(loss) before income taxes	(4,763)	5,949	12,694
Income taxes	7,774	2,360	7,364

Net income/(loss)	$(12,537)	$3,589	$5,330

Other Consolidated Pro Forma Financial Data:
Telephone Operations revenues	$285,100	$217,661	$215,010
Other Operations revenues	42,048	31,203	29,855

Total Operating revenues	$327,148	$248,864	$244,865

Pro forma EBITDA(1)	$97,530	$82,968	$91,474
Non-cash charges included in pro forma EBITDA(a)	17,070	3,096	48
Unusual items included in pro forma EBITDA(b)	8,235	6,886	10,956

		Nine Months	Nine Months
	Year Ended	Ended	Ended
	December 31, 2003	September 30, 2003	September 30, 2004

	(unaudited)
	(dollars in thousands)
Other Consolidated Data (as of end of period):
Local access lines in service
Residential	175,323	177,207	170,933
Business	87,206	87,060	86,793

Total local access lines	262,529	264,267	257,726
DSL subscribers	16,619	15,365	24,385
Consolidated Pro Forma Data:
Cash interest expense	$33,140	$24,856	$24,856

	As of September 30, 2004

	Actual	As Adjusted(2)

	(unaudited)

	(dollars in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents(3)	$55,229	$15,000
Total current assets	104,750	64,521
Net plant, property & equipment	350,291	350,291
Total assets	1,051,718	1,015,522
Total long-term debt (including current portion)	633,931	522,430
Redeemable preferred shares	201,126	—
Stockholders’ equity (deficit)	(9,138)	267,293

(1)	Pro forma EBITDA consists of our historical EBITDA as adjusted to give effect to the TXUCV acquisition and this offering and related transactions and has been prepared on a basis consistent with the unaudited pro forma condensed consolidated financial statements of CCI Holdings presented elsewhere in this prospectus. Pro forma EBITDA does not give effect to our estimate of incremental, ongoing expenses of approximately $1.0 million associated with being a public company with equity securities listed on the New York Stock Exchange. These expenses include estimated compliance and related administrative expenses, accounting and legal fees, investor relations expenses, directors’ fees and director and officer liability insurance premiums, registrar and transfer agent fees, listing fees and other, miscellaneous expenses.

Our historical EBITDA is defined as net earnings (loss) before interest expenses, income taxes, depreciation and amortization. We believe that net cash provided by operating activities is the most directly comparable financial measure to EBITDA under generally accepted accounting principles, or GAAP. We present EBITDA for several reasons. Management believes that EBITDA is useful as a means to evaluate our ability to pay our estimated cash needs and pay dividends. In addition, we have presented EBITDA to investors in the past because it is frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and we believe that presenting it here provides a measure of consistency in our financial reporting. EBITDA is also a component of the restrictive covenants and financial ratios contained in the agreements governing our debt and will be contained in our amended and restated credit facilities, which will require us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends. The definitions in these covenants and ratios are based on EBITDA after giving effect to specified charges. As a result, we believe that the presentation of EBITDA as supplemented by these other items provides important additional information to investors. See “Management’s Discussion and Analysis of Results of Operations and Financial Condition — CCI Holdings — Liquidity and Capital Resources — Debt and Capital Leases — Covenant Compliance”. In addition,

EBITDA provides our board of directors meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in the agreements governing our debt. For a more complete description of our pro forma EBITDA dividend policy and the factors, assumptions and considerations relating to it, see “Dividend Policy and Restrictions”.

EBITDA is a non-GAAP financial measure. Accordingly, it should not be construed as an alternative to net cash from operating or investing activities, cash flows from operations or net income (loss) as defined by GAAP and is not on its own necessarily indicative of cash available to fund our cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and this presentation of EBITDA may not be comparable to other similarly titled measures of other companies.

The following table provides a reconciliation of pro forma EBITDA to net cash provided by operating activities on the bases described above, which management believes is the most nearly equivalent GAAP measure.

	Year Ended	Nine Months Ended	Nine Months Ended
	December 31, 2003	September 30, 2003	September 30, 2004

	(unaudited)

	(in thousands)
Net cash provided by operating activities	$140,779	$94,587	$66,302
Adjustments:
Deferred income tax	(25,816)	1,731	(2,944)
Provision for postretirement benefits	(3,583)	(3,343)	(6,133)
Loss/(gain) on disposition of property and investments	(101)	—	—
Restructuring, asset impairment and other charges	(13,448)	—	—
Partnership income and minority interest	1,821	670	276
Provision for bad debt losses	804	(656)	(1,339)
Compensation expense under restricted share plan	(4,428)	(3,321)	(3,321)
Other charges	(535)	(1,933)	(3,214)
Change in operating assets and liabilities	(4,575)	(7,115)	282
Interest expense, net	(1,162)	(12)	34,201
Income taxes	7,774	2,360	7,364

Pro forma EBITDA	$97,530	$82,968	$91,474

(a)	Non-cash charges included in pro forma EBITDA are detailed in the following table:

	Year Ended	Nine Months Ended	Nine Months Ended
	December 31, 2003	September 30, 2003	September 30, 2004

	(unaudited)

	(in thousands)
Compensation expense under restricted share plan	$4,428	$3,321	$3,321
Restructuring, asset impairment and other charges	13,448	—	—
Other, net	(806)	(225)	(3,273)

	$17,070	$3,096	$48

(b)	Unusual items included in pro forma EBITDA are detailed in the following table:

	Year Ended	Nine Months Ended	Nine Months Ended
	December 31, 2003	September 30, 2003	September 30, 2004

	(unaudited)

	(in thousands)
Retention bonuses(i)	$2,436	$1,717	$259
Severance costs(ii)	4,391	4,217	5,707
TXUCV sales due diligence and transaction costs(iii)	1,408	952	2,729
Integration costs(iv)	—	—	2,261

	$8,235	$6,886	$10,956

(i)	During 2003 and the nine months ended September 30, 2004, TXUCV paid retention bonuses to keep key employees to run its day-to-day business operations while it was being prepared for sale. Other than retention costs payable in connection with the TXUCV acquisition, we do not expect to incur such charges in the future.

(ii)	As a result of employee terminations in 2003, TXUCV incurred $4.4 million in severance costs. For the nine months ended September 30, 2004, $5.7 million of severance costs were incurred, primarily driven by employee terminations associated with the TXUCV acquisition. For a summary of future integration and restructuring costs, see note (iv) below.

(iii)	During 2003, TXUCV incurred $1.4 million in financial and legal costs in connection with TXU Corp. having prepared TXUCV for sale and the related sales process. We do not expect to incur such charges in the future. For the nine months ended September 30, 2004, TXUCV incurred $2.2 million in costs associated with the sale of the company and we incurred $0.5 million associated with the sale of TXUCV.

(iv)	We currently expect to incur approximately $14 million in operating expenses associated with the TXUCV integration and restructuring process in 2004 and 2005. Of the $14 million, approximately $11 million relates to integration and approximately $3 million relates to restructuring. As of September 30, 2004, we had spent $2.3 million on integration. In connection with this offering and the related transactions, we will pre-fund $7.5 million of expected integration and restructuring expenses for 2005 with cash from our balance sheet. We do not expect that the pre-funding of these estimated expenses will change any of our expected cash plans or otherwise effect our expected working capital requirements. These one-time integration and restructuring costs will be in addition to certain ongoing costs we expect to incur to expand certain administrative functions, such as those relating to SEC reporting and compliance, and do not take into account other potential cost savings and expenses of the TXUCV integration. We do not expect to incur any significant costs relating to the TXUCV acquisition after 2005.

(2)	As adjusted to give effect to this offering and the related transactions as if they occurred on September 30, 2004.

(3)	Includes $7.5 million of cash that will be used to pre-fund expected integration and restructuring costs for 2005 relating to the TXUCV acquisition.

RISK FACTORS

      You should carefully consider the following factors in addition to the other information contained in this prospectus before investing in our Class A common stock.

Risks Relating to Our Class A Common Stock

You may not receive dividends because our board of directors could, in its discretion, depart from or change our dividend policy at any time.

      We are not required to pay dividends, and our stockholders will not be guaranteed, or have contractual or other rights, to receive dividends. Our board of directors may decide at any time, in its discretion, to decrease the amount of dividends, otherwise change or revoke the dividend policy or discontinue entirely the payment of dividends. Our board could depart from or change our dividend policy, for example, if it were to determine that we had insufficient cash to take advantage of other opportunities with attractive rates of return. In addition, if we do not pay dividends, for whatever reason, your shares of our Class A common stock could become less liquid and the market price of our Class A common stock could decline.

We might not have cash in the future to pay dividends in the intended amounts or at all.

      Our ability to pay dividends, and our board of directors’ determination to maintain our dividend policy, will depend on numerous factors, including the following:

•	the state of our business, the environment in which we operate and the various risks we face, including, but not limited to, competition, technological change, changes in our industry, regulatory and other risks summarized in this prospectus;

•	changes in the factors, assumptions and other considerations made by our board of directors in reviewing and adopting the dividend policy, as described under “Dividend Policy and Restrictions”;

•	our future results of operations, financial condition, liquidity needs and capital resources;

•	our various expected cash needs, including interest and principal payments on our indebtedness, capital expenditures, integration and restructuring costs associated with TXUCV acquisition, incremental costs associated with being a public company, taxes and certain other costs; and

•	potential sources of liquidity, including borrowing under our revolving credit facility or possible asset sales.

      If our estimated cash available to pay dividends for the first year following the closing of the offering were to fall below our expectations, our assumptions as to estimated cash needs are too low or if other applicable assumptions were to prove incorrect, we may need to:

•	either reduce or eliminate dividends;

•	fund dividends by incurring additional debt (to the extent we were permitted to do so under the agreements governing our then existing debt), which would increase our leverage, debt repayment obligations and interest expense and decrease our interest coverage, resulting in, among other things, reduced capacity to incur debt for other purposes, including to fund future dividend payments;

•	amend the terms of our amended and restated credit facilities or indenture to permit us to pay dividends or make other payments if we are otherwise not permitted to do so;

•	fund dividends from future issuances of equity securities, which could be dilutive to our stockholders and negatively effect the price of our Class A common stock;

•	fund dividends from other sources, such as such as by asset sales or by working capital, which would leave us with less cash available for other purposes; and

•	reduce other expected uses of cash, such as capital expenditures or TXUCV integration and restructuring costs, which could limit our ability to grow or delay our integration of the TXUCV acquisition.

Over time, our capital and other cash needs will invariably be subject to uncertainties, which could affect whether we pay dividends and the level of any dividends we may pay in the future. In addition, to the extent that we would seek to raise additional cash from additional debt incurrence or equity security issuances, we cannot assure you that such financing will be available on reasonable terms or at all. Each of the results listed above could negatively affect our results of operations, financial condition, liquidity and ability to maintain and expand our business.

You may not receive dividends because of restrictions in our debt agreements, Delaware law and state regulatory requirements.

      Our ability to pay dividends will be restricted by current and future agreements governing our debt, including the amended and restated credit facilities and the indenture, Delaware law and state regulatory authorities.

•	Our amended and restated credit facilities will restrict, and our indenture restricts, our ability to pay dividends. Based on pro forma results for the twelve months ended September 30, 2004, we would have generated cash available to pay dividends of $66.7 million under the amended and restated credit facilities, and we would have generated $82.8 million of capacity under the build-up amount provision of the indenture, without giving effect to an $81.4 million increase in the build-up amount as a consequence of this offering. In addition, based on the indenture provision relating to public equity offerings, which includes this offering, we expect that we will be able to pay approximately $4.9 million annually in dividends, subject to specified conditions. This means that we could pay $4.9 million in dividends under this provision in addition to whatever we may be able to pay under the build-up amount, although a dividend payment under this provision will reduce the amount we otherwise would have available to us under the build-up amount for restricted payments, including dividends. See “Description of Indebtedness — Amended and Restated Credit Facilities” and “— Senior Notes”.

•	Under Delaware law, our board of directors may not authorize payment of a dividend unless it is either paid out of our surplus, as calculated in accordance with the Delaware General Corporation law, or the DGCL, or if we do not have a surplus, it is paid out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

•	The Illinois Commerce Commission, or the ICC, and the Public Utility Commission of Texas, or the PUCT, could require our Illinois and Texas rural telephone companies to make minimum amounts of capital expenditures and could limit the amount of cash available to transfer from our rural telephone companies to us. Our rural telephone companies are Illinois Consolidated Telephone Company, which we refer to as ICTC, Consolidated Communications of Fort Bend Company and Consolidated Communications of Texas Company. As part of the ICC’s review of the reorganization, the ICC imposed various conditions as part of its approval of the reorganization, including (1) prohibitions on the payment of dividends or other cash transfers from ICTC, our Illinois rural telephone company, to us if it fails to meet or exceed agreed benchmarks for a majority of seven service quality metrics for the prior reporting year and (2) the requirement that our Illinois rural telephone company have access to the higher of $5.0 million or its currently approved capital expenditure budget for each calendar year through a combination of available cash and amounts available under credit facilities. See “Dividend Policy and Restrictions — Restrictions on Payment of Dividends — State Regulatory Requirements”.

Because we are a holding company, we depend on our subsidiaries to transfer funds to us to meet our obligations and to pay dividends.

      As a holding company we have no direct operations and our principal assets are the equity interests we hold in our respective subsidiaries. In addition, our subsidiaries are legally distinct from us and have no obligation to transfer funds to us. As a result, we are dependent on the results of operations of our subsidiaries and their ability to transfer funds to us to meet our obligations and to pay dividends.

We expect that our cash income tax liability will increase in the future as a result of the use of, and any limitation on, our net operating losses carryforwards.

      In the future, we expect that our cash income tax liability will increase, which may limit the amount of cash we have available to pay dividends. Under the Internal Revenue Code, in general, to the extent a corporation has losses in excess of taxable income in a taxable period, it will generate a net operating loss or NOL that may be carried back or carried forward and used to offset taxable income in prior or future periods. The amount of an NOL that may be used in a taxable year to offset taxable income may be limited, such as when a corporation undergoes an “ownership change” under Section 382 of the Internal Revenue Code. We expect to generate taxable income in the future, which will be offset by our NOLs, subject to limitations, such as under Section 382 of the Internal Revenue Code as a result of this offering and prior ownership changes. Once our NOLs have been used or have expired, we will be required to pay cash income taxes. The increase in our cash income tax liability will have the effect of reducing our after-tax cash available to pay dividends in future periods and may require us to reduce dividend payments on our Class A common stock in such future periods.

Our dividend policy may limit our ability to pursue growth opportunities.

      We believe that our dividend policy will limit, but not preclude, our ability to grow. If we continue paying dividends at the level currently anticipated under our dividend policy, we may not retain a sufficient amount of cash, and may need to seek financing, to fund a material expansion of our business, including any significant acquisitions or to pursue growth opportunities requiring capital expenditures significantly beyond our current expectations. The risks relating to funding any dividends, or other cash needs as a result of paying dividends, are summarized in the preceding risk factor. In addition, because we expect a significant portion of cash available will be distributed to the holders of our Class A common stock under our dividend policy, our ability to pursue any material expansion of our business will depend more than it otherwise would on our ability to obtain third party financing. We cannot assure you that such financing will be available to us on reasonable terms or at all.

Because there has been no public market for our Class A common stock prior to this offering, there may be volatility in the trading price of our Class A common stock, which could negatively affect the value of your investment.

      Before this offering, there has been no public market for our Class A common stock. The initial public offering price of our Class A common stock has been determined by negotiations between us and the underwriters and may not be indicative of the market price for our Class A common stock after this offering. It is possible that an active trading market for our Class A common stock will not develop or be sustained after the offering. Even if a trading market develops, the market price of our Class A common stock may fluctuate widely as a result of various factors, such as period-to-period fluctuations in our operating results, sales of our Class A common stock by principal stockholders, developments in the telecommunications industry, the failure of securities analysts to cover our Class A common stock after this offering or changes in financial estimates by analysts, competitive factors, regulatory developments, economic and other external factors. You may be unable to resell your shares of our Class A common stock at or above the initial public offering price.

Future sales, or the perception of future sales, of a substantial amount of our Class A common stock may depress the price of the shares of our Class A common stock.

      Future sales, or the perception or the availability for sale in the public market, of substantial amounts of our Class A common stock could adversely affect the prevailing market price of our Class A common stock and could impair our ability to raise capital through future sales of equity securities.

      Upon consummation of this offering, there will be                      shares of common stock outstanding, an increase of approximately      % from the number of shares of common stock outstanding immediately prior to this offering. The shares of Class A common stock sold by our existing equity investors in this offering will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act. The remaining                      shares of common stock owned by our existing equity investors will be restricted securities within the meaning of Rule 144 under the Securities Act but will be eligible for resale subject to applicable volume, manner of sale, holding period and other limitations of Rule 144. We, our officers and directors and our existing equity investors have agreed to a “lock-up”, meaning that, subject to specified exceptions, neither we nor they will sell any shares or engage in any hedging transactions without the prior consent of the representative of the underwriters for 180 days after the date of this prospectus. Following the expiration of this 180-day lock-up period, all of these                      shares of our common stock will be eligible for future sale, subject to the applicable volume, manner of sale, holding period and other limitations of Rule 144. Finally, our existing equity investors have certain registration rights with respect to the common stock that they will retain following this offering. See “Shares Eligible for Future Sale” for a discussion of the shares of common stock that may be sold into the public market in the future.

      We may issue shares of our Class A common stock, or other securities, from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares of our Class A common stock, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be significant. We may also grant registration rights covering those shares or other securities in connection with any such acquisitions and investments.

Our organizational documents could limit or delay another party’s ability to acquire us and, therefore, could deprive our investors of the opportunity to obtain a takeover premium for their shares.

      A number of provisions in our amended and restated certificate of incorporation and bylaws will make it difficult for another company to acquire us. These provisions include the following:

•	We will have two classes of common stock. Central Illinois Telephone, an entity controlled by our chairman Richard Lumpkin, will own all of our Class B common stock, which will have ten votes per share and which will represent approximately % of the voting power of our outstanding capital stock upon the closing of this offering.

•	Our amended and restated certificate of incorporation will authorize the issuance of preferred stock without stockholder approval upon such terms as the board of directors may determine.

•	We are also subject to laws that may have a similar effect. For example, federal and Illinois telecommunications laws and regulations generally prohibit a direct or indirect transfer of control over our business without prior regulatory approval. Similarly, section 203 of the DGCL prohibits us from engaging in a business combination with an interested stockholder for a period of three years from the date the person became an interested stockholder unless certain conditions are met.

As a result of the foregoing, it will be difficult for another company to acquire us and, therefore, could limit the price that possible investors might be willing to pay in the future for shares of our common stock. In addition, the rights of our common stockholders will be subject to, and may be adversely affected by, the rights of holders of any class or series of preferred stock that may be issued in the future.

The concentration of the voting power of our common stock ownership with Central Illinois Telephone will limit your ability to influence corporate matters.

      Because Central Illinois Telephone will own shares of Class B common stock having a majority of the voting power of our outstanding common stock, it will be able to decide all matters requiring stockholder approval, including the ability to:

•	elect a majority of the members of our board of directors;

•	enter into significant corporate transactions, such as a merger or other sale of our company or its assets, or to prevent any such transaction;

•	enter into acquisitions that increase our amount of indebtedness or sell revenue-generating assets;

•	determine our corporate and management policies;

•	amend our organizational documents; and

•	control of all matters submitted to our stockholders for approval.

This concentrated control will limit your ability to influence corporate matters and, as a result, we may take actions that our stockholders do not view as beneficial. As a result, the market price of our Class A common stock could be adversely affected.

Our existing equity investors may have conflicts of interests with you or us in the future.

      While our existing equity investors do not currently hold interests in companies that compete with us, they may make investments in companies in the future and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. These other investments may:

•	create competing financial demands on our equity investors;

•	create potential conflicts of interest; and

•	require efforts consistent with applicable law to keep the other businesses separate from our operations.

Our existing equity investors may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. Furthermore, our existing equity investors also may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to our common stockholders. In addition, our existing equity investors’ rights to vote or dispose of equity interests in our company are not subject to restrictions in favor of our company other than as may be required by applicable law, although certain transfers of shares of our Class B common stock will result in the automatic conversion of such shares into Class A common stock.

If you purchase shares of our Class A common stock, you will experience immediate and substantial dilution.

      Investors purchasing Class A common stock in the offering will experience immediate and substantial dilution in the net tangible book value of their shares. At the initial public offering price of $           per share, dilution to new investors will be $           per share. Investors purchasing Class A common stock in this offering will contribute        % of the total consideration the Company received for its common stock, but will only own           % of our outstanding common stock. If we sell additional shares of Class A common stock or securities convertible into shares of Class A common stock in the future, you may suffer further dilution of your equity investment. See “Dilution”.

Being a public company will increase our expenses and administrative workload.

      As a public company with listed equity securities, we will need to comply with new laws, regulations and requirements, such as the Sarbanes-Oxley Act of 2002, related SEC regulations and requirements of the New York Stock Exchange that we did not need to comply with as a private company. Preparing to comply and complying with new statutes, regulations and requirements will occupy a significant amount of the time of our board of directors, management and our officers and will increase our costs and expenses. We will need to:

•	create or expand the roles and duties of our board of directors, our board committees and management;

•	institute a more comprehensive compliance function;

•	prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws;

•	involve and retain to a greater degree outside counsel and accountants in the above activities;

•	enhance our investor relations function; and

•	establish new internal policies, such as those relating to disclosure controls and procedures and insider trading.

      In addition, we also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and qualified executive officers.

We will be exposed to risks relating to evaluations of controls required by Section 404 of the Sarbanes-Oxley Act of 2002.

      Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related regulations implemented by the SEC and the New York Stock Exchange, are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. We will be evaluating our internal controls systems to allow management to report on, and our independent auditors to attest to, our internal controls. We will be performing the system and process evaluation and testing (and any necessary remediation) required to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. While we anticipate being able to fully implement the requirements relating to internal controls and all other aspects of Section 404 by our December 31, 2005 deadline, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations since there is presently no precedent available by which to measure compliance adequacy. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC or the New York Stock Exchange. Any such action could adversely affect our financial results or investors’ confidence in our company, and could cause our stock price to fall. In addition, the controls and procedures that we will implement may not comply with all of the relevant rules and regulations of the SEC and the New York Stock Exchange. If we fail to develop and maintain effective controls and procedures, we may be unable to provide the financial information in a timely and reliable manner.

Because we will be a “controlled company” under the New York Stock Exchange rules, we will be exempt from certain New York Stock Exchange corporate governance standards and, as a result, you will not have the same protections afforded to stockholders of companies that are subject to these requirements.

      We expect that, on the closing of the offering, Central Illinois Telephone will own shares of Class B common stock having a majority of the voting power of our outstanding common stock. As a result, we will be a “controlled company” within the meaning of the New York Stock Exchange corporate governance standards. Under these standards, a company of which more than 50% of the voting power is held by another company or group is a “controlled company” and may elect not to comply with certain of these standards, including:

•	the requirement that a majority of the board of directors consist of independent directors;

•	the requirement that the nominating committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees.

Following this offering, we may take advantage of these exemptions. As a result, we may not have a majority of independent directors and our nominating and compensation committees may not consist entirely of independent directors. Accordingly, you may not have the same protection afforded to stockholders of companies that are subject to all of the New York Stock Exchange corporate governance requirements.

Risks Relating to Our Indebtedness and Our Capital Structure

We have a substantial amount of debt outstanding and may incur additional indebtedness in the future, which could restrict our ability to pay dividends.

      We have a significant amount of debt outstanding. As of September 30, 2004, we would have had $522.4 million of debt outstanding and $267.3 million of stockholders equity. The degree to which we are leveraged could have important consequences for you, including:

•	requiring us to dedicate a substantial portion of our cash flow from operations to make payments on our debt, which payments we currently expect to be approximately $33.6 million in the first year following the offering, thereby reducing funds available for operations, future business opportunities and other purposes and/or dividends on our common stock;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	making it more difficult for us to satisfy our debt and other obligations;

•	limiting our ability to borrow additional funds, or to sell assets to raise funds, if needed, for working capital, capital expenditures, acquisitions or other purposes;

•	increasing our vulnerability to general adverse economic and industry conditions, including changes in interest rates; and

•	placing us at a competitive disadvantage compared to our competitors that have less debt.

We cannot assure you that we will generate sufficient revenues to service and repay our debt and have sufficient funds left over to achieve or sustain profitability in our operations, meet our working capital and capital expenditure needs, compete successfully in our markets or pay dividends to our stockholders.

      Subject to the restrictions in the indenture or to be contained in the amended and restated credit facilities, we may be able to incur additional debt. As of September 30, 2004 and after giving effect to this offering and the related transactions, we would have been able to incur approximately $103.2 million additional debt. Although the indenture contains and the amended and restated credit facilities will contain restrictions on our ability to incur additional debt, these restrictions are subject to a number of important exceptions. If we incur additional debt, the risks associated with our substantial leverage, including our ability to service our debt, would likely increase.

We will require a significant amount of cash to service and repay our debt and to pay dividends on our common stock, and our ability to generate cash depends on many factors beyond our control.

      We currently expect our interest expense and payments on our capital leases to be approximately $33.6 million in the first year following the offering. Our ability to make payments on our debt and to pay dividends on our Class A common stock will depend on our ability to generate cash in the future, which will depend on many factors beyond our control. We cannot assure you that:

•	our business will generate sufficient cash flow from operations to service and repay our debt, pay dividends on our common stock and to fund working capital and planned capital expenditures;

•	future borrowings will be available under the amended and restated credit facilities or any future credit facilities in an amount sufficient to enable us to repay our debt and pay dividends on our common stock; or

•	we will be able to refinance any of our debt on commercially reasonable terms or at all.

      If we cannot generate sufficient cash from our operations to meet our debt service and repayment obligations, we may need to reduce or delay capital expenditures, the development of our business generally and any acquisitions. If for any reason we are unable to meet our debt service and repayment obligations, we would be in default under the terms of the agreements governing our debt, which would allow the lenders under the amended and restated credit facilities to declare all borrowings outstanding to be due and payable, which would in turn trigger an event of default under the indenture. If the amounts outstanding under the amended and restated credit facilities or our senior notes were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full the money owed to the lenders or to our other debt holders.

The indenture contains, and the amended and restated credit facilities will contain, covenants that limit the discretion of our management in operating our business and could prevent us from capitalizing on business opportunities and taking other corporate actions.

      The indenture imposes and the amended and restated credit facilities will impose significant operating and financial restrictions on us. These restrictions limit or restrict, among other things, our ability and the ability of our subsidiaries that are restricted by these agreements to:

•	incur additional debt and issue preferred stock;

•	make restricted payments, including paying dividends on, redeeming, repurchasing or retiring our capital stock;

•	make investments and prepay or redeem debt;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends, make loans or transfer assets to us;

•	create liens;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	engage in transactions with affiliates;

•	engage in sale and leaseback transactions;

•	make capital expenditures;

•	engage in business other than telecommunications businesses; and

•	consolidate or merge.

      In addition, the amended and restated credit facilities will require, and any future credit facilities may require, us to comply with specified financial ratios, including ratios regarding interest coverage, total leverage, senior secured leverage and fixed charge coverage. Our ability to comply with these ratios may be affected by events beyond our control. The restrictions contained in the indenture and to be contained in the amended and restated credit facilities will:

•	limit our ability to plan for or react to market conditions, meet capital needs or otherwise restrict our activities or business plans; and

•	adversely affect our ability to finance our operations, enter into acquisitions or to engage in other business activities that would be in our interest.

In the event of a default under the amended and restated credit facilities, the lenders could foreclose on the assets and capital stock pledged to them.

      A breach of any of the covenants contained in the amended and restated credit facilities, or in any future credit facilities, or our inability to comply with the financial ratios could result in an event of default, which would allow the lenders to declare all borrowings outstanding to be due and payable, which would in turn trigger an event of default under the indenture governing our senior notes. If the amounts outstanding under the amended and restated credit facilities or our senior notes were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full the money owed to the lenders or to our other debt holders.

Because we expect to need to refinance our existing debt, we face the risks of either not being able to do so or doing so at a higher interest expense.

      Our senior notes mature in 2012 and our amended and restated credit facilities will mature in full in 2011. We may not be able to refinance our senior notes or renew or refinance the amended and restated credit facilities, or any renewal or refinancing may occur on less favorable terms. If we are unable to refinance or renew our senior notes or our amended and restated credit facilities, our failure to repay all amounts due on the maturity date would cause a default under the indenture or the amended and restated credit facilities. In addition, our interest expense may increase significantly if we refinance our senior notes, which bear interest at 9 3/4% per year, or our amended and restated credit facilities on terms that are less favorable to us than the terms of our senior notes or the expected terms of our amended and restated credit facilities, which could impair our ability to pay dividends.

Risk Factors Relating to Our Business

We are subject to competition that could cause us to lose customers and could increase our costs.

      The telecommunications industry has been, and we believe will continue to be, characterized by several trends, including the following:

•	substantial regulatory change due to the passage and implementation of the Telecommunications Act, which included changes designed to stimulate competition for both local and long distance telecommunications services;

•	rapid development and introduction of new technologies and services;

•	increased competition within established markets from current and new market entrants that may provide competing or alternative services;

•	the blurring of traditional dividing lines between, and the bundling of, different services, such as local dial tone, long distance, wireless, cable, data and Internet services; and

•	an increase in mergers and strategic alliances that allow one telecommunications provider to offer increased services or access to wider geographic markets.

We expect competition to intensify as a result of new competitors and the development of new technologies, products and services. Some or all of these risks may cause us to have to spend significantly more in capital expenditures than we currently anticipate to keep existing, and attract new, customers.

      Many of our voice and data competitors, such as cable providers, Internet access providers, wireless service providers and long distance carriers such as AT&T Corp., MCI Communications Corporation, and Sprint Corp., have brand recognition and financial, personnel, marketing and other resources that are significantly greater than ours. In addition, due to consolidation and strategic alliances within the telecommunications industry, we cannot predict the number of competitors that will emerge, especially as a result of existing or new federal and state regulatory or legislative actions. Increased competition from existing and new entities could lead to price reductions, loss of customers, reduced operating margins or loss of market share.

The use of new technologies by other companies may increase our costs and cause us to lose customers and revenues.

      The telecommunications industry is subject to rapid and significant changes in technology, frequent new service introductions and evolving industry standards. Technological developments may reduce the competitiveness of our services and require unbudgeted upgrades, significant capital expenditures and the procurement of additional services that could be expensive and time consuming. New services arising out of technological developments may reduce the competitiveness of our services. If we fail to respond successfully to technological changes or obsolescence or fail to obtain access to important new technologies, we could lose customers and revenues and be limited in our ability to attract new customers or sell new services to our existing customers. The successful development of new services, which is an element of our business strategy, is uncertain and dependent on many factors, and we may not generate anticipated revenues from such services which would reduce our profitability. We cannot predict the effect of these changes on our competitive position costs or our profitability.

      In addition, part of our marketing strategy is based on market acceptance of DSL. We expect that an increasing amount of our revenues will come from providing DSL service. The market for high-speed Internet access is still developing, and we expect current competitors and new market entrants to introduce competing services and to develop new technologies. The markets for our DSL services could fail to develop, grow more slowly than anticipated or become saturated with competitors with superior pricing or services. In addition, our DSL offerings may become subject to newly adopted laws and regulations. We cannot predict the outcome of these regulatory developments or how they may affect our regulatory obligations or the form of competition for these services. As a result, we could have higher costs and capital expenditures, lower revenues and greater competition than expected for DSL services.

If we are not successful in integrating TXUCV, we may have higher costs and fail to achieve expected cost savings, among other things.

      Our future success, and thus our ability to pay interest and principal on our indebtedness and dividends on our common stock will depend in part on our ability to integrate TXUCV into our business. We currently expect to incur approximately $14 million in operating expenses associated with the integration and restructuring of TXUCV in 2004 and 2005. Of the $14 million, approximately $11 million relates to integration and approximately $3 million relates to restructuring. These one-time integration and restructuring costs will be in addition to certain ongoing costs we expect to incur to expand certain administrative functions, such as those relating to SEC reporting and compliance and do not take into account other potential cost savings and expenses of the TXUCV acquisition. The integration of TXUCV involves numerous risks, including the following:

•	greater demands on our management and administrative resources;

•	difficulties and unexpected costs in integrating the operations, personnel, services, technologies and other systems of CCI Illinois and CCI Texas;

•	possible unexpected loss of key employees, customers and suppliers;

•	unanticipated liabilities and contingencies of TXUCV and its business;

•	unexpected costs of integrating the management and operation of the two businesses; and

•	failure to achieve expected cost savings.

These challenges and uncertainties could increase our costs and cause our management to spend less time than expected executing our business strategy. We may not be able to manage the combined operations and assets effectively or realize all or any of the anticipated benefits of the acquisition. To the extent that we make any additional acquisitions in the future, these risks would likely be exacerbated.

      We may become responsible for unexpected liabilities or other contingencies that we did not discover in the course of performing due diligence in connection with the acquisition. Under the stock purchase agreement, the parent company of TXUCV agreed to indemnify us against certain undisclosed liabilities. We cannot assure you, however, that any indemnification will be enforceable, collectible or sufficient in amount, scope or duration to fully offset any possible liabilities associated with the acquisition. Any of these contingencies, individually or in the aggregate, could increase our costs.

Our possible pursuit of acquisitions is expensive, may not be successful and, even if it is successful, may be more costly than anticipated.

      Our acquisition strategy entails numerous risks. The pursuit of acquisition candidates is expensive and may not be successful. Our ability to complete future acquisitions will depend on our ability to identify suitable acquisition candidates, negotiate acceptable terms for their acquisition and, if necessary, finance those acquisitions, in each case, before any attractive candidates are purchased by other parties, some of whom may have greater financial and other resources than us. Whether or not any particular acquisition is closed successfully, each of these activities is expensive and time consuming and would likely require our management to spend considerable time and effort to accomplish them, which would detract from their ability to run our current business. We may face unexpected challenges in receiving any required approvals from the FCC, the ICC, or other applicable state regulatory commissions, which could result in delay or our not being able to consummate the acquisition. Although we may spend considerable expense and effort to pursue acquisitions, we may not be successful in closing them.

      If we are successful in closing any acquisitions, we would face several risks in integrating them, including those listed above regarding the risks of integrating TXUCV. In addition, any due diligence we perform may not prove to have been accurate. For example, we may face unexpected difficulties in entering markets in which we have little or no direct prior experience or in generating expected revenue and cash flow from the acquired companies or assets. The risks identified above may make it more challenging and costly to integrate TXUCV if we have not done so fully by the time of any new acquisition.

      Currently, we are not pursuing any acquisitions or other strategic transactions. But, if any of these risks materialize, they could have a material adverse effect on our business and our ability to achieve sufficient cash flow, provide adequate working capital, service and repay our indebtedness and leave sufficient funds to pay dividends.

Poor economic conditions in our service areas in Illinois and Texas could cause us to lose local access lines and revenues.

      Substantially all of our customers and operations are located in Illinois and Texas. The customer base for telecommunications services in each of our rural telephone companies’ service areas in Illinois and Texas is small and geographically concentrated, particularly for residential customers. Due to our geographical concentration, the successful operation and growth of our business is primarily dependent on economic conditions in our rural telephone companies’ service areas. The economies of these areas, in turn, are dependent upon many factors, including:

•	demographic trends;

•	in Illinois, the strength of the agricultural markets and the light manufacturing and services industries, continued demand from universities and hospitals and the level of government spending; and

•	in Texas, the strength of the manufacturing and retail industries and continued demand from schools and hospitals.

Poor economic conditions and other factors beyond our control in our rural telephone companies’ service areas could cause a decline in our local access lines and revenues.

A system failure could cause delays or interruptions of service, which could cause us to lose customers.

      In the past, we have experienced short, localized disruptions in our service due to factors such as cable damage, inclement weather and service failures of our third party service providers. To be successful, we will need to continue to provide our customers reliable service over our network. The principal risks to our network and infrastructure include:

•	physical damage to our central offices or local access lines;

•	disruptions beyond our control;

•	power surges or outages; and

•	software defects.

Disruptions may cause interruptions in service or reduced capacity for customers, either of which could cause us to lose customers and incur unexpected expenses, and thereby adversely affect our business, revenue and cash flow.

Loss of a large customer could reduce our revenues. In addition, a significant portion of our revenues from the State of Illinois is based on contracts that are favorable to the government.

      Our success depends in part upon the retention of our large customers such as AT&T and the State of Illinois. AT&T accounted for 4.8% and the State of Illinois accounted for 6.7% of our revenues during 2003, after giving effect to the TXUCV acquisition, and 4.2% and 6.3% for the nine months ended September 30, 2004, respectively. In general, telecommunications companies such as ours face the risk of losing customers as a result of a contract expiration, merger or acquisition, business failure or the selection of another provider of voice or data services. In addition, we generate a significant portion of our operating revenues from originating and terminating long distance and international telephone calls for carriers such as AT&T and MCI, many of which recently have experienced substantial financial difficulties. We cannot assure you that we will be able to retain long-term relationships or secure renewals of short-term relationships with our customers in the future.

      In 2003 and for the nine months ended September 30, 2004, virtually all of the revenues of the Public Services business and 55.1% and 45.8%, respectively, of the revenues of the Market Response business of our Other Operations were derived from our relationships with various agencies of the State of Illinois, principally the Department of Corrections and the Toll Highway Authority and various county governments in Illinois. Obtaining contracts from government agencies is challenging, and government contracts, like our contracts with the State of Illinois, often include provisions that are favorable to the government in ways that are not standard in private commercial transactions. Specifically, each of our contracts with the State of Illinois:

•	includes provisions that allow the respective state agency to terminate the contract without cause and without penalty under some circumstances;

•	is subject to decisions of state agencies that are subject to political influence on renewal;

•	gives the State of Illinois the right to renew the contract at its option but does not give us the same right; and

•	could be cancelled if state funding becomes unavailable.

The failure of the State of Illinois to perform under the existing agreements for any reason, or to renew the agreements when they expire, could have a material adverse effect on the revenues of CCI Illinois. For example, the State of Illinois, which represented 55.1% of Market Response’s revenues for 2003, recently awarded the renewal of the Illinois State Toll Highway Authority contract, the sole source of those revenues, to another provider.

If we are unsuccessful in obtaining and maintaining necessary rights-of-way for our network, our operations may be interrupted and we would likely face increased costs.

      We need to obtain and maintain the necessary rights-of-way for our network from governmental and quasi-governmental entities and third parties, such as railroads, utilities, state highway authorities, local governments and transit authorities. We may not be successful in obtaining and maintaining these rights-of-way or obtaining them on acceptable terms whether in existing or new service areas. Some of the agreements relating to these rights-of-way may be short-term or revocable at will, and we cannot be certain that we will continue to have access to existing rights-of-way after they have expired or terminated. If any of our rights-of-way agreements were terminated or could not be renewed, we may be forced to remove our network facilities from under the affected rights-of-way or relocate or abandon our networks. We may not be able to maintain all of our existing rights-of-way and permits or obtain and maintain the additional rights-of-way and permits needed to implement our business plan. In addition, our failure to maintain the necessary rights-of-way, franchises, easements, licenses and permits may result in an event of default under the amended and restated credit facilities and other credit facilities we may enter into in the future and, as a result, other agreements governing our debt. As a result of the above, our operations may be interrupted and we may need to find alternative rights-of-way and make unexpected capital expenditures.

We are dependent on third party vendors for our information and billing systems.

      Sophisticated information and billing systems are vital to our ability to monitor and control costs, bill customers, process customer orders, provide customer service and achieve operating efficiencies. We currently rely on internal systems and third party vendors to provide all of our information and processing systems. Some of our billing, customer service and management information systems have been developed by third parties for us and may not perform as anticipated. In addition, our plans for developing and implementing our information and billing systems rely primarily on the delivery of products and services by third party vendors. Our right to use these systems is dependent upon license agreements with third party vendors. Some of these agreements are cancelable by the vendor, and the cancellation or nonrenewable nature of these agreements could impair our ability to process orders or bill our customers. Since we rely on third party vendors to provide some of these services, any switch in vendors could be costly and affect operating efficiencies.

Our success depends on our ability to attract and retain qualified management and other personnel.

      Our success depends upon the talents and efforts of key management personnel, many of whom have been with our company and our industry for decades, including Mr. Lumpkin, Robert J. Currey, Steven L. Childers, Joseph R. Dively, Steven J. Shirar, C. Robert Udell, Jr. and Christopher A. Young. There are no employment agreements with any of these senior managers. The loss of any such management personnel, due to retirement or otherwise, and the inability to attract and retain highly qualified technical and management personnel in the future, could have a material adverse effect on our business, financial condition and results of operations.

Regulatory Risks

The telecommunications industry in which we operate is subject to extensive federal, state and local regulation that could change in a manner adverse to us.

      Our main sources of revenues are our local telephone businesses in Illinois and Texas. The laws and regulations governing these businesses may be, and in some cases have been, challenged in the courts, and could be changed by Congress, state legislatures or regulators at any time. In addition, new regulations could be imposed by federal or state authorities increasing our operating costs or capital requirements or that are otherwise adverse to us. We cannot predict the impact of future developments or changes to the regulatory environment or the impact such developments or changes may have on us. Adverse rulings, legislation or changes in governmental policy on issues material to us could increase our competition, cause us to lose customers to competitors and decrease our revenues, increase our costs and decrease profitability.

Our rural telephone companies could lose their rural status under interconnection rules, which would increase our costs and could cause us to lose customers and the associated revenues to competitors.

      The Telecommunications Act imposes a number of interconnection and other requirements on local communications providers, including incumbent telephone companies. Each of the subsidiaries through which we operate our local telephone businesses is an incumbent telephone company and is also classified as a rural telephone company under the Telecommunications Act. The Telecommunications Act exempts rural telephone companies from some of the more burdensome interconnection requirements such as unbundling of network elements and sharing information and facilities with other communications providers. These unbundling requirements and the obligation to offer unbundled network elements, or UNEs, to competitors, impose substantial costs on, and result in customer attrition for, the incumbent telephone companies that must comply with these requirements. The ICC or the PUCT can terminate the applicable rural exemption for each of our rural telephone companies if it receives a bona fide request for full interconnection from another telecommunications carrier and the state commission determines that the request is technically feasible, not unduly economically burdensome and consistent with universal service requirements. None of our rural telephone companies is currently subject to an interconnection request inconsistent with their status as a rural telephone company. If the ICC or PUCT terminates the applicable rural exemption in whole or in part for any of our rural telephone companies, or if the applicable state commission does not allow us adequate compensation for the costs of providing the interconnection or UNEs, our administrative and regulatory costs could increase significantly and we could suffer a significant loss of customers and revenues to existing or new competitors.

Revenues from network access charges may be reduced or lost.

      A significant portion of our rural telephone companies’ revenues come from network access charges paid by long distance and other carriers for originating or terminating calls in our rural telephone companies’ service areas. The amount of network access charge revenues that our rural telephone companies receive is based on interstate rates set by the FCC and intrastate rates set by the ICC and PUCT. The FCC has reformed, and continues to reform, the federal network access charge system, and the states, including Illinois and Texas, often establish intrastate network access charges that mirror or otherwise interrelate with the federal rules.

      Traditionally, regulators have allowed network access rates to be set higher in rural areas than the actual cost of originating or terminating calls as an implicit means of subsidizing the high cost of providing local service in rural areas. In 2001, the FCC adopted rules reforming the network access charge system for rural carriers, including reductions in per-minute access charges and increases in both universal service fund subsidies and flat-rate, monthly per line charges on end-user customers. Under Illinois network access regulations, our Illinois rural telephone company’s intrastate network access rates mirror interstate network access rates. Illinois does not provide, however, an explicit subsidiary in the form of a universal service fund applicable to our Illinois rural telephone company. As a result, while subsidies from the federal universal service fund have offset Illinois Telephone Operations’ decrease in revenues resulting from the reduction in interstate network access rates, there was not a corresponding offset for the decrease in revenues from the reduction in intrastate network access rates. The FCC is currently considering even more sweeping potential changes in network access charges. Depending on the FCC’s decisions, our current network access charge revenues could be reduced materially, and we do not know whether increases in other revenues, such as federal or Texas subsidies and monthly line charges, will be sufficient to offset any such reductions. The ICC and the PUCT also may make changes in our intrastate network access charges, which may also cause reductions in our revenues. To the extent any of our rural telephone companies become subject to competition and competitive telephone companies increase their operations in the areas served by our rural telephone companies, a portion of long distance and other carriers’ network access charges will be paid to our competitors rather than to our companies. In addition, the compensation our companies receive from network access charges could be reduced due to competition from wireless carriers.

      In addition, VOIP services are increasingly being embraced by cable companies, incumbent telephone companies, competitive telephone companies and long distance carriers. The FCC is considering whether VOIP services are regulated telecommunications services or unregulated information services and is considering whether providers of VOIP services are obligated to pay access charges for calls originating or terminating on incumbent telephone company facilities. We cannot predict the outcome of the FCC’s rulemaking or the impact on the revenues of our rural telephone companies. The proliferation of VOIP, particularly to the extent such communications do not utilize our rural telephone companies’ networks, may cause significant reductions to our rural telephone companies network access charge revenues.

We believe long distance carriers are disputing their obligation to pay network access charges to incumbent telephone companies for use of their networks.

      In recent years, long distance carriers, such as AT&T, MCI and Sprint, have become more aggressive in disputing interstate access charge rates set by the FCC and the applicability of network access charges to their telecommunications traffic. We believe that these disputes have increased in part due to advances in technology that have rendered the identity and jurisdiction of traffic more difficult to ascertain and that have afforded carriers an increased opportunity to assert regulatory distinctions and claims to lower access costs for their traffic. As a result of the increasing deployment of VOIP services and other technological changes, we believe that these types of disputes and claims will likely increase. We cannot assure you that long distance or other carriers will not make material claims to us contesting the applicability of network access charges billed by our rural telephone companies.

Government subsidies we receive could be reduced or lost.

      The federal and Texas state system of subsidies, from which we derive a significant portion of our revenues, are subject to modification. Our rural telephone companies receive significant federal and state subsidy payments.

•	In 2003, CCI Illinois received $6.0 million from the federal universal service fund and CCI Texas received an aggregate of $41.4 million from the federal universal service fund and the Texas universal service fund, which in the aggregate comprised 14.5% of our revenues in 2003, after giving effect to the TXUCV acquisition.

•	For the nine months ended September 30, 2004, CCI Illinois received $10.0 million from the federal universal service fund and CCI Texas received an aggregate $31.9 million from the federal universal service fund and the Texas universal service fund, which in the aggregate, comprised 17.1% of revenues for the nine months ended September 30, 2004.

      During the last two years, the FCC has made modifications to the federal universal service fund system that changed the sources of support and the method for determining the level of support recipients of federal universal service fund subsidies receive. It is unclear whether the changes in methodology will continue to accurately reflect the costs incurred by our rural telephone companies and whether we will continue to receive the same amount of federal universal service fund support that our rural telephone companies have received in the past. The FCC is also currently considering a number of issues regarding the source and amount of contributions to, and eligibility for payments from, the federal universal service fund, and these issues may also be the subject of legislative amendments to the Telecommunications Act. The Texas legislature is also currently engaged in a comprehensive review of the Texas state statutes governing the regulation and obligations of telecommunications carriers that may impact the source and amount of contributions to, and eligibility for payments from, the Texas universal service fund. These deliberations are scheduled to conclude at the end of May, 2005.

      We cannot predict the outcome of any federal or state legislative action or any FCC, PUCT or ICC rulemaking or similar proceedings. If our rural telephone companies do not continue to receive federal and state subsidies, or if these subsidies are reduced, our rural telephone companies will likely have lower revenues and may not be able to operate as profitably as they have historically. In addition, if the number of local access lines that our rural telephone companies serve increases, under the rules governing the federal universal service fund, the rate at which we can recover certain federal universal service fund payments may decrease. This may have an adverse effect on our revenues and profitability.

      In addition, under the Telecommunications Act, our competitors can obtain the same level of federal universal service fund subsidies as we do if the ICC or PUCT, as applicable, determines that granting these subsidies to competitors would be in the public interest and the competitors offer and advertise certain telephone services as required by the Telecommunications Act and the FCC. Under current rules, any such payments to our competitors would not affect the level of subsidies received by our rural telephone companies, but they would facilitate competitive entry into our rural telephone companies’ service areas and our rural telephone companies may not be able to compete as effectively or otherwise continue to operate as profitability.

The high costs of regulatory compliance could make it more difficult for us to enter new markets, make acquisitions or change our prices.

      Regulatory compliance results in significant costs for us and diverts the time and effort of management and our officers away from running our business. In addition, because regulations differ from state to state, we could face significant costs in obtaining information necessary to compete effectively if we try to provide services, such as long distance services, in markets in different states. These information barriers could cause us to incur substantial costs and to encounter significant obstacles and delays in entering these markets. Compliance costs and information barriers could also affect our ability to evaluate and compete for new opportunities to acquire local access lines or businesses as they arise.

      Our intrastate services are also generally subject to certification, tariff filing and other ongoing state regulatory requirements. Challenges to our tariffs by regulators or third parties or delays in obtaining certifications and regulatory approvals could cause us to incur substantial legal and administrative expenses. If successful, these challenges could adversely affect the rates that we are able to charge to customers, which would negatively affect our revenues.

Legislative and regulatory changes in the telecommunications industry could raise our costs by facilitating greater competition against us and reduce potential revenues.

      Legislative and regulatory changes in the telecommunications industry could adversely affect our business by facilitating greater competition against us, reducing our revenues or raising our costs. For example, federal or state legislatures or regulatory commissions could impose new requirements relating to standards or quality of service, credit and collection policies, or obligations to provide new or enhanced services such as high-speed access to the Internet or number portability, whereby consumers can keep their telephone number when changing carriers. Any such requirements could increase operating costs or capital requirements.

      The Telecommunications Act provides for significant changes and increased competition in the telecommunications industry. This federal statute and the related regulations remain subject to judicial review and additional rulemakings of the FCC, as well as to implementing actions by state commissions. The Illinois and Texas legislatures are currently engaged in comprehensive reviews of, and potential revisions to, the provisions of each of these state statutes. The Illinois legislative session is scheduled to conclude on May 27, 2005 and the Texas legislative session will conclude at the end of May, 2005. The ramifications of these undertakings will not be fully known until the conclusion of each legislative session and adoption of the relevant bills into law. The next comprehensive review of, and potential revision to, the provisions of each of these state statutes is scheduled to occur during the first six months of 2005. New regulatory requirements could increase our costs and competition.

      Currently, there exists only a small body of law and regulation applicable to access to, or commerce on, the Internet. As the significance of the Internet expands, federal, state and local governments may adopt new rules and regulations or apply existing laws and regulations to the Internet. The FCC is currently reviewing the appropriate regulatory framework governing high speed access to the Internet through telephone and cable providers’ communications networks. The outcome of these proceedings may affect our regulatory obligations and costs and competition for our services which could have a material adverse effect on our revenues.

“Do not call” registries may increase our costs and limit our ability to market our services.

      Our Market Response business is subject to various federal and state “do not call” list requirements. Recently, the FCC and the Federal Trade Commission, or FTC, amended their rules to provide for a national “do not call” registry. Under these new federal regulations, consumers may have their phone numbers added to the national registry and telemarketing companies, such as our Market Response business, are prohibited from calling anyone on that registry other than for limited exceptions. In September 2003, telemarketers were given access to the registry and are now required to compare their call lists against the national “do not call” registry at least once every 90 days. We are required to pay a fee to access the registry on a quarterly basis. This rule may restrict our ability to market our services effectively to new customers. Furthermore, compliance with this new rule may prove difficult, and we may incur penalties for improperly conducting our marketing activities.

We may face significant future liabilities or compliance costs in connection with environmental and worker health and safety matters.

      Our operations and properties are subject to federal, state and local laws and regulations relating to protection of the environment, natural resources and worker health and safety, including laws and regulations governing and creating liability relating to, the management, storage and disposal of hazardous materials, asbestos, petroleum products and other regulated materials. We also are subject to environmental laws and regulations governing air emissions from our fleets of vehicles. As a result, we face several risks, including the following:

•	Under certain environmental laws, we could be held liable, jointly and severally and without regard to fault, for the costs of investigating and remediating any actual or threatened environmental contamination at currently and formerly owned or operated properties, and those of our predecessors, and for contamination associated with disposal by us or our predecessors of hazardous materials at third party disposal sites. Hazardous materials may have been released at certain current or formerly owned properties as a result of historic operations.

•	The presence of contamination can adversely affect the value of our properties and our ability to sell any such affected property or to use it as collateral.

•	We could be held responsible for third party property damage claims, personal injury claims or natural resource damage claims relating to any such contamination.

•	The cost of complying with existing environmental requirements could be significant.

•	Adoption of new environmental laws or regulations or changes in existing laws or regulations or their interpretations could result in significant compliance costs or as yet identified environmental liabilities.

•	Future acquisitions of businesses or properties subject to environmental requirements or affected by environmental contamination could require us to incur substantial costs relating to such matters.

•	In addition, environmental laws regulating wetlands, endangered species and other land use and natural resource issues may increase costs associated with future business or expansion opportunities, delay, alter or interfere with such plans, or otherwise adversely affect such plans.

As a result of the above, we may face significant liabilities and compliance costs in the future.

FORWARD-LOOKING STATEMENTS

      Any statements contained in this prospectus that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. The words “anticipates”, “believes”, “expects”, “intends”, “plans”, “estimates”, “targets”, “projects”, “should”, “may”, “will” and similar words and expressions are intended to identify forward-looking statements. These forward-looking statements are contained throughout this prospectus, for example in “Summary”, “Risk Factors”, “Dividend Policy and Restrictions”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — CCI Holdings” and “— CCI Texas”, “Business”, “Regulation” and the unaudited pro forma condensed consolidated financial statements and the related notes. Such forward-looking statements reflect, among other things, our current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

      We estimate that we will receive net proceeds from this offering of approximately $           million, after deducting underwriting discounts and commissions and other offering-related expenses. We will use the net proceeds from this offering, together with additional borrowings under the amended and restated credit facilities and approximately $47.7 million of cash on hand, to:

•	repay in full outstanding borrowings under our term loan A and C facilities, together with accrued but unpaid interest through the closing date of this offering;

•	redeem 35.0% of the aggregate principal amount of our senior notes and to pay the associated redemption premium of 9.75% of the principal amount to be redeemed, together with accrued but unpaid interest through the date of redemption;

•	pre-fund expected integration and restructuring costs for 2005 relating to the TXUCV acquisition; and

•	pay fees and expenses associated with the repayment of the term loan A and C facilities and entering into the amended and restated credit facilities.

      At September 30, 2004, the term loan A facility bore interest at a rate of 4.5% and had an outstanding balance of $118.7 million. The term loan A facility is scheduled to mature on April 14, 2010. Our senior notes bear interest at a rate of 9 3/4% annually and are scheduled to mature on April 1, 2012. The proceeds from our borrowings under the term loan A facility and our issuance of the senior notes were used, together with other sources of funds, to pay a portion of the purchase price of the TXUCV acquisition and to repay existing debt of Consolidated Communications, Inc., which we refer to as CCI, among other uses of funds.

      We will not receive any of the proceeds from the selling stockholders’ sale of shares of Class A common stock in the offering.

      The following table lists the estimated sources and uses of funds from this offering and the related transactions. The actual amounts on the date that this offering and the related transactions close may vary.

Sources		Uses

(dollars in millions)
Cash(1)	$47.7	Repayment of term loan A facility(2)(3)	$118.7
Offering proceeds	90.0	Repayment of term loan C facility(2)(3)	314.0
New term loan D facility(2)	391.1	Senior notes redemption(3)	70.0
		Fees and expenses(4)	11.8
		Redemption premium	6.8
		Pre-funding integration and restructuring costs	7.5

Total sources	$528.8		$528.8

(1)	Includes $7.5 million of cash that will be used to pre-fund expected integration and restructuring costs for 2005 relating to the TXUCV acquisition.

(2)	As of September 30, 2004, the existing credit facilities included a $118.7 million term loan A facility and a $315.0 million term loan B facility. On October 22, 2004, we amended and restated these facilities to, among other things, convert all borrowings then outstanding under the term loan B facility into approximately $314.0 million of aggregate borrowings under a term loan C facility. As of October 22, 2004, the term loan C facility bore interest at a weighted average interest rate of 4.36% and had a maturity date of October 14, 2011. In connection with this offering, our existing credit facilities will be amended and restated to, among other things, provide for the repayment in full of our term loan A and C facilities and to borrow $391.1 million under a new term loan D facility, which is expected to mature on October 14, 2011. We expect the term loan D facility will provide for up to $395.0 million in commitments by the lenders and to borrow approximately $391.1 million on the closing of this offering based on our September 30, 2004 cash balance. If, at the closing, our cash balance is less than our cash balance on September 30, 2004, we could borrow up to the entire amount of the term loan D facility. See “Description of Indebtedness — Amended and Restated Credit Facilities.”

(3)	Excludes accrued but unpaid interest on the term loan A and C facilities and the senior notes to be redeemed, respectively, through the closing date of this offering.

(4)	Transaction fees and expenses include estimated underwriting discounts and commissions, commitment and financing fees payable in connection with the amended and restated credit facilities, and legal, accounting, advisory and other costs payable in connection with this offering and the related transactions.

DIVIDEND POLICY AND RESTRICTIONS

General

      On the closing of this offering, our board of directors will adopt a dividend policy that reflects its judgment that stockholders would be better served if we distributed to them a substantial portion of the cash generated by our business in excess of our expected cash needs rather than retaining it or using the cash for other purposes, such as to make investments in our business or to make acquisitions. In accordance with our dividend policy, we currently intend to pay an initial dividend of $           per share on or about                     , 2005 and to continue to pay quarterly dividends at an annual rate of $           per share for the first year following the closing of this offering, but only if and to the extent declared by our board of directors and subject to various restrictions on our ability to do so. The expected cash needs referred to above include interest and principal payments on our indebtedness, capital expenditures, integration, restructuring and related costs of the TXUCV acquisition in 2005, taxes, incremental costs associated with being a public company and certain other costs.

      In reviewing and adopting the dividend policy, our board of directors reviewed:

•	estimates of our EBITDA;

•	EBITDA excluding the effect of specified items identified by our amended and restated credit facilities, which we view as the most significant legal restraint on our ability to pay dividends; and

•	cash available to pay dividends determined under our amended and restated credit facilities.

With respect to these estimates and the dividend policy as a whole, our board of directors evaluated numerous factors, made several assumptions and took other considerations into account, which are summarized below under “— Assumptions and Considerations”. We expect that our board of directors will review regularly the dividend policy and these factors, assumptions and considerations.

      Although it is our current intention to pay quarterly dividends at an annual rate of $           per share for the first year following the closing of this offering, you may not receive any dividends as a result of any of the following factors:

•	Nothing requires us to pay dividends.

•	While our current dividend policy contemplates the distribution of a substantial portion of the cash generated by our business in excess of our expected cash needs, this policy could be changed or revoked by our board of directors at any time, for example, if it were to determine that we had insufficient cash to take advantage of other opportunities with attractive rates of return.

•	Even if our dividend policy is not changed or revoked, the actual amount of dividends distributed under this policy, and the decision to make any distributions, is entirely at the discretion of our board of directors.

•	The amount of dividends distributed will be subject to covenant restrictions in the agreements governing our debt, including our indenture and our amended and restated credit facilities, and in agreements governing our future debt.

•	The amount of dividends distributed may be limited by state regulatory authorities.

•	The amount of dividends distributed is subject to restrictions under Delaware law.

•	Our stockholders have no contractual or other legal right to receive dividends.

•	We might not have sufficient cash in the future to pay dividends in the intended amounts or at all. Our ability to generate this cash will depend on numerous factors, including the state of our business, the environment in which we operate and the various risks we face, changes in the factors, assumptions and other considerations made by our board of directors in reviewing and adopting the dividend policy, as described below, our future results of operations, financial condition, liquidity needs and capital resources and our various expected cash needs.

      We have no history of paying dividends out of our cash flow. Dividends on our common stock will not be cumulative.

Estimated Minimum Bank EBITDA and Cash Available to Pay Dividends

      We believe that, in order to pay dividends on our common stock in the year following this offering according to our dividend policy, we would need to have at least $114.7 million of Bank EBITDA. Bank EBITDA refers to the defined term that will be contained in our amended and restated credit facilities. The amount of dividends we are able to pay in the future under the amended and restated credit facilities will increase or decrease based upon, among other things, our cumulative Bank EBITDA and our needs for Available Cash, as each of these terms are defined under “Description of Indebtedness — Amended and Restated Credit Facilities.” We refer to the minimum amount of Bank EBITDA we expect to need to pay dividends in the first year following this offering according to our dividend policy as estimated minimum Bank EBITDA. We are also restricted from paying dividends under our indenture. However, the indenture restriction is significantly less restrictive than the comparable restriction that will be contained in our amended and restated credit facilities. Based on numerous factors, assumptions and considerations described under “— Assumptions and Considerations” below, we believe that our Bank EBITDA for the year following the closing of this offering will be at least $114.7 million. Nothing in this prospectus should be understood to be directly or indirectly a prediction or estimate for any other period.

      We present the following three tables below:

•	estimated cash available to pay dividends based on estimated minimum Bank EBITDA;

•	a calculation of Bank EBITDA derived from net cash provided by operating activities on a historical basis, a reconciliation of net cash provided by operating activities to EBITDA on a historical basis and EBITDA on a pro forma basis consistent with the unaudited pro forma condensed consolidated financial statements presented elsewhere in this prospectus; and

•	estimated cash available to pay dividends based on Bank EBITDA.

      Based upon our estimated cash available to pay dividends for the twelve months ended September 30, 2004, we would not have needed to access our existing revolving credit facility to pay dividends had our dividend policy been in effect. We do not currently expect to have to use our amended and restated revolving credit facility to pay dividends on our common stock according to our dividend policy in the first year following the offering.

      We do not as a matter of course make public projections as to future sales, earnings or other results of operations and do not plan to do so in the future. However, our management has prepared the estimated financial information set forth below in order to provide our board of directors with an estimate of the amount of cash that may be available to pay dividends, subject to the limits on our ability to do so. The estimated financial information was not prepared with a view toward complying with any SEC or American Institute of Certified Public Accountants guidelines with respect to prospective financial information, but, in the view of our management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments and presents, to the best of management’s current belief, our expected future financial performance. Neither our independent registered public accounting firm nor any other independent registered public accounting firm has compiled, examined, or performed any procedures with respect to the estimated financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the estimated financial information.

      The estimated financial information below is only an estimate, is not a prediction of fact and should not be relied upon as being necessarily indicative of future results. You are cautioned not to place undue reliance on the estimated financial information. The factors, assumptions and other considerations relating to the estimated financial information are inherently uncertain and, though considered reasonable by our management as of the date of its preparation, are subject to a wide variety of significant business, economic, competitive and other risks and uncertainties, including those described under “Risk Factors.” There will be differences between actual and projected results. Accordingly, we cannot assure you that the estimated financial information is indicative of our future performance or that the actual results will not differ materially from the estimated financial information presented below.

      The following table sets forth our unaudited calculation illustrating our belief that $114.7 million of estimated minimum Bank EBITDA would be sufficient to fund our expected cash needs, to comply with the restrictive covenants in our amended and restated credit facilities and indenture and to fund dividends according to our initial dividend policy for the first year following the closing of the offering.

Year Ending
December 31,
2005

(in thousands)
Estimated Cash Available to Pay Dividends Based on Estimated Minimum Bank EBITDA
Estimated Minimum Bank EBITDA(1)	$114,667
Less:
Estimated cash interest expense(2)	(33,140)
Estimated capital expenditures(3)	(33,500)
Estimated principal payments associated with capital lease obligations(4)	(527)
TXUCV integration and restructuring costs(5)	—
Estimated cash taxes(6)	—

Estimated cash available to pay dividends on common stock(7)	$47,500

Total net leverage ratio derived from the above(8)	4.53:1.00
Senior secured leverage ratio derived from the above(9)	3.45:1.00
Fixed charge coverage ratio derived from the above(10)	3.46:1.00

      Currently, we are in compliance with the total net leverage ratio, senior secured leverage ratio, fixed charge coverage ratio and a maximum capital expenditure covenant under the existing credit facilities. The maximum capital expenditure covenant is described under “Description of Indebtedness — Amended and Restated Credit Facilities — Restricted Payments.” We expect that for the year following this offering, we will be in compliance with these ratios and the maximum capital expenditure covenant under our amended and restated credit facilities.

      The following table sets forth our unaudited calculation of Bank EBITDA derived from net cash provided by operating activities on a historical basis, a reconciliation of net cash provided by operating activities to EBITDA on a historical basis and EBITDA on a pro forma basis consistent with the unaudited pro forma condensed consolidated financial statements presented elsewhere in this prospectus for the year ended December 31, 2003 and for the twelve months ended September 30, 2004. We have calculated Bank EBITDA as it will be specified in our amended and restated credit facilities.

	Year Ended	Twelve Months Ended
	December 31, 2003	September 30, 2004

	(in thousands)
Bank EBITDA
Net cash provided by operating activities	$28,889	$70,799
Adjustments:
Deferred income tax	(3,388)	(6,959)
Provision for postretirement benefits	—	(3,480)
Partnership income and minority interest	—	(792)
Provision for bad debt losses	—	(3,440)
Other charges	(616)	821
Changes in operating assets and liabilities	3,092	(7,437)
Interest expense, net	11,821	30,903
Income taxes	3,717	4,732

Historical EBITDA(11)	43,515	85,147
Pro forma adjustments(12)	54,015	20,889

Pro forma EBITDA(13)	$97,530	$106,036
Retention bonuses(14)	2,436	978
Severance costs(15)	4,391	5,881
TXUCV sales due diligence and transaction costs(16)	1,408	3,185
TXUCV integration and restructuring costs(5)	—	2,261
Other, net(17)	(806)	(3,854)

Non-cash losses (gains):
Selling, general and administrative expense adjustments for amendment and restatement of restricted share plan(12)(c)	4,428	4,428
Restructuring, asset impairment and other charges	13,448	13,448

Pro forma Bank EBITDA(13)	$122,835	$132,363

      The following table sets forth our unaudited calculation of estimated cash available to pay dividends based on Bank EBITDA for the year ended December 31, 2003 and for the twelve months ended September 30, 2004, assuming that the offering and the TXUCV acquisition had closed on the first day of the period presented and the other assumptions described in the notes to the table and summarized below under “— Assumptions and Considerations”. To derive estimated cash available to pay dividends, we have deducted from Bank EBITDA our estimated cash needs that are not already accounted for in EBITDA or Bank EBITDA.

	Year Ended	Twelve Months Ended
	December 31, 2003	September 30, 2004

	(in thousands)
Estimated Cash Available to Pay Dividends
Bank EBITDA	$122,835	$132,363
Cash interest expense on amended and restated credit facilities(2)	(33,140)	(33,140)
Capital expenditures(3)	(29,485)	(31,023)
Estimated public company expenses(1)	(1,000)	(1,000)
Estimated principal payments associated with capital lease obligations(4)	(527)	(527)
TXUCV integration and restructuring costs(5)	—	—
Cash income taxes(6)	—	—

Estimated cash available to pay dividends	$58,683	$66,673

Estimated cash required to pay dividends	$47,500	$47,500

(1)	In comparing our estimated minimum Bank EBITDA to our Bank EBITDA calculated on an historical basis, the historical calculation does not include approximately $1.0 million in incremental, ongoing expenses associated with being a public company with equity securities listed on the New York Stock Exchange. These expenses include estimated compliance and related administrative expenses, accounting and legal fees, investor relations expenses, directors’ fees and director and officer liability insurance premiums, registrar and transfer agent fees, listing fees and other, miscellaneous expenses.

(2)	Assumes: (a) with respect to the amended and restated credit facilities, interest at a weighted average rate of 5.2% on an annual basis on $391.1 million outstanding borrowings under the new term loan D facility, no borrowings under our new $30.0 million revolving credit facility and a 0.5% commitment fee on the unused balance under the new revolving credit facility; (b) with respect to our senior notes, an interest rate of 9 3/4% on $130.0 million aggregate principal amount of senior notes outstanding after giving effect to the redemption of $70.0 million principal amount of senior notes in connection with this offering and the related transactions; and (c) excludes non-cash amortization of deferred financing costs. For a discussion of deferred financing costs, see Note 12 to the unaudited pro forma condensed consolidated financial statements. At September 30, 2004, we had interest rate swap agreements covering $215.6 million of aggregate principal amount of our existing variable rate debt, which we expect to cover our new variable rate debt under the new term loan D facility, at fixed LIBOR rates ranging from 2.99% to 3.35%. If market interest rates were to average 1.0% higher than the average rates that prevailed from January 1, 2004 through September 30, 2004, our interest payments would increase by approximately $1.3 million for the period.

We note that the tables above do not reflect the payment of principal on any debt because our amended and restated credit facilities will not and the indenture does not require any amortization prior to the applicable maturity dates.

(3)	For the twelve months ended September 30, 2004, our capital expenditures were approximately $31.0 million. We expect capital expenditures for 2004 to be approximately $33.8 million and approximately $33.5 million for 2005. For a more detailed discussion of our capital expenditures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — CCI Holdings — Liquidity and Capital Resources — Capital Requirements”.

(4)	Required principal payments under existing capital lease obligations. See “Description of Indebtedness — GECC Capital Leases.”

(5)	We currently expect to incur approximately $14 million in operating expenses associated with the TXUCV integration and restructuring process in 2004 and 2005. Of the $14 million, approximately $11 million relates to integration and approximately $3 million relates to restructuring. As of September 30, 2004, we had incurred $2.3 million in integration costs in connection with the TXUCV acquisition. We expect to spend approximately $7.5 million in 2005. However, we have not listed any such expenses in the tables because in connection with this offering and the related transactions, we will pre-fund the $7.5 million of expected integration and restructuring expenses for 2005 with cash from our balance sheet. We do not expect that the pre-funding of these estimated expenses will change any of our expected cash plans or otherwise effect our expected working capital requirements. We do not expect to incur any significant costs relating to the TXUCV acquisition after 2005.

(6)	We estimate that as of September 30, 2004, we had an aggregate of $28.2 million of net operating losses, or NOLs, available to us to carry forward to periods beginning after September 30, 2004. In estimating our NOLs as of September 30, 2004, we forecasted information to calculate our expected taxable income (loss) for the year ended December 31, 2004 and then prorated the resulting amount to arrive at estimated taxable income (loss) for the nine months ended September 30, 2004. In forecasting information to calculate taxable income (loss) for the year ended December 31, 2004, we assumed that there would be no accounting entries or adjustments other than those known at the time of the estimate. Prorating the forecasted year end taxable income (loss) for the nine months ended September 30, 2004 to arrive at an NOL estimate for September 30, 2004 also necessarily involves the assumption that proration is a fair basis to estimate taxable income (loss) at an interim period. In addition, we have estimated that the possible limitations under Section 382 of the Internal Revenue Code on NOLs as a result of this offering would not have a significant impact on our use of NOLs.

We have estimated 2005 cash taxes to be zero. This estimate is based on $114.7 million of Bank EBITDA and forecasted tax deductible items arising in 2005, including adjustments related to this offering and related transactions and an estimate of our available NOL carryforward in 2005, taking into account any limitation on the use of our NOL resulting from an “ownership change” under Section 382 of the Internal Revenue Code. Adjustments related to this offering and related transactions include deductions of the redemption premium and interest and amortization of deferred financing costs based on our new capital structure. Pursuant to these calculations, after taking into account 2005 taxable income (loss), we would have an estimated NOL of $16.6 million to be carried forward to taxable periods beginning after December 31, 2005. In the future, we may be required to pay cash income taxes because all of our NOLs have been used or have expired or because of limitations on our NOLs under Section 382 of the Internal Revenue Code. Any of the foregoing would have the effect of reducing our after-tax cash available to pay dividends in future periods.

(7)	The table below sets forth the assumed number of outstanding shares of common stock upon the closing of this offering and the estimated per share and aggregate dividend amounts payable on these shares during the year following the closing of this offering.

		Dividends

	Number of	Per
	Shares	Share	Aggregate

Estimated dividends on our outstanding common stock			$47,500,000

(8)	Under the restricted payments covenant in the amended and restated credit facilities, if our total net leverage ratio (as defined in the amended and restated credit facilities), as of the end of any fiscal quarter, is greater than 4.75 to 1.00, we will be required to suspend dividends on our common stock unless otherwise permitted by an exception for dividends that may be paid from the portion of the proceeds of any sale of our equity not used to redeem or repurchase indebtedness and not used to fund acquisitions, capital expenditures or make other investments. The calculation assumes no prepayment of the amended and restated credit facilities during the period.

(9)	It will be an event of default under the amended and restated credit facilities if our senior secured leverage ratio (as defined under the amended and restated credit facilities), as of the end of any fiscal quarter, is greater than 4.00 to 1.00. We will not be permitted to pay dividends under the amended and restated credit facilities if an event of default has occurred and is continuing.

(10)	It will be an event default under the amended and restated credit facilities if our fixed charge coverage ratio (as defined in our amended and restated credit facilities), as of the end of any fiscal quarter, is not (x) after the closing date and on or prior to December 31, 2005, at least 2.50 to 1.00, (y) after January 1, 2006 and on or prior to December 31, 2006, at least 2.00 to 1.00 and (z) after January 1, 2007, at least 1.75 to 1.00. We will not be permitted to pay dividends under the amended and restated credit facilities if an event of default has occurred and is continuing.

(11)	Historical EBITDA is defined as net earnings (loss) before interest expense, income taxes, depreciation and amortization on an historical basis, without giving effect to the TXUCV acquisition and this offering and related transactions. We believe that net cash provided by operating activities is the most directly comparable financial measure to EBITDA under GAAP. We present EBITDA for several reasons. Management believes that EBITDA is useful as a means to evaluate our ability to pay our estimated cash needs and pay dividends. In addition, we have presented EBITDA to investors in the past because it is frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and we believe that presenting it here provides a measure of consistency in our financial reporting. EBITDA is also a component of the restrictive covenants and financial ratios contained and will be contained in the agreements governing our debt which will require us to maintain compliance with these covenants and will limit certain activities, such as our ability to incur debt and to pay dividends. The definitions in these covenants and ratios are based on EBITDA after giving effect to specified charges. As a result, we believe that the presentation of EBITDA as supplemented by these other items provides important additional information to investors. See “Management’s Discussion and Analysis of Results of Operations and Financial Condition — CCI Holdings — Liquidity and Capital Resources — Debt and Capital Leases — Covenant Compliance”. In addition, EBITDA provides our board of directors meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in the agreements governing our debt.

       EBITDA is a non-GAAP financial measure. Accordingly, it should not be construed as an alternative to net cash from operating or investing activities, cash flows from operations or net income (loss) as defined by GAAP and is not on its own necessarily indicative of cash available to fund our cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and this presentation of EBITDA may not be comparable to other similarly titled measures of other companies.

(12)	Pro forma adjustments consist of the following:

CCI Texas EBITDA(a)	$48,411	$17,934
Selling, general and administrative expense adjustments for TXUCV acquisition(b)	5,032	2,383
Selling, general and administrative expense adjustments for amendment and restatement of restricted share plan(c)	(4,428)	(4,428)
Selling, general and administrative adjustments for this offering(d)	5,000	5,000

	$54,015	$20,889

(a)	CCI Texas EBITDA represents the EBITDA of CCI Texas for the periods presented. The operating results of CCI Texas are not reflected in our historical EBITDA and financial results for the year ended December 31, 2003 and for the period from October 1, 2003 through April 13, 2004. The following table illustrates our calculation of CCI Texas EBITDA for those periods:

		October 1, 2003
	Year Ended	through
	December 31, 2003	April 13, 2004

Net cash provided by operating activities	$75,055	$31,110
Adjustments:
Deferred income tax	(22,428)	(23,532)
Provision for postretirement benefits	(3,583)	(3,247)
Loss/(gain) or disposition of property and investments	(101)	(120)
Restructuring, asset impairment and other charges	(13,448)	(13,436)
Partnership income and minority interest	1,821	2,219
Provision for bad debt losses	804	918
Other charges	81	364
Changes in operating assets and liabilities	(7,667)	10,260
Interest expense, net	5,422	4,328
Income taxes	12,455	9,070

CCI Texas EBITDA	$48,411	$17,934

(b)	The pro forma adjustments to selling, general, and administrative expense for the TXUCV acquisition reflect (1) a reduction in costs of $8,032 for the year ended December 31, 2003 and $3,991 for the twelve months ended September 30, 2004 resulting from the termination of TXUCV employees upon the closing of the TXUCV acquisition and (2) incremental professional service fees of $3,000 for the year ended December 31, 2003 and $1,608 for the twelve months ended September 30, 2004 to be paid to Mr. Lumpkin, Providence Equity and Spectrum Equity pursuant to the second professional services agreement entered into in connection with the TXUCV acquisition. See Note 1 to the unaudited pro forma condensed consolidated financial statements.

(c)	In connection with the offering, we will amend and restate our restricted share plan and will accrue non-cash charges of $4,428 in each year ended December 31, 2005, 2006 and 2007. See Note 7 to the unaudited pro forma condensed consolidated financial statements.

(d)	The pro forma adjustment to selling, general and administrative expenses for this offering reflect the elimination of professional services fees resulting from this offering. For the year ended December 31, 2003 and the twelve months ended September 30, 2004, these expenses included $5,000 in aggregate professional service fees paid to Mr. Lumpkin, Providence Equity and Spectrum Equity pursuant to two professional services agreements. Upon closing of the offering, these professional service agreements will automatically terminate. See Note 6 to the unaudited pro forma condensed consolidated financial statements.

(13)	Pro forma EBITDA represents our historical EBITDA as adjusted for the pro forma adjustments specified in note (12) above and has been prepared on a basis consistent with the unaudited pro forma condensed consolidated financial statements included elsewhere in this prospectus. Pro forma EBITDA and Bank EBITDA do not give effect to our estimate of public company expenses (described in note (1) above), which are deducted, among other items, from Bank EBITDA presented in the table to derive estimated cash available to pay dividends.

(14)	During 2003 and the nine months ended September 30, 2004, TXUCV paid retention bonuses to keep key employees to run its day-to-day business operations while it was being prepared for sale. Other than retention costs payable in connection with the TXUCV acquisition, we do not expect to incur such charges in the future.

(15)	As a result of employee terminations in 2003, TXUCV incurred $4.4 million in severance costs. For the twelve months ended September 30, 2004, $5.9 million in severance was incurred, primarily driven by employee terminations associated with the TXUCV acquisition.

(16)	During 2003, TXUCV incurred $1.4 million in financial and legal costs in connection with TXU Corp. having prepared TXUCV for sale and the related sales process. We do not expect to incur such charges in the future. For the twelve months ended September 30, 2004, TXUCV incurred $2.6 million in costs associated with the sale of the company and CCI Holdings incurred $0.5 million associated with the sale of TXUCV.

(17)	Other, net includes equity earnings from the cellular partnerships, dividend income and recognizing the minority interests of investors in East Texas Fiber Line, Inc.

Assumptions and Considerations

      In reviewing and adopting the dividend policy, our board of directors reviewed estimates of the cash available to pay dividends and, with respect to these estimates and the dividend policy as a whole, reviewed and analyzed several factors, including, but not limited to, the following:

•	our results of operations and financial condition, including that our Bank EBITDA was $122.8 million in 2003 and $132.4 million for the twelve months ended September 30, 2004, on a pro forma basis to give effect to the TXUCV acquisition, this offering and the related transactions;

•	our estimated minimum Bank EBITDA of $114.7 million and our belief that our actual Bank EBITDA for the first year following the offering will be at least this amount;

•	the matters discussed in the notes to the tables above;

•	our various expected cash needs, including interest and principal payments on our debt, capital expenditures, integration and restructuring costs of the TXUCV acquisition in 2005, taxes, incremental costs associated with being a public company and certain other costs;

•	our belief that the payment of dividends at the level described above will not have a negative impact on our operations and performance based on prior years’ results and, relatedly, our belief that our amended and restated revolving credit facility will have sufficient capacity to finance expected fluctuations in working capital and other cash needs, including the payment of dividends at the levels described above, although we currently do not intend to borrow under our new revolving credit facility to pay dividends;

•	other possible uses of cash with attractive rates of return;

•	potential sources of liquidity, including that we have at our disposal the possibility of raising cash from asset sales, and capital resources;

•	the state of our business, the environment in which we operate and the various risk we face, including competition, technological change, changes in our industry, and regulatory and other risks and that they will remain consistent with previous periods; and

•	our assumption regarding the absence of extraordinary business events and risks, such as new industry-altering technological developments or adverse regulatory developments, that may adversely affect our business, results of operations or anticipated cash needs.

      Our intended policy to distribute rather than retain a significant portion of the cash generated by our business as regular quarterly dividends is based upon the current assessment by our board of directors of the factors and assumptions listed above. If these factors and assumptions were to change, we would need to reassess that policy. Over time, our capital and other cash needs will be subject to increasing uncertainties and are more difficult to predict, which could affect whether we pay dividends and the level of any dividends we may pay in the future.

      Our dividend policy may limit our ability to pursue growth opportunities, such as to fund a material expansion of our business, including any significant acquisitions or to pursue growth opportunities requiring capital expenditures significantly beyond our current expectations. However, we intend to retain sufficient cash after the payment of dividends to permit the pursuit of growth opportunities that do not require material capital investments. In the recent past, such growth opportunities have included investments in new services such as DSL Internet access and the introduction of digital video service in selected Illinois markets. Currently, we have no specific plans to make a significant acquisition or to increase capital spending to expand our business materially. However, we will evaluate potential growth opportunities and capital expenditures as they arise and, if our board of directors determines that it is in our best interest to use cash that would otherwise be available for dividends to pursue an acquisition opportunity, to materially increase capital spending or for some other purpose, the board would be free to depart from or change our dividend policy at any time.

      There are several risks relating to our dividend policy that are summarized under “Risk Factors — Risks Relating to Our Class A Common Stock — You may not receive dividends because our board of directors could, in its discretion, depart from or change our dividend policy at any time,” “— We might not have cash in the future to pay dividends in the intended amounts or at all,” “— You may not receive dividends because of restrictions in our debt agreements, Delaware law and state regulatory requirements,” and “— Because we are a holding company, we depend on our subsidiaries to transfer funds to us to meet our obligations and to pay dividends.” We cannot assure you that we will pay dividends during or following the year after this offering or thereafter at the level estimated above or at all. Dividend payments are within the absolute discretion of our board of directors and will be dependent upon many factors and future developments that could differ materially from our current expectations.

Restrictions on Payment of Dividends

      Our ability to pay dividends will be restricted by current and future agreements governing our debt, including the amended and restated credit facilities and the indenture and by Delaware law and may be restricted by state regulatory authorities.

Amended and Restated Credit Facilities

      Our existing credit facilities currently do not permit us to pay the dividends contemplated in this prospectus. As such, concurrently with the closing of this offering, we intend to amend and restate our existing credit facilities to enable us to pay dividends, subject to the satisfaction of certain financial covenants, conditions and other restrictions. For the twelve months ended September 30, 2004, we would have generated cash available to pay dividends of $66.7 million under the amended and restated credit facilities. The amount of dividends we are able to pay in the future under the amended and restated credit facilities will increase or decrease based upon, among other things, our cumulative Bank EBITDA and our needs for Available Cash. In addition, we will be required to comply with three financial ratios in order to pay dividends under the amended and restated credit facilities:

•	If the total net leverage ratio, as of the end of any fiscal quarter, is greater than 4.75 to 1.0, we will be required to suspend dividends on our common stock unless otherwise permitted by an exception for dividends that may be paid from the portion of the proceeds of any sale of our equity not used to redeem or repurchase indebtedness and not used to fund acquisitions, capital expenditures or make other investments. During any dividend suspension period, we will be required to repay debt in an amount equal to 50.0% of any increase in our Available Cash during such dividend suspension period.

•	In addition, we will not be permitted to pay dividends if an event of default under the amended and restated credit facilities has occurred and is continuing. In particular, it will be an event of default if:

•	our senior secured leverage ratio, as of the end of any fiscal quarter, is greater than 4.00 to 1.00;

•	our fixed charge coverage ratio, as of the end of any fiscal quarter, is not (x) after the closing date and on or prior to December 31, 2005, at least 2.50 to 1.00, (y) after January 1, 2006 and on or prior to December 31, 2006, at least 2.00 to 1.00 and (z) after January 1, 2007, at least 1.75 to 1.00.

•	we make or commit to make capital expenditures greater than the base amount of $40,000,000 for fiscal year ended December 31, 2004 and $45,000,000 in each fiscal year thereafter, provided that the base amount may be increased by up to 100% of such base amount by carrying over to any such period any portion of the base amount (without giving effect to any increase) not spent in the immediately preceding period, and that capital expenditures in any period shall be deemed first made from the base amount applicable to such period in any given period.

      For a more complete description of the expected terms of the amended and restated credit facilities see “Description of Indebtedness — Amended and Restated Credit Facilities.”

Senior Notes

      Our indenture also restricts the amount of dividends, distributions and other restricted payments we may pay. Based on historical results as of September 30, 2004, we would have been permitted to pay dividends of $29.0 million under the general formula under the restricted payments covenant of the indenture, commonly referred to as the build-up amount. Based on pro forma results for the twelve months ended September 30, 2004, without giving effect to an $81.4 million increase in the build-up amount as a consequence of this offering, we would have generated $82.8 million of capacity under the build-up amount provision of the indenture. The build-up amount will increase or decrease depending upon, among other things, our EBITDA, our consolidated interest expense, the net proceeds of the sale of capital stock and the amount of restricted payments we may make from time to time, including, among other things, the payment of cash dividends. Regardless of whether we could make any restricted payments under the build-up amount referred to above, we may, following the first public equity offering, which includes this offering, pay dividends on our capital stock of up to 6.0% per year of the cash proceeds (net of underwriters’ fees, discounts or commissions paid by us) of such first public equity offering subject to specified conditions, including that (1) the amount of dividends are included in the calculation of the amount of restricted payments we have made under the build-up amount and (2) at the time of payment of any such dividend, no default or event of default shall have occurred and be continuing or would result therefrom. Under this provision after giving effect to this offering and the related transactions, we would be able to pay approximately $4.9 million annually in dividends. This means that we could pay $4.9 million in dividends under this provision in addition to whatever we may be able to pay under the build-up amount, although a dividend payment under this provision will reduce the amount we otherwise would have available to us under the build-up amount for restricted payments, including dividends. For a more complete description of the indenture, see “Description of Indebtedness — Senior Notes”.

Delaware Law

      Under Delaware law, our board of directors may not authorize payment of a dividend unless it is either paid out of our surplus, as calculated in accordance with the DGCL, or if we do not have a surplus, it is paid out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Although we believe we will be permitted to pay dividends at the anticipated levels during the first year following this offering in compliance with Delaware law, our board will periodically seek to assure itself that the statutory requirements will be met before actually declaring dividends.

State Regulatory Requirements

      The ICC and the PUCT could require our Illinois and Texas rural telephone companies to make minimum amounts of capital expenditures and could limit the amount of cash available to transfer from our rural telephone companies to us. In connection with the reorganization, we were required to obtain the approval of the ICC, but not the PUCT. As part of the ICC’s review of the reorganization, the ICC imposed various conditions as a part of its approval of the reorganization, including (1) prohibitions on payment of dividends or other cash transfers from ICTC, our Illinois rural telephone company, to us if it fails to meet or exceed agreed benchmarks for a majority of seven service quality metrics for the prior reporting year and (2) the requirement that our Illinois rural telephone company have access to the higher of $5.0 million or its currently approved capital expenditure budget for each calendar year through a combination of available cash and amounts available under credit facilities. In the future, the ICC and the PUCT could impose additional or other restrictions on us.

CAPITALIZATION

      The following table sets forth as of September 30, 2004, the cash and cash equivalents and capitalization:

•	of Homebase on an actual basis without giving effect to the reorganization; and

•	of CCI Holdings, on an as adjusted basis to give effect to (a) the reorganization (b) this offering, (c) the amendment and restatement of our credit facilities and (d) our application of the estimated net proceeds as set forth in “Use of Proceeds”, in each case, assuming these transactions occurred on September 30, 2004.

      You should read this table in conjunction with “Use of Proceeds”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — CCI Holdings” and “— CCI Texas”, the financial statements and the related notes of each of CCI Holdings, TXUCV and its subsidiaries and the unaudited pro forma condensed consolidated financial statements of CCI Holdings included elsewhere in this prospectus.

	As of September 30, 2004

	Actual(2)	As Adjusted

	(in thousands)
Cash and cash equivalents(1)	$55,229	$15,000

Long-term debt (including current portion):
Credit facilities:
Revolving credit facility(2)	—	—
Term loan facilities(3)	432,617	391,116

Total credit facilities	432,617	391,116
Capital lease obligations(4)	1,314	1,314
9 3/4 senior notes due 2012	200,000	130,000

Total long-term debt (including current portion)	633,931	522,430

Redeemable preferred shares:
Class A preferred shares, $1,000 per value, 182,000 shares authorized, issued and outstanding	201,126	—
Members’ deficit/stockholders’ equity
Common shares, no par value, 10,000,000 shares authorized, issued and outstanding	—	—
Class A common stock, par value $0.01 per share, shares authorized, and shares issued and outstanding	—
Class B common stock, par value $0.01 per share, shares authorized, issued and outstanding	—
Additional paid-in capital	58	299,085
Accumulated deficit	(8,482)	(31,078)
Accumulated other comprehensive loss	(714)	(714)

Members’ (deficit)/stockholders’ equity	(9,138)	267,293

Total capitalization	$825,919	$789,723

(1)	Includes $7.5 million of cash that will be used to pre-fund expected integration and restructuring costs for 2005 relating to the TXUCV acquisition described under note 5 to the tables under “Dividend Policy and Restrictions”.

(2)	The existing credit facilities contain, and the amended and restated credit facilities will contain, a $30.0 million revolving credit facility with a maturity of six years.

(3)	As of September 30, 2004, the existing credit facilities included a $118.7 million term loan A facility and a $315.0 million term loan B facility. On October 22, 2004, we amended and restated these facilities to, among other things, convert all borrowings then outstanding under the term loan B facility into approximately $314.0 million of aggregate borrowings under a term loan C facility. As of October 22, 2004, the term loan C facility bore interest at a weighted average interest rate of 4.36% and had a maturity date of October 14, 2011. In connection with this offering, our existing credit facilities will be amended and restated to, among other things, provide for the repayment in full of our term loan A and C facilities and to borrow $391.1 million under a new term loan D facility, which is expected to mature on October 14, 2011. We expect the term loan D facility will provide for up to $395.0 million in commitments by the lenders and to borrow approximately $391.1 million on the closing of this offering based on our September 30, 2004 cash balance. If, at the closing, our cash balance is less than our cash balance on September 30, 2004, we could borrow up to the entire amount of the term loan D facility. See “Description of Indebtedness — Amended and Restated Credit Facilities.”

(4)	The capital lease obligations represent the outstanding balance under the GECC capital leases. See “Description of Indebtedness — GECC Capital Leases”.

DILUTION

      If you purchase Class A common stock in this offering, your interest will be diluted to the extent of the difference between the price per share paid by you in this offering and the net tangible book deficiency per share of our common stock after the offering. Net tangible book deficiency per share of our common stock may be determined at any date by subtracting our total liabilities from our total assets less our intangible assets and dividing the difference by the number of shares of common stock outstanding at that date.

      Our net tangible book deficiency as of September 30, 2004 was approximately $           million, or $           per share of common stock. After giving effect to this offering and the application of the net proceeds in the manner described under “Use of Proceeds”, our as adjusted net tangible book deficiency as of September 30, 2004 would have been approximately $           million, or $           per share of common stock. This represents an immediate increase in net tangible book value of $           per share of our common stock to our existing common stockholders and an immediate dilution of $           per share of our Class A common stock to new investors purchasing our Class A common stock in this offering.

      The following table illustrates the dilution to new investors:

Initial public offering price per share of Class A common stock	$

Net tangible book value (deficiency) per share as of September 30, 2004
Increase per share attributable to new investors in this offering

As adjusted net tangible book value (deficiency) giving effect to this offering	$

Dilution in net tangible book value (deficiency) per share to investors in this offering	$

      The following table sets forth as of September 30, 2004:

•	the total number of shares of our common stock owned by our existing common stockholders and to be owned by new investors purchasing shares of Class A common stock in this offering;

•	the total consideration paid by our existing common stockholders and to be paid by the new investors purchasing shares of Class A common stock in this offering; and

•	the average price per share of common stock paid by our existing common stockholders and to be paid by new investors purchasing shares of Class A common stock in this offering:

	Shares Purchased		Total Consideration
Average Price
	Number	Percent	Amount	Percent	Per Share

Existing common stockholders		%	$	%	$
New investors

Total		100.0%	$	100.0%

      The foregoing discussion and tables exclude shares sold by our existing equity investors. To the extent that any options to purchase shares of our common stock are granted in the future and these options are exercised, there may be further dilution to new investors.

SELECTED HISTORICAL AND OTHER FINANCIAL DATA — CCI HOLDINGS

      CCI Holdings is a holding company with no income from operations or assets except for the capital stock of CCI and Consolidated Communications Acquisition Texas, Inc., which we refer to as Texas Holdings. CCI was formed for the sole purpose of acquiring ICTC and the related businesses on December 31, 2002. We believe the operations of ICTC and the related businesses prior to December 31, 2002 represent the predecessor of CCI Holdings. Texas Holdings is a holding company with no income from operations or assets except for the capital stock of Consolidated Communications Ventures Company (formerly TXUCV), which we refer to as CCV. Texas Holdings was formed for the sole purpose of acquiring TXUCV, which was acquired on April 14, 2004 and renamed CCV after the closing of the acquisition. Texas Holdings operates its business through and receives all of its income from, CCV and its subsidiaries. Results for the nine months ended September 30, 2004 include the results of operations of CCV since the date of the TXUCV acquisition.

      The selected consolidated financial information set forth below have been derived from the unaudited combined financial statements of ICTC and related businesses as of and for the years ended December 31, 1999 and 2000, the audited combined financial statements of ICTC and related businesses as of and for the years ended December 31, 2001 and 2002, the audited consolidated financial statements of CCI Holdings as of and for the year ended December 31, 2003 and the unaudited consolidated financial statements of CCI Holdings as of and for the nine months ended September 30, 2003 and 2004. The unaudited combined financial statements of ICTC and related businesses, the predecessor of CCI Holdings, as of and for the years ended December 31, 1999 and 2000 and the unaudited consolidated financial statements of CCI Holdings as of and for the nine months ended September 30, 2003 and 2004 reflect all adjustments which management believes to be of a normal and recurring nature and necessary for a fair presentation of the results for the referenced unaudited periods. Operating results for the nine months ended September 30, 2003 and 2004 are not necessarily indicative of the results for the full year.

      The following selected historical consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition — CCI Holdings”, the consolidated financial statements of CCI Holdings and the audited and unaudited combined financial statements of ICTC and related businesses and the related notes included elsewhere in this prospectus.

	Predecessor				CCI Holdings

	Year Ended					Nine Months
	December 31,					Ended September 30,

	1999	2000	2001	2002	2003	2003	2004

	(dollars in millions)
Consolidated Statement of Operations Data:
Total operating revenues	$104.9	$117.1	$115.6	$109.9	$132.3	$98.7	$191.0
Cost of services and products (exclusive of depreciation and amortization shown separately below)	18.9	20.0	19.7	17.9	30.1	22.5	43.9
Selling, general and administrative	50.6	61.1	55.2	53.6	58.7	43.5	74.9
Depreciation and amortization(1)	30.3	33.6	31.8	24.5	22.5	17.2	37.5

Income from operations	5.1	2.4	8.9	13.9	21.0	15.5	34.7
Interest expense, net(2)	(1.8)	(1.8)	(1.8)	(1.6)	(11.9)	(9.0)	(28.1)
Other, net(3)	0.5	0.5	5.8	0.4	0.1	0	2.2

Income before income taxes	3.8	1.1	12.9	12.7	9.2	6.5	8.8
Income tax expense	(2.7)	(1.7)	(6.3)	(4.7)	(3.7)	(2.6)	(3.7)

Net income (loss)	$1.1	$(0.6)	$6.6	$8.0	5.5	3.9	5.1

Dividends on redeemable preferred shares					(8.5)	(6.4)	(10.6)

Net loss applicable to common shares					$(3.0)	$(2.5)	$(5.5)

Net loss per common share — basic and diluted	—	—	—	—	$(0.33)	$(0.28)	$(0.61)
Other Financial Data:
Telephone Operations revenues	$72.5	$82.0	$79.8	$76.7	$90.3	$67.5	$161.2

	Predecessor				CCI Holdings

	Year Ended					Nine Months
	December 31,					Ended September 30,

	1999	2000	2001	2002	2003	2003	2004

	(dollars in millions)
Other Data (as of end of period):
Local access lines in service
Residential	62,884	63,064	62,249	60,533	58,461	59,494	170,933
Business	30,428	32,933	33,473	32,475	32,426	32,790	86,793

Total local access lines(3)	93,312	95,997	95,722	93,008	90,887	92,284	257,726
DSL subscribers	—	—	2,501	5,761	7,951	7,564	24,385
Consolidated Cash Flow Data:
Cash flows from operating activities	$29.5	$36.1	$34.3	$28.5	$28.9	$18.4	$60.3
Cash flows used in investing activities	(14.9)	(21.8)	(13.1)	(14.1)	(296.1)	(293.3)	(541.3)
Cash flows from (used in) financing activities	(10.5)	(21.5)	(18.9)	(16.6)	277.4	285.7	526.1
Capital expenditures	14.0	20.7	13.1	14.1	11.3	8.9	17.3

	Predecessor				CCI Holdings

	As of December 31					As of September 30,

	1999	2000	2001	2002	2003	2003	2004

	(dollars in millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$8.1	$0.9	$3.3	$1.1	$10.1	$10.8	$55.2
Total current assets	29.2	27.1	26.7	23.2	39.6	37.9	104.8
Net plant, property & equipment(4)	96.9	102.6	100.5	105.1	100.4	101.6	350.3
Total assets	284.0	270.0	248.9	236.4	317.6	319.0	1,051.7
Total long-term debt (including current portion)(5)	22.0	21.3	21.1	21.0	180.4	182.8	633.9
Redeemable preferred shares	—	—	—	—	101.5	99.4	201.1
Parent company investment/ Members’ deficit	206.8	191.3	178.1	174.5	(3.5)	(2.5)	(9.1)

(1)	On January 1, 2002, ICTC and related businesses adopted SFAS No. 142, Goodwill and Other Intangible Assets. Pursuant to SFAS No. 142, ICTC ceased amortizing goodwill on January 1, 2002 and instead tested for goodwill impairment annually. Amortization expense for goodwill and intangible assets was $17.6 million from 1999 through 2001, $10.1 million in 2002 and $7.0 million in 2003. Depreciation and amortization excludes amortization of deferred financing costs.

(2)	Interest expense includes amortization of deferred financing costs totaling $0.5 million in 2003 and $4.8 million and $0.4 million as of September 30, 2004 and 2003, respectively.

(3)	On September 30, 2001, ICTC sold two exchanges of approximately 2,750 access lines, received proceeds from the sale of $7.2 million and recorded a gain on the sale of assets of approximately $5.2 million.

(4)	Property, plant and equipment are recorded at cost. The cost of additions, replacements and major improvements is capitalized, while repairs and maintenance are charged to expenses. When property, plant and equipment are retired from ICTC, the original cost, net of salvage, is charged against accumulated depreciation, with no gain or loss recognized in accordance with composite group life remaining methodology used for regulated telephone plant assets.

(5)	In connection with the TXUCV acquisition on April 14, 2004, we issued $200.0 million in aggregate principal amount of senior notes and entered into the existing credit facilities, of which $432.6 million was outstanding as of September 30, 2004. As of September 30, 2004, $4.4 million of long-term debt had been paid.

SELECTED HISTORICAL AND OTHER FINANCIAL DATA — CCI TEXAS

      Texas Holdings is a holding company with no income from operations or assets except for the capital stock of CCV. Texas Holdings was formed for the sole purpose of acquiring TXUCV, which was acquired on April 14, 2004 and renamed CCV after the closing of the acquisition. As a result, we have not provided separate financial results for Texas Holdings and present only the financial results of CCV. We believe that the operations of TXUCV prior to April 14, 2004 represent the predecessor of CCV. In addition, TXU Corp. contributed the parent company of Fort Bend Telephone Company on August 11, 2000 to TXUCV. We believe the operations of Fort Bend Telephone Company prior to August 11, 2000 represent the predecessor of TXUCV.

      The selected consolidated financial information set forth below have been derived from the audited consolidated financial statements of Fort Bend Telephone Company, the predecessor of TXUCV, as of and for the year ended December 31, 1999 and as of and for the period ended August 10, 2000, the audited consolidated financial statements of TXUCV, the predecessor of CCV, as of and for the years ended December 31, 2000, 2001, 2002 and 2003.

      The following selected consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition — CCV” audited and unaudited consolidated financial statements of TXUCV, the audited and unaudited financial statements of CCV and the related notes elsewhere in this prospectus.

	Year Ended December 31,

	Predecessor to TXUCV

		Period from	Period from
		1/1/00 to	8/11/00 to
	1999	8/10/00	12/31/00	2001	2002	2003

			(dollars in millions)
Consolidated Statement of Operations Data:
Total operating revenues	$126.3	$93.2	$67.9	$207.5	$214.7	$194.8
Network operating costs (exclusive of depreciation and amortization shown separately below)	48.7	38.7	29.9	95.6	76.9	58.4
Selling, general and administrative	35.9	31.8	32.1	88.7	109.4	75.4
Depreciation and amortization(1)	22.8	19.3	17.1	50.2	41.0	32.9
Restructuring, asset impairment and other charges(2)	—	—	—	—	101.4	0.2
Goodwill impairment charges	—	—	—	—	18.0	13.2

Income (loss) from operations	18.9	3.4	(11.2)	(27.0)	(132.0)	14.7
Interest expense, net(3)	(1.8)	(3.6)	(4.9)	(11.1)	(7.5)	(5.4)
Other, net(4)	2.4	5.8	10.9	9.9	11.4	0.8

Income (loss) before income taxes	19.5	5.6	(5.2)	(28.2)	(128.1)	10.1
Income taxes (expense) benefit	(9.3)	(3.8)	(0.3)	6.3	38.3	(12.4)

Net income (loss)	$10.2	$1.8	$(5.5)	$(21.9)	$(89.8)	$(2.3)

Other Data (as of end of period):
Local access lines in service
Residential	80,182	—	117,130	119,488	119,060	116,862
Business	36,394	—	49,292	50,406	53,023	54,780

Total local access lines	116,576	—	116,422	169,894	172,083	171,642
DSL subscribers	—	—	1,593	4,069	5,423	8,668
CLEC access lines	3,656	—	18,541	58,591	26,088	—

	Year Ended December 31,

	Predecessor to TXUCV

		Period from	Period from
		1/1/00 to	8/11/00 to
	1999	8/10/00	12/31/00	2001	2002	2003

			(dollars in millions)
Consolidated Cash Flow Data:
Cash flows from (used in) operating activities	$56.8	$(16.5)	$37.4	$6.8	$34.7	$75.1
Cash flows used in investing activities	(53.0)	(27.3)	(48.3)	(59.9)	(21.3)	(14.3)
Cash flows from (used in) financing activities	20.0	34.2	(3.8)	46.3	(4.4)	(61.8)
Capital expenditures	54.9	36.0	59.2	67.0	27.4	18.2

	As of December 31,

	Predecessor
	to TXUCV

	1999	2000	2001	2002	2003

Consolidated Balance Sheet Data:
Cash and cash equivalents	$34.6	$10.3	$3.4	$12.4	$11.5
Total current assets	69.7	63.8	44.3	86.4	34.5
Net plant, property & equipment(5)	198.8	332.4	363.4	240.8	231.4
Total assets	555.5	787.0	800.4	700.1	647.9
Total long-term debt (including current portion)(6)	56.1	157.5	172.8	166.2	100.4
Stockholders’ equity	354.3	490.5	496.6	407.6	410.9

(1)	On January 1, 2002, TXUCV adopted SFAS No. 142, Goodwill and Other Intangible Assets. Pursuant to SFAS No. 142, TXUCV ceased amortizing goodwill on January 1, 2002, and instead tests for goodwill impairment annually. Amortization expense for goodwill and intangible assets was $5.3 million in 1999, $8.7 million in 2000, and $13.7 million in 2001. In accordance with SFAS No. 142, TXUCV recognized goodwill impairments of $13.2 million and $18.0 million in 2003 and 2002, respectively.

(2)	During 2002, TXUCV recognized restructurings, asset impairment and other charges of $101.4 million due to write down of assets relating to TXUCV’s competitive telephone company and transport businesses.

(3)	Interest expense prior to the TXUCV acquisition was from the TXU revolving credit facility, GECC capital leases, mortgage notes and is reduced by allowance for funds used during construction.

(4)	Other, net includes equity earnings from the cellular partnerships, dividend income and recognizing the minority interests of investors in East Texas Fiber Line, Inc.

(5)	Property, plant and equipment items are recorded at cost. The cost of additions, replacements and major improvements is capitalized, while repairs and maintenance are charged to expense.

(6)	In connection with the TXUCV acquisition on April 14, 2004, Illinois Holdings and Consolidated Communications Texas Holdings, Inc. issued $200.0 million in aggregate principal amount of senior notes and CCI Texas and CCI Illinois entered into the existing credit facilities. Texas Holding was severally responsible for $125.0 million in senior notes and CCI Texas is severally responsible for $267.0 million in term loans under the existing credit facilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS — CCI HOLDINGS

      We present below Management’s Discussion and Analysis of Financial Condition and Results of Operations of CCI Holdings. The following discussion should be read in conjunction with the historical consolidated financial statements and related notes, unaudited pro forma financial statements and other financial information related to CCI Holdings appearing elsewhere in this prospectus.

      The following discussion gives retroactive effect to our reorganization as if it had occurred on September 30, 2004. As a result, the discussion below represents the financial results of CCI and Texas Holdings on a consolidated basis. For all periods prior to April 14, 2004, the date of the TXUCV acquisition, our financial results only include CCI and its consolidated subsidiaries. For all periods subsequent to April 14, 2004, our financial results include CCI and Texas Holdings on a consolidated basis.

Overview

      We are an established rural local exchange company that provides communications services to residential and business customers in Illinois through CCI Illinois and in Texas through CCI Texas. As of September 30, 2004, we were the 16th largest local telephone company in the United States, based on industry sources, with approximately 257,726 local access lines and 24,385 DSL lines in service. Our main sources of revenues are our local telephone businesses in Illinois and Texas, which offer an array of services, including local dial tone, custom calling features, private line services, long distance, dial-up and high-speed Internet access, carrier access and billing and collection services. We also operate a number of complementary businesses. In Illinois, we provide additional services such as telephone service to county jails and state prisons, operator and national directory assistance and telemarketing and order fulfillment services. In Texas, we publish telephone directories and offer wholesale transport services on a fiber optic network.

Acquisitions

      CCI Holdings began operations with the acquisition of ICTC and several related businesses from McLeodUSA on December 31, 2002. CCI Texas began operations in its present form with our acquisition of TXUCV on April 14, 2004 for $523.9 million in cash. As a result of the foregoing, period-to-period comparisons of our financial results to date are not necessarily meaningful and should not be relied upon as an indication of future performance due to the following factors:

•	Revenues and expenses in the first nine months of 2004 and in 2003 for certain long distance services and data and Internet services include services that were not part of the financial results of our Telephone Operations segment when it was owned by McLeodUSA in 2002 and 2001. These services were provided, and revenues were recognized, by McLeodUSA as part of its competitive telephone company operations. In order for McLeodUSA to provide these services to customers in our Illinois rural telephone company’s service area, ICTC provided McLeodUSA’s competitive telephone company operations access to its network and billing and collection services for which it received network access charges and billing and collection fees. Following our acquisition of ICTC and the related businesses, Telephone Operations launched its own business providing similar long distance and data and Internet services to customers primarily located in our Illinois rural telephone company’s service area. As a result, the results of operations of Telephone Operations in 2003 include operations that were not included in 2002 and 2001 when ICTC and the related operations were owned by McLeodUSA.

•	Revenues and expenses in the first nine months of 2004 include the results of operations of CCI Texas from April 14, 2004, the date of its acquisition, through September 30, 2004. As a result, our financial results as of and for the nine month period ended for September 30, 2004 include operations that were not included for the same period in 2003.

•	Expenses for the first nine months of 2004 and for the calendar year 2003 included $2.9 million and $2.0 million, respectively, in aggregate professional services fees paid to our existing equity investors pursuant to two professional services agreements. The fees due under these agreements total $5.0 million for each 12 month period. The rights of our existing equity investors to receive these professional service fees will terminate upon the closing of this offering. See “Certain Relationships and Related Party Transactions — Professional Services Fee Agreements”.

•	In 2001 and 2002 McLeodUSA encountered financial difficulties and, as a result, initiated cost-cutting initiatives and reduced financial support for all operations other than ICTC. Although certain expenses were reduced as a result of these initiatives, revenues and income from operations also declined in these periods. In connection with its bankruptcy proceeding in 2002, McLeodUSA identified ICTC and the related businesses as assets held for sale and as discontinued operations.

•	In connection with the TXUCV acquisition, we currently expect to incur approximately $14 million in operating expenses associated with the integration and restructuring process in 2004 and 2005. As of September 30, 2004, $2.3 million had been spent on integration. These one-time integration and restructuring costs will be in addition to certain ongoing expenses we expect to incur to expand certain administrative functions, such as those relating to SEC reporting and compliance, and do not take into account other potential cost savings and expenses of the TXUCV acquisition. We do not expect to incur costs relating to the TXUCV integration after 2005.

Reorganization and this Offering

      As a result of becoming a public company, we expect our future results of operations and liquidity will be affected in the following ways:

•	In connection with this offering, we will incur approximately $8.7 million in one-time fees and expenses. These fees and expenses, which will be recorded as a reduction to paid-in capital, are in addition to certain other one-time fees and expenses we will incur in connection with the related transactions discussed under “—Liquidity and Capital Resources”.

•	As a public company, we expect to incur approximately $1.0 million in incremental, ongoing selling, general and administrative expenses associated with being a public company with equity securities listed on the New York Stock Exchange. These expenses include compliance and related administration expenses, accounting and legal fees, investor relations expenses, directors’ fees and director and officer liability insurance premiums, registrar and transfer agent fees, listing fees and other, miscellaneous expenses.

•	Following this offering, we will have $5.0 million less annually in selling, general and administrative expenses. We have been obligated to pay these amounts as fees under two professional service agreements with our existing equity investors. Upon the closing of this offering, these professional service fee agreements will automatically terminate.

•	We expect to incur a non-cash compensation expense of $13.3 million as a result of the amendment and restatement of our restricted share plan in connection with this offering. In the future, we expect to incur an additional $13.3 million of non-cash compensation expense under the restricted share plan that will be recognized ratably over the remaining three year vesting period of the issued, but unvested restricted shares outstanding at the offering date. We may also incur additional non-cash compensation expenses in connection with any new grants under our 2005 long term incentive plan, consistent with other public companies.

•	As a result of the dividend policy that our board of directors will adopt on the closing of this offering, we currently intend to pay an initial dividend of $ per share on or about , 2005 and to continue to pay quarterly dividends at an annual rate of $ per share for the first year following the closing of this offering, subject to various restrictions on our ability to do so. We expect the aggregate impact of this dividend policy in the year following the closing of the offering to be $47.5 million.

•	We do not expect any of our day-to-day operations to be affected by this offering.

Factors Affecting Future Results of Operations

Revenues

      Telephone Operations and Other Operations. To date, our revenues have been derived primarily from the sale of voice and data communications services to residential and business customers in our rural telephone companies’ service areas as revealed in the following chart:

				Nine Months
				Ended
	Year Ended December 31,			September 30,

	2001	2002	2003	2003	2004

	(as a percentage of total revenues)
Telephone Operations	69.0	69.8	68.3	68.4	84.4
Other Operations	31.0	30.2	31.7	31.6	15.6

      Telephone Operations added revenues in 2003 and in the nine months ended September 30, 2004 from long distance provided primarily to our rural telephone companies’ customers that had been previously provided by McLeodUSA and TXUCV. At September 30, 2004, Telephone Operations had approximately 119,354 long distance customers, which represented approximately a 46.3% penetration of local access lines. At December 31, 2003, Telephone Operations had approximately 49,699 long distance customers, which represented approximately a 54.7% penetration of local access lines. We do not anticipate significant growth in revenues for Telephone Operations due to its primarily rural service area, but we do expect relatively consistent cash flow from year to year due to stable customer demand, limited competition and a generally supportive regulatory environment.

      We had success in growing Other Operations revenues between 2002 and 2003 for several reasons. Due to its financial difficulties and bankruptcy in 2002, McLeodUSA initiated cost-cutting initiatives and reduced financial support for all operations other than ICTC and, as a result, revenues for Other Operations suffered. In 2003, following the acquisition from McLeodUSA, management renewed its focus on growing this segment. In addition, revenue growth was driven by the award to Public Services by the State of Illinois of an extension to the prison contract in December 2002 that nearly doubled the number of prison sites served. Through the third quarter, Other Operations revenues were down slightly from the same period in 2003, reflecting the loss of the Illinois Toll Highway Authority account and the repricing of some large Operator Services customer contracts.

      Illinois and Texas. We present in the following chart our revenues for each of the periods presented.

	CCI Illinois	CCI Texas

	Nine Months
	Ended	April 14, 2004-
	September 30, 2004	September 30, 2004

	(in millions)
Telephone Operations
Local calling services	$25.6	$26.9
Network access services	17.7	17.4
Subsidies	10.0	20.9
Long distance services	8.3	4.9
Data and Internet services	7.1	6.6
Other services	3.2	12.6
Total telephone operations	71.9	89.3
Other Operations	29.8	—

Total revenue	$101.7	$89.3

      Local Access Lines and Bundled Services. Local access lines are an important element of our business. An “access line” is the telephone line connecting a person’s home or business to the public switched telephone network. As of September 30, 2004, we had approximately 257,726 local access lines in service, which is a decrease of 6,541 local access lines in service as of September 30, 2003. The monthly recurring revenue we generate from end users, the amount of traffic on our network and related access charges generated from other carriers, the amount of federal and state subsidies we receive and most other revenue streams are directly related to the number of local access lines in service.

      Historically, rural telephone companies have experienced consistent growth in access lines because of positive demographic trends, insulated rural local economies and limited competition. Recently, many rural telephone companies have experienced a loss of local access lines due to challenging economic conditions, increased competition from wireless providers, competitive local exchange carriers and, in some cases, cable television operators. We have not been immune to these conditions, particularly in Illinois. Excluding the effect of the TXUCV acquisition, we have lost access lines in each of the last two years in Illinois. Our Illinois telephone business has experienced difficult economic and demographic conditions. In addition, we believe we lost local access lines in Illinois due to the disconnection of second telephone lines by our residential customers in connection with their substituting DSL or cable modem service for dial-up Internet access and wireless services for wireline service.

      Despite the slight loss of local access lines, we have been able to mitigate the loss in each of our markets and have increased average revenue per customer by focus on the following:

•	aggressively promoting DSL service;

•	bundling value-added services, such as DSL with a combination of local service, custom calling features, voicemail and internet access;

•	maintaining excellent customer service standards, particularly as we introduce new services to existing and new customers;

•	keeping a strong local presence in the communities we serve.

      The number of DSL subscribers we serve grew substantially for the year ended 2003 and during the nine months ended September 30, 2004, compared to the same periods in 2002 and 2003, respectively. DSL lines in service increased 206.7% to approximately 24,385 lines (or 27.1% when CCI Texas’ 14,276 lines are excluded) as of September 30, 2004 from approximately 7,951 lines as of December 31, 2003, which was a 38.0% increase from approximately 5,761 lines as of December 31, 2002. Our penetration rate for DSL lines in service was approximately 9.5% and 9% of our rural telephone companies’ local access lines at September 30, 2004 and December 31, 2003, respectively.

      We have also been successful in growing our revenues in Telephone Operations by bundling combinations of local service, custom calling features, voicemail and Internet access. The number of these bundles, which we refer to as service bundles, increased 323.9% to over 28,400 service bundles (or 22.4% when CCI Texas’ 20,200 bundles are excluded) at September 30, 2004 from approximately 6,700 service bundles at December 31, 2003, which itself was a 43.0% increase from approximately 4,700 service bundles at December 31, 2002.

      We have implemented a number of initiatives to gain new access lines, and retain existing access lines, by enhancing the attractiveness of the bundle with new service offerings, including unlimited long distance (introduced in Illinois in July 2004), digital video service (introduced in Illinois in January 2005), promotional offers, including discounted second lines. In addition, we will continue to integrate best practices across our Illinois and Texas regions. These efforts may act to mitigate the financial impact of any access line loss we may experience. However, if these actions fail to mitigate access line loss, or we experience a higher degree of access line loss, it could have an adverse impact on our revenues and earnings.

      Our strategy is to continue to execute the plan we have used for the past two years and to continue to implement the plan in Texas (where we acquired our rural telephone operations in 2004).

Expenses

      Our primary operating expenses consist of cost of services, selling, general and administrative expenses and depreciation and amortization.

Cost of Services and Products

      Our cost of services includes the following:

•	operating expenses relating to plant costs, including those related to the network and general support costs, central office switching and transmission costs and cable and wire facilities;

•	general plant costs, such as testing, provisioning, network, administration, power and engineering;

•	the cost of transport and termination of long distance and private lines outside our rural telephone companies’ service area.

      Telephone Operations has agreements with McLeodUSA and other carriers to provide long distance transport and termination services. These agreements contain various commitments and expire at various times. Telephone Operations believes it will meet all commitments in the agreements and believes it will be able to procure services for future periods. We are currently procuring services for future periods, and at this time, the costs and related terms under which we will purchase long distance transport and termination services have not been determined. We, however, do not expect any material adverse changes from any changes in any new service contract.

Selling, General and Administrative Expenses

      In general, selling, general and administrative expenses include:

•	selling and marketing expenses;

•	expenses associated with customer care;

•	billing and other operating support systems; and

•	corporate expenses, including professional service fees.

      Telephone Operations incurs selling and marketing and customer care expenses from its customer service centers and commissioned sales people. Our customer service centers are the primary sales channels for residential and business customers with one or two phone lines, whereas commissioned sales representatives provide customized proposals to larger business customers. In addition, we use customer retail centers for various communications needs, including new telephone, Internet and paging service purchases.

      Each of our Other Operations businesses primarily use an independent sales and marketing team comprised of dedicated field sales account managers, management teams and service representatives to execute our sales and marketing strategy.

      We have operating support and other back office systems that are used to enter, schedule, provision and track customer orders, test services and interface with trouble management, inventory, billing, collection and customer care service systems for the local access lines in our operations. We are in the process of migrating key business processes of CCI Illinois and CCI Texas onto single, company-wide systems and platforms. Our objective is to improve profitability by reducing individual company costs through centralization, standardization and sharing of best practices. We expect that our operating support systems and customer care expenses will increase as we integrate CCI Illinois’ and CCI Texas’ back office systems. As of September 30, 2004, we had spent $2.3 million on integration.

Depreciation and Amortization Expenses

      We recognize depreciation expenses for our regulated telephone plant using rates and lives approved by the ICC in Illinois and the PUCT in Texas. The provision for depreciation on nonregulated property and equipment is recorded using the straight-line method based upon the following useful lives:

Years

Buildings	5-35
Network and outside plant facilities	5-30
Furniture, fixtures, and equipment	3-17

      Amortization expenses are recognized primarily for our intangible assets considered to have finite useful lives on a straight-line basis. In accordance to SFAS No. 142, Goodwill and Other Intangible Assets, goodwill and intangible assets that have indefinite useful lives are not amortized but rather are tested annually for impairment. Because trade names have been determined to have indefinite lives, they are not amortized. Software and customer relationships are amortized over their useful lives of five and ten years, respectively.

      The following summarizes the revenues and operating expenses from continuing operations for ICTC and related business, the predecessor of CCI, for the years ended December 31, 2001 and 2002, and for CCI Holdings on a consolidated basis for the year ended December 31, 2003 and for the nine months ended September 30, 2003 and 2004, from these sources:

	Predecessor				CCI Holdings

	Year Ended December 31,						Nine Months Ended September 30,

	2001		2002		2003		2003		2004

		% of		% of		% of		% of		% of
	$	Total	$	Total	$	Total	$	Total	$	Total
	(millions)	Revenues	(millions)	Revenues	(millions)	Revenues	(millions)	Revenues	(millions)	Revenues

								(unaudited)

Revenues:
Telephone Operations Local calling services	$34.4	29.8%	$33.4	30.4%	$34.4	26.0%	$25.7	26.0%	$52.5	27.5%
Network access services	33.8	29.2	29.0	26.4	26.8	20.3	19.1	19.4	35.1	18.4
Subsidies	0.9	0.8	4.1	3.7	6.0	4.5	4.9	5.0	30.9	16.2
Long distance services	2.1	1.8	1.4	1.3	10.3	7.8	8.2	8.3	13.2	6.9
Data and Internet services	4.0	3.5	4.3	3.9	8.7	6.6	6.6	6.7	13.7	7.2
Other services	4.6	4.0	4.5	4.1	4.1	3.1	3.0	3.0	15.8	8.3

Total Telephone Operations	79.8	69.0	76.7	69.8	90.3	68.3	67.5	68.4	161.2	84.4
Other Operations	35.8	31.0	33.2	30.2	42.0	31.7	31.2	31.6	29.8	15.6

Total operating revenues	$115.6	100.0%	$109.9	100.0%	$132.3	100.0%	$98.7	100.0%	$191.0	100.0%

Expenses:
Operating expenses(1)
Telephone Operations	$47.8	41.4%	$46.9	42.7%	$54.7	41.3%	$41.8	42.4%	$92.6	48.5%
Other Operations	27.1	23.4	24.6	22.4	34.1	25.8	24.2	24.5	26.2	13.7
Depreciation and amortization	31.8	27.5	24.5	22.3	22.5	17.0	17.2	17.4	37.5	19.6

Total operating expenses	106.7	92.3	96.0	87.4	111.3	84.1	83.2	84.3	156.3	81.8

Income from operations	8.9	7.7	13.9	12.6	21.0	15.9	15.5	15.7	34.7	18.2
Interest expense	1.8	1.6	1.6	1.5	11.9	9.0	9.1	9.2	28.5	14.9
Other income, net	5.8	5.0	0.4	0.4	0.1	0.1	0.1	0.1	2.6	1.4
Income taxes expense	6.3	5.4	4.7	4.3	3.7	2.8	2.6	2.6	3.7	1.9

Net income	$6.6	5.7%	$8.0	7.3%	$5.5	4.2%	$3.9	3.8%	$5.1	2.7%

(1)	This category reflects costs of services and products and selling, general and administrative expenses line items set forth in the consolidated financial statement of income of CCI Holdings and the audited combined statements of income for ICTC and related business.

Segments

      In accordance with the reporting requirement of Statement of Financial Accounting Standards, or SFAS, No. 131, Disclosure about Segments of an Enterprise and Related Information, CCI Holdings has two reportable business segments, Telephone Operations and Other Operations. The results of operations discussed below reflect the consolidated results of CCI Holdings.

Results of Operations

Nine Months Ended September 30, 2004 compared to September 30, 2003

Revenues

      CCI Holdings revenues increased by 93.5%, or $92.3 million, to $191.0 million in 2004 from $98.7 million in 2003. Approximately $89.2 million of the increase resulted from the inclusion of the results of operations for CCI Texas since the April 14, 2004 acquisition date. The remainder of the increase was primarily due to $5.1 million of increased subsidy payments in 2004.

Telephone Operations Revenues

      Local calling services revenues increased $26.8 million, to $52.5 million in 2004 from $25.7 million in 2003. The increase resulted entirely from the inclusion of the results of operations for CCI Texas since the April 14, 2004 acquisition date. Excluding the impact of the TXUCV acquisition, local calling services revenues declined $0.1 million.

      Network access services revenues increased $16.0 million, to $35.1 million in 2004 from $19.1 million in 2003. Excluding the impact of the TXUCV acquisition, network access services revenues decreased 7.3%, or $1.4 million, to $17.7 million in 2004 from $19.1 million in 2003. During the last two years, the FCC instituted modifications to our Illinois rural telephone company’s cost recovery mechanisms, decreasing implicit support, which allowed rural carriers to set interstate network access charges higher than the actual cost of originating and terminating calls, and increasing explicit support through subsidy payments from the federal universal service fund. The ICC similarly decreased intrastate network access charges but did not offset these reductions with state universal service fund subsidies.

      Subsidies revenues increased $26.0 million, to $30.9 million in 2004 from $4.9 million in 2003. Excluding the impact of the TXUCV acquisition, subsidies revenues increased 104.1%, or $5.1 million, to $10.0 million in 2004 from $4.9 million in 2003. The increase was primarily a result of an increase in universal service fund support due in part to normal subsidy settlement processes and in part due to the FCC modifications to our Illinois rural telephone company’s cost recovery mechanisms described above in network access services revenues. The subsidy settlement process relates to the process of separately identifying regulated assets that are used to provide interstate services, and therefore fall under the regulatory regime of the FCC, from regulated assets used to provide local and intrastate services, which fall under the regulatory regime of the ICC. Since our Illinois rural telephone company is regulated under a rate of return system for interstate revenues, the value of all assets in the interstate rate base is critical to calculating this rate of return and, therefore, the subsidies our Illinois rural telephone company will receive. In 2004, our Illinois rural telephone company analyzed its regulated assets and associated expenses and reclassified some of these for purposes of regulatory filings. The net effect of this reclassification was that our Illinois rural telephone company was able to recover $5.1 million of additional subsidy payments for prior years and for 2004.

      Long distance services revenues increased $5.0 million, to $13.2 million in 2004 from $8.2 million in 2003. Excluding the impact of the TXUCV acquisition, long distance services revenues increased $0.1 million.

      Data and Internet revenues increased $7.1 million, to $13.7 million in 2004 from $6.6 million in 2003. Excluding the impact of the TXUCV acquisition, services revenues increased 7.6%, or $0.5 million, to

$7.1 million in 2004 from $6.6 million in 2003. The increase was due primarily to an increase in the number of DSL subscribers.

      Other services revenues increased $12.8 million, to $15.8 million in 2004 from $3.0 million in 2003. Excluding the impact of the TXUCV acquisition, other services revenues increased 6.7%, or $0.2 million, to $3.2 million in 2004 from $3.0 million in 2003. The increase was due primarily to an increase in directory advertising revenues at CCI Texas.

Other Operations Revenues

      Other Operations revenues decreased 4.5%, or $1.4 million, to $29.8 million in 2004 from $31.2 million in 2003. The decrease was due primarily to a $1.1 million decline in operator services revenues resulting from a general decline in the demand for these services.

      Public Services revenues increased 4.6%, or $0.6 million, to $13.6 million in 2004 from $13.0 million in 2003. The increase was primarily due to an extension of the prison contract awarded by the State of Illinois Department of Corrections in December 2002 period pursuant to which the number of prisons serviced by Public Services nearly doubled. The new prison sites were implemented during the first half of 2003. As a result, we did not receive the revenue from these additional prison sites for the entire nine months ended September 30, 2003.

      Operator Services revenues decreased 15.5%, or $1.1 million to $6.0 million in 2004 from $7.1 million in 2003. The decrease was primarily due to a general decline in demand for these services.

      Market Response revenues were $5.2 million in both 2004 and 2003.

      Business Systems revenues decreased 12.5%, or $0.6 million, to $4.2 million in 2004 from $4.8 million in 2003. The decrease was primarily due to the weakened economy and general indecision or delay in equipment purchases.

      Mobile Services revenues decreased 18.2%, or $0.2 million, to $0.9 million in 2004 from $1.1 million in 2003. This decrease was primarily due to a continuing erosion of the customer base for one-way paging products as competitive alternatives are increasing in popularity.

CCI Holdings Operating Expenses

      CCI Holdings operating expenses, increased $52.8 million, to $118.8 million in 2004 from $66.0 million in 2003. Approximately $49.6 million of the increase resulted from the inclusion of the results of operations for CCI Texas since the April 14, 2004 acquisition date. The remainder of the increase was partially due to expenses incurred in connection with our integration activities and increased labor costs. In the first nine months of 2004, integration costs incurred by CCI Holdings were $2.3 million.

Telephone Operations Operating Expenses

      Operating expenses for Telephone Operations increased $50.8 million, to $92.6 million in 2004 from $41.8 million in 2003. Excluding the impact of the TXUCV acquisition, operating expenses for Telephone Operations increased 2.9%, or $1.2 million, to $43.0 million in 2004 from $41.8 million in 2003, which was primarily due to increased labor costs and expenses incurred in connection with our integration activities.

Other Operations Operating Expenses

      Operating expenses for Other Operations increased 8.3%, or $2.0 million, to $26.2 million in 2004 from $24.2 million in 2003, which was primarily due to increased spending on telemarketing and fulfillment services and additional costs associated with servicing our prison system customers.

Depreciation and Amortization

      Depreciation and amortization increased $20.3 million, to $37.5 million in 2004 from $17.2 million in 2003. Excluding the impact of the TXUCV acquisition, depreciation and amortization remained constant at $17.2 million in 2004 compared to 2003.

Income from Operations

      Income from operations increased $19.2 million to $34.7 million in 2004 compared to $15.5 million in 2003. Excluding the impact of the TXUCV acquisition, income from operations decreased 0.6% or $0.1 million to $15.4 million in 2004 compared to $15.5 million in 2003 as increased operating expenses offset the revenue increases.

Interest Expense

      Interest expense increased $19.4 million, to $28.5 million in 2004 from $9.1 million in 2003. In connection with the TXUCV acquisition, CCI Holdings refinanced its CoBank credit facility resulting in a charge of $4.2 million to write-off unamortized deferred financing costs. The remaining $15.2 million increase is primarily due to an increase in long-term debt to help fund the TXUCV acquisition. Interest bearing debt increased by $453.5 million from $180.4 million in 2003 to $633.9 million in 2004.

Other Income (Expense)

      Other income increased $2.5 million, to $2.6 million in 2004 from $0.1 million in 2003 due primarily to $2.0 million of partnership income received from minority interests in two cellular partnerships acquired in the TXUCV acquisition.

Income Taxes

      Provision for income taxes increased $1.1 million, to $3.7 million in 2004 from $2.6 million in 2003. The effective income tax rate was 41.6% and 40.6% for the nine months ended September 30, 2004 and 2003, respectively. A change in the earnings mix as a result of the TXUCV acquisition contributed to a higher overall effective rate.

Net Income

      Net income increased $1.2 million, to $5.1 million in 2004 from $3.9 million in 2003. The increase is primarily attributable to inclusion of the results of operations of CCI Texas since the April 14, 2004 acquisition date, offset by a lower net income of CCI Illinois primarily due to increased interest expense from increased debt outstanding.

Year Ended December 31, 2003 compared to December 31, 2002

Revenues

      Our revenues increased by 20.4%, or $22.4 million, to $132.3 million in 2003 from $109.9 million in 2002.

      Telephone Operations’ revenues increased 17.7%, or $13.6 million, to $90.3 million in 2003 from $76.7 million in 2002. The increase was due primarily to the inclusion of long distance and data and Internet revenues previously recognized by McLeodUSA.

      Other Operations’ revenues increased 26.5%, or $8.8 million, to $42.0 million in 2003 from $33.2 million in 2002. The increase was due primarily to a significant growth in Public Services revenues as a result of the inclusion of additional prisons when the applicable contract to provide telecommunications services to the State of Illinois Department of Corrections was renewed.

Telephone Operations Revenues

      Local calling services revenues increased 3.0%, or $1.0 million, to $34.4 million in 2003 from $33.4 million in 2002. The increase was due to an increase in fees paid to our Illinois rural telephone company by wireless carriers for local access. In addition, revenues from custom calling features and voicemail increased $0.3 million due primarily to the success of selling service bundles. These increases were partially offset by the impact of a reduction in local access lines of 2,121 lines.

      Network access services revenues decreased 7.6%, or $2.2 million, to $26.8 million in 2003 from $29.0 million in 2002. During the last two years, the FCC instituted modifications to our Illinois rural telephone company’s cost recovery mechanisms, decreasing implicit support, which allowed rural carriers to set interstate network access charges higher than the actual cost of originating and terminating calls, and increasing explicit support through subsidy payments from the federal universal service fund. The ICC similarly decreased intrastate network access charges but did not offset these reductions with state universal service fund subsidies.

      Subsidies revenues increased 46.3%, or $1.9 million, to $6.0 million in 2003 from $4.1 million in 2002. The increase was a result of an increase in federal universal service fund support due in part to normal subsidy settlement processes and in part due to the FCC modifications to our Illinois rural telephone company’s cost recovery mechanisms described above in network access services revenues. The subsidy settlement process relates to the process of separately identifying regulated assets that are used to provide interstate services, and therefore fall under the regulatory regime of the FCC, from regulated assets used to provide local and intrastate services, which fall under the ICC for regulatory purposes. Since our Illinois rural telephone company is regulated under a rate of return system for interstate revenues, the value of all assets in the interstate rate base is critical to calculating this rate of return, and thus the extent to which our Illinois rural telephone company will receive subsidy payments. In 2003, our Illinois rural telephone company analyzed its regulated assets and reclassified some of these assets for purposes of regulatory filings. The net effect of this reclassification was that our Illinois rural telephone company was able to recover additional subsidy payments for prior years and for 2003.

      Long distance services revenues increased 635.7%, or $8.9 million, to $10.3 million in 2003 from $1.4 million in 2002. Telephone Operations did not provide interLATA long distance service in 2002, and instead this service was offered by other divisions of McLeodUSA. The only long distance service revenues included in 2002 was for intraLATA long distance services offered by our Illinois rural telephone company. At December 31, 2003 Telephone Operations’ long distance penetration was approximately 54.6%. LATAs are the 161 local access transport areas created to define the service areas of the RBOCs by the judgment breaking up AT&T. References to interLATA long distance service mean long distance service provided between LATAs and intraLATA refers to service within the applicable LATA.

      Data and Internet services revenues increased 102.3%, or $4.4 million, to $8.7 million in 2003 from $4.3 million in 2002. As with long distance services, while certain portions of revenues for DSL and non-local private lines was attributed to our Telephone Operations, the remainder of revenues from data and Internet services was included in other McLeodUSA divisions for 2002. Revenues from DSL service increased 70.0%, or $0.7 million, in 2003. Total DSL lines in service increased 38.7% to approximately 7,951 lines as of December 31, 2003 from approximately 5,761 lines as of December 31, 2002.

      Other services revenues decreased 8.9%, or $0.4 million, to $4.1 million in 2003 from $4.5 million in 2002. The decrease was due primarily to a reduction in billing and collection revenues.

Other Operations Revenues

      Other Operations revenues increased 26.5%, or $8.8 million, to $42.0 million in 2003 from $33.2 million in 2002. The increase was primarily due to the extension of the prison contract awarded by the State of Illinois Department of Corrections in December 2002 pursuant to which the number of prisons serviced by Public Services nearly doubled and, secondarily, a more concerted commitment from management in 2003 to developing these services.

      Public Services revenues increased 78.8%, or $7.8 million, to $17.7 million in 2003 from $9.9 million in 2002. The increase was due to the extension of the prison contract awarded by the State of Illinois Department of Corrections in December 2002 pursuant to which the number of prisons serviced by Public Services nearly doubled.

      Operator Services revenues decreased 20.4%, or $2.3 million to $9.0 million in 2003 from $11.3 million in 2002. The decrease was due primarily to decreases in revenues from general declines in demand.

      Market Response revenues increased 62.2%, or $2.8 million, to $7.3 million in 2003 from $4.5 million in 2002. The increase was due to a renewed commitment from management to serving third party customers and a $500,000 investment in technology that allowed a larger sales team to be more competitive in pursuing additional business opportunities.

      Business Systems revenues increased 13.6%, or $0.8 million, to $6.7 million in 2003 from $5.8 million in 2002. The increase was due in part to the ability to secure performance bonds necessary to bid on certain structured wiring business opportunities which we were previously unable to secure due to McLeodUSA’s financial difficulties. The increase was also due to a general improvement in the demand for telecom equipment spending in our markets.

      Mobile Services revenues decreased 6.6%, or $0.1 million, to $1.4 million in 2003 from $1.5 million in 2002. This decrease was due to a continuing shift in demand from residential customers for one-way paging services to business customers who generate lower average revenues per customer.

Operating Expenses

      Our operating expenses increased 24.2%, or $17.3 million, to $88.8 million in 2003 from $71.5 million in 2002. The increase was due primarily to expenses incurred to generate new services. In addition, expenses increased compared to 2002 due to the growth in its continuing operations, expenses related to the acquisition of ICTC and the related businesses, including the re-establishment of the CCI brand, systems and other related separation expenses, the hiring and retention of the management team and $2.0 million in professional services fees paid to our existing equity investors.

Telephone Operations Operating Expenses

      Operating expenses for Telephone Operations for 2003 increased 16.6%, or $7.8 million, to $54.7 million in 2003 from $46.9 million in 2002. Expenses associated with the initiation of our Telephone Operations’ long distance services accounted for the majority of the variance resulting in $6.5 million of direct costs associated with long distance services revenues and data and Internet services revenues that were not included in 2002. Information technology and systems expenses increased $1.3 million in 2003 from $4.3 million in 2002, as ICTC and the related businesses were separated from McLeodUSA and Telephone Operations invested in new systems and software. Executive compensation increased $0.9 million primarily due to the hiring and retention of the management team. In addition, 2003 results include professional services fees paid to our existing equity investors. Other expenses, primarily equipment maintenance and office equipment rents, decreased from prior year results slightly offsetting the increases described above.

Other Operations Operating Expenses

      Operating expenses for Other Operations increased 38.6%, or $9.5 million, to $34.1 million in 2003 from $24.6 million in 2002. The increase was due principally to increased direct cost of sales associated with a higher revenues and an increase in expenses due to management’s efforts to grow these other operations. Total commissions paid to the State of Illinois Department of Corrections in connection with the renewed prison contract increased $4.7 million in 2003. In addition, due to the credit characteristics of the prison population served pursuant to the prison contracts, the increase in the number of prisons served under the contract also had a corresponding impact on bad debt expenses, which increased proportionately,

$1.3 million from 2002. In addition, expenses relating to the telemarketing and order fulfillment business increased by $2.3 million to $6.1 million in 2003 from $3.8 million in 2002 as a result of management’s effort to grow this business.

Depreciation and Amortization

      Depreciation and amortization decreased 8.2%, or $2.0 million, to $22.5 million in 2003 from $24.5 million in 2002. The majority of the decrease was due to the sale and leaseback of five buildings on December 31, 2002, as further described in “Certain Relationships and Related Party Transactions — LATEL Sale/ Leaseback”. McLeodUSA’s decision not to invest in the Other Operations resulted in a reduction in capital expenditure in 2001 and 2002 which decreased depreciation expenses proportionately in 2003.

Income from Operations

      Income from operations increased 51.1%, or $7.1 million, to $21.0 million in 2003 from $13.9 million in 2002. The increase was due to the addition of long distance and data and Internet services of the type which had previously been attributable to other McLeodUSA divisions, resulting in $8.5 million of incremental income from operations for Telephone Operations in 2003. The increase was offset by the expenses related to the acquisition of ICTC and the related businesses, as well as the $2.0 million of professional services fees paid to our existing equity investors, increased costs associated with the hiring and retention of the management team and additional information technology expenses of $1.3 million relating to the investment in information technology infrastructure necessary to transition from McLeodUSA to CCI Holdings.

Interest Expense

      Interest expense increased 644.0%, or $10.3 million, to $11.9 million in 2003 from $1.6 million in 2002. The increase was due to the increased interest incurred from borrowing under the CoBank credit facility to fund, in part, the acquisition of ICTC and the related businesses from McLeodUSA on December 31, 2002.

Other Income (Expense)

      Other income decreased 75.0%, or $0.3 million, to $0.1 million in 2003 from $0.4 million in 2002 due to a general reduction in, and intercompany elimination of, intrastate billing and collection fees revenues.

Income Taxes

      Provision for income taxes decreased $1.0 million, to $3.7 million, in 2003 from $4.7 million in 2002. The effective income tax rate for CCI increased to 40.3% in 2003 from 36.8% in 2002. The effective income tax rate for 2003 approximated the combined federal and state rate of approximately 40%. In conjunction with the acquisition on December 31, 2002, we made an election under the Internal Revenue Code that resulted in approximately $167.4 million of goodwill and other intangibles, which are deductible ratably over a 15-year period.

Net Income

      Net income decreased 31.2%, or $2.5 million, to $5.5 million in 2003 from $8.0 million in 2002. The decrease is primarily attributable to increased interest expense due to the borrowings incurred in connection with the acquisition of the predecessor of CCI, offset by revenues growth and additional income from operations.

Year Ended December 31, 2002 compared to December 31, 2001

Revenues

      Our total revenues decreased 4.9%, or $5.7 million, to $109.9 million in 2002 from $115.6 million in 2001. The decrease was due to the following three principal factors:

•	decreased implicit support from network access revenues to explicit subsidies which negatively impacted intrastate revenues;

•	the sale by ICTC of two non-contiguous and non-strategic exchanges with approximately 2,750 local access lines in the third quarter of 2001; and

•	a decrease in the revenues of Other Operations resulting from the effects of cost cutting initiatives by McLeodUSA due to its bankruptcy and financial difficulties and a corresponding reduction in its operations.

      Telephone Operations’ revenues decreased 3.9%, or $3.1 million, to $76.7 million in 2002 from $79.8 million in 2001. The decrease was due primarily to a decline in network access revenues of $4.8 million during 2002, which was partially offset by increased federal universal service fund subsidies of $3.2 million. In addition, as a result of the sale of the two exchanges, the full year impact in 2002 decreased revenues by approximately $1.0 million.

      Other Operations’ revenues decreased 7.3%, or $2.6 million, to $33.2 million in 2002 from $35.8 million in 2001. The decrease was due to McLeodUSA significantly reducing spending and staffing in Other Operations during the bankruptcy and sale process described above, which directly impacted revenues throughout 2002.

Telephone Operations Revenues

      Local calling services revenues decreased 2.9%, or $1.0 million, to $33.4 million from $34.4 million in 2001. The decrease was due to the local access line loss caused by the sale on September 30, 2001 of the two exchanges, which had a full year impact of approximately $1.0 million, which was partially offset by an increase in sale of custom calling features and voicemail that increased revenues by $0.2 million.

      Network access services revenues decreased 14.2%, or $4.8 million, to $29.0 million in 2002 from $33.8 million in 2001. During the last two years, the FCC instituted modifications to our Illinois rural telephone company’s cost recovery mechanisms, decreasing implicit support, which allowed rural carriers to set interstate network access charges higher than the actual cost of originating and terminating calls, and increasing explicit support through subsidy payments from the federal universal service fund. The ICC similarly decreased intrastate network access charges, but did not offset these reductions with state universal service fund subsidies.

      Subsidies revenues increased 355.6%, or $3.2 million, to $4.1 million in 2002 from $0.9 million in 2001. The increase was due primarily to ICTC qualifying for additional federal universal service fund support of $1.6 million in 2002 that it did not qualify for in 2001. The remaining increase was due, in part, to normal subsidy settlement processes and, in part, due to the FCC modifications to our Illinois rural telephone company’s cost recovery mechanisms described above in network access services revenues.

      Long distance services revenues decreased 33.3%, or $0.7 million, to $1.4 million in 2002 from $2.1 million in 2001. The decrease was due primarily to a reduction in rates resulting from competitive pricing pressure and a decline in long distance minutes of use associated with the sale of the two exchanges. The only long distance service revenues included in 2002 and 2001 was for intraLATA long distance services offered by our Illinois rural telephone company.

      Data and Internet services revenues increased 7.5%, or $0.3 million, to $4.3 million in 2002 from $4.0 million in 2001. The increase was due to success in selling new DSL services. The only revenues included in 2002 and 2001 for data and Internet services were revenues for DSL non-local private lines offered by our Illinois rural telephone company. Total DSL lines in service increased by 130.3% to approximately 5,761 lines at December 31, 2002 from approximately 2,501 lines at December 31, 2001.

      Other services revenues were essentially unchanged in 2002 compared to 2001.

Other Operations Revenues

      Other Operations revenues decreased 7.3%, or $2.6 million, to $33.2 million in 2002 from $35.8 million in 2001. The decrease was due to McLeodUSA reducing its spending and staffing in these operations during 2002 due to its bankruptcy and the preparation of ICTC and the related businesses for sale.

      Public Services revenues decreased 12.4%, or $1.4 million, to $9.9 million in 2002 from $11.3 million in 2001. The decrease was due primarily to the removal of approximately 700 unprofitable public payphones from service. Although revenues decreased as a result, gross margins improved to 36.0% in 2002 from 32.3% in 2001.

      Operator Services revenues increased 23.1%, or $2.1 million, to $11.3 million in 2002 from $9.2 million in 2001. The increase was primarily due to increased demand generated by McLeodUSA and by other customers.

      Market Response revenues decreased 19.7%, or $1.1 million, to $4.5 million in 2002 from $5.6 million in 2001. The decrease was due to McLeodUSA shifting its efforts to maintaining existing contracts rather than growing the business as evidenced by significant headcount reductions, including the removal of the sales staff.

      Business Systems revenues decreased 25.3%, or $2.0 million, to $5.8 million in 2002 from $7.8 million in 2001. The decrease was due to the general business decline, cost reduction efforts relating to the closure in 2002 of two sales offices in markets outside our Illinois rural telephone company’s service area and the inability to bid on certain structured wiring business due to the failure to secure performance bonds as a result of the bankruptcy and financial difficulties of McLeodUSA.

      Mobile Services revenues decreased 16.7%, or $0.3 million, to $1.5 million in 2002 from $1.8 million in 2001. This decrease was due to a continuing shift in demand from residential customers for one way paging services to business customers who generally generate lower average revenues per customer.

Operating Expenses

      Our operating expenses decreased 4.5%, or $3.4 million, to $71.5 million in 2002 from $74.9 million in 2001. The decrease was a direct result of the cost-cutting initiatives in 2002 by McLeodUSA due to its bankruptcy and financial difficulties.

Telephone Operations Operating Expense

      Operating expenses for Telephone Operations decreased 1.9%, or $0.9 million, to $46.9 million in 2002 from $47.8 million in 2001. While McLeodUSA was committed to maintain certain levels of investment in ICTC, as a direct result of their cost cutting initiatives corporate services provided to ICTC were reduced.

Other Operations Operating Expenses

      Operating expenses for Other Operations decreased 9.2%, or $2.5 million, to $24.6 million in 2002 from $27.1 million in 2001. The decrease was a direct result of the cost-cutting initiatives in 2002 by McLeodUSA due to its bankruptcy and financial difficulties. Market Response closed one of its two call centers in the second half of 2001 which had a full year effect in 2002, and made staff reductions. Business Systems closed two sales offices during 2002 and reduced headcount by approximately 32%, or 11 people, in the first quarter of 2002.

Depreciation and Amortization

      Depreciation and amortization decreased 23.0%, or $7.3 million, to $24.5 million in 2002 from $31.8 million in 2001. The majority of the decrease related to the amortization of intangible assets resulting from the adoption of SFAS No. 142, at which time goodwill amortization ceased. Depreciation on tangible assets was not impacted because the consolidated base of depreciable assets had remained fairly consistent over the previous years.

Income from Operations

      Income from operations increased 56.2%, or $5.0 million, to $13.9 million in 2002 from $8.9 million in 2001. The increase was primarily due to the elimination of goodwill amortization.

Other Income (Expense)

      Other income decreased 93.1%, or $5.4 million, to $0.4 million in 2002 from $5.8 million in 2001. In 2001, our Illinois Telephone Operations recognized a $5.2 million pre tax gain on the sale of the two exchanges.

Income Taxes

      Provision for income taxes decreased $1.6 million to $4.7 million in 2002 from $6.3 million in 2001. The effective income tax rate was 36.8% in 2002 compared to 49.0% in 2001. The decrease in the effective income tax rate was primarily the result of a corresponding decrease in non-deductible goodwill amortization of prior acquisitions.

Net Income

      Net income increased 21.2%, or $1.4 million, to $8.0 million in 2002 from $6.6 million in 2001. This increase is a result of the factors discussed above.

Critical Accounting Policies and Use of Estimates

      Our financial statements are prepared in accordance with accounting principles that are generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Management continually evaluates its estimates and judgments including those related to subsidies revenues, regulatory accounting, allowance for uncollectible accounts, valuation of goodwill and tradenames, and pension and postretirement benefits. Actual results may differ from these estimates. We believe that of our significant accounting policies, the following may involve a higher degree of judgment and complexity.

Subsidies Revenues

      ICTC, Consolidated Communications of Texas Company and Consolidated Communications of Fort Bend Company participate in revenue sharing arrangements with other telephone companies, sometimes referred to as pools. Such sharing arrangements are funded by national universal service funding, subscriber line charges and access charges in the interstate market. Revenues earned through the sharing arrangements are initially recorded based on estimates we make regarding our costs to provide services. These estimates are then subject to adjustment in future accounting periods as actual operating results become available.

Regulatory Accounting

      ICTC, Consolidated Communications of Texas Company and Consolidated Communications of Fort Bend Company, as independent telephone companies, follow accounting for regulated enterprises that requires our rural telephone companies to depreciate wireline plant over the useful lives approved by the regulators. Management has determined that the useful lives of plant assets used for regulatory and financial reporting purposes are consistent with the accounting principles generally accepted in the United States and, therefore, any adjustments to the telecommunications plant would be immaterial.

Allowance for Uncollectible Accounts

      We evaluate the collectibility of CCI Texas’ accounts receivable based on a combination of factors. When we are aware of a specific customer’s inability to meet its financial obligations, such as a bankruptcy filing or substantial down-grading of credit scores, CCI Texas’ records a specific allowance against amounts due to set the net receivable to an amount it believes reasonable to be collected. For all other customers, CCI Texas reserves a percentage of the remaining outstanding accounts receivable balance as a general allowance based on a review of specific customer balances, company trends and experience with prior receivables, the current economic environment and the length of time the receivables are past due. If circumstances change, CCI Texas will review the adequacy of the allowance and its estimates of the recoverability of amounts due it could be reduced by a material amount.

Valuation of Goodwill and Tradenames

      We review our goodwill and tradenames for impairment as part of our annual business planning cycle in the fourth quarter and whenever events or circumstances make it more likely than not that an impairment may have occurred. Several factors could trigger an impairment review such as:

•	a change in the use or perceived value of our tradenames;

•	significant underperformance relative to expected historical or projected future operating results;

•	significant regulatory changes that would impact future operating revenues;

•	significant negative industry or economic trends; and

•	significant changes in the overall strategy in which we operate our overall business.

      We determine if an impairment exists based on a method of using discounted cash flows. This requires management to make assumptions regarding future income, royalty rates and discount rates, all of which affect this calculation. The carrying value of tradenames and goodwill totaled $15.9 million and $341.7 million at September 30, 2004, respectively.

Pension and Postretirement Benefits

      The amounts recognized in the financial statements related to pension and postretirement benefits are determined on an actuarial basis utilizing several critical assumptions.

      A significant assumption used in determining our pension and postretirement benefit expense is the expected long-term rate of return on plan assets. In 2003, we used an expected long-term rate of return of between 8.0% to 8.5%. We expect to more consistently use 8.0% for 2004 as we move toward uniformity of assumptions and investment strategies across all our company sponsored plans and in response to actual returns on our portfolio being significantly below expected return levels during several of the recent plan years.

      Another significant estimate is the discount rate used in the annual actuarial valuation of pension and postretirement benefit plan obligations. In determining the appropriate discount rate, we consider the current yields on high quality corporate fixed-income investments with maturities corresponding to the expected duration of the benefit obligations. As of December 31, 2003, the discount rates utilized ranged from 6.0% to 6.25%. We will use 6.0% for 2004 for all plans.

      In connection with the acquisition of TXUCV, TXU Corp. contributed $2.9 million to TXUCV’s pension plan. We expect to contribute $3.2 million to the CCI Texas pension plan and $1.0 million to the CCI Texas other postretirement benefits plans in 2005. In 2004, CCI Illinois contributed $0.9 million to its pension plan and another $0.9 million to its other postretirement plan. We do not expect to contribute to the CCI Illinois pension plan in 2005 but do expect to contribute $0.8 million to its other postretirement plan.

Liquidity and Capital Resources

General

      Historically, our operating requirements have been funded from cash flow generated from our business and borrowings under credit facilities. As of and for the nine months ended September 30, 2004, we had

$633.9 million of debt, exclusive of unused commitments. Following the closing of this offering and the related transactions, we expect that our operating requirements will continue to be funded from cash flow generated from our business and borrowings under our amended and restated revolving credit facility.

Operating, Investing and Financing Activities

      Our borrowings for working capital have traditionally been minimal because our operations have generated sufficient cash to meet our operating and capital expenditure needs. Because we have operated in markets with relatively little competition, our operating cash flows have historically been stable and predictable. Our borrowings have been primarily for acquisitions and capital expenditures. As of September 30, 2004, we had a cash balance of $55.2 million and no borrowings on our revolving credit facilities.

      The following table summarizes our sources and uses of cash for the years ended December 31, 2001, 2002 and 2003 and for the nine months ended September 30, 2003 and 2004.

	Predecessor		CCI Holdings

				Nine Months Ended
	Year Ended			September 30,

	2001	2002	2003	2003	2004

	(in millions)
Net Cash Provided (Used):
Operating Activities	34.3	28.5	28.9	18.4	60.3
Investing Activities	(13.1)	(14.1)	(296.1)	(293.3)	(541.3)
Financing Activities	18.9	16.6	277.4	285.7	526.1

Operating Activities

      Cash provided by operating activities has historically been generated primarily by net income adjusted for non-cash charges. For the nine months ended September 30, 2004, net income of $5.1 million and non-cash charges of $45.5 million accounted for the majority of our $60.3 million of operating cash flows. Similarly, for the same period in 2003, net income was $3.9 million and non-cash adjustments were $15.4 million. The major component of our non-cash charges is depreciation and amortization, which was $37.5 million and $17.2 million for the nine months ended September 30, 2004 and 2003, respectively. The large change in operating cash flow from 2003 to 2004 was due to the acquisition of TXUCV in early 2004. Excluding the impact of the acquisition, CCI Holdings generated cash from operating activities of $19.5 million in the first nine months of 2004.

      Net cash provided by operating activities for the year ended 2003 of $28.9 million was primarily generated by net income of $5.5 million and non-cash adjustments to net income of $26.5 million. Changes in current assets and liabilities required a usage of $3.1 million. In 2003 we made a $2.0 million estimated tax payment for which no comparable payments were made in 2002 and 2001.

      Net cash provided by operating activities for the year ended 2002 was generated by net income of $8.0 million and non-cash adjustments to net income of $21.5 million. Net cash provided by operating activities for the year ended 2001 was primarily generated by net income of $6.6 million and non-cash adjustments to net income of $26.5 million. Working capital changes were generally minimal during 2001 and 2002.

      The major non-cash additions to net income for each of 2003, 2002 and 2001 were depreciation and amortization expenses of $22.5 million, $24.5 million and $31.8 million, respectively. In 2003, 2002 and 2001, the company reported non-cash adjustments to net income of $3.4 million, ($4.9) million and ($4.2) million, respectively for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts.

Investing Activities

      Cash used in investing activities has traditionally been for capital expenditures or acquisitions. Of the $541.3 million used for investing activities from January 1 through September 30, 2004, $523.9 million was for the acquisition of TXUCV. Similarly, in 2003, $284.8 million was used for the acquisition of ICTC from McLeod USA. The company used $17.3 million and $8.9 million for capital expenditures for the nine months ended September 30, 2004 and 2003, respectively.

      During the year ended December 31, 2003 cash used in investing totaled $296.1 million. In addition to the acquisition of ICTC from McLeod we made capital expenditures of $11.3 million. For the years ended 2002 and 2001, capital expenditures accounted for all of the investing activities. Over the three years ended December 31, 2003, we used $38.5 million in cash for capital investments. Of that total, 73.2%, or $28.2 million, was for the expansion or upgrade of outside plant facilities and switching assets.

      We expect capital expenditures in 2005 to be $33.5 million, which will be used primarily to maintain and upgrade our physical plant.

Financing Activities

      For the nine months ended September 30, 2004, net cash provided by financing activities was $526.1 million compared to $285.7 million of net cash provided by financing activities for the nine months ended September 30, 2003. In connection with the TXUCV acquisition in April 2004, we incurred $637.0 of new long-term debt, repaid $186.3 million of debt and received $89.0 million in net capital contributions from our existing equity investors. To fund the ICTC acquisition in 2003, we received $283 million from equity and debt issuances and approximately $9.2 million in proceeds from the sale of the building subject to the LATEL sale/leaseback described under “Certain Relationships and Related Party Transactions — LATEL Sale/Leaseback”. Long-term debt of $7.2 million was also repaid in the first nine months of 2003.

      For the year ended December 31, 2003, net cash provided by financing activities was $277.4 million. The majority was from financing obtained to fund the ICTC acquisition during the nine months ended September 30, 2003 described above. After settling the purchase consideration, funds from financing activities were also used to repay $10.2 million of outstanding borrowings under the CoBank credit facility in 2003. For the years ended December 31, 2002, and December 31, 2001, net cash used in financing activities was $16.6 and $18.9 million, respectively. 2002 and 2001 financing activities were primarily attributable to funds required to settle intercompany net receivables with McLeodUSA.

     Debt and Capital Leases

      On the closing of the TXUCV acquisition, CCI terminated its CoBank credit facility, Texas Holdings and CCI severally entered into, and borrowed under, the existing credit facilities, we issued the senior notes and CCV assumed the former TXUCV capital leases. In connection with this offering, we expect to amend and restate the existing credit facilities and redeem 35.0% of the outstanding principal amount of our senior notes pursuant to an optional redemption provision in the indenture.

      The following tables summarize our indebtedness and capital leases as of September 30, 2004 on an historical basis and on a pro forma basis to give effect to this offering and the related transactions:

Historical Debt and Capital Leases

	Amount	Maturity Date	Rate(1)

	(in thousands)
Revolving credit facility	$—	April 14, 2010	LIBOR + 2.50%
Term loan A facility(2)	118,667	April 14, 2010	LIBOR + 2.50%
Term loan B facility	313,950	October 14, 2011	LIBOR + 2.75%
Senior notes	200,000	April 1, 2012	9.75%
Capital lease	429	March 1, 2007	6.50%
Capital lease	885	March 1, 2007	6.50%

Pro Forma Debt and Capital Leases

	Amount	Maturity Date	Rate(1)

	(in thousands)
Revolving credit facility	$—	April 14, 2010	LIBOR + 2.50%
Term loan D facility	391,116	October 14, 2011	LIBOR + 2.50%
Senior notes	130,000	April 1, 2012	9.75%
Capital lease	1,314	March 1, 2007	6.50%

(1)	As of September 30, 2004, the applicable LIBOR rate for our borrowings was 1.975%.

(2)	As of September 30, 2004, the applicable interest rate on the term loan B facility was LIBOR plus 2.75%. On October 22, 2004, we amended and restated the existing credit facilities to, among other things, convert all borrowings then outstanding under the term loan B facility into approximately $314.0 million of aggregate borrowings under a term loan C facility. As of October 22, 2004, the applicable rate on borrowings under the term loan C facility was LIBOR plus 2.50%. The weighted average interest rate of our borrowings under the term loan C facility was 4.36%.

Existing Credit Facilities and Amended and Restated Credit Facilities

      On April 14, 2004, CCI and Texas Holdings entered into the existing credit facilities pursuant to which CCI borrowed an aggregate of $170.0 million, $50.0 million under the term loan A facility and $120.0 million under the term loan B facility, and Texas Holdings borrowed an aggregate of $267.0 million, $72.0 million under the term loan A facility and $195.0 million under the term loan B facility. In addition, the existing credit facilities also provided for a $30.0 million revolving credit facility, that was available to both CCI and Texas Holdings in the same proportion as borrowings under the term loan facilities, none of which had been drawn as of September 30, 2004. Borrowings under the existing credit facilities were secured by substantially all of the assets of CCI (except ICTC, which is contingent upon obtaining the consent of the ICC for ICTC to guarantee $195.0 million of the borrowings) and Texas Holdings.

      On October 22, 2004, we entered into an amended and restated credit agreement that, among other things, converted all borrowings then outstanding under the term loan B facility into approximately $314.0 million of aggregate borrowings under a new term loan C facility. The term loan C facility is substantially identical to the term loan B facility, except that the applicable margin for borrowings through April 1, 2005 is 1.50% with respect to base rate loans and 2.50% with respect to London Inter-Bank Offer Rate, or LIBOR, loans. Thereafter, provided certain credit ratings are maintained, the applicable margin will be 1.25% for base rate loans and 2.25% for LIBOR loans.

      The borrowings under the existing credit facilities bore interest at a rate equal to an applicable margin plus, at the borrowers’ election, either a “base rate” or LIBOR. The applicable margin was based upon the borrowers’ total leverage ratio. As of September 30, 2004, the applicable margin for interest rates on LIBOR based loans was 2.50% on the term loan A facility and 2.75% on the term loan B facility. The applicable margin for the alternative base rate loans was 1.50% per year for the revolving loan facility and term loan A facility and 1.75% for the term loan B facility. At September 30, 2004, the weighted average interest rate, including swaps, on our term debt was 5.2% per annum. At October 22, 2004, the date on which our existing credit facilities were amended and restated to, among other things, convert all borrowings under the term loan B facility into borrowings under a term loan C facility, the weighted average interest rate of our borrowings under the term loan C facility was 4.36%.

      Concurrently with the closing of this offering, we will amend and restate our existing credit facilities with a group of lenders, including Credit Suisse First Boston, acting through its Cayman Islands branch, an affiliate of Credit Suisse First Boston LLC, an underwriter in this offering, providing for a total of up to $425.0 million in new term and revolving credit facilities, which we refer to as the amended and restated credit facilities.

      The amended and restated credit facilities will provide financing of up to $425.0 million, consisting of:

•	a new term loan D facility of up to $395.0 million maturing on October 14, 2011; and

•	a $30.0 million new revolving credit facility maturing on April 14, 2010.

The amended and restated credit facilities will bear the same rates of interest as before their amendment and restatement and that they will require no amortization of principal before their maturity. However, under certain circumstances, we may be required to make annual mandatory prepayments with a portion of our available cash, as described under “Description of Indebtedness — Amended and Restated Credit Facilities — Restricted Payments”. For a more complete description of the expected terms of the amended and restated credit facilities, see “Description of Indebtedness — Amended and Restated Credit Facilities”.

      Upon closing of the amendment and restatement, we intend to repay in full the $118.7 million of debt under our term loan A facility and the $314.0 million of debt under our term loan C facility (plus any revolving debt, which we anticipate will be zero) and to borrow $391.1 million under a new term loan D facility. Upon the closing of the amended and restated credit facilities and such repayment, we will have a total of $391.1 million outstanding under the term loan D facility and no debt outstanding under the revolving credit facility.

      We expect the term loan D facility will provide for up to $395.0 million in commitments by the lenders and to borrow approximately $391.1 million on the closing of this offering based on our September 30, 2004 cash balance. If, at the closing, our cash balance is less than our cash balance on September 30, 2004, we could borrow up to the entire amount of the term loan D facility. See “Description of Indebtedness — Amended and Restated Credit Facilities.”

Senior Notes

      In connection with the TXUCV acquisition, we and Consolidated Communications Texas Holdings, Inc. issued $200.0 million in aggregate principal amount of senior notes. The senior notes are our senior unsecured obligations. Following the reorganization, CCI Holdings will succeed to the obligations of Consolidated Communications Texas Holdings, Inc. under the indenture and Homebase under its non-recourse guarantee. In addition, the lenders under the amended and restated credit facilities will release us, as successor to Homebase, from that guarantee.

      The indenture contains customary covenants that restrict our, and our restricted subsidiaries’ ability to, incur debt and issue preferred stock, make restricted payments (including paying dividends on, redeeming, repurchasing or retiring our capital stock), enter into agreements restricting our subsidiaries’ ability to pay dividends, make loans or transfer assets to us, create liens, sell or otherwise dispose of assets, including capital stock of subsidiaries, engage in transactions with affiliates, engage in sale and leaseback transactions, engage in business other than telecommunications businesses and consolidate or merge. For a more complete description of the indenture, see “Description of Indebtedness — Senior Notes”.

      Following the closing, we plan on redeeming 35.0% of the aggregate amount of the senior notes, or $70 million, with a portion of the net proceeds we will receive from this offering, pursuant to an optional redemption provision. The total cost of the redemption, including the redemption premium, will be $76.8 million.

Covenant Compliance

      We believe that our new amended and restated credit agreement will be and the indenture governing our senior notes are material agreements, that the covenants contained in these agreements are material terms of these agreements and that the information presented below about these covenants is material to investors’ understanding of our financial condition and liquidity. In addition, the breach of covenants in our amended and restated credit facilities, which will be based on ratios that include EBITDA as a component, could result in a default under these facilities, allowing the lenders to elect to declare all amounts borrowed due and payable, and, as a result, and possibly resulting in a default under our indenture.

      Our amended and restated credit facilities will restrict our ability to pay dividends directly in proportion to the amount of Bank EBITDA that we generate and our compliance with a total net leverage ratio, among other things. We are also restricted from paying dividends under the indenture governing our senior notes. However, the indenture restriction is significantly less restrictive than the restriction that will be contained in our amended and restated credit facilities. Under the amended and restated credit facilities, if the total net leverage ratio, as of the end of any fiscal quarter, is greater than 4.75:1.00, we will be required to suspend dividends on our common stock unless otherwise permitted by an exception for dividends that may be paid from the portion of the proceeds of any sale of our equity not used to make mandatory prepayments of loans and not used to fund acquisitions, capital expenditures or make other investments. During any dividend suspension period, we will be required to repay debt in an amount equal to 50.0% of any increase in our Available Cash during such dividend suspension period, among other things.

      In addition, we will not be permitted to pay dividends if an event of default under the amended and restated credit facilities has occurred and is continuing. In particular, it will be an event of default if:

•	our senior secured leverage ratio, as of the end of any fiscal quarter, is greater than 4.00 to 1.00; or

•	our fixed charge coverage ratio, as of the end of any fiscal quarter, is not (x) after the closing date and on or prior to December 31, 2005, at least 2.50 to 1.00, (y) after January 1, 2006 and on or prior to December 31, 2006, at least 2.00 to 1.00 and (z) after January 1, 2007, at least 1.75 to 1.00.

As a result of the above, the presentation of Bank EBITDA and the ratios referred to above is appropriate to provide additional information to investors to demonstrate compliance with, and our ability to pay dividends under, the applicable covenants.

Twelve Months
	Year Ended	Ended
	December 31,	September 30,

	2003	2004

(unaudited)
Bank EBITDA	$122.8	$132.4
Total net leverage ratio	4.20:1.00	3.90:1.00
Senior secured leverage ratio	3.23:1.00	2.99:1.00
Fixed charge coverage ratio	3.71:1.00	3.99:1.00

The calculation of the total net leverage ratio assumes no prepayment of the amended and restated credit facilities during the periods presented. For a more complete description of Bank EBITDA, the total net leverage ratio and related provisions, see “Description of Indebtedness — Amended and Restated Credit Facilities.”

      Bank EBITDA is different than EBITDA that is derived solely from GAAP components. Bank EBITDA should not be construed as alternatives to net cash from operating or investing activities, cash flows from operations or net income (loss) as defined by GAAP, and it is not on its own necessarily indicative of cash available to fund our cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and this presentation of Bank EBITDA may not be comparable to other similarly titled measures of other companies.

GECC Capital Leases

      CCI Texas is a party to a Master Lease Agreement with GECC, as further described in “Description of Indebtedness — GECC Capital Leases” elsewhere in this prospectus.

Capital Requirements

      In 2004, our primary uses of cash and capital consisted of the following:

•	scheduled principal and interest payments on our long-term debt;

•	capital expenditures for CCI Holdings of approximately $33.8 million for network, central offices and other facilities and information technology for operating support and other systems; and

•	approximately $6.5 million in aggregate to integrate and restructure the operations of CCI Illinois and CCI Texas following the TXUCV acquisition, of which we had spent $2.3 million on integration as of September 30, 2004.

      In 2005, we expect that our primary uses of cash and capital will consist of the following:

•	interest payments on our long-term debt;

•	capital expenditures of approximately $33.5 million for similar investments as we made in 2004;

•	approximately $7.5 million in TXUCV integration and restructuring costs; and

•	incremental costs associated with being a public company.

      The expected one-time integration and restructuring costs of approximately $14 million in aggregate for 2004 and 2005 will be in addition to certain additional ongoing costs we will incur to expand certain administrative functions, such as those relating to SEC reporting and compliance, and do not take into account other potential cost savings of and expenses of the TXUCV acquisition. We do not expect to incur costs relating to the TXUCV integration after 2005.

      Beyond 2005, we will require significant cash to service and repay debt and make capital expenditures. In the future, we will assess the need to expand our network and facilities based on several criteria, including the expected demand for access lines and communications services, the cost and expected return on investing to develop new services and technologies and competitive and regulatory factors. We believe that our current network in Illinois is capable of supporting video with limited additional capital investment.

      In the future, we also expect to assess the cost and benefit of selected acquisitions, joint ventures and strategic alliances as market conditions and other factors warrant. If we were to make an acquisition, we could fund any such acquisition by using available cash, incurring debt (whether borrowings under our amended and restated revolving credit facility or publicly or privately issuing debt securities), subject to the restrictions in the agreements governing our debt, issuing equity securities or raising proceeds from the sale of assets or a combination of these funding sources. Currently, we are not pursuing any acquisition or other strategic transaction.

      Our amended and restated credit facilities will limit the amounts we may spend on capital expenditures between 2004 and 2011. We will be limited to aggregate capital expenditures of $45.0 million each year. In the event the full amount allotted to capital expenditures is not spent during a fiscal year, the remaining balance may be carried forward to the following year only. However, the carried forward balance may not be utilized until such time as the amount originally established as the capital expenditure limit for such year has been fully utilized.

Effect of this Offering and the Related Transactions on Results of Operations, Liquidity and Capital Resources

      We expect that this offering and the related transactions will have the following effects on our results of operations, liquidity and capital resources in the future:

Results of Operations.

•	We will pay approximately $11.8 million in one-time fees and expenses in connection with this offering and the related transactions, $8.7 million of which are related to the offering and will be recorded as a reduction to paid-in capital and $3.1 million of which are related to the amendment and restatement of the existing credit facilities and will be recorded as deferred financing costs that will be amortized over the life of the term loan D facility.

•	We will pay a premium of $6.8 million in connection with the redemption of senior notes.

•	We will have a net decrease in interest expense of $9.7 million per year due to the redemption of senior notes and amendment and restatement of the credit facilities.

•	We will have a net reduction in deferred financing costs, due to the write-off of approximately $2.1 million and approximately $1.3 million of deferred financing costs relating to the redemption of senior notes and the repayment of the existing term loan A facility and the incurrence of approximately $3.2 million of deferred financing costs to amend and restate the existing credit facilities.

•	As a result of the amendment and restatement of our credit facilities, we will (a) have $18.4 million less in scheduled amortization payments due to the elimination of the requirement to amortize outstanding principal amounts and (b) no longer be required to prepay our outstanding term loans with 50% of our excess cash flow.

•	As a public company, we expect to incur approximately $1.0 million in incremental ongoing expenses as described above.

•	Following this offering, we will have $5.0 million less annually in selling, general and administrative expenses from the termination of the two professional service agreements as described above.

•	We expect to incur a non-cash compensation expense of $13.3 million as a result of the amendment and restatement of our restricted share plan in connection with this offering. In the future, we expect to incur an additional $13.3 million of non-cash compensation expense under the restricted share plan that will be recognized ratably over the remaining three year vesting period of the issued, but unvested restricted shares outstanding at the offering date. We may also incur additional non-cash compensation expenses in connection with any new grants under our 2005 long-term incentive plan, consistent with other public companies.

•	As a result of the dividend policy that our board of directors will adopt on the closing of this offering, we currently intend to pay an initial dividend of $ per share on or about , 2005 and to continue to pay quarterly dividends at an annual rate of $ per share for the first year following the closing of this offering, subject to various restrictions on our ability to do so. We expect the aggregate impact of this dividend policy in the year following the closing of the offering to be $47.5 million. The cash requirements of the expected dividend policy are in addition to our other expected cash needs, both of which we expect to be funded with cash flow from operations.

In addition, we expect we will have sufficient availability under our amended and restated revolving credit facility to fund dividend payments in addition to any expected fluctuations in working capital and other cash needs, although we do not intend to borrow under this facility to pay dividends.

      We believe that our dividend policy will limit, but not preclude, our ability to grow. If we continue paying dividends at the level currently anticipated under our dividend policy, we may not retain a sufficient amount of cash, and may need to seek refinancing, to fund a material expansion of our business, including any significant acquisitions or to pursue growth opportunities requiring capital expenditures significantly beyond our current expectations. In addition, because we expect a significant portion of cash available will be distributed to the holders of our Class A common stock under our dividend policy, our ability to pursue any material expansion of our business will depend more than it otherwise would on our ability to obtain third-party financing. Currently, we are not pursuing any acquisitions or other strategic transactions.

      Capital Resources. Our debt will decrease by $111.5 million due to the repayment of $118.7 million of the term loan A facility, the repayment of the $314.0 million term loan C facility, additional borrowings of $391.1 million under the new term loan D facility (resulting in a net repayment of $41.5 million of the outstanding balance under our amended and restated credit facilities) and a redemption of $70.0 million of senior notes. Although we will have this net debt reduction, we will still be able to incur additional debt under the amended and restated credit facilities and the indenture governing our senior notes. As of September 30, 2004, after giving effect to this offering and the related transactions, we would have been able to incur an additional $103.2 million of debt.

      We believe that cash flow from operating activities, together with our existing cash and borrowings available under the amended and restated credit facilities, will be sufficient for approximately the next twelve months to fund our currently anticipated requirements for dividends, interest payments on our indebtedness, capital expenditures, TXUCV integration and restructuring costs, incremental costs associated with being a public company, taxes and certain other costs. After 2005, our ability to fund these requirements and to comply with the financial covenants under our debt agreements will depend on the results of future operations, performance and cash flow. Our ability to do so will be subject to prevailing economic conditions and to financial, business, regulatory, legislative and other factors, many of which are beyond our control.

      We may be unable to access the cash flow of our subsidiaries since certain of our subsidiaries are parties to credit or other borrowing agreements that restrict the payment of dividends or making intercompany loans and investments, and those subsidiaries are likely to continue to be subject to such restrictions and prohibitions for the foreseeable future. In addition, future agreements that our subsidiaries may enter into governing the terms of indebtedness may restrict our subsidiaries’ ability to pay dividends or advance cash in any other manner to us.

      To the extent that our business plans or projections change or prove to be inaccurate, we may require additional financing or require financing sooner than we currently anticipate. Sources of additional financing may include commercial bank borrowings, other strategic debt financing, sales of nonstrategic assets, vendor financing or the private or public sales of equity and debt securities. We cannot assure you that we will generate sufficient cash flow from operations in the future, that anticipated revenue growth will be realized or that future borrowings or equity contributions will be available in amounts sufficient to provide adequate working capital, service our indebtedness or make anticipated capital expenditures. Failure to obtain adequate financing, if necessary, could require us to significantly reduce our operations or level of capital expenditures which could have a material adverse effect on our projected financial condition and results of operations.

Surety Bonds

      In the ordinary course of business, we enter into surety, performance and similar bonds. As of September 30, 2004, we had approximately $2.7 million of these types of bonds outstanding.

Table of Contractual Obligations & Commitments

      As of September 30, 2004, our material contractual cash obligations and commitments would have been:

	Payments Due by Period

	Total	2004	2005	2006	2007	2008	Thereafter

	(in thousands)
Long-term debt(a)	$521,116	$—	$—	$—	$—	$—	$521,116
Operating leases	19,192	1,031	4,736	3,781	3,072	2,837	3,735
Capital leases(b)	1,314	127	527	563	97	—	—
Minimum purchase contract(c)	1,254	99	396	396	363	—	—
Pension and other post-retirement obligations(d)	61,022	1,116	6,079	3,902	3,103	3,161	43,661

Total contractual cash obligations and commitments	$603,898	$2,373	$11,738	$8,642	$6,635	$5,998	$568,512

(a)	This item consists of loans expected to be outstanding under the amended and restated credit facilities and our senior notes. The amended and restated credit facilities consist of a $391.1 million term loan D facility maturing on October 14, 2011, which will be drawn on the closing of this offering, and a $30.0 million revolving credit facility maturing on April 14, 2010, which is expected to be fully available but undrawn immediately following the closing of this offering. See “Description of Indebtedness — Amended and Restated Credit Facilities”. The table does not reflect any amortization of long-term debt, that is because none requires any amortization prior to its scheduled maturity.

(b)	This item consists of $1.3 million of capital leases entered into by CCI Texas with GECC. See “Description of Indebtedness — GECC Capital Leases”.

(c)	As of September 30, 2004, the minimum purchase contract was a 60-month High-Capacity Term Payment Plan agreement with Southwestern Bell, dated November 25, 2002. The agreement requires CCI Texas to make monthly purchases of at least $33,000 from Southwestern Bell on a take-or-pay basis. The agreement also provides for an early termination charge of 45.0% of the monthly minimum commitment multiplied by the number of months remaining through the expiration date of November 25, 2007. As of September 30, 2004, the potential early termination charge was approximately $0.6 million.

(d)	Pension funding is an estimate of our minimum funding requirements through 2004 to provide pension benefits for employees based on service through 2003. Obligations relating to other post retirement benefits are based on estimated future benefit payments. Our estimates are based on forecasts of future benefit payments which may change over time due to a number of factors, including life expectancy, medical costs and trends and on the actual rate of return on the plan assets, discount rates, discretionary pension contributions and regulatory rules. See Note E (Post Retirement Benefit Plans) to the consolidated financial statements of TXUCV and Note 8 (Pension Costs and Other Post Retirement Benefits) of CCI Holdings consolidated financial statements.

Impact of Inflation

      The effect of inflation on our financial results has not been significant in the periods presented.

Recent Accounting Pronouncements

      In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities, the primary objective of which is to provide guidance on the identification of entities for which control is achieved through means other than voting rights, defined as variable interest entities, and to determine when and which business enterprise should consolidate the variable interest entity as the “primary beneficiary”. This new model applies when either (1) the existing equity investors, if any, do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity’s activities without additional financial support. In addition, FIN 46 requires additional disclosures. CCI Holdings does not expect FIN 46 to have a material impact on its investment in unconsolidated subsidiaries.

      In December 2003, the U.S. Congress enacted the Medicare Prescription Drug, Improvement and Modernization Act of 2003 that will provide a prescription drug subsidy beginning in 2006 to companies that sponsor post-retirement health care plans that provide drug benefits. Additional legislation is anticipated that will clarify whether a company is eligible for the subsidy, the amount of the subsidy available and the procedures to be followed in obtaining the subsidy. In May 2004, the FASB issued Staff Position 106-2 “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003”, which provides guidance on the accounting and disclosure for the effects of this Act. We have determined that our post-retirement prescription drug plan is actuarially equivalent and intend to reflect the impact beginning on July 1, 2004.

Quantitative and Qualitative Disclosures About Market Risk

      We are exposed to market risk from changes in interest rates on our long-term debt obligations. We estimate our market risk using sensitivity analysis. Market risk is defined as the potential change in the fair value of a fixed-rate debt obligation due to hypothetical adverse change in interest rates and the potential change in interest expense on variable rate long-term debt obligations due to a change in market interest rates. The fair value on long-term debt obligations is determined based on discounted cash flow analysis, using the rates and the maturities of these obligations compared to terms and rates currently available in long-term debt markets. The potential change in interest expense is determined by calculating the effect of the hypothetical rate increase on the portion of variable rate debt that is not hedged through the interest swap agreements described below and does not assume changes in our capital structure. As of September 30, 2004, 66.5% of our long-term debt obligations would have been fixed rate and approximately 33.5% would have been variable rate obligations not subject to interest rate swap agreements.

      As of September 30, 2004, after giving effect to this offering and the related transactions, we would have had $391.1 million, including $175.5 million, of variable rate debt outstanding under the amended and restated credit facilities. Our exposure to fluctuations in interest rates would have been limited by interest rate swap agreements that would effectively convert a portion of the variable rate debt to a fixed-rate basis, thus reducing the impact of interest rate changes on future interest expenses. As of September 30, 2004, we would have had interest rate swap agreements covering $215.6 million of aggregate principal amount of our variable rate debt at fixed LIBOR rates ranging from 2.99% to 3.35% and expiring on December 31, 2006, May 19, 2007 and December 31, 2007. As of September 30, 2004, the fair value of the interest rate swaps would have amounted to a liability of $0.7 million, net of taxes.

      As of September 30, 2004, we would have had $130.0 million of aggregate principal amount of fixed rate long-term debt obligations with an estimated fair market value of $133.3 million based on the overall weighted average interest rate of our fixed rate long-term debt obligations of 9.75% and an overall weighted maturity of 7.5 years, compared to rates and maturities currently available in long-term debt markets. Market risk is estimated as the potential loss in fair value of our fixed rate long-term debt resulting from a hypothetical increase of 10.0% in interest rates. Such an increase in interest rates would have resulted in an approximately $3.1 million decrease in the fair value of our fixed rate long-term debt. As of September 30, 2004, we would have had $175.5 million of variable rate debt not covered by the interest rate swap agreements. If market interest rates averaged 1.0% higher than the average rates that prevailed from January 1, 2004 through September 30, 2004, interest expense would have increased by approximately $1.3 million for the period.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS — CCI TEXAS

      We present below Management’s Discussion and Analysis of Financial Condition and Results of Operations of CCI Texas. The following discussion should be read in conjunction with the historical consolidated financial statements and notes and other financial information related to CCV (formerly TXUCV) appearing elsewhere in this prospectus.

Overview

CCI Texas’ Business

      CCI Texas is an established rural local exchange company that provides communications services to residential and business customers in Texas. As of September 30, 2004, CCI Texas would have been the 18th largest local telephone company in the United States had it been a separate company, based on industry sources, with approximately 169,472 local access lines and approximately 14,276 DSL lines in service. CCI Texas’ main source of revenues is its local telephone businesses in Texas, which offers an array of services, including local dial tone, custom calling features, private line services, long distance, dial-up and high-speed Internet access, carrier access and billing and collection services. CCI Texas also operates complementary businesses, including publishing telephone directories and offering wholesale transport services on a fiber optic network.

      Beginning in 1999, CCI Texas began operating a competitive telephone company business in a number of local markets in Texas. The competitive telephone company business grew to more than 58,000 lines in service by the end of 2001, at which time CCI Texas reevaluated its strategic direction and decided to refocus on its rural telephone company business. During the subsequent 18 months, CCI Texas systematically exited certain of its less profitable competitive telephone company markets, ceased service to residential customers and concentrated on making the competitive telephone company profitable by focusing solely on business customers within a limited number of geographic markets. In late 2002, CCI Texas decided to exit the competitive telephone company business entirely, placed its competitive telephone company assets and customer base for sale and classified all competitive telephone company assets and liabilities as held for sale. In 2003, CCI Texas continued to rationalize its business plan and, in March 2003, CCI Texas sold the majority of its remaining competitive telephone company customer base and assets to Grande Communications. By the end of March 2003, with the exception of a small number of remaining competitive telephone company customers who were in the process of transitioning to other carriers, CCI Texas had effectively exited the competitive telephone company business. As a result of the foregoing, our financial results as of and for the year ended December 31, 2003 are not directly comparable to prior periods.

      Competitive telephone company revenues, reflected in Exited Operations, represent primarily local access revenues and features attributable to competitive telephone company customers. In addition, some competitive telephone company customers also subscribed to other CCI Texas services including long distance and dial-up Internet. For the relevant periods, the revenues from competitive telephone company customers associated with these products are included in the relevant product categories listed above.

      In 2002, as a part of CCI Texas’ refocus on its Texas rural telephone companies, CCI Texas initiated a process to sell its transport business. The transport assets were consequently classified as held for sale at the end of 2002. In early 2003, it became apparent that a sale of the entire company was likely and the decision was made to cease efforts to sell the transport network as a separate entity. Consequently, in June 2003, the transport assets were reclassified as held and used.

TXUCV Acquisition

      Prior to April 14, 2004, TXUCV had been a direct, wholly owned subsidiary of Pinnacle One, which is owned by TXU Corp. When the acquisition was consummated on April 14, 2004, Homebase, through its indirect, wholly owned subsidiary Texas Holdings, acquired all of the capital stock of TXUCV. Texas

Holdings was formed solely for the purpose of acquiring TXUCV. TXUCV was subsequently renamed CCV.

Revenues

      For the year ended December 31, 2003, 85.1% of CCI Texas’ $194.8 million of revenues were derived from local and long distance voice and data services and associated carrier access fees and subsidies associated with customers within CCI Texas’ Texas rural telephone companies’ service areas. Of the remaining 14.9% of revenues, $10.4 million, or 5.3%, was derived from directory advertising and publishing, $12.8 million, or 6.6%, was derived from transport services, primarily to other carriers, and $5.9 million, or 3.0%, was associated with products or services that CCI Texas no longer offers.

      In 2003, CCI Texas experienced a slight decline in its number of local access lines of 0.3%, or 441 from approximately 172,083 local access lines to approximately 171,642 local access lines. This decline was comprised of a 1.8% decline in residential access lines to approximately 116,862 access lines partially offset by business line growth of 3.3% to approximately 54,780 business access lines at the end of the year. We believe that the principal reason our Texas rural telephone company lost local access lines in this period was due to the weak economy in Texas. In addition, we believe we lost local access lines due to the disconnection of second telephone lines by our residential customers in connection with their substituting DSL or cable modem service for dial-up Internet access and wireless service for wireline service. Furthermore, CCI Texas implemented a more stringent disconnect policy for non-paying customers in July 2003 following the consolidation of CCI Texas’ two local billing systems. Partially offsetting some of this residential decline was an increase in housing starts in the suburban parts of our Texas rural telephone companies’ service areas.

      CCI Texas’ number of DSL subscribers grew substantially in 2003, compared to 2002. We believe this growth was due to CCI Texas’ strong focus on selling DSL service, including the deployment of a customer self-installation kit. DSL lines in service increased 59.8% to approximately 8,668 lines as of December 31, 2003 from approximately 5,423 lines as of December 31, 2002. CCI Texas’ penetration rate for DSL lines in service was 5.1% of our Texas rural telephone companies’ local access lines December 31, 2003.

      In October 2003, CCI Texas initiated a new campaign to market service bundles. While CCI Texas offered limited service bundles prior to 2003, this initiative was subsequently marketed more aggressively and took advantage of increased pricing flexibility associated with the change from a Chapter 59 to Chapter 58 state regulatory election. See “Regulation — State Regulation of CCI Texas”. Between the introduction of five service bundles in October 2003 and December 31, 2003, CCI Texas sold over 7,500 service bundles.

      In 2002, CCI Texas began to sell and publish its yellow and white pages directories in-house. Until then, CCI Texas had contracted with a third party provider to sell, publish and distribute its directories. As compensation for selling and publishing the directories, CCI Texas had previously paid this contractor a portion of the directory revenues on a revenue share basis of between 32.5% and 35.5%. The first directory that CCI Texas produced in-house was the Lufkin directory published in August 2002, which was followed by the Conroe directory in February 2003 and the Katy directory in April 2003.

      CCI Texas’ transport business has remained relatively stable despite the general pricing pressure in the wholesale transport business nationwide. This stability is partly due to the relative lack of competition on some of CCI Texas’ routes and CCI Texas having built fiber routes directly to some significant carrier customers. In 2002, CCI Texas began to investigate selling the transport network and, consequently did not focus on aggressively growing this part of its business. In light of TXU Corp.’s decision to sell the entire company in 2003, CCI Texas continued to manage the transport network in a maintenance mode and did not make any significant investments in the network. We intend to continue to evaluate the opportunities for growing the transport business going forward.

      We intend to focus on continuing to increase the revenues per access line in our Texas rural telephone companies’ service areas primarily generated from local dial tone, long distance, custom calling features and data and Internet services. Our primary focus will be to increase our DSL penetration and the bundling of local access, custom calling features, long distance, voicemail and DSL. We expect that the sale of communications services to customers in our Texas rural telephone companies’ service areas will continue to provide the predominant share of CCI Texas’ revenues.

Expenses

      Operating expenses include network operating cost and selling, general and administrative expenses. They have fluctuated over the past three years because CCI Texas’ business strategy has undergone several significant changes. The exit from the competitive telephone company line of business contributed to a significant reduction in the size of the company and led to expense reductions primarily in employee expenses and network circuit and operating costs. Several significant systems projects contributed to higher costs historically than we anticipate will be the case in the future. These projects included a financial system restructuring and conversion, the integration of the Consolidated Communications of Fort Bend Company billing and operations systems and projects designed to automate procedures and processes. The establishment of a more significant headquarters presence in Irving, Texas and the relocation of many functions from the field to Irving also generated incremental cost.

Network Operating Costs

      CCI Texas’ cost of services includes:

•	expenses related to plant costs, including those related to network and general support costs, central office switching and transmission costs, and cable and wire facilities;

•	general plant costs, such as testing, provisioning, network, administration, power and engineering; and

•	the cost of transport and termination of long distance and private lines outside our Texas rural telephone companies’ service areas.

      CCI Texas operates a dedicated long distance switch in Dallas and transports the majority of its long distance traffic to this switch over its transport network. Historically, CCI Texas was a party to several long distance contracts for the purchase of wholesale long distance minutes that involved minimum volume commitments and that, at times, resulted in above market rate average costs per minute for long distance services. CCI Texas has since terminated all such contracts requiring minimum volume commitments and now has considerably greater flexibility in its ability to select long distance carriers for its traffic and to manage a variety of carriers in order to minimize its cost of long distance minutes. CCI Texas’ cost of providing long distance service is currently significantly lower than the average in 2003, and CCI Texas believes that it will be able to continue providing long distance services to its subscribers more profitably than it has been able to do historically.

Selling, General and Administrative Expenses

      Selling, general and administrative expenses include:

•	selling and marketing expenses;

•	expenses associated with customer care;

•	billing and other operating support systems; and

•	corporate expenses.

      CCI Texas markets to residential customers and small business customers primarily through its customer service centers and to larger business customers through a dedicated, commissioned sales force. The transport and directory divisions use dedicated sales forces.

      CCI Texas has operating support and other back office systems that are used to enter, schedule, provision and track customer orders, test services and interface with trouble management, inventory, billing, collection and customer care service systems for the local access lines in our Texas rural telephone companies’ operations. We maintain an information technology staff based in Irving, Conroe and Lufkin who maintain and update our various systems.

      We are in the process of migrating key business processes of CCI Illinois and CCI Texas onto single, company-wide systems and platforms. Our objective is to improve profitability by reducing individual company costs through centralization, standardization and sharing of best practices. We expect that our operating support systems costs will increase temporarily as we integrate CCI Illinois’ and CCI Texas’ back office systems. As of September 30, 2004, $1.4 million and $0.9 million has been spent on integration in Texas and Illinois, respectively.

Depreciation and amortization expenses

      CCI Texas recognizes depreciation expenses for our regulated telephone plant and equipment and nonregulated property and equipment using the straight-line method. The depreciation rates and depreciable lives for regulated telephone plant and equipment are approved by the PUCT. CCI Texas’ depreciable assets have the following useful lives:

Years

Buildings	15-35
Network and outside plant facilities	5-30
Furniture, fixtures, and equipment	3-17

      Amortization expenses were recognized on goodwill over its useful life, normally 15 to 40 years prior to January 1, 2002. Beginning January 1, 2002, CCI Texas implemented SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires that goodwill and intangible assets that have indefinite useful lives not be amortized, but rather be tested annually for impairment. CCI Texas conducted impairment tests and recorded impairment losses of $13.2 million and $18.0 million respectively for 2003 and 2002.

      The following summarizes revenues and operating expenses from continuing operations for TXUCV, the predecessor of CCV, for the years ended December 31, 2001, 2002 and 2003. The results of operations presented herein for all periods prior to the acquisition are sometimes referred to as the results of operations of the predecessor.

	Year Ended December 31,

	2001		2002		2003

	$	% of Total	$	% of Total	$	% of Total
	(millions)	Revenues	(millions)	Revenues	(millions)	Revenues

Revenues(1)
Local calling services	$52.5	25.3%	$54.3	25.3%	$56.2	28.9%
Network access services	37.0	17.8	36.2	16.9	35.2	18.1
Subsidies	28.6	13.8	31.8	14.8	41.4	21.2
Long distance services	23.4	11.3	20.1	9.4	13.4	6.9
Data and Internet services	14.9	7.2	14.1	6.6	14.7	7.5
Directory publishing	8.3	4.0	9.6	4.4	10.4	5.3
Transport services	10.3	5.0	12.6	5.8	12.8	6.6
Other services	8.4	4.0	6.0	2.8	4.8	2.5
Exited services	24.1	11.6	30.0	14.0	5.9	3.0

Operating Revenues	$207.5	100.0%	$214.7	100.0%	$194.8	100.0%

	Year Ended December 31,

	2001		2002		2003

	$	% of Total	$	% of Total	$	% of Total
	(millions)	Revenues	(millions)	Revenues	(millions)	Revenues

Expenses
Operating expenses(2)	$184.3	88.8%	$186.3	86.8%	$133.8	68.7%
Depreciation and amortization	50.2	24.2	41.0	19.1	32.9	16.9
Other charges(3)	—	—	119.4	55.6	13.4	6.9

Total operating expenses	234.5	113.0	346.7	161.5	180.1	92.5
Operating (loss) income	(27.0)	(13.0)	(132.0)	(61.5)	14.7	7.5
Total other (expense) income, net	(1.2)	(0.6)	3.9	1.8	(4.6)	(2.4)
(Loss) income before income taxes	(28.2)	(13.6)	(128.1)	(59.7)	10.1	5.1
Income tax (benefit) expense	(6.3)	(3.0)	(38.3)	(17.9)	12.4	6.4

Net (loss) income	$(21.9)	(10.6)%	$(89.8)	(41.8)%	$(2.3)	(1.3)%

(1)	This category corresponds to the line items presented under “Business — CCI Texas” and provides more detail than that presented in the consolidated statement of operations and comprehensive loss of TXUCV. See the consolidated financial statements of TXUCV.

(2)	This line item includes network operating costs and selling, general and administrative expenses.

(3)	This line item includes restructuring, asset impairment and other charges and goodwill impairment charges.

Results of Operations

Year ended December 31, 2003 compared to December 31, 2002

Revenues

      CCI Texas’ total revenues decreased by 9.3%, or $19.9 million, to $194.8 million in 2003 from $214.7 million in 2002. The decrease was primarily due to CCI Texas’ exit from the competitive telephone company business.

      Local services revenues increased 3.5%, or $1.9 million, to $56.2 million in 2003 from $54.3 million in 2002. The increase was primarily due to the success of targeted promotions of custom calling features.

      Network access revenues decreased 2.8%, or $1.0 million, to $35.2 million in 2003 from $36.2 million in 2002. During the last two years, the FCC instituted certain modifications to our Texas rural telephone companies’ cost recovery mechanisms, decreasing implicit support, which allowed rural carriers to set interstate network access charges higher than the actual cost of originating and terminating calls, and increasing explicit support through subsidy payments from the federal universal service fund.

      Subsidies revenues increased 30.2%, or $9.6 million, to $41.4 million in 2003 from $31.8 million in 2002. The increase was due in part to the subsidy settlement processes resulting in the recovery of additional subsidy payments associated with prior years and 2003. Since our Texas rural telephone companies are regulated under a rate of return mechanism for interstate revenues, the value of assets in the interstate rate base is critical to calculating this rate of return and therefore, the subsidies our Texas rural telephone companies will receive. During 2003, the Texas rural telephone companies recognized revenues of $6.4 million of receipts from the federal universal service fund that were attributable to 2002 and 2001, which was a larger out-of-period adjustment than in prior years. The receipts were the result of filings CCI Texas made in 2003 that updated prior year cost studies and reclassified certain asset and expense categories for regulatory purposes. The increase was also due to the FCC modifications to our Texas rural telephone companies cost recovery mechanisms described above in network access service revenues.

      Long distance services revenues decreased by 33.3%, or $6.7 million, to $13.4 million in 2003 from $20.1 million in 2002 due to decreased minutes of use and a change in the average rate per minute due to customers selecting lower rate plans.

      Data and Internet services revenues increased by 4.3%, or $0.6 million, to $14.7 million in 2003 from $14.1 million in 2002. The increase was primarily due to increased sales of DSL service. Growth in sales of DSL lines of 59.8% in 2003 contributed to a penetration of 5.1%, or approximately 8,668 DSL lines in service, as of December 31, 2003. The increase was offset by a decrease in dial-up Internet service driven by the substitution by customers of high speed Internet access and a decrease in dial-up and DSL customers as a result of CCI Texas exiting the competitive telephone company business.

      Directory Publishing revenues increased by 8.3%, or $0.8 million, to $10.4 million in 2003 from $9.6 million in 2002. The increase was in part due to the transition from a third party sales force to an internal sales force for the sale of advertising for yellow and white pages directories, beginning with the publication of the Lufkin directory in August 2002 and followed by Conroe in February 2003 and Katy in April 2003. This transition resulted in increased sales productivity and higher revenues due to the termination of revenue sharing with the previous publisher of between 32.5% and 35.5%. Since CCI Texas recognizes the revenues from each directory over the 12-month life of the directory, 2003 revenues still reflect a combination of outsourced and in-house directory operations.

      Transport services revenues remained flat in 2003 with no significant customer gains or losses.

      Other services revenues decreased by 20.0%, or $1.2 million, to $4.8 million in 2003 from $6.0 million in 2002. The decrease was due to a reduction in equipment sales to our competitive telephone company customers and the termination of the pager product line.

      Exited services revenues decreased 80.3%, or $24.1 million, to $5.9 million in 2003 from $30.0 million in 2002. The decrease was due to decreases in revenues from the exit of the competitive telephone company business and from lower revenues from wholesale long distance service. Of this amount, $19.6 million was related to the local service revenues from the competitive telephone company business and $4.5 million was related to the wholesale long distance service resulting from the exit from these businesses.

Operating Expenses

      Operating expenses decreased by 28.2%, or $52.5 million, to $133.8 million in 2003 from $186.3 million in 2002. The decrease was due principally to the following factors.

•	Network costs decreased primarily as a result of CCI Texas having substantially exited the competitive telephone company business by the end of March 2003, which led to the removal of leased circuit costs from SBC and other carriers.

•	Related to the exit from the competitive telephone company business, total headcount decreased by 161 to 644 as of December 31, 2003. CCI Texas estimates that the actual expense of salaries and benefits for these employees was approximately $4.4 million in addition to the $4.4 million in severance costs CCI Texas incurred in connection with these terminations.

•	Bad debt expense decreased by $11.0 million from $10.2 million in 2002 to a $0.8 million benefit in 2003. This was primarily due to (1) a re-evaluation of the bad debt reserve from $5.0 million at year-end 2002, which included a $2.7 million reserve for MCI accounts receivable due to the bankruptcy of MCI’s parent, Worldcom, Inc., to $1.5 million at year-end 2003 and (2) a decrease in bad debt write-offs to $2.3 million in 2003, which decrease primarily related to the exit from the competitive telephone company business.

•	Those network costs that were not associated with the competitive telephone company decreased due to process improvements and network optimization projects. Process improvements were related to implementation of an automated system for tracking circuit costs payable to other carriers, including a monthly feed to the general ledger. Network optimization projects included renegotiation of contracts with long distance and other carriers, which eliminated monthly minimum usage fees. In addition, network costs decreased due to the removal of circuits in connection with the exit from the wholesale long distance business.

•	Operating expenses decreased due to one-time system consolidation projects in 2002 that were not experienced in 2003. This decrease, however, was partially offset by expenses associated with a one-time software development project to enhance CCI Texas’ customer billing system in connection with the sale process.

•	The incurrence of $1.4 million of one-time transaction costs, including financial and legal expenses associated with preparing TXUCV for sale.

•	In addition, $2.4 million in retention bonuses that were paid to key employees to facilitate the sales transaction process while running the day to day operations of the business.

Depreciation and Amortization

      Depreciation and amortization expense decreased 19.8%, or $8.1 million, to $32.9 million in 2003 from $41.0 million in 2002 primarily due to the decrease in depreciable asset base resulting from the impairment write-down of the transport and competitive telephone company assets. In connection with the impairment, TXUCV recorded a $90.3 million write-down of the net book value of its transport and competitive telephone company depreciable assets from $98.3 million to $8.0 million.

Other Charges

      Other charges decreased 88.8%, or $106.0 million, to $13.4 million in 2003 from $119.4 million in 2002. This decrease is primarily due to asset impairment and restructuring charges for the competitive telephone company and transport business of $0.2 million in 2003 compared to $101.4 million in 2002. In accordance with SFAS No. 142, CCI Texas conducted impairment tests on October 1, 2003 and October 1, 2002 and, as a result of TXU’s decision in 2003 to sell TXUCV for a known price and CCI Texas’ decision to exit the competitive telephone company and transport businesses, recognized on its consolidated financial statements, goodwill impairment losses of $13.2 million and $18.0 million, respectively for the years ended December 31, 2003 and 2002.

Other Income (Expense)

      Other income (expense) decreased 217.9%, or $8.5 million, to $(4.6) million from $3.9 million. The decrease was primarily due to a decrease in interest expense of $2.1 million (net of allowance for funds used during construction), a decrease in minority interest of $8.9 million which resulted from the large transport impairment charges recorded in 2002, which was offset by an increase in partnership income of $0.4 million. Partnership income is primarily derived from a minority interest in two cellular partnerships as further described in “Business — CCI Texas — Cellular Partnerships”.

Income Tax Expense (Benefit)

      Income tax expense increased by 132.4%, or $50.7 million, to $12.4 million in 2003 from $(38.3) million in 2002. Of this increase, $48.3 million was due to the federal income tax effect of the increase in income before income taxes of $138.2 million primarily due to the significant one-time charges in 2002 discussed above. Related to this increase was the increase in state franchise tax of $4.8 million and the tax effect on minority interest of $3.1 million. The remaining $(5.5) million of the change was primarily due to permanent differences and a change in the valuation reserve. See Note D (Income Taxes) to the audited consolidated financial statements of TXU Communications Ventures Company and Subsidiaries.

Year Ended December 31, 2002 Compared to December 31, 2001

Revenues

      CCI Texas’ total operating revenues increased by 3.5%, or $7.2 million, to $214.7 million in 2002 from $207.5 million in 2001. The increase was primarily due to an increase in average competitive telephone company access lines from 40,930 to 43,023. As described above, all competitive telephone company operations were substantially sold or exited by the end of March 2003.

      Local calling services revenues increased 3.4%, or $1.8 million, to $54.3 million in 2002, from $52.5 million in 2001. The increase was due to an increase in sales of custom calling features and a 1.3% increase in total local access lines to 172,083 lines for the year ended December 31, 2002 from 169,894 lines for the year ended December 31, 2001.

      Network access services revenues decreased by 2.2%, or $0.8 million, to $36.2 million in 2002 from $37.0 million in 2001. The decrease was the result of a decrease in minutes of use, which was partially offset by an increase in end user subscriber line charges. In addition, during 2001 and 2002, the FCC instituted certain modifications to our Texas rural telephone companies’ cost recovery mechanisms, decreasing implicit support, which allowed rural carriers to set interstate network access charges higher than the actual cost of originating and terminating calls, and providing explicit support through subsidy payments from the federal universal service fund.

      Subsidies increased by 11.2%, or $3.2 million, to $31.8 million in 2002 from $28.6 million in 2001. The increase was due in part to the FCC modifications to our Texas rural telephone companies’ cost recovery mechanisms described above in network access services revenues and due to an increase in federal universal service fund payments due to higher operating expenses and plant investment in 2002 compared with the national average.

      Long distance services revenues decreased by 14.1%, or $3.3 million, to $20.1 million in 2002 from $23.4 million in 2001. The decrease was due to a decrease in minutes of use.

      Data and Internet services revenues decreased by 5.4%, or $0.8 million, to $14.1 million in 2002 from $14.9 million in 2001 due to a change in sales focus to higher margin products which was partially offset by an increase in DSL sales and a modest increase in dial-up Internet service.

      Directory Publishing revenues increased 15.7%, or $1.3 million, to $9.6 million in 2002 from $8.3 million in 2001. The increase was due to increased advertising sales. The improvement was partially attributable to bringing the sales and production functions in-house during 2002 as described above, resulting in a partial year recognition of higher revenues on the Lufkin directory from its publication in August 2002 through the end of the year.

      Transport services revenues increased by 22.3%, or $2.3 million, to $12.6 million in 2002 from $10.3 million in 2001. The increase was primarily due to an increase in one-time revenues associated with new service orders by existing customers and some incremental recurring revenues from existing and new customers.

      Other services revenues decreased by 28.6%, or $2.4 million, to $6.0 million in 2002 from $8.4 million in 2001. The decrease was primarily due to non-recurring equipment sales in 2001.

      Exited services revenues increased by 24.5%, or $5.9 million, to $30.0 million in 2002 from $24.1 million in 2001. The increase was due to increased competitive telephone company sales.

Operating Expenses

      Total operating expenses increased by 1.1%, or $2.0 million, to $186.3 million in 2002 from $184.3 million in 2001. The increase was due to the following factors: selling, general and administrative expenses increased due to increased expenditures made in anticipation of future rural telephone company acquisitions and expenses related to the relocation of the TXUCV corporate headquarters, including costs for employee severance and relocation expenses. Informational technology costs increased due to systems consolidation projects, including the consolidation of select billing systems. Bad debt expense increased as the result of a $2.7 million reserve for MCI receivables and a more stringent policy for calculating reserves. Offsetting the above were large cost reductions during 2002 related to competitive telephone company activities due to exiting non-profitable markets and holding the competitive telephone company operations for sale. As a result of these activities, net headcount dropped by 397, to 823 employees at December 31, 2002 from 1,220 employees at December 31, 2001.

Depreciation and Amortization

      Depreciation and amortization expense decreased by 18.3%, or $9.2 million, to $41.0 million in 2002 from $50.2 million in 2001. The decrease was primarily due to the elimination of goodwill amortization of $13.7 million recorded in 2001. SFAS No. 142 was adopted by CCI Texas on January 1, 2002 requiring the discontinuation of goodwill amortization.

Other Income (Expense)

      Other income (expense) decreased 425.0%, or $5.1 million, to $3.9 million of income in 2002 from $(1.2) million of expense in 2001. The decrease was primarily due to a decrease in interest expense of $3.6 million (net of an allowance for funds used during construction), an increase in minority interest of $7.5 million which resulted from the transport impairment charges recorded in 2002 and a decrease in partnership income of $0.8 million. These were offset by a decrease in the gain on sale of property and investments of $5.6 million primarily related to the sale of an 18.0% interest in a cellular partnership other than CCI Texas’ continuing investment in GTE Mobilnet of South Texas, L.P. and GTE Mobilnet of Texas RSA #17, L.P. in December 2001. See Note H (Investments in Nonaffiliated Companies) to the audited Consolidated Financial Statements of TXU Communications Ventures Company and Subsidiaries. Partnership income is primarily derived from a minority interest in the two continuing cellular partnerships.

Income Tax Expense (Benefit)

      Income tax benefit increased 507.9%, or $32.0 million, to $(38.3) million in 2002 from $(6.3) million in 2001. Of this increase, $34.7 million was associated with the federal income tax effect of the decrease in income before taxes of $99.9 million. Related to this was the decrease in state franchise tax of $3.5 million and the tax effect on minority interest of $2.6 million. The remaining $(8.8) million of the increase was primarily due to permanent differences and a decrease in the valuation reserve.

Critical Accounting Policies and Use of Estimates

      Our financial statements are prepared in accordance with accounting principles that are generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Management continually evaluates its estimates and judgments including those related to subsidies revenues, regulatory accounting, allowance for uncollectible accounts, valuation of goodwill, and pension and postretirement benefits. Actual results may differ from these estimates. We believe that of our significant accounting policies, the following may involve a higher degree of judgment and complexity.

Subsidies Revenues

      Consolidated Communications of Texas Company and Consolidated Communications of Fort Bend Company participate in revenue sharing arrangements with other telephone companies, sometimes referred to as pools. Such sharing arrangements are funded by national universal service funding, subscriber line charges and access charges in the interstate market. Revenues earned through the sharing arrangements are initially recorded based on estimates we make regarding our costs to provide services. These estimates are then subject to adjustment in future accounting periods as actual operating results become available.

Regulatory Accounting

      Consolidated Communications of Texas Company and Consolidated Communications of Fort Bend Company, as independent telephone companies, follow accounting for regulated enterprises which requires our rural telephone companies to depreciate wireline plant over the useful lives approved by the regulators. Management has determined that the useful lives of plant assets used for regulatory and financial reporting purposes are consistent the accounting principles generally accepted in the United States and, therefore, any adjustments to the telecommunications plant would be immaterial.

Allowance for Uncollectible Accounts

      We evaluate the collectibility of CCI Texas’ accounts receivable based on a combination of factors. When we are aware of a specific customer’s inability to meet its financial obligations, such as a bankruptcy filing or substantial down-grading of credit scores, CCI Texas’ records a specific allowance against amounts due to set the net receivable to an amount it believes reasonable to be collected. For all other customers, CCI Texas reserves a percentage of the remaining outstanding accounts receivable balance as a general allowance based on a review of specific customer balances, company trends and experience with prior receivables, the current economic environment and the length of time the receivables are past due. If circumstances change, CCI Texas will review the adequacy of the allowance, and its estimates of the recoverability of amounts due it could be reduced by a material amount.

Valuation of Goodwill

      We review our goodwill for impairment as part of our annual business planning cycle in the fourth quarter and whenever events or circumstances make it more likely than not that an impairment may have occurred. Several factors could trigger an impairment review such as:

•	Significant underperformance relative to expected historical or projected future operating results,

•	Significant regulatory changes that would impact future operating revenues

•	Significant negative industry or economic trends and

•	Significant changes in the overall strategy in which we operate our overall business.

      We use discounted cash flows to determine if impairment exists. This requires management to make assumptions regarding future income and discount rates, both of which affect this calculation. Net goodwill totaled $242.2 million for CCI Texas at September 30, 2004.

Pension and Postretirement Benefits

      The amounts recognized in the financial statements related to pension and postretirement benefits are determined on an actuarial basis utilizing several critical assumptions.

      A significant assumption used in determining our pension and postretirement benefit expense is the expected long-term rate of return on plan assets. In 2003, we used an expected long-term rate of return in the range of 8.0% to 8.5%. We will move towards a consistent use of 8.0% for 2004 as we move toward uniformity of assumptions and investment strategies across all our company sponsored plans and in response to actual returns on our portfolio being significantly below expected return levels during several of the recent plan years.

      Another significant estimate is the discount rate used in the annual actuarial valuation of pension and postretirement benefit plans obligations. In determining the appropriate discount rate, we consider the current yields on high quality corporate fixed-income investments with maturities corresponding to the expected duration of the benefit obligations. As of December 31, 2003, the discount rates utilized ranged from 6.0% to 6.25%. We will use 6.0% for 2004 for all plans.

      In connection with the acquisition of TXUCV, TXU Corp. contributed $2.9 million to TXUCV’s pension plan. We expect to contribute $3.2 million to the CCI Texas pension plan and $1.0 million to the

CCI Texas other postretirement benefits plans in 2005. In 2004, CCI Illinois contributed $0.9 million to its pension plan and another $0.9 million to its other postretirement plan. We do not expect to contribute to the CCI Illinois pension plan in 2005, but do expect to contribute $0.8 million to its other postretirement plan.

BUSINESS

Overview

      We are an established rural local exchange company that provides communications services to residential and business customers in Illinois and in Texas. As of September 30, 2004, we were the 16th largest local telephone company in the United States, based on industry sources, with approximately 257,726 local access lines and approximately 24,385 DSL lines in service. Our main sources of revenues are our local telephone businesses in Illinois and Texas, which offer an array of services, including local dial tone, custom calling features, private line services, long distance, dial-up and high-speed Internet access, carrier access and billing and collection services. We also operate a number of complementary businesses. In Illinois, we provide additional services such as telephone services to county jails and state prisons, operator and national directory assistance and telemarketing and order fulfillment services. In Texas, we publish telephone directories and offer wholesale transport services on a fiber optic network.

      Each of the subsidiaries through which we operate our local telephone businesses is classified as a rural telephone company under the Telecommunications Act. Our rural telephone companies are ICTC, Consolidated Communications of Fort Bend Company and Consolidated Communications of Texas Company. Our rural telephone companies in general benefit from stable customer demand and a favorable regulatory environment. In addition, because we primarily provide service in rural areas, competition for local telephone service has been limited due to the generally unfavorable economics of constructing and operating competitive systems in these areas.

      We had $327.1 and $244.9 million of revenues for the year ended December 31, 2003 and for the nine months ended September 30, 2004, respectively, of which approximately 14.5% and 17.1%, respectively, were a result of state and federal subsidies. We had a $9.5 million net loss for the year ended December 31, 2003 and $8.5 million of net income for the nine months ended September 30, 2004. As of September 30, 2004, we had $633.9 million of total long-term debt, $201.1 million of redeemable preferred shares and an accumulated deficit of $8.5 million on an historical basis.

Our Strengths

Stable Local Telephone Business

      We are the incumbent local telephone company in the rural communities we serve, and demand for local telephone services from our residential and business customers has been stable despite changing economic conditions. We operate in a favorable regulatory environment, and competition in our markets is limited. As a result of these favorable characteristics, the cash flow generated by our local telephone business is relatively consistent from year to year, and our long-standing relationship with our local telephone customers provides us with an opportunity to pursue increased revenue per access line by selling additional services to existing customers using integrated packages, or bundles, of local, long distance and internet service on a single monthly bill.

Favorable Regulatory Environment

      Each of the subsidiaries through which we operate our local telephone businesses is classified as a rural telephone company under the Telecommunications Act. As a result, we are exempt from some of the more burdensome interconnection and unbundling requirements that have affected larger incumbent telephone companies. Also, we benefit from federal and Texas state subsidies designed to promote widely available, quality telephone service at affordable prices in rural areas, which are also referred to as universal service. In 2003, CCI Illinois received $6.0 million from the federal universal service fund and CCI Texas received an aggregate $41.4 million from the federal universal service fund and the Texas universal service fund. Of the $41.4 million received by CCI Texas, $6.4 million represented the recovery of additional subsidy payments from the universal service fund for prior periods, which was a larger out-of-period adjustment than in prior years. In the aggregate, the $47.4 million comprised 14.5% of our revenues in 2003, after giving effect to the TXUCV acquisition. For the nine months ended September 30, 2004,

CCI Illinois received $10.0 million from the federal universal service fund, $2.7 million of which represented the recovery of additional subsidy payments from the federal universal service fund for prior periods and CCI Texas received an aggregate $31.9 million from the federal universal service fund and the Texas universal service fund, $2.7 million of which represented the recovery of additional subsidy payments from the federal universal service fund for prior periods. In the aggregate, the $41.9 million comprised 17.1% of revenues for the nine months ended September 30, 2004.

Attractive Markets and Limited Competition

      The geographic areas in which our rural telephone companies operate are characterized by a balanced mix of stable, insular territories in which we have limited competition and growing suburban areas where we expect our business to grow in tandem. Currently, we have limited competition for basic voice services from wireless carriers and cable providers.

      Our Lufkin, Texas and central Illinois markets have experienced nominal population growth over the past decade. As of September 30, 2004, 136,289, or approximately 53%, of our 257,726 local telephone access lines were located in these markets. We have experienced limited competition in these markets because the low customer density and high residential component have discouraged the significant capital investment required to offer service over a competing network.

      Our Conroe, Texas and Katy, Texas markets are suburban areas located on the outskirts of the Houston metropolitan area that have experienced above-average population and business employment growth over the past decade as compared to Texas and the United States as a whole. According to the most recent census, the median household income in the primary county in our Conroe market was over $50,000 per year and in our Katy market was over $60,000 per year, both significantly higher than the median household income in Texas of $39,927 per year. As of September 30, 2004, 121,437, or approximately 47%, of our 257,726 local access lines were located in these markets.

Technologically Advanced Network

      We have invested significantly in the last several years to build a technologically advanced network capable of delivering a broad array of reliable, high quality voice and data and Internet services to our customers on a cost-effective basis. For example, as of September 30, 2004, approximately 90% of our total local access lines in both Illinois and Texas were DSL-capable, excluding access lines already served by other high speed connections. The service options we are able to provide over our existing network allow us to generate additional revenues per customer. We believe our current network in Illinois is capable of supporting video with limited additional capital investment.

Broad Service Offerings and Bundling of Services

      We offer our customers a single point of contact for access to a broad array of voice and data and Internet services. For example, we offer all of our customers custom calling features, such as caller name and number identification, call forwarding and call waiting. In addition, we offer value-added services such as teleconferencing and voicemail. These service options allow us to generate additional revenues per customer.

      We also generate additional revenues per customer by bundling services. Bundling enables us to provide a more complete package of services to our customers at a relatively small incremental cost to us. We believe the bundling of services results in increased customer loyalty and higher customer retention. As of September 30, 2004, our Illinois Telephone Operations had over 6,300 customers who subscribed to service bundles that included local service, custom calling features and voicemail and approximately 1,900 additional customers who subscribed to service bundles that included these services and Internet access. This represents an increase of approximately 21% over the number of Illinois customers who subscribed to service bundles as of December 31, 2003. Our Texas Telephone Operations introduced a new campaign to market service bundles and sold over 7,500 new service bundles between their introduction in October 2003 and December 2003 and over 7,900 for the nine months ended September 30, 2004.

Experienced Management Team with Proven Track Record

      With an average of approximately 20 years of experience in both regulated and non-regulated telecommunications businesses, our management team has demonstrated the ability to deliver profitable growth while providing high levels of customer satisfaction. Specifically, our management team has:

•	particular expertise in providing superior quality services to rural customers in a regulated environment;

•	a proven track record of successful business integrations, including the integration of ICTC and several related businesses, including long distance and private line services, into McLeodUSA in 1998; and

•	a proven track record of launching and growing of new, regulated services, such as long distance and DSL services, and complementary services, such as operator and telemarketing and order fulfillment services.

Business Strategy

Improve Operating Efficiency and Maintain Capital Expenditure Discipline

      Since acquiring ICTC and the related businesses in December 2002, we have made significant operating and management improvements. We have centralized many of our business and back office functions for our Illinois Telephone Operations. By providing these centrally managed resources to our Illinois operating companies, we have allowed our management and customer service functions to focus on their business and to better serve our customers in a cost-effective manner. We intend to continue to seek and implement more cost efficient methods of managing our business, including sharing best practices across our operations.

      We believe we have successfully managed the capital expenditures for our Illinois Telephone Operations in order to optimize our returns, while appropriately allocating resources to allow us to maintain and upgrade our network. We intend to maintain our capital expenditure discipline across our company.

Increase Revenues Per Customer

      We will continue to focus on increasing our revenues per customer, primarily by seeking to increase our DSL service’s market penetration, increasing the sale of other value-added services and encouraging customers to subscribe for service bundles. We believe that this strategy enables us to provide a more complete package of services to our customers and increase our revenues per customer at a relatively small incremental cost to us.

      As of September 30, 2004, our Illinois rural telephone company had over 6,300 customers who subscribed to service bundles that included local service, custom calling features and voicemail and approximately 1,900 additional customers who subscribed to service bundles that included these services and Internet access. This represents an increase of approximately 21% over the number of Illinois customers who subscribed to service bundles as of December 31, 2003. Our Texas Telephone Operations introduced a new campaign to market service bundles and sold over 7,500 new service bundles between their introduction in October 2003 and December 2003 and over 7,900 for the nine months ended September 30, 2004. As of September 30, 2004, approximately 20,200 customers in Texas have subscribed to our service bundles.

      We are expanding our service bundle in Illinois with the introduction of an all-digital video service. Having made the necessary upgrades to our network and purchased programming content, we launched digital video service in the first quarter of 2005 in our key Illinois exchanges: Mattoon; Charleston; and Effingham. Initial customer feedback has been positive, and management believes that video will enhance the competitive appeal of our service bundle and increase revenue per customer.

      We plan to use innovative marketing strategies for enhanced, ancillary services and to continue to offer new applications and technologies. By building on our long-standing relationships with our customers while continuing to offer new services, we believe we can continue to generate strong revenues and cash flow.

     Build on our Reputation for High Quality Service

      We will seek to continue to build on our strong reputation, which dates to 1894 in Illinois and 1898 in Texas. We plan to do this by continuing to offer a broad array of high quality telecommunications services and consistent, high quality customer service. We have consistently exceeded all ICC and PUCT quality of service requirements, and we believe we can continue this standard of excellence throughout the company. We will continue to focus on building long-term relationships with our customers by having an active local presence. We believe these strategies will lead to high levels of customer loyalty and increased demand for our services in Illinois and Texas.

     Selective Acquisitions

      We intend to pursue a disciplined process of selective acquisitions of access lines from Regional Bell Operating Companies and other rural local exchange carriers, as well as acquiring providers of businesses complementary to ours, such as dial-up and DSL Internet access services. Over the past five years, Regional Bell Operating Companies have divested a significant number of access lines nationwide and are expected to continue these divestitures in order to focus on larger markets. We also believe there may be attractive opportunities to acquire rural local exchange carriers. For example, in Illinois and Texas, there are approximately 90 rural local exchange carriers serving a fragmented market representing approximately 1.5 million total access lines. Our acquisition criteria include:

•	attractiveness of the markets;

•	quality of the network;

•	our ability to integrate the acquired company efficiently;

•	potential operating synergies; and

•	the potential of any proposed transaction to permit increased dividends on our common stock.

Currently, we are not pursuing any acquisitions or other strategic transactions.

History of the Company

      Founded in 1894 as the Mattoon Telephone Company by the great-grandfather of our Chairman, Mr. Lumpkin, CCI Illinois began as one of the nation’s first independent telephone companies. After several subsequent acquisitions, the Mattoon Telephone Company was incorporated as the Illinois Consolidated Telephone Company, or ICTC, on April 10, 1924. On September 24, 1997, McLeodUSA acquired the predecessor of CCI.

      The Lumpkin family has been continuously involved in managing CCI Illinois since inception, including the period during which it was owned by McLeodUSA, when Mr. Lumpkin served as Vice Chairman of McLeodUSA and Chairman of ICTC. In December 2002, Mr. Lumpkin, through his affiliated entity Central Illinois Telephone, together with Providence Equity and Spectrum Equity, purchased the capital stock and assets of ICTC and several related businesses from McLeodUSA for $271.2 million and assumed specified liabilities. CCI Holdings was formed on March 22, 2002 as an acquisition vehicle for the purpose of acquiring ICTC and several related businesses from McLeodUSA.

      TXUCV began operations in November 1997 with the acquisition by TXU Corp. of Lufkin-Conroe Communications, a fourth-generation family-owned business founded in 1898. The regional telephone company subsidiary of Lufkin-Conroe Communications was renamed TXU Communications Telephone Company. In August 2000, TXU Corp. contributed the parent company of Fort Bend Telephone Company, a family-owned business based in Katy, Texas which began operations in 1914, to TXUCV. Beginning in 1999, TXUCV began operating a competitive telephone company in a number of local markets within Texas. In late 2001, TXUCV decided to refocus its business strategy on its Texas rural telephone companies. TXUCV systematically exited its competitive telephone company markets, culminating in the sale of some of its competitive telephone company operations to Texas-based Grande Communications in March 2003 and the termination of the remainder of its competitive telephone company operations by June 2003.

      On April 14, 2004, we acquired TXUCV, an indirect, wholly owned subsidiary of TXU Corp., for a cash purchase price of $523.9 million. Texas Holdings, a Delaware corporation, was formed on October 8, 2003 for the sole purpose of acquiring TXUCV from TXU Corp. TXUCV was subsequently renamed to CCV.

      CCI Holdings is a holding company with no income from operations or assets except for the capital stock of CCI and Texas Holdings. Instead, all of our operations are conducted through CCI Illinois and CCI Texas.

Telephone Operations

Illinois

      Our Illinois Telephone Operations consist of local telephone, long distance and data and Internet services and serves residential and business customers in central Illinois. As of September 30, 2004, our Illinois Telephone Operations had approximately:

•	88,254 local access lines in service, of which approximately 64% served residential customers and 36% served business customers;

•	61% long distance penetration of its local access lines;

•	8,038 dial-up Internet customers; and

•	10,109 DSL lines, which represented an approximately 11.5% penetration of total local access lines. Approximately 90% of our total local access lines in Illinois, excluding local access lines already served by other high speed connections, are DSL-capable.

      In 2003, our Illinois Telephone Operations generated $90.3 million of revenues and $28.2 million from cash flows from operating activities. For the nine months ended September 30, 2004, our Illinois Telephone Operations generated $71.9 million of revenues and $17.6 million of cash flows from operating activities. As of September 30, 2004, our Illinois Telephone Operations had total assets of $245.5 million.

      The following chart summarizes the primary sources of revenues for Illinois Telephone Operations for the nine months ended September 30, 2004.

	% of Net
	Revenue of Illinois
Revenue Source	Telephone Operations	Description

Local Calling Services	35.6%	Offers the local customer the ability to originate and receive an unlimited number of calls within a defined local calling area. The customer is charged a flat monthly fee for basic service, including local calls, and service charges for custom calling features, value added services and local private line services.

	% of Net
	Revenue of Illinois
Revenue Source	Telephone Operations	Description

Network Access Services	24.6%	Offers long distance and other carriers the opportunity to use our Illinois network to originate or terminate long distance calls in our Illinois service area. Network access charges are paid by the long distance or other carriers to our Illinois Telephone Operations and are regulated by the FCC and the ICC. These revenues also include special access and certain regulated, end-user charges.
Subsidies	13.9%	Our Illinois Telephone Operations receive federal subsidy payments designed to promote widely available, quality telephone service at affordable prices in rural areas.
Long Distance Services	11.5%	Offers intrastate and interstate long distance services provided to local customers in Illinois who subscribe to our Telephone Operations’ long distance services.
Data and Internet Services	9.9%	Offers DSL, non-local private line service, dial-up Internet access and frame relay networks and related enhanced Internet services.
Other Services	4.5%	Offers other services, including billing and collection services and commissions from the sale of advertising for yellow and white pages directories.

      The percentages of revenues listed above have been adjusted to eliminate intra-company revenues and provide more detail than that presented in the consolidated statement of income of CCI. See consolidated financial statements of CCI and audited combined financial statements of ICTC and the related businesses.

      Local calling services include dial tone and local calling services. Our Illinois Telephone Operations generally charge residential and business customers a fixed monthly rate for access to the network and for originating and receiving telephone calls within their local calling area, which is the geographic area established for administration and pricing of telecommunications services. Custom calling features consist of caller name and number identification, call forwarding and call waiting. Value added services consist of teleconferencing and voicemail. For custom calling features and value added services, our Illinois Telephone Operations usually charge a flat monthly fee, which varies depending on the type of service. In addition, our Illinois Telephone Operations offer local private lines providing direct connections between two or more local locations primarily to business customers at flat monthly rates.

      Network access services allow the origination or termination of calls in our Illinois service area for which our Telephone Operations charge long distance or other carriers network access charges, which are regulated. Network access fees also apply to private lines provisioned between a customer in our Illinois service area and a location outside of our Illinois service area. For long distance calls, our Illinois Telephone Operations bill the long distance or other carrier on a per minute or per minute, per mile usage basis. For private lines, our Illinois Telephone Operations bill the long distance or other carrier at a flat monthly rate. Included in this category are subscriber line charges paid by the end user.

      Our Illinois Telephone Operations record the details of the long distance and private line calls through its carrier access billing system and bills the applicable carrier on a monthly basis. The network access charge rates for intrastate long distance calls and private lines within Illinois are regulated and approved by the ICC, whereas the access charge rates for interstate long distance calls and private lines are regulated and approved by the FCC.

      Subsidies consist of federal subsidies designed to promote widely available, quality telephone service at affordable prices in rural areas. The subsidies are allocated and distributed to our Illinois Telephone Operations from funds to which telecommunications providers, including local, long distance and wireless carriers, must contribute on a monthly basis. Funds are distributed to our Illinois Telephone Operations on a monthly basis based upon our costs for providing local service in Illinois. Unlike our Texas Telephone Operations, our Illinois Telephone Operations receive federal but not state subsidies.

      Long distance services in Illinois include services provided to subscribers to long distance plans to originate calls that terminate outside the caller’s local calling area. For this service, our Illinois Telephone Operations charges its subscribers a combination of subscription and usage fees.

      Data and Internet services include revenues from non-local private lines and the provision of access to the Internet by DSL, T-1 lines and dial-up access. Our Illinois Telephone Operations also offer a variety of data connectivity services, including frame relay networks. Frame relay networks are public data networks commonly used for local area network to local area network communications as an alternative to private line data communications. In addition, our Illinois Telephone Operations offer enhanced Internet services, which include basic web site design and hosting, content feeds, domain name services, e-mail services and obtaining Internet protocol addresses.

      Other services includes revenues from billing and collection services. Our Illinois Telephone Operations also receive what is referred to as revenue retention payments. These payments are essentially a commission on advertising revenues paid to ICTC by The Yell Group, which publishes yellow and white pages directories for our Illinois service area.

      In connection with the TXUCV acquisition, we acquired a directory sales and publishing group, which currently publishes the telephone directories for our Texas markets. We intend to have this group publish directories for our Illinois markets as well. As such, we notified Yellow Book on November 8, 2004 of our intention to terminate our directory publishing agreement. We expect to begin publishing telephone directories for our Illinois markets beginning in the third quarter of 2005.

Texas

      Our Texas Telephone Operations serve residential and business customers in east Texas and rural and suburban areas surrounding Houston. As of September 30, 2004, our Texas Telephone Operations had approximately:

•	169,472 local access lines in service, of which approximately 67% served residential customers and 33% served business customers;

•	39% long distance penetration of its local access lines in Texas;

•	14,971 dial-up Internet customers; and

•	14,276 DSL lines, which represented an approximately 8.4% penetration of total local access lines. Approximately 90% of our total local access lines, excluding local access lines already served by other high speed connections, are DSL-capable.

      Our Texas Telephone Operations also include the following complementary businesses:

      Directory Publishing sells directory advertising and publishes yellow and white pages directories in and around our Texas rural telephone companies’ service areas. The directories are each published once per year and have a combined circulation in excess of 400,000.

      Transport Services provides connectivity to customers within Texas over a fiber optic transport network consisting of approximately 2,500 route-miles of fiber. This transport network supports our long distance, Internet access and data services in Texas and provides bandwidth on a wholesale basis to third party customers, including national long distance and wireless carriers. The transport network includes fiber owned by Consolidated Communications Transport Company, a wholly owned subsidiary of CCV and East Texas Fiber Line, Inc., a corporation in which our Texas Telephone Operations own a 63.0% equity interest. In addition, Consolidated Communications Transport Company owns a 39.1% equity interest in, and is the managing partner of, Fort Bend Fibernet, a partnership.

      Cellular Partnerships. Our Texas Telephone Operations hold equity interests in the following two cellular partnerships:

•	GTE Mobilnet of South Texas, which serves the greater Houston metropolitan area. Our Texas Telephone Operations own 2.3% of the equity of this partnership. In 2003 and for the nine months ended September 30, 2004, our Texas Telephone Operations recognized income of $1.8 million and $1.8 million, respectively, and received cash distributions totaling $0.7 million and $3.2 million, respectively, from this partnership.

•	GTE Mobilnet of Texas RSA #17, which serves rural areas in and around Conroe, Texas. Our Texas Telephone Operations own 17.0% of the equity of this partnership. In 2003 and for the nine months ended September 30, 2004, our Texas Telephone Operations recognized income of $1.4 million and $1.3 million, respectively, and received cash distributions totaling $1.2 million and $0.5 million, respectively, from this partnership.

      San Antonio MTA, L.P., a wholly owned partnership of Cellco Partnership (doing business as Verizon Wireless), is the general partner for both partnerships.

      In 2003, our Texas Telephone Operations generated $194.8 million of revenues and $75.1 million from cash flows from operating activities on an historical basis. For the nine months ended September 30, 2004, our Texas Telephone Operations generated $143.1 million of revenues and $46.1 million of cash flows from operating activities. As of September 30, 2004, our Texas Telephone Operations had total assets of $734.6 million on an historical basis.

      The following chart summarizes the primary sources of revenues for our Texas Telephone Operations for the nine months ended September 30, 2004.

	% of Net
	Revenue of Our
Revenue Source	Texas Telephone Operations	Description

Local Calling Services	30.6%	Offers the local customer in Texas the ability to originate and receive an unlimited number of calls within a defined local calling area. The customer is charged a flat monthly fee for basic service, including local calls, and service charges for custom calling features, voicemail and local private line services.
Network Access Services	19.5%	Offers long distance and other carriers the opportunity to use our Texas network to originate or terminate long distance calls in our Texas service areas. Network access charges are paid by the long distance or other carriers to our Texas Telephone Operations and are regulated by the FCC and PUCT. These revenues also include special access and certain regulated, end user charges.
Subsidies	22.3%	Our Telephone Operations in Texas receive federal and state subsidy payments designed to promote widely available, quality telephone service at affordable prices in rural areas.
Long Distance Services	5.8%	Offers intrastate and interstate long distance services provided to local customers who subscribe to our long distance services in Texas.
Data and Internet Services	7.3%	Offers DSL, non-local private line service, dial-up Internet access, Asynchronous Transfer Mode, or ATM, based services and frame relay networks and related enhanced Internet services.
Directory Publishing	5.8%	Offers the sale of directory advertising and publishes yellow and white pages directories in and around our Texas service areas.
Transport Services	5.7%	Offers connectivity to customers within Texas over a fiber-optic transport network.
Other Services	3.0%	Offers other services, including equipment sales and billing and collection services.

      The percentages of revenues listed above have been adjusted to eliminate intra-company revenues and provides more detail than that presented in the consolidated statement of operations and comprehensive loss of CCV. See the Consolidated Financials Statements of CCV and its predecessor, TXUCV.

      Local call services include dial tone and local calling services. Our Texas Telephone Operations generally charge residential and business customers a fixed monthly rate for access to the network and for originating and receiving telephone calls within their local calling areas. Custom calling and other features include caller name and number identification, call forwarding, call waiting and voicemail. For custom calling features, our Texas Telephone Operations usually charge a flat monthly fee, which varies depending on the type of service. In addition, our Texas Telephone Operations offer local private lines providing direct connections between two or more local locations primarily to business customers at flat monthly rates.

      Network access services allow the origination or termination of calls in our Texas service areas for which our Texas Telephone Operations charge long distance or other carriers network access charges. The network access fees also apply to private lines provisioned between a customer in one of our Texas service areas and a location outside of such service area. For long distance calls, our Texas Telephone Operations bill the long distance or other carrier on a per minute or per minute per mile usage basis. For private lines, our Texas Telephone Operations bill the long distance or other carrier at a flat monthly rate. Included in this category are subscriber line charges paid by the end user.

      Our Texas Telephone Operations record the details of the long distance and private line calls through its carrier access billing system and bills the applicable carrier on a monthly basis. The network access charge rates for intrastate long distance calls and private lines within Texas are regulated and approved by the PUCT, whereas the access charge rates for interstate long distance calls and private lines are regulated and approved by the FCC.

      Subsidies consist of federal and state subsidies designed to promote widely available, quality telephone service at affordable prices in rural areas. The federal and state subsidies are allocated and distributed to our Texas Telephone Operations from funds to which telecommunications providers, including local, long distance and wireless carriers, must contribute on a monthly basis. Funds are distributed to our Texas Telephone Operations on a monthly basis based upon our costs for providing local service.

      Long distance services include services provided to Texas subscribers to our long distance plans to originate calls that terminate outside the caller’s local calling area. For this service, our Texas Telephone Operations charge their subscribers a combination of subscription and usage fees.

      Data and Internet services includes revenues from non-local private lines and the provision of access to the Internet by DSL, T-1 lines and dial-up access. Our Texas Telephone Operations also offer a variety of data connectivity services, including ATM services and frame relay networks. ATM is a high-speed switching technique used to transmit voice, data and video. In addition, our Texas Telephone Operations offer enhanced Internet services, which include domain name services, obtaining Internet protocol addresses, e-mail services and web site and hosting services.

      Directory Publishing includes revenues from the sale of directory advertising and the publication of yellow and white pages directories in and around our Texas service areas.

      Transport services includes revenues from the sale of transmission services for high-capacity data circuits over a fiber-optic transport network within Texas.

      Other services includes revenues from equipment sales and billing and collection services.

      Exited services are services that are no longer offered by our Texas Telephone Operations, including the competitive telephone company operations and wholesale long distance services.

Other Operations

      Our Other Operations consist of the following complementary businesses:

•	Public Services provides local and long distance service and automated collect calling from county jails and state prisons in Illinois under multi-year contracts as described under “— Customers and Markets”. These services include fraud control, customer service, call management and technical field support. The range of customized applications include institution-specific branding, call time and dollar limits, 3-way call detection, Personal Identification Number System, call blocking and screening, public defender access, call restriction application, on-site training, fully automated collect calls, touch tone and rotary dial acceptable, inmate tested equipment and monitors and recorders. Public Services also provides payphone services to approximately 356 payphones in our Illinois service area.

•	Operator Services offers both live and automated local and long distance operator assistance in Texas and national directory assistance on a wholesale and retail basis to incumbent telephone companies, competitive telephone companies, long distance companies and payphone providers. Operator Services also provides specialized message center services and corporate and governmental attendant services and private corporate directory assistance and messaging services to corporations and government agencies.

•	Market Response provides telemarketing and order fulfillment services to customers nationwide. Our order fulfillment services provide our clients with the ability to quickly and cost-effectively meet their customers’ requests for shipment of information and products. Typically, these customers are responding to a direct-response advertising campaign by the Internet, mail or telephone.

•	Business Systems sells, installs and maintains telecommunications equipment and wiring to residential and business customers in our Illinois service area and in nearby, larger markets including Champaign, Decatur and Springfield, Illinois. This operation allows us to cross-sell our services to many of our business customers in Illinois, such as colleges, hospitals and secondary schools.

•	Mobile Services provides one-way messaging service to residential and business customers. The basic paging capability has been supplemented with other complimentary mobile information services, including Internet, 800 service, info-text and voicemail.

      In 2003, our Other Operations in Illinois generated $42.0 million of revenues and $0.7 million from cash flows from operating activities. For the nine months ended September 30, 2004, our Other Telephone Operations in Illinois generated $29.9 million of revenues and $1.9 million of cash flows from operating activities. As of September 30, 2004, our Other Operations in Illinois had total assets of $71.6 million.

Customers and Markets

Illinois

      Our Illinois local telephone markets consist of 35 geographically contiguous exchanges serving predominantly small towns and rural areas in an approximately 2,681 square mile area in central Illinois. An exchange is a geographic area established for administration and pricing of telecommunications services. Our Illinois Telephone Operations is the incumbent provider of basic telephone services within these exchanges, with approximately 88,254 local access lines, or approximately 33 lines per square mile, as of September 30, 2004. Approximately 64% of our local access lines serve residential customers and the remainder serve business customers. Our business customers, 75.8% of which have one to three lines, are predominantly in the light manufacturing and services industries or are universities and hospitals. AT&T and McLeodUSA accounted for approximately 14.0% and 12.5%, of the revenues of our Illinois Telephone Operations in 2003 and for the nine months ended September 30, 2004, respectively.

      The local telephone markets served by our Illinois Telephone Operations include all or a substantial percentage of five counties: Coles; Christian; Montgomery; Effingham; and Shelby. According to the

U.S. Census 2000, the population in these counties has grown slightly in the last ten years, which is consistent with our belief that these markets are mature and stable.

Key Illinois Market Data

      We list below selected data from the U.S. Census 2000, together with our number of local access lines in Illinois as of September 30, 2004.

	Coles	Christian	Montgomery	Effingham	Shelby	Other	Totals

2000 Census Data
County Population (2000)	53,196	35,372	30,652	34,264	22,893	n/a	176,377
County Population CAGR 1990-2000	0.30%	0.27%	(0.03)%	0.78%	0.28%	n/a	n/a
County Median Household Income	$32,286	$36,561	$33,123	$39,379	$37,313	n/a	n/a
Market Territory (sq. miles)	531	662	585	26	520	357	2,681
Local Access Lines
Residence	19,576	12,512	9,731	4,476	6,172	4,174	56,641
Business	13,066	4,694	4,285	5,616	1,999	1,953	31,613

Total	32,642	17,206	14,016	10,092	8,171	6,127	88,254

Number of Exchanges	5	9	7	1	8	5	35

      Each of the counties in which our Illinois Telephone Operations operate consists of predominantly small towns and agricultural areas with a mix of small businesses. Our two largest exchanges in Illinois are Mattoon and Charleston, which are in Coles County. Effingham County’s largest town is Effingham, which is our Illinois Telephone Operations’ third largest exchange, tied for seventh place in Site Selection Magazine’s March 2003 ranking of the best U.S. small town for corporate facilities.

      Our Illinois Telephone Operations’ largest network access customers include AT&T, McLeodUSA and MCI, collectively representing 14.9% and 13.8% of our Illinois Telephone Operations’ revenues for 2003 and the nine months ended September 30, 2004, respectively.

Texas

      Our 21 exchanges in Texas serve three principal geographic markets, Conroe, Lufkin and Katy, Texas in an approximately 2,054 square mile area. Lufkin is located in east Texas and Katy and Conroe are located in the suburbs of Houston and adjacent rural areas. Our Texas Telephone Operations is the incumbent provider of basic telephone services within these exchanges, with approximately 169,472 local access lines, or approximately 83 lines per square mile, as of September 30, 2004. As of September 30, 2004, approximately 67% of our Texas local access lines served residential customers and the remainder served business customers. Our Texas business customers, approximately 82% of which have one to three lines, are predominately in the manufacturing and retail industries, and our largest business customers are hospitals, local governments and school districts.

      The local telephone markets served by our Texas Telephone Operations include all or parts of three counties: Angelina, Fort Bend and Montgomery. The population growth within Fort Bend and Montgomery has outpaced both the Texas and U.S. national averages. According to data from the U.S. Census 2000, the population of these counties grew by 3.6% annually between 1990 and 2000. This compares to a growth rate of 1.9% for Texas and 1.2% for the United States during the same period. In addition, according to the most recent census, the weighted average median household income in our three Texas markets was $55,298, which was higher than the average for Texas, which was $39,927, and for the United States, which was $42,148.

Key Texas Market Data

      In Texas we list below selected data from the U.S. Census 2000, together with our number of local access lines as of September 30, 2004.

	Conroe Market	Lufkin Market	Katy Market
	(Montgomery	(Angelina	(Fort Bend
	County)	County)	County)	Totals

2000 Census Data
County Population (2000)	293,768	80,130	354,452	728,350
County Population CAGR 1990-2000	4.9%	1.4%	4.6%
County Median Household Income	$50,864	$33,806	$63,831
Market Territory (sq. miles)	433	1,080	541	2,054
Local Access Lines Residential	50,572	31,057	32,663	114,292
Business	24,446	16,978	13,756	55,180

Total	75,018	48,035	46,419	169,472

Number of Exchanges	7	9	5	21

      The Conroe market is located primarily in Montgomery County and is centered approximately 40 miles north of Houston on Interstate I-45. Parts of the Conroe operating territory extend south to within 28 miles of downtown Houston, including parts of the affluent suburb of The Woodlands. Major industries in this market include education, health care, manufacturing, retail and social services.

      The Lufkin market is centered primarily in Angelina County in east Texas approximately 120 miles northeast of Houston and extends into three neighboring counties. Lufkin is the largest town within this market, which also includes the towns of Diboll, Hudson and Huntington. The area is a center for the lumber industry. Other significant industries include education, health care, manufacturing, retail and social services.

      The Katy market is located in parts of Fort Bend, Harris, Waller and Brazoria counties and is centered approximately 30 miles west of downtown Houston along the busy and expanding I-10 corridor. The majority of the Katy market is considered part of metropolitan Houston with major industries including administrative, education, health care, management, professional, retail, scientific and waste management services.

      Some of our largest network access customers in Texas include AT&T, MCI and Sprint.

      Directory Publishing sells advertising and publishes yellow and white pages directories in our Texas service areas and neighboring communities, with approximately 78% of yellow and white pages revenues as of September 30, 2004 derived from customers within our Texas service areas. Directory Publishing customers are primarily small- to medium-sized local businesses and companies in surrounding service areas and large national accounts that advertise nationally in local yellow and white pages directories.

      Transport Services provides connectivity in and between major markets in Texas, including Austin, Corpus Christi, Dallas, Fort Worth, Houston, San Antonio and many second- and third-tier markets in-between these centers. Major third party customers in Texas include some of the largest national wireless and long distance carriers, such as Cingular Wireless and AT&T.

Other Operations

      Public Services has provided service to inmates in Illinois state correctional facilities since 1990 and is currently providing service to 53 state and county correctional institutions. In 2003 and for the nine months ended September 30, 2004, over 93.3% and 92.8%, respectively, of Public Services revenues, which was over 39.3% and 42.2% respectively of our Other Operations’ revenues over the same periods, was derived from a contract with the Department of Corrections of the State of Illinois. Under the contract, the State of Illinois does not pay Public Services directly, but rather, Public Services bills and collects revenue from the called parties and rebates commissions to the State of Illinois based on this revenue. In 2003 and for the nine months ended September 30, 2004, the actual commissions paid by Public Services to the State of Illinois under this contract was approximately $9.2 million and $7.1 million, respectively. The initial term of the contract expires on June 2007, with five additional one-year extensions available at the State of Illinois’ option. Public Services currently serves 40 of 46 Illinois state correctional facilities pursuant to this contract.

      Operator Services offers service to callers nationwide. McLeodUSA represented 51.0% and 50.3% of Operator Services revenues for 2003 and for the nine months ended September 30, 2004, respectively, which was 10.9% and 10.1% respectively of our Other Operations’ revenues over the same periods.

      Market Response provides telemarketing and order fulfillment services to customers nationwide. The State of Illinois represented 55.1% and 45.8% of Market Response’s revenues, which was 9.6% and 8.1% of our Other Operations’ revenues during 2003 and for the nine months ended September 30, 2004, respectively, and 4.7% and 3.2% was derived from McLeodUSA over the same periods. Revenues derived from the State of Illinois related to a contract with the Illinois State Toll Highway Authority pursuant to which Market Response distributed to customers and provided customer service for transponders used for electronic toll collection on Illinois’ toll-roads. In May 2004, the State of Illinois informed us that it had awarded the renewal of this contract to another provider. Market Response ended its provision of service to the Illinois State Toll Highway Authority in September 2004. While the recent non-renewal of the contract with the Illinois State Toll Highway Authority will have a material impact on the revenues generated by our Market Response business in the near-term, we do not expect the loss of this contract to have a material adverse impact on our results of operations as a whole.

      Business Systems sells, installs and maintains telecommunications equipment and wiring primarily in our Illinois service area and nearby cities. Revenues are derived from equipment sales and maintenance contracts. Most of Business Systems’ equipment sales are telephone systems and associated wiring to small business customers.

      Mobile Services provides paging services as a convenience to some of our Illinois Telephone Operations’ emergency medical and government customers in and around our Illinois service area.

      In 2003 and for the nine months ended September 30, 2004, 49.4% and 50.8%, respectively, of the revenues of our Other Operations were derived from our relationships with various agencies of the State of Illinois, principally the Department of Corrections and the Toll Highway Authority. Overall, during 2003 and for the nine months ended September 30, 2004, 16.5% and 14.9%, respectively, of our revenues were derived from our various relationships with the State of Illinois. In addition, Public Services receives revenues from various counties in Illinois. Our predecessor’s relationship with the Department of Corrections and the Toll Highway Authority have existed since 1990 and 1997, respectively, despite changes in government administrations. Nevertheless, obtaining contracts from government agencies is challenging, and government contracts, like our contracts with the State of Illinois, often include provisions that are favorable to the government in ways that are not standard in private commercial transactions. Specifically, each of our contracts with the State of Illinois:

•	includes provisions that allow the respective state agency and county to terminate the contract without cause and without penalty under some circumstances;

•	is subject to decisions of state agencies and counties that are subject to political influence on renewal;

•	gives the State of Illinois the right to renew the contract at its option but does not give us the same right; and

•	could be cancelled if state funding becomes unavailable.

Sales and Marketing

      Key components of overall sales and marketing strategy in our Telephone Operations have included the following:

•	positioning itself as a single point of contact for customers’ telecommunications needs;

•	providing its customers with a broad array of voice and data services and bundling services where possible;

•	providing excellent customer service, including providing 24-hour, 7-day a week centralized customer support to coordinate installation of new services, repair and maintenance functions;

•	developing and delivering new services; and

•	with respect to our Illinois Telephone Operations, leveraging the history of CCI Illinois and its involvement with its local communities and expanding “Consolidated Communications” and “Consolidated” brand recognition, subject to regulatory and strategic business considerations and, with respect to our Texas Telephone Operations, leveraging the history of CCI Texas and its involvement with its local communities.

      We have combined the management teams for sales and marketing for our Illinois and Texas Telephone Operations into a single centralized organization. Our combined strategy is focused on:

•	accelerating DSL service penetration in all of our service areas;

•	cross-selling our services;

•	developing additional services to maximize revenues and increase revenues per customer;

•	increasing customer loyalty through superior customer service, local presence and motivated service employees; and

•	leveraging the telemarketing, order fulfillment and directory-assistance capabilities to provide functions that are currently being outsourced by our Texas Telephone Operations, a process that has already begun with the migration of Texas directory assistance traffic to the system in Illinois in May 2004.

Telephone Operations

      Our Illinois Telephone Operations currently have two main sales channels: customer service centers and commissioned sales people. Our Illinois customer service centers are the primary sales channels for residential and business customers with one or two phone lines, whereas commissioned sales representatives provide customized proposals to larger business customers. In addition, our customers can also visit customer retail centers for various communications needs, including new telephone, Internet and paging service purchases. We believe that customer service centers have helped decrease our customers’ late payments and bad debt due to their ability to pay their bills easily at these centers. Our Illinois Telephone Operations’ sales efforts are supported by direct mail, bill inserts, newspaper advertising, public relations activities, sponsorship of community events and website promotions.

      Our Texas Telephone Operations currently have two main sales channels: customer service centers and commissioned sales people. Our Texas customer service centers are the primary sales channels for residential customers and business customers with one or two phone lines, whereas commissioned sales people provide customized proposals to larger businesses. In addition, field service technicians in Texas are trained in customer service and are provided with incentives to cross-sell additional services to customers. Our sales efforts in Texas are supported by local print and electronic media advertising, and also by bill inserts, door hangers, special promotional activities and sponsorship of community events.

      Directory Publishing in Texas is supported by a dedicated sales force, which spends a certain number of months each year focused on each of the directory markets in order to maximize the advertising sales in each directory. We believe the directory business has been an efficient tool for marketing our other services in Texas and for promoting brand development and awareness.

      Transport Services has a sales force that consists of commissioned sales people specializing in wholesale transport products.

Other Operations

      Each of our Other Operations businesses primarily use an independent sales and marketing team comprised of dedicated field sales account managers, management teams and service representatives to execute our sales and marketing strategy. These efforts are supported by attendance at industry trade shows and leadership in industry groups including the United States Telecom Association, the Associated Communications Companies of America and the Independent Telephone and Telecommunications Alliance.

Information Technology and Support Systems

      Our information technology and support systems staff is a seasoned organization that supports day-to-day operations and develops system enhancements. The technology supporting our Telephone Operations is centered on a core of commercially available and internally maintained systems.

      We have developed detailed plans to migrate key business processes of our Illinois and Texas Telephone Operations onto single, company-wide systems and platforms. Our objective is to improve profitability by reducing individual company costs through the sharing of best practices, centralization or standardization of functions and processes and the use of technologies and systems that provide for greater efficiencies. A number of key billing, network provisioning, network management and workforce management systems of our Illinois and Texas Telephone Operations already use common software and hardware platforms, and we have successfully completed large-scale customer and billing migration projects in the last five years in both Illinois and Texas. We believe our core operating systems and hardware platform will have significant scalability.

Network Architecture and Technology

      Our local network in Illinois and Texas is based on a carrier serving area architecture. Carrier serving area architecture is a structure that allows access equipment to be placed closer to customer premises enabling the customer to be connected to the equipment over shorter copper loops than would be possible if all customers were connected directly to the carrier’s main switch. The access equipment is then connected back to that switch on a high capacity fiber circuit, resulting in extensive fiber deployment throughout the network. The access equipment is sometimes referred to as a digital loop carrier and the geographic area that it serves is the carrier serving area.

      We have begun the integration of the our long distance networks in Illinois and Texas and are leveraging the combined usage of the two networks to obtain reduced costs of transport and termination from wholesale vendors of those services. A single engineering team is responsible for the overall architecture and interoperability of the various elements in the combined network of our Illinois and Texas Telephone Operations. Currently, our Illinois Telephone Operations have a network operations center in Mattoon, which monitors network performance 24 hours per day, 365 days per year. We believe this network operations center allows our Illinois and Texas Telephone Operations to maintain high network performance standards. Our goal is to interconnect the Illinois and Texas network operations centers, using common network systems and platforms where possible. We expect this will allow us to share weekend and after-hours coverage between markets and more efficiently allocate personnel to manage fluctuations in our workload volumes.

      Our network in Illinois is supported by three advanced 100% digital switches, with a fiber network connecting 33 of our 35 exchanges and 69 of our 103 field-deployed carriers. These switches provide all of our Illinois local telephone customers with access to custom calling features, value-added services and dial-up Internet access. In addition, approximately 90% of our Telephone Operations’ total local access lines in Illinois, excluding local access lines already served by other high speed connections, are served by exchanges or carriers equipped with digital subscriber line access multiplexers, or DSLAMs, and are within distance limitations for providing DSL service. DSLAMs are devices designed to separate voice-frequency signals from DSL traffic. Our Illinois Telephone Operations have two additional switches, one primarily dedicated to long distance service and the other primarily dedicated to Public Services and Operator Services.

      In late 2003, we commenced the network improvements needed to support the introduction of an all-digital video service that is functionally similar to a digital cable television offering in our Illinois markets of Mattoon, Charleston and Effingham. We have since completed the initial capital investments necessary to provide these services and introduced digital video services in these markets in January, 2005. Other than the provision of success-based set-top boxes to subscribers, we do not anticipate having to make any material capital upgrades to our network infrastructure in connection with our introduction of digital video services in these markets. These services are currently available to approximately 74% of our residential customers in these markets, which represent approximately 25% of all of our Illinois residential customers.

      Our Texas network is supported by advanced 100% digital switches, with fiber network connecting all of our 21 exchanges and 68% of our wire centers. These switches provide all of our Texas local telephone customers with access to custom calling features. In addition, as of September 30, 2004, approximately 90% of our Texas total local access lines, excluding local access lines already served by other high speed connections, were served by exchanges or carriers are equipped with DSLAMs and were within distance limitations for providing DSL service. Our Texas Telephone Operations also dedicate a separate switch for the provision of long distance service.

      Our Texas transport network consists of approximately 2,500 route-miles of fiber optic cable. Approximately 56% of this network consists of cable sheath owned by our Texas Telephone Operations, either directly or through our majority-owned subsidiary East Texas Fiber Line, Inc. and a partnership partly owned by us, Fort Bend Fibernet. For most of the remaining route-miles of the network, we purchased strands on third-party fiber networks pursuant to contracts commonly known as indefeasible rights of use. In limited cases, our Texas Telephone Operations also leases capacity on third-party fiber networks to complete routes, in addition to these fiber routes.

Employees

      As of September 30, 2004, we had a total of 1,338 employees, of which 787 employees are from CCI Illinois (661 of which were full-time and 126 of which were part-time), and of which 551 employees are from CCI Texas (547 of which were full-time and four of which were part-time).

      Of the 787 employees of CCI Illinois, 313 employees are attributable to our Illinois rural telephone company. In addition, at September 30, 2004, Market Response had 135 temporary employees hired through a local temporary employment agency. In Illinois, 341 of our full-time employees and 124 of our part-time employees are represented by the International Brotherhood of Electrical Workers. The current collective bargaining agreement expires on November 15, 2005. We believe management currently has a good relationship with our Illinois union and non-union employees.

      Approximately 223 of the employees located in Lufkin or Conroe, are represented by a collective bargaining agreement with the Communications Workers of America, which expired on October 16, 2004. On November 4, 2004, CCI Texas signed a new three-year labor agreement with its unionized employees, which included one-time signing bonuses of $225,000 and other ongoing benefits. In the winter of 2003, a union expansion campaign was initiated in Katy but was unsuccessful. We are not aware of any further attempts to organize employees in Texas. We believe that management currently has a good relationship with our Texas union and non-union employees.

Properties

      Our headquarters and most of the administrative offices for our Illinois Telephone Operations are located in Mattoon, Illinois.

      The properties that our Illinois Telephone Operations lease are pursuant to leases that expire at various times between 2004 and 2007. The following chart summarizes the principal facilities owned or leased in Illinois as of September 30, 2004.

		Owned/	Approx.
Location	Primary Use	Leased	Sq. Ft.

Charleston	Illinois Telephone Operations Communications Center and Market Response Offices(1)	Leased	33,987
Effingham	Office and Illinois Telephone Operations Communications Center	Leased	3,365
Mattoon	Sales and Administration Office(1)	Leased	30,687
Mattoon	Corporate Headquarters(1)	Leased	49,054
Mattoon	Operator Services and Operations	Owned	36,263
Mattoon	Archive	Owned	9,097
Mattoon	Operations and Distribution Center(1)	Leased	30,883
Mattoon	Communications Center	Leased	5,677
Mattoon	Market Response Order Fulfillment(2)	Leased	20,000
Mattoon	Office	Owned	10,086
Taylorville	Operations and Branch Distribution Center(1)	Leased	14,655
Taylorville	Office and Illinois Telephone Operations Communications Center	Owned	15,934
Taylorville	Operator Services Call Center(2)	Leased	11,500

(1)	In 2002, our Illinois Telephone Operations sold these facilities to, and leased them back from, LATEL, LLC, or LATEL, an entity affiliated with Mr. Lumpkin. For more information about these arrangements, see “Certain Relationships and Related Party Transactions — LATEL Sale/ Leaseback”.

(2)	All properties listed above other than these two properties are used by both Illinois Telephone Operations and Other Operations. These two properties are used by Other Operations only.

      In addition to the facilities listed above, our Illinois Telephone Operations own or have the right to use 181 additional properties consisting of central offices, remote switching sites and buildings, tower sites, small offices, storage sites and parking lots. Some of the facilities listed above also serve as central office locations.

      Our Texas Telephone Operations expect to continue to execute its current strategy of moving all employees into owned space, with the exception of the offices in Irving and the long distance switch location in Dallas, and canceling or subletting leased office space. The properties that our Texas Telephone Operations leases are pursuant to leases that expire at various times between 2004 and 2015. Our Texas Telephone Operations have recently initiated legal proceedings to terminate our office lease in Irving, Texas. We do not believe, however, that any liability that may result from such lease termination would have a material adverse effect on our results of operations or financial conditions in Texas.

      The following chart summarizes the principal facilities owned or leased in Texas as of September 30, 2004:

		Owned/	Approx.
Location	Primary Use	Leased	Sq. Ft.

Brookshire	Office	Owned	4,400
Conroe	Regional Office	Owned	51,875
Conroe	Warehouse & Plant	Owned	28,500
Conroe	Office	Owned	10,650
Dallas	Office	Leased	5,997
Irving	Current Texas Headquarters — Administration	Leased	44,060
Katy	Regional Office	Owned	6,500
Katy	Office (Electric Shop)	Owned	1,600
Katy	Warehouse	Owned	13,983
Katy	Office	Owned	5,733
Lufkin	Regional Office	Owned	30,145
Lufkin	Business Office	Owned	23,190
Lufkin	Warehouse	Owned	14,240
Lufkin	Office and Data Center	Owned	11,920
Lufkin	Office	Owned	8,000
Lufkin	Office and Parking Area	Owned	7,925
Needville	Office	Owned	6,649
Rosenberg	Storage	Leased	10,000

      In addition to the facilities listed above, our Texas Telephone Operations own or have the right to use 275 additional properties consisting of cabinet/pop sites, central offices, remote switching sites and buildings, small offices, tower sites, storage sites and parking lots. Some of the facilities listed above also serve as central office locations.

Legal Proceedings

      We currently and from time to time, are subject to claims arising in the ordinary course of business. Our Illinois Telephone Operations are not currently subject to any such claims that we believe could reasonably be expected to have a material adverse effect on our results of operation or financial condition in Illinois.

      In addition, on March 5, 2004, Michael Hinds filed a claim against us and our existing equity investors, among others, asserting various contract and tort claims relating to an alleged oral agreement to provide Mr. Hinds with compensation and investment opportunities in connection with the acquisition of TXUCV. Mr. Hinds is seeking approximately $75.0 million in compensatory damages, punitive damages and reimbursement of his attorneys’ fees and expenses. Although we believe that this suit is without merit and intend to vigorously defend our position, we cannot predict at this time the outcome of this matter.

Industry Overview and Competition

Local Exchange Market

      The telecommunications industry is comprised of companies involved in the transmission of voice, data and video communications over various media and through various technologies. There are two predominant types of local telephone service providers, or carriers, in the telecommunications industry: incumbent telephone companies and competitive telephone companies. An independent telephone company refers to the regional bell operating companies, which were the local telephone companies created from the break up of AT&T in 1984 and incumbent telephone companies, such as Cincinnati Bell Inc. and Sprint’s local telephone division, which sell local telephone service. These incumbent telephone companies were the traditional monopoly providers of local telephone service prior to the break up of AT&T. Within the incumbent telephone company sector, there are rural telephone companies, such as our local telephone operations, that operate primarily in rural areas, and regional bell operating companies, such as SBC and Verizon Communications. Each of our subsidiaries that operates our local telephone businesses is classified as an incumbent telephone company and a rural telephone company under the Telecommunications Act. A competitive telephone company is a competitor to local telephone companies that has been granted permission by a state regulatory commission to offer local telephone service in an area already served by an incumbent telephone company.

      The most common measure of the relative size of a local telephone company, including our rural telephone companies, is the number of access lines it operates. An “access line” is the telephone line connecting a person’s home or business to the public switched telephone network. An incumbent telephone company can acquire access lines either through normal growth or through a transaction with another incumbent telephone company. We believe the net increase or decrease in access lines incurred by an incumbent telephone company on an annual basis is a relevant measure because the access line is the foundation for a majority of incumbent telephone company revenues and it is also an indicator of customer growth or contraction. An incumbent telephone company experiences normal growth when it activates additional access lines in a particular market due to increased demand for telephone service by current customers or from new customers, such as a result of the construction of new residential or commercial buildings. Growth in access lines through transactions with other incumbent telephone companies occurs less frequently. Typically, one incumbent telephone company purchases access lines as well as the associated network infrastructure from another incumbent telephone company. Such purchases usually provide the acquiring incumbent telephone company the opportunity to expand the geographic areas it serves, rather than increasing its access lines totals in markets that it already serves.

Rural Telephone Company Cost Structure and Competition

      In general, telecommunications service in rural areas is more costly to provide than service in urban areas because the lower customer density necessitates higher capital expenditures on a per customer basis. In rural areas, local access line density is relatively low, typically less than 100 local access lines per square mile versus urban areas that can be in excess of 300 local access lines per square mile. This low customer density in rural areas means that switching and other facilities serve few customers. It also means that a given length of cable, connecting the telephone company office to end users, serves fewer customers than it would in a more densely populated area. As a result, the average operating and capital cost per line is higher for rural telephone companies than non-rural operators. An industry source estimates that the total investment cost per loop for rural operators is $5,000, compared to $3,000 for non-rural carriers. The amount is estimated to be as high as $10,000 for the smallest rural carriers. The rural telephone companies’ higher cost structure has two important consequences.

      The first consequence is that it is generally not commercially viable to overbuild in rural telephone company service territories. In urban areas, where population density is higher, some competitive telephone companies have built redundant wireline telephone networks within the incumbent provider’s service territory. These facilities-based competitive telephone companies compete with the incumbent providers on their own stand-alone networks. Because it is comparatively more expensive to build a redundant network in rural areas, overbuilding is less common in rural telephone company service territories.

      The second consequence associated with the rural telephone companies’ higher cost structure is the existence of federal and state subsidies designed to promote widely available, quality telephone service at affordable prices in rural areas. This is accomplished through two principal mechanisms. The first mechanism is through network access fees that regulators historically have allowed to be set at higher rates in rural areas than the actual cost of originating or terminating interstate and intrastate calls. The second mechanism is through explicit transfers to rural telephone companies via the universal service fund and state funds such as the Texas universal service fund.

      Furthermore, rural telephone companies face less regulatory oversight than the larger carriers and are exempt from the more burdensome interconnection requirements of the Telecommunications Act such as unbundling of network elements, information sharing and co-location.

Wireline Competition

      Despite the barriers to entry for voice services described above, rural telephone companies face some competition for voice services from new market entrants, such as cable providers, competitive telephone companies and electric utility companies. Cable providers are entering the telecommunications market by upgrading their networks with fiber optics and installing facilities to provide fully interactive transmission of broadband voice, data and video communications. Electric utility companies have existing assets and low cost access to capital that may allow them to enter a market rapidly and accelerate network development. Increased competition could lead to price reductions, reduced operating margins and loss of market share. While we currently have limited competition for basic voice services from cable providers and electric utilities for basic voice services, we cannot guarantee that we will not face increased competition from such providers in the future.

Wireless Competition

      Rural telephone companies are facing increasing competition for voice services from wireless carriers. In particular, the FCC’s new number portability rules may result in increased competition from wireless providers. As of May 2004, the FCC required rural telephone companies to allow consumers to move a phone number from a wireline phone to a wireless phone. Generally, rural telephone companies face less wireless competition than non-rural providers of voice services because wireless networks in rural areas are generally less developed than in urban areas. Our Texas rural telephone companies’ service areas in Conroe and Katy, Texas are exceptions to this general rule due to their proximity to Houston and, as a result, are facing increased competition from wireless service providers. Although we do not believe that wireless technology represents a significant threat to our rural telephone companies in the near term, we expect to face increased competition from wireless carriers as technology, wireless network capacity and economies of scale improve, wireless service prices continue to decline and subscribers continue to increase.

VOIP Competition

      VOIP service is increasingly being embraced by all industry participants, including AT&T, SBC and Time Warner. VOIP service essentially involves the routing of voice calls, at least in part, over the Internet through packets of data instead of transmitting the calls over the existing telephone system. While current VOIP applications typically complete calls using incumbent telephone company infrastructure and networks, as VOIP services obtain acceptance and market penetration and technology advances further, a greater quantity of communication may be placed without the use of the telephone system. On March 10, 2004, the FCC issued a Notice of Proposed Rulemaking with respect to IP-enabled Services. Among other things, the FCC is considering whether VOIP Services are regulated telecommunications services or unregulated information services. We cannot predict the outcome of the FCC’s rulemaking or the impact on the revenues of our rural telephone companies. The proliferation of VOIP, particularly to the extent such communications do not utilize our rural telephone companies’ networks, may result in an erosion of our customer base and loss of access fees and other funding.

Internet Competition

      The Internet services market in which our company operates is highly competitive and there are few barriers to entry. Industry sources expect competition to intensify. Internet services, meaning both Internet access, wired and wireless, and on-line content services, are provided by cable providers, Internet service providers, long distance carriers and satellite-based companies. Many of these companies provide direct access to the Internet and a variety of supporting services to businesses and individuals. In addition, many of these companies offer on-line content services consisting of access to closed, proprietary information networks. Cable providers and long distance carriers, among others, are aggressively entering the Internet access markets. Both have substantial transmission capabilities, traditionally carry data to large numbers of customers and have a billing system infrastructure that permits them to add new services. Satellite companies are also offering broadband access to the Internet. We expect that competition for Internet services will increase.

Long Distance Competition

      The long distance telecommunications market is highly competitive. Competition in the long distance business is based primarily on price, although service bundling, branding, customer service, billing service and quality play a role in customers’ choices.

Other Competition

      Our other lines of business are subject to substantial competition from local, regional and national competitors. In particular, our directory publishing and transport businesses operate in competitive markets. We expect that competition as a general matter in our businesses will continue to intensify as new technologies and new services are offered. Our businesses operate in a competitive environment where long-term contracts are either not the norm or have cancellation clauses that allow quick termination of the agreements. Where long-term contracts are common, they are being renewed with shorter duration terms. Customers in these businesses can and do change vendors frequently. Customer business failures and consolidation of customers through mergers and buyouts can cause loss of customers.

Related Risks

      Our ability to compete successfully in our markets will depend on several factors, including the following:

•	how well we market our existing services and develop new technologies;

•	the quality and reliability of our network and service; and

•	our ability to anticipate and respond to various competitive factors affecting the telecommunications industry, including a changing regulatory environment that may affect us differently from our competitors, pricing strategies by competitors, changes in consumer preferences, demographic trends and economic conditions.

      We expect competition to intensify as a result of new competitors and the development of new technologies, products and services. In addition, we believe that the traditional dividing lines between different telecommunications services will be blurred and that mergers and strategic alliances may allow one telecommunications provider to offer increased services or access to wider geographic markets. Some or all of these risks may cause us to have to spend significantly more in capital expenditures than we currently anticipate to keep existing and attract new customers.

      Some of our voice and data competitors, such as cable providers, Internet access providers, wireless service providers and long distance carriers such as AT&T, MCI and Sprint, have brand recognition and financial, personnel, marketing and other resources that are significantly greater than ours. In addition, due to consolidation and strategic alliances within the telecommunications industry, we cannot predict the number of competitors that will emerge, especially as a result of existing or new federal and state regulatory or legislative actions. Increased competition from existing and new entities could lead to price reductions, loss of customers, reduced operating margins or loss of market share.

Market and Industry Data

      Market and industry data and other information used throughout this prospectus are based on independent industry publications, government publications, publicly available information, reports by market research firms or other published independent sources. Some data is also based on estimates of our management, which are derived from their review of internal surveys and industry knowledge. Although we believe these sources are reliable, we have not independently verified the information.

REGULATION

      The following summary does not describe all present and proposed federal, state and local legislation and regulations affecting the telecommunications industry. Some legislation and regulations are currently the subject of judicial proceedings, legislative hearings and administrative proposals that could change the manner in which this industry operates. Neither the outcome of any of these developments, nor their potential impact on us, can be predicted at this time. Regulation can change rapidly in the telecommunications industry, and these changes may have an adverse effect on us in the future. See “Risk Factors — Regulatory Risks”.

Overview

      The telecommunications industry in which we operate is subject to extensive federal, state and local regulation. Pursuant to the Telecommunications Act, federal and state regulators share responsibility for implementing and enforcing statutes and regulations designed to encourage competition and the preservation and advancement of widely available, quality telephone service at affordable prices. At the federal level, the FCC generally exercises jurisdiction over facilities and services of local exchange carriers, such as our rural telephone companies, to the extent they are used to provide, originate or terminate interstate or international communications. State regulatory commissions, such as the ICC in Illinois and the PUCT in Texas, generally exercise jurisdiction over these facilities and services to the extent they are used to provide, originate or terminate intrastate communications. In particular, state regulatory agencies have substantial oversight over interconnection and network access by competitors of our rural telephone companies. In addition, municipalities and other local government agencies regulate the public rights-of-way necessary to install and operate networks.

      The FCC has the authority to condition, modify, cancel, terminate or revoke our operating authority for failure to comply with applicable federal laws or rules, regulations and policies of the FCC. Fines or other penalties also may be imposed for any of these violations. In addition, the states have the authority to sanction our rural telephone companies or to revoke our certifications if we violate relevant laws or regulations.

Federal Regulation

      Our rural telephone companies must comply with the Communications Act of 1934, as amended, or the Communications Act, which requires, among other things, that telecommunications carriers offer services at just and reasonable rates and on non-discriminatory terms and conditions. The amendments to the Communications Act enacted in 1996 and contained in the Telecommunications Act dramatically changed, and are expected to continue to change, the landscape of the telecommunications industry.

Removal of Entry Barriers

      The central aim of the Telecommunications Act is to open local telecommunications markets to competition while enhancing universal service. Prior to the enactment of the Telecommunications Act, many states limited the services that could be offered by a company competing with an incumbent telephone company. The Telecommunications Act preempts these state and local laws.

      The Telecommunications Act imposes a number of interconnection and other requirements on all local communications providers. All telecommunications carriers have a duty to interconnect directly or indirectly with the facilities and equipment of other telecommunications carriers. Local exchange carriers, including our rural telephone companies, are required to:

•	allow others to resell their services;

•	where feasible, provide number portability;

•	ensure dialing parity, whereby consumers can choose their local or long distance telephone company over which their calls will automatically route without having to dial additional digits;

•	ensure that competitors’ customers receive nondiscriminatory access to telephone numbers, operator service, directory assistance and directory listing;

•	afford competitors access to telephone poles, ducts, conduits and rights-of-way; and

•	establish reciprocal compensation arrangements for the transport and termination of telecommunications traffic.

Furthermore, the Telecommunications Act imposes on incumbent telephone companies, other than rural telephone companies that maintain their so-called “rural exemption”, additional obligations, by requiring them to:

•	negotiate any interconnection agreements in good faith;

•	interconnect their facilities and equipment with any requesting telecommunications carrier, at any technically feasible point, at nondiscriminatory rates and on nondiscriminatory terms and conditions;

•	provide nondiscriminatory access to unbundled network elements, commonly known as UNEs, such as local loops, switches and transport facilities, at any technically feasible point, at nondiscriminatory rates and on nondiscriminatory terms and conditions;

•	offer their retail services for resale at discounted wholesale rates;

•	provide reasonable notice of changes in the information necessary for transmission and routing of services over the incumbent telephone company’s facilities or in the information necessary for interoperability; and

•	provide, at rates, terms and conditions that are just, reasonable and nondiscriminatory, for the physical co-location of equipment necessary for interconnection or access to UNEs at the premises of the incumbent telephone company.

      The unbundling requirements, while not applicable to our rural telephone companies as long as they maintain their rural exemption, have been some of the most controversial requirements of the Telecommunications Act. The FCC has generally required incumbent telephone companies to lease a wide range of unbundled network elements to competitive telephone companies to enable delivery of services to the competitor’s customers, either in combination with the competitive telephone company’s network or as a recombined service offering on an unbundled network element platform, commonly known as the UNE Platform, or UNEP. These unbundling requirements, and the duty to offer UNEs to competitors, imposed substantial costs on, and resulted in customer attrition for, the incumbent telephone companies that had to comply with these requirements. A recent decision by the U.S. Court of Appeals for the D.C. Circuit vacated several components of the latest FCC ruling concerning incumbent telephone companies’ obligations to offer UNEs and UNEPs to competitors, effective June 30, 2004. We cannot predict the timing or nature of any subsequent rulings the FCC may issue on these topics as a result of the Court of Appeals’ or other court decisions.

Rural Exemption

      Each of the subsidiaries through which we operate our local telephone businesses is an incumbent telephone company, but is also classified as a rural telephone company under the Telecommunications Act. The Telecommunications Act exempts rural telephone companies from certain of the more burdensome interconnection requirements such as unbundling of network elements, information sharing and co-location.

      As to each of our rural telephone companies, the ICC or PUCT can remove the applicable rural exemption if the rural telephone company receives a bona fide request for full interconnection and the state commission determines that the request is technically feasible, not unduly economically burdensome and consistent with universal service requirements. We are not aware of any interconnection request inconsistent with our rural telephone companies’ status as rural telephone companies.

      If the ICC or PUCT rescinds the applicable rural exemption in whole, or in part, for any of our rural telephone companies or if the applicable state commission does not allow us adequate compensation for the costs of providing the interconnection or UNEs, our administrative and regulatory costs could significantly increase and we could suffer a significant loss of customers to existing or new competitors.

Access Charges

      A significant portion of our rural telephone companies’ revenues come from network access charges paid by long distance and other carriers for originating or terminating calls within our rural telephone companies’ service areas. The amount of network access charge revenues our rural telephone companies receive is based on rates set by federal and state regulatory commissions, and these rates are subject to change at any time. The FCC regulates the prices our rural telephone companies may charge for the use of our local telephone facilities in originating or terminating interstate and international transmissions. The FCC has structured these prices as a combination of flat monthly charges paid by the end-users and usage sensitive charges or flat monthly rate charges paid by long distance or other carriers. Intrastate network access charges are regulated by state commissions, which in our case are the ICC and the PUCT. Our Illinois rural telephone company’s intrastate network access charges currently mirror interstate network access charges for all but one element, local switching. In contrast, in accordance with the regulatory regime in Texas, our Texas rural telephone companies may charge significantly higher intrastate network access charges than interstate network access charges.

      The FCC regulates levels of interstate network access charges by imposing either price caps or rate of return regulation. Price caps are mandatory for the RBOCs and elective for all other incumbent telephone companies. Price caps, introduced in 1992, are adjusted based on various formulae, such as inflation and productivity, and otherwise through regulatory proceedings. In 2000, the FCC approved the CALLS plan, which eliminated annual rate reductions once an average rate was met. Small incumbent telephone companies may elect to base network access charges on price caps or CALLS, but are not required to do so. Our Illinois rural telephone company and Texas rural telephone companies elected not to apply federal price caps or CALLS. Instead, our rural telephone companies employ rate-of-return regulation for their network interstate access charges, whereby they earn a fixed return on their investment over and above operating costs. The FCC determines the profits our rural telephone companies can earn by setting the rate-of-return on their allowable investment base, which is currently 11.25%.

      Traditionally, regulators have allowed network access rates to be set higher in rural areas than the actual cost of terminating or originating long distance calls as an implicit means of subsidizing the high cost of providing local service in rural areas. Following a series of federal circuit court decisions in 2001 ruling that subsidies must be explicit rather than implicit, the FCC began to consider various reforms to the existing rate structure for interstate network access rates as proposed by the Multi Association Group, and the Rural Task Force, each of which is a consortium of various telecommunications industry groups. We believe that the states will likely mirror any FCC reforms in establishing intrastate network access charges.

      In 2001, the FCC adopted an order implementing the beginning phases of the plan of the Multi Association Group to reform the network access charge system for rural carriers. The FCC reforms reduced network access charges and shifted a portion of cost recovery, which historically was based on minutes of use and was imposed on long distance carriers, to flat-rate, monthly subscriber line charges imposed on end-user customers. While the FCC has simultaneously increased explicit subsidies through the universal service fund to rural telephone companies, the aggregate amount of interstate network access charges paid by long distance carriers to access providers, such as our rural telephone companies, has decreased and may continue to decrease. In addition, the FCC initiated a rulemaking proceeding to investigate the Multi Association Group’s proposed incentive regulation plan for small incumbent telephone companies and other means of allowing rate-of-return carriers to increase their efficiency and competitiveness.

      The FCC’s 2001 access reform order had a negative impact on the intrastate network access revenues of our Illinois rural telephone company. Under Illinois network access regulations, our Illinois rural telephone company’s intrastate network access rates mirror interstate network access rates. Illinois, however, unlike the federal system, does not provide an explicit subsidy in the form of a universal service fund. Therefore, while subsidies from the federal universal service fund offset Illinois Telephone Operations’ decrease in revenues resulting from the reduction in interstate network access rates, there was not a corresponding offset for the decrease in revenues from the reduction in intrastate network access rates. In Texas, because the intrastate network access rate regime applicable to our Texas rural telephone companies does not mirror the FCC regime, the impact of the reforms was revenue neutral. The ICC and the PUCT are continuing to investigate possible changes to the structure for intrastate access charges in their respective states.

      VOIP service is increasingly being embraced by many industry participants, including AT&T, SBC and Time Warner. On March 10, 2004, the FCC issued a Notice of Proposed Rulemaking with respect to issues relating to services and applications of IP-enabled services. Among other things, the FCC is considering whether VOIP services are regulated telecommunications services or unregulated information services. We cannot predict the outcome of the FCC’s rulemaking or the impact on the revenues of our rural telephone companies. The proliferation of VOIP, particularly to the extent such communications do not utilize our rural telephone companies’ networks, may result in an erosion of our customer base and loss of access fees and other funding.

      In recent years, long distance carriers, such as AT&T, MCI and Sprint, have become more aggressive in disputing interstate access charge rates set by the FCC and the applicability of access charges to their telecommunications traffic. We believe that these disputes have increased in part due to advances in technology which have rendered the identity and jurisdiction of traffic more difficult to ascertain and which have afforded carriers an increased opportunity to assert regulatory distinctions and claims to lower access costs for their traffic. For example, in October 2002, AT&T filed a petition with the FCC challenging its current and prospective obligation to pay access charges to local exchange carriers for the use of their networks. In September 2003, Vonage Holdings Corporation filed a petition with the FCC to preempt an order of the Minnesota Public Utilities Commission which had issued an order requiring Vonage to comply with the Minnesota Commission’s order. The FCC determined that Vonage’s VOIP service was such that it was impossible to divide it into interstate and intrastate components without negating federal rules and policies. Accordingly, the FCC found it was an interstate service not subject to traditional state telephone regulation. While the FCC Order did not specifically address the issue of the application of intrastate access charges to Vonage’s VOIP service, the fact that the service was found to be solely interstate raises that concern. Although the FCC rejected AT&T’s petition, we cannot predict what other actions that other long distance carriers may take before the FCC or with their local exchange carriers, including our rural telephone companies, to challenge the applicability of access charges. To date, no long distance or other carrier has made a claim to us contesting the applicability of network access charges billed by our rural telephone companies. We cannot assure you, however, that long distance or other carriers will not make such claims to us in the future nor, if such a claim is made, can we predict the magnitude of the claim. As a result of the increasing deployment of VOIP services and other technological changes, we believe that these types of disputes and claims will likely increase.

Promotion of Universal Service

      In general, telecommunications service in rural areas is more costly to provide than service in urban areas because there is a lower customer density and higher capital requirements compared to urban areas. The low customer density in rural areas means that switching and other facilities serve fewer customers and loops are typically longer requiring greater capital expenditure per customer to build and maintain. By supporting the high cost of operations in our rural markets, the federal universal service fund subsidies our rural telephone companies receive are intended to promote widely available, quality telephone service at affordable prices in rural areas. In 2003, CCI Illinois received $6.0 million from the federal universal service fund and CCI Texas received $21.4 million from the federal universal service fund.

      The administration of collections and distributions of federal universal service fund payments is performed by the National Exchange Carrier Association, or NECA, which was formed by the FCC in

1983 to perform telephone industry tariff filings and revenue distributions following the breakup of AT&T. The board of directors of NECA is comprised of representatives from the RBOCs, large and small incumbent telephone companies and other industry participants. NECA also performs various other functions including filing access charge tariffs with the FCC, collecting and validating cost and revenues data, assisting with compliance with FCC rules and processing FCC regulatory fees.

      NECA distributes federal universal service fund subsidies only to carriers that are designated as eligible telecommunications carriers, or ETCs, by a state commission. Each of our rural telephone companies has been designated as an ETC by the applicable state commission. Under the Telecommunications Act, however, competitors can obtain the same level of federal universal service fund subsidies as we do, per line served, if the ICC or PUCT, as applicable, determines that granting such federal universal service fund subsidies to competitors would be in the public interest and the competitors offer and advertise certain telephone services as required by the Telecommunications Act and the FCC. One such application for ETC designation by a potential competitor in Illinois was recently dismissed by the ICC due to the applicant’s lack of appropriate ICC certifications and at least two other such applications are presently pending before the ICC. We are not aware of any having been filed in our Texas service areas. Under current rules, the subsidies received by our rural telephone companies are not affected by any such payments to competitors.

      With some limitations, incumbent telephone companies receive federal universal service fund subsidies pursuant to existing mechanisms for determining the amounts of such payments on a cost per loop basis. The FCC has adopted, with modifications, the proposed framework of the Rural Task Force for rural, high-cost universal service fund subsidies. The FCC order modifies the existing universal service fund mechanism for rural telephone companies and adopts an interim embedded, or historical, cost mechanism for a five-year period that provides predictable levels of support to rural carriers. The FCC intends to develop a long-term plan based on forward-looking costs when the five-year period expires in 2006.

      During the last two years, the FCC has made modifications to the universal service support system that changed the sources of support and the method for determining the level of support. These changes, which, among other things, removed the implicit support from network access charges and made it explicit support, have been, generally, revenue neutral to our rural telephone companies’ operations. It is unclear whether the changes in methodology will continue to accurately reflect the costs incurred by our rural telephone companies and whether it will provide for the same amount of universal service support that our rural telephone companies have received in the past. In addition, several parties have raised objections to the size of the federal universal service fund and the types of services eligible for support. A number of issues regarding the source and amount of contributions to, and eligibility for payments from, the federal universal service fund need to be resolved in the near future. For example, the FCC is considering adopting a recommendation from the Federal-State Joint Board on Universal Service that, if adopted in its current form, could make it harder for competitors to qualify for federal universal service fund subsidies, but could also reduce the amount of subsidies available to our rural telephone companies if a competitor does qualify. We cannot predict the outcome of any FCC rulemaking or similar proceedings. The outcome of any of these proceedings or other legislative or regulatory changes could affect the amount of universal service support received by our rural telephone companies.

Rural Telephone Company Services Regulation

      The FCC treats our rural telephone companies’ DSL services as interstate network access services, and therefore regulates the rates, terms and conditions for these services. This regulation requires us to give advance notice of proposed rate changes and new service offerings, and allows the FCC to suspend and investigate proposed changes, thereby limiting our flexibility to respond to offerings by providers of competing services such as cable broadband. The FCC is currently considering two proposals that may increase our competitive flexibility. Under one proposal, DSL services would be classified as information services, not telecommunications, and thereby would become exempt from all FCC price regulation. Under the second proposal, DSL would continue to be regulated as a telecommunications service, but the FCC would forbear from enforcing some or all of its regulatory requirements on this service. We cannot predict when, or if, the FCC will act, or whether it will eventually adopt either of these proposals.

      The FCC requires incumbent telephone companies providing interstate long distance services originating from their local exchange service territories to operate in accordance with “separate affiliate” rules. These rules require that our subsidiaries providing long distance service do the following:

•	maintain separate books of account;

•	not own transmission or switching facilities jointly with our rural telephone companies; and

•	acquire any services from our rural telephone companies at tariffed rates, term and conditions.

      The FCC has initiated a rulemaking proceeding to examine whether there is a continuing need for these requirements. We cannot predict, however, the outcome of that proceeding.

      In addition, generally, the FCC must approve in advance most transfers of control, and assignments of operating authorizations by, FCC-regulated entities. Therefore, if, in the future, we seek to acquire a company holding an FCC authorization, in most instances we will be required to seek approval from the FCC prior to completing the acquisition. Similarly, we would need to obtain FCC approval to dispose of our rural telephone company properties, or for our existing equity investors to transfer control of our rural telephone companies to third parties.

      States may also require prior approvals or notifications for certain acquisitions and transfers or dispositions of assets, customers, or ownership of regulated entities, issuance of debt and equity, and in certain instances, transactions between an incumbent telephone company and its affiliates.

State Regulation of CCI Illinois

      Illinois requires providers of telecommunications services to obtain authority from the ICC prior to offering common carrier services. Our Illinois rural telephone company is certified to provide local telephone services. In addition, Illinois Telephone Operations’ long distance, operator services and payphone services subsidiaries hold the necessary certifications in Illinois and the other states in which they operate. In Illinois, our long distance, operator services and payphone services subsidiaries are required to file tariffs with the ICC but generally can change the prices, terms and conditions stated in their tariffs on one day’s notice. Our Illinois Telephone Operations other services are not subject to any significant state regulations in Illinois. Our Other Operations are not subject to any significant state regulation outside of any specific contractually imposed obligations.

      Our Illinois rural telephone company operates as a distinct company from an Illinois regulatory standpoint and is regulated under a rate of return system for intrastate revenues. Although the FCC has preempted certain state regulations pursuant to the Telecommunications Act, as explained above, the ICC retains the authority to impose requirements on our Illinois rural telephone company to preserve universal service, protect public safety and welfare, ensure quality of service and protect consumers. For instance, our Illinois rural telephone company must file tariffs setting forth the terms, conditions and prices for its intrastate services and these tariffs may be challenged by third parties. Our Illinois rural telephone company has not had, however, a general rate proceeding before the ICC since 1983.

      The ICC has broad authority to impose service quality and service offering requirements on our Illinois rural telephone company, including credit and collection policies and practices, and to require our Illinois rural telephone company to take other actions in order to insure that it meets its statutory obligation to provide reliable local exchange service. In particular, we were required to obtain the approval of the ICC to effect the reorganization. As part of the ICC’s review of the reorganization, the ICC imposed various conditions as a part of its approval of the reorganization, including (1) prohibitions on payment of dividends or other cash transfers from our Illinois rural telephone company to us for a reporting year if the ICTC fails to meet or exceed agreed benchmarks for a majority of seven service quality metrics for the prior reporting year and (2) the requirement that our Illinois rural telephone company have access to the higher of $5.0 million or its currently approved capital expenditure budget for each calendar year through a combination of available cash and amounts available under credit facilities.

      Any requirements or restrictions of this type could limit the amount of cash that is available to be transferred from our Illinois rural telephone company to CCI Holdings and could adversely impact our ability to meet our debt service requirements and repayment obligations and to pay dividends on our common stock.

      The Illinois General Assembly has made major revisions and added significant new provisions to the portions of the Illinois Public Utilities Act governing the regulation and obligations of telecommunications carriers on at least three occasions since 1985. The next comprehensive review and potential amendment of this statute is scheduled to occur in the first half of 2005. We cannot predict the nature or extent of the legislative changes that may result from the 2005 review or the resulting changes to the business and operations of ICTC and our other subsidiaries operating in Illinois.

Local Government Authorizations

      In Illinois, we historically have been required to obtain franchises from each incorporated municipality in which our Illinois rural telephone company operates. Effective January 1, 2003, an Illinois state statute prescribes the fees that a municipality may impose on our Illinois rural telephone company for the privilege of originating and terminating messages and placing facilities within the municipality. Illinois Telephone Operations may also be required to obtain from municipal authorities permits for street opening and construction, or operating franchises to install and expand fiber optic facilities in specified rural areas and from county authorities in unincorporated areas. These permits or other licenses or agreements typically require the payment of fees.

State Regulation of CCI Texas

      Texas requires providers of telecommunications services to obtain authority from the PUCT prior to offering common carrier services. Our Texas rural telephone companies are each certified to provide local telephone services in their respective territories. In addition, CCI Texas’ long distance and transport subsidiaries are registered with the PUCT as interexchange carriers. The transport subsidiary also has obtained from the PUCT a service provider certificate of operating authority to better assist the transport subsidiary with its operations in municipal areas. While our Texas rural telephone company services are extensively regulated by the PUCT, CCI Texas’ other services, such as long distance and transport services are not subject to any significant state regulation.

      Our Texas rural telephone companies operate as distinct companies from a Texas regulatory standpoint. Each Texas rural telephone company is separately regulated by the PUCT in order to preserve universal service, protect public safety and welfare, ensure quality of service and protect consumers. Each Texas rural telephone company also must file and maintain tariffs setting forth the terms, conditions and prices for its intrastate services.

      Currently, both Texas rural telephone companies have immunity from adjustments to their rates, including their intrastate network access rates, due to their election of incentive regulation under the Texas Public Utilities Regulatory Act, or PURA. In order to qualify for this incentive regulation, our rural telephone companies agreed to fulfill certain infrastructure requirements and, in exchange, they are not subject to challenge by the PUCT regarding their rates, overall revenues, return on invested capital or net income.

      There are two different forms of incentive regulation designated by PURA: Chapter 58 and Chapter 59. Generally under either election, the rates, including network access rates, an incumbent telephone company may charge in connection with basic local services cannot be increased from the amount(s) on the date of election without PUCT approval. Even with PUCT approval, increases can only occur in very specific situations. Pricing flexibility under Chapter 59 is extremely limited. In contrast, Chapter 58 allows greater pricing flexibility on non-basic network services, customer specific contracts and new services.

      Initially, both Texas rural telephone companies elected incentive regulation under Chapter 59 and fulfilled the applicable infrastructure requirements to maintain their election status. Consolidated

Communications of Texas Company made its election on August 17, 1997. Consolidated Communications of Fort Bend Company made its election on May 12, 2000. On March 25, 2003, both Texas rural telephone companies changed their election status from Chapter 59 to Chapter 58. The rate freezes for basic services with respect to the current Chapter 58 elections are due to expire on March 24, 2007.

      In connection with the 2003 election by each of our Texas rural telephone companies to be governed under an incentive regulation regime, our Texas rural telephone companies were obligated to fulfill certain infrastructure requirements. While our Texas rural telephone companies have met the current infrastructure requirements, the PUCT could impose additional or other restrictions of this type in the future. Any requirements or restrictions of this type could limit the amount of cash that is available to be transferred from our rural telephone companies to Texas Holdings and could adversely impact our ability to meet our debt service requirements and repayment obligations.

      Telecommunications regulation in Texas may undergo extensive changes in the near future. The Texas Legislature has made major revisions to PURA on numerous occasions since its adoption in 1975. Also, PURA is scheduled to expire in September 2005 pursuant to Texas’ sunset laws. Accordingly, the Texas Legislature will be required to take action to extend PURA or enact a new law during the legislative session beginning in January 2005. We cannot predict the nature or extent of the legislative changes that may result from the sunset process or the impact these changes may have on CCI Texas, its incumbent telephone companies or our other subsidiaries operating in Texas.

Texas Universal Service

      The Texas universal service fund was established within PURA and is administered by NECA. The law directs the PUCT to adopt and enforce rules requiring local exchange carriers to contribute to a state universal service fund which assists telecommunications providers in providing basic local telecommunications service at reasonable rates in high cost rural areas. The Texas universal service fund is also used to reimburse telecommunications providers for revenues lost by providing Tel-Assistance and to reimburse carriers for providing lifeline service. The Texas universal service fund is funded by a statewide charge payable by specified telecommunications providers at rates determined by the PUCT. Our Texas rural telephone companies qualify for disbursements from this fund pursuant to criteria established by the PUCT. In 2003, CCI Texas received Texas universal service fund subsidies of $20.0 million, or 10.3% of CCI Texas’ revenues. The Texas legislature is also currently engaged in a comprehensive review of the Texas State Statutes governing the regulation and obligations of telecommunications carriers that may impact the source and amount of contributions to, and eligibility for payments from, the Texas universal service fund. These deliberations are scheduled to conclude at the end of May 2005.

Local Government Authorizations

      In Texas, incumbent telephone companies have historically been required to obtain franchises from each incorporated municipality in which our Texas rural telephone companies operate. In 1999, Texas enacted legislation generally eliminating the need for incumbent telephone companies to obtain franchises or other licenses to use municipal rights-of-way for delivering services. Payments to municipalities for rights-of-way are administered through the PUCT and through a reporting process by each incumbent telephone company and other similar telecommunications provider. Incumbent telephone companies still need to obtain permits from municipal authorities for street opening and construction, but most burdens of obtaining municipal authorizations for access to rights-of-way have been streamlined or removed.

      Our Texas rural telephone companies still operate pursuant to the terms of municipal franchise agreements in some territories served by Consolidated Communications of Fort Bend Company. As the franchises expire, they are not being renewed.

Potential Internet Regulatory Obligations

      Our Internet access offerings may become subject to newly adopted laws and regulations. Currently, there exists only a small body of law and regulation applicable to access to, or commerce on, the Internet.

As the significance of the Internet expands, federal, state and local governments may adopt new rules and regulations or apply existing laws and regulations to the Internet. The FCC is currently reviewing the appropriate regulatory framework governing high speed access to the Internet through telephone and cable providers’ communications networks. We cannot predict the outcome of these proceedings, and they may affect our regulatory obligations and the form of competition for these services.

MANAGEMENT

      The following table sets forth the persons who will be the directors and executive officers of CCI Holdings as of the date of the completion of the offering and their ages as of December 1, 2004. Executive officers are appointed by and serve at the pleasure of our board of directors. A brief biography of each person who is currently or will serve as a director or executive officer upon consummation of this offering follows.

Name	Age	Position

Richard A. Lumpkin	69	Chairman of the board and director
Robert J. Currey	59	President, Chief Executive Officer and director
Steven L. Childers	49	Chief Financial Officer
Joseph R. Dively	45	Senior Vice President of CCI Holdings and President of Illinois Telephone Operations
Steven J. Shirar	46	Senior Vice President of CCI Holdings and President of Enterprise Operations
C. Robert Udell, Jr.	38	Senior Vice President of CCI Holdings and President of Texas Telephone Operations
Jason K. Whitehair	44	Vice President of Human Resources
Christopher A. Young	49	Chief Information Officer
Brian L. Carr	46	Vice President of Public Services and Network Services
Michael W. Smith	39	Vice President of Market Response of CCI
Steven L. Grissom	52	Treasurer and Secretary
Kevin J. Maroni	42	Director
Mark A. Pelson	42	Director
Jack W. Blumenstein	61	Director Nominee
Roger H. Moore	63	Director Nominee
Maribeth S. Rahe	56	Director Nominee

      Richard A. Lumpkin is the Chairman of the board and a director of CCI Holdings. Mr. Lumpkin has served in these positions with CCI Holdings and its predecessors since 2002. From 1997 to 2002, Mr. Lumpkin served as Vice Chairman of McLeodUSA, which acquired the predecessor of CCI in 1997. From 1963 to 1997, Mr. Lumpkin served in various positions at the predecessor of CCI and ICTC, including Chairman, Chief Executive Officer, President and Treasurer. Mr. Lumpkin is currently a director of Ameren Corp., a public utility holding company, First Mid-Illinois Bancshares, Inc., or First Mid-Illinois, a financial services holding company, and Agracel, Inc., a real estate investment company, and serves on the advisory board of Eastern Illinois University and as a director of The Lumpkin Family Foundation. Mr. Lumpkin is also a former director, former President and former Treasurer of the United States Telecom Association and a former president of the Illinois Telecommunications Association. Mr. Lumpkin has also served on the University Council Committee on Information Technology for Yale University.

      Robert J. Currey serves as the President, Chief Executive Officer and a director of CCI Holdings. Mr. Currey served as a director of CCI Holdings and its predecessors since 2002 and as President and Chief Executive Officer of CCI since 2002. From 2000 to 2002, Mr. Currey served as Vice Chairman of RCN Corporation, a competitive telephone company providing telephony, cable and Internet services in high-density markets nationwide. From 1998 to 2000, Mr. Currey served as President and Chief Executive Officer of 21st Century Telecom Group. From 1997 to 1998, Mr. Currey served as Director and Group President of Telecommunications Services of McLeodUSA, which acquired the predecessor of CCI in 1997. Mr. Currey joined the predecessor of CCI in 1990 and served as President through its acquisition in 1997. Mr. Currey has served as Chairman of the Illinois Coalition, a non-profit organization of business, government, academic and labor leaders that promotes technology-based economic development in Illinois, and as Chairman of the Board of the Illinois State Chamber of Commerce. Mr. Currey is also a director of Management Network Group, Inc.

      Steven L. Childers serves as Chief Financial Officer of CCI Holdings. Mr. Childers has served in this position for CCI since April 2004. From April 2003 to April 2004, Mr. Childers served as Vice President of Finance of CCI. From January 2003 to April 2003, Mr. Childers served as the Director of Corporate Development of CCI. From 1997 to 2002, Mr. Childers served in various capacities at McLeodUSA, including as Vice President of Customer Service and, most recently, as a member of its Business Process Teams, leading an effort to implement new revenue assurance processes and controls. Mr. Childers joined the predecessor of CCI in 1986 and served in various capacities through its acquisition in 1997, including as President of its then existing Market Response division and in various finance and executive roles. Mr. Childers is a member of the board of directors of the Eastern Illinois University Foundation.

      Joseph R. Dively serves as Senior Vice President of CCI Holdings and President of Illinois Telephone Operations. Mr. Dively has served in this position for CCI since 2002. From 1999 to 2002, Mr. Dively served as Vice President and General Manager of ICTC. In 2001, Mr. Dively also assumed responsibility for the then existing non-regulated subsidiaries of the predecessor of CCI, including Operator Services, Public Services, and Market Response. From 1997 to 1999, Mr. Dively served as Senior Vice President of Sales of McLeodUSA. Mr. Dively joined the predecessor of CCI in 1991 and served in various capacities through its acquisition in 1997, including Vice President and General Manager of Consolidated Market Response and Vice President of Sales and Marketing of Consolidated Communications. Mr. Dively is currently a director of First Mid-Illinois. Mr. Dively currently serves on the boards of the Sarah Bush Lincoln Health System, the Illinois State Chamber of Commerce and chairs the EIU Business School Advisory Board. He is also past president of the Charleston Area Chamber of Commerce.

      Steven J. Shirar serves as Senior Vice President and President of Enterprise Operations. Mr. Shirar has served in this position for CCI since 2003. From 1997 to 2002, Mr. Shirar served in various capacities at McLeodUSA, progressing from Chief Marketing Officer to Chief Sales and Marketing Officer. From 1996 to 1997, Mr. Shirar served as President of the predecessor of CCI’s then existing software development subsidiary, Consolidated Communications Systems and Services, Inc.

      C. Robert Udell, Jr. serves as Senior Vice President of CCI Holdings and President of Texas Telephone Operations. From 1999 to 2004, Mr. Udell served in various capacities at the predecessor of CCI Texas, including Executive Vice President and Chief Operating Officer. He is also Chairman of East Texas Fiber Line, Inc. Prior to joining the predecessor of CCI Texas in March 1999, Mr. Udell was employed by the predecessor of CCI from 1993 to 1999 in a variety of senior roles including Senior Vice President, Network Operations, and Engineering.

      Jason K. Whitehair serves as the Vice President of Human Resources of CCI Holdings. From 2001 to 2004, Mr. Whitehair served as Senior Director of Human Resources, TXUCV. From 2000 to 2001, Mr. Whitehair served as a Vice President at Lasercom, Inc. and from 1998 to 2000 he served as a Vice President at Caprock Communications. Mr. Whitehair served in various human resources positions for MCI, Inc. between 1992 and 1998, most recently as Director of Human Resources. From 1982 to 1992, Mr. Whitehair served in various capacities with Rockwell International Corporation.

      Christopher A. Young serves as Chief Information Officer of CCI Holdings. Mr. Young has served in this position for CCI since 2003. From 2000 to 2003, Mr. Young served as Chief Information Officer of NewSouth Communications, Inc., a broadband communications provider. From 1998 to 2000, Mr. Young served as Chief Information Officer for 21st Century Telecom Group.

      Brian L. Carr serves as Vice President of Public Services and Network Services of CCI Holdings. Mr. Carr has served in this position for CCI since 2003. From 1997 to 2002, Mr. Carr served in various capacities at McLeodUSA, including as Vice President of Wholesale Sales. From 1980 to 1997, Mr. Carr held various management positions at the predecessor of CCI. Mr. Carr is currently a director of Associated Communications Companies of America, a ten-member interexchange carrier purchasing consortium, of which Network Services is a member.

      Michael W. Smith serves as Vice President and General Manager of Market Response of CCI. Mr. Smith has served in this position for CCI since 2003. From 2001 to 2003, Mr. Smith served as Vice

President of Marketing and Integrated Business Systems of ICTC, which included managing the central Illinois competitive telephone company territories for McLeodUSA. Mr. Smith served as Senior Vice President of Sales, Customer Service and Product Marketing of WorkNet Communications, a start-up wireless Internet company based in St. Louis, from 1998 to 2001. Mr. Smith joined the predecessor of CCI in 1989 and served in various capacities through its acquisition in 1997.

      Steven L. Grissom serves as Treasurer and Secretary of CCI Holdings. Mr. Grissom has served in this position for CCI since 2002. Since 1997, Mr. Grissom has also served as the administrative officer of SKL Investment Group, LLC, or SKL Investment Group, an investment holding company. From 1989 to 2002, Mr. Grissom served as Treasurer of ICTC. Mr. Grissom is currently a director of First Mid-Illinois. Mr. Grissom is also a director of Agracel, Coles Together, Mattoon Area Industrial Development Corporation and The Lumpkin Family Foundation.

      Jack W. Blumenstein will be appointed a director of CCI Holdings upon consummation of this offering. Mr. Blumenstein is Chairman and Chief Executive Officer of AirCell, Inc., a provider of airborne cellular and satellite telecommuncations systems and services. He has been the President of TBG Information Investors, LLC, or TBG, and the co-President of Blumenstein/ Thorne Information Partners, LLC since October 1996, and is a co-founder of these private equity investment firms. TBG, a partnership with GS Capital Partners II, is a private equity fund that focuses on capital transactions in the information industry. From October 1992 to September 1996, Mr. Blumenstein held various positions with The Chicago Corporation (now ABN AMRO, Inc.), serving most recently as Executive Vice President, Debt Capital Markets Group and a member of the Board of Directors. Mr. Blumenstein was President and Chief Executive Officer of Ardis, a joint venture of Motorola and IBM, and has held various senior management positions in product development and sales and marketing for Rolm Corporation and IBM. Mr. Blumenstein also presently serves on the boards of eCollege, AirCell, Inc., SCP Communications, Inc. and RCT Systems, Inc.

      Roger H. Moore will be appointed a director of CCI Holdings upon consummation of this offering. Mr. Moore was President and Chief Executive Officer of Illuminet Holdings, Inc., a provider of network, database and billing services to the communications industry, since October 1998, a member of its board of directors since July 1998, and was its President and Chief Executive Officer from January 1996 to August 1998. In December of 2001, Illuminet was acquired by VeriSign, Inc. and Mr. Moore retired at that time. From September 1998 to October 1998, he served as President, Chief Executive Officer and a member of the board of directors of VINA Technologies, Inc., a telecommunications equipment company. Mr. Moore also presently serves as a director of Tut Systems, Inc., VeriSign, Inc., and Western Digital Corporation.

      Maribeth S. Rahe will be appointed a director of CCI Holdings upon consummation of this offering. Ms. Rahe has served as President and Chief Executive Officer of Fort Washington Investment Advisors, Inc., since November 2003. From January 2001 to October 2002, Ms. Rahe was President and a member of the board of directors of U.S. Trust Company of New York, and from June 1997 to January 2001, was its Vice Chairman and a member of the board of directors.

      Kevin J. Maroni has been a director of CCI Holdings since 2002. Mr. Maroni is a General Partner of Spectrum Equity. Mr. Maroni has worked for Spectrum Equity since its inception in 1994. Mr. Maroni will resign as a director effective at the closing of this offering.

      Mark A. Pelson has been a director of CCI Holdings since 2002. Mr Pelson is a Managing Director of Providence Equity. Mr. Pelson has worked for Providence Equity since 1996. Mr. Pelson is also a director of Madison River Telephone Company, LLC. Mr. Pelson will resign as director effective on the closing of this offering.

      Each of Messrs. Lumpkin, Shirar, Dively, Carr, Childers, Smith and Grissom were employed by McLeodUSA during 2002. In January 2002, in order to complete a recapitalization, McLeodUSA filed a prenegotiated plan of reorganization through a Chapter 11 bankruptcy petition in the United States Bankruptcy Court for the District of Delaware. In April 2002, McLeodUSA’s plan of reorganization became effective and McLeodUSA emerged from Chapter 11 protection. Messrs Lumpkin and Shirar resigned from McLeodUSA in April 2002 and June 2002, respectively. In addition, Mr. Currey was employed by RCN Corporation from 2000 to 2002. In May 2004, RCN Corporation filed a plan of reorganization through a Chapter 11 bankruptcy petition on a voluntary basis.

Composition of the Board After the Offering

      Our board of directors currently consists of four members, Messrs. Lumpkin, Currey, Maroni and Pelson. Upon closing of this offering, it will consist of five members, taking into account the resignation of Messrs. Maroni and Pelson and the election of three new members, Messrs. Blumenstein and Moore and Ms. Rahe. Each of the new directors will qualify as an “independent” director under applicable SEC and NYSE rules.

      Following the closing of the offering, we expect to avail ourselves of the “controlled company” exception under the New York Stock Exchange rules that eliminates the requirements that we have a majority of independent directors on our board of directors and that our compensation and nominating and corporate governance committees be composed entirely of independent directors. However, in the event that we are no longer a “controlled company,” we will be required to have a majority of independent directors on our board of directors and to have our compensation and corporate governance committees be composed entirely of independent directors within one year of the date that we lose our status as a “controlled company”.

Committees of the Board

      The standing committees of our board of directors will consist of an audit committee, a compensation committee and a corporate governance committee.

      Audit Committee. Upon completion of this offering, we will have an audit committee that will be comprised of Messrs. Blumenstein, Moore and Ms. Rahe, each of whom will qualify as an independent director under applicable SEC and NYSE rules.

      The principal duties and responsibilities of our audit committee will be to assist our board of directors in its oversight of:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory matters;

•	the independent registered public accounting firm’s qualifications and independence; and

•	the performance of our internal audit function and registered public accounting firm.

      Our audit committee will also be responsible for:

•	conducting an annual performance evaluation of the audit committee;

•	compensating, retaining and overseeing the work of our registered public accounting firm; and

•	establishing procedures for (a) receipt and treatment of complaints on accounting and other related matters and (b) submission of confidential employee concerns regarding questionable accounting or auditing matters.

The audit committee will have the power to investigate any matter brought to its attention within the scope of its duties. It will also have the authority to retain counsel and advisors to fulfill its responsibilities and duties. Our board of directors will adopt a written charter for the audit committee, which will be posted on our website.

      Upon completion of this offering, the audit committee will approve and adopt a Code of Business Conduct and Ethics for all directors, officers and employees, a copy of which will be available on our website and upon written request by our stockholders at no cost.

      Compensation Committee. Upon completion of this offering, we will have a compensation committee that will be comprised of Messrs. Lumpkin, Blumenstein and Moore. The principal duties and responsibilities of the compensation committee will be as follows:

•	to review and approve goals and objectives relating to the compensation of our chief executive officer and, based upon a performance evaluation, to determine and approve the compensation of the chief executive officer;

•	to make recommendations to our board of directors on the compensation of other executive officers and on incentive compensation and equity-based plans; and

•	to produce reports on executive compensation to be included in our public filings with the SEC.

      Corporate Governance Committee. Upon completion of this offering, we will have a corporate governance committee that will be comprised of Messrs. Lumpkin, Moore and Ms. Rahe. The principal duties and responsibilities of the corporate governance committee will be as follows:

•	to identify individuals qualified for membership on our board of directors and to select, or recommend for selection, director nominees;

•	to develop and recommend to our board of directors a set of corporate governance principles; and

•	to oversee the evaluation of our board of directors and management.

Compensation of Executive Officers

Summary Compensation Table

      The following table lists information regarding the compensation of our Chairman, Chief Executive Officer and the four next most highly compensated officers, to whom we refer to, collectively, as the named officers. The compensation of each of these named officers exceeded $100,000 for the fiscal year ended December 31, 2003.

							Long-Term
	Annual Compensation						Compensation
							2003 Restricted
	Fiscal				Other Annual		Share Plan	All Other
Name(1)	Year	Salary		Bonus	Compensation		Awards(6)	Compensation(7)

Richard A. Lumpkin	2003	$816,205	(2)	—	$21,945	(3)	—	$2,077
Chairman of the Board and Director
Robert J. Currey	2003	$263,846		—	$37,991	(4)	$0	$3,077
President, Chief Executive Officer and Director
Steven J. Shirar	2003	$178,615		$20,000	$5,138		$0	$2,769
Senior Vice President and President of Enterprise Operations
Joseph R. Dively	2003	$148,846		—	$1,979		$0	$2,423
Senior Vice President and President of Telephone Operations of Illinois Holdings
Christopher A. Young	2003	$144,615		$20,000	$58,724	(5)	$0	$1,108
Chief Information Officer
Brian L. Carr	2003	$126,000		$20,000	$219		$0	$2,435
Vice President of Public Services and Network Services

(1)	Each of our executive officers served in their positions throughout fiscal year 2003, other than Mr. Young, who was hired on February 3, 2003.

(2)	Includes a professional services fee of $666,667 paid to Mr. Lumpkin as one of our existing equity investors. See “Certain Relationships and Related Party Transactions — Professional Services Fee Agreements”. Pursuant to a side letter agreement with some of the other investors in Central Illinois Telephone, including affiliates of Mr. Lumpkin and members of his family, whereby Mr. Lumpkin shares a portion of this professional services fee, Mr. Lumpkin retained only $492,468 of the professional services fee in 2003. In addition, the remaining $149,538 in the table above represents amounts paid to Mr. Lumpkin for his services to ICTC.

(3)	Includes $21,050 we paid to purchase Mr. Lumpkin’s personal automobile, $542 attributable to Mr. Lumpkin’s personal use of the automobile in 2003 and $353 for the reimbursement of taxes.

(4)	Includes a relocation allowance of $33,241. Of the relocation allowance, $13,847 represents reimbursement of taxes.

(5)	Includes a relocation allowance of $58,724. Of the relocation allowance, $24,315 represents reimbursement of taxes.

(6)	The board of managers of Homebase ascribed no value to the restricted shares on the date awarded. The value of the restricted shares of our Class A common stock, after giving effect to the reorganization, held by each of the named officers as of December 31, 2003 was as follows:

	Restricted	Value as of
Named Officer	Shares Held	December 31, 2003

Robert J. Currey		$0
Steven J. Shirar		$0
Joseph R. Dively		$0
Christopher A. Young		$0
Brian L. Carr		$0

25.0% of these shares vested on December 31, 2004 and 25% will vest on the day prior to the completion of this offering. The remaining 50% will vest in three equal installments on December 31, 2005, 2006 and 2007. Holders of our restricted Class A common stock are entitled to receive dividends and other distributions if and when declared by the board of directors.

(7)	Amounts listed consist of CCI’s matching contributions to its 401(k) plan. We also provide the named officers with certain group life, health, medical and other non-cash benefits generally available to all salaried employees and excluded from this column pursuant to SEC rules.

Director Compensation

      Following this offering, directors who are not our employees or who are not otherwise affiliated with us or our existing equity investors will receive compensation that is commensurate with arrangements offered to directors of companies that are similar to us. Compensation arrangements for independent directors established by our board may be in the form of cash payments and/or option grants.

Long Term Incentive Plan

      2005 Long Term Incentive Plan. We will adopt our 2005 long term incentive plan effective upon the completion of this offering. The plan provides for grants of stock options, restricted stock and performance awards. Our directors, officers and other employees and persons who engage in services for us will be eligible for grants under the plan. The purpose of the plan is to provide these individuals with incentives to maximize stockholder value, otherwise contribute to our success and enable us to attract, retain and reward the best available persons for positions of responsibility.

      We expect that a total of 750,000 shares of our Class A common stock will be authorized for issuance under the plan, subject to adjustment in the event of a reorganization, stock split, merger or similar change in our corporate structure or the outstanding shares of Class A common stock. We currently expect that at the time of the offering there will not be any outstanding grants or awards under the plan, leaving 750,000 shares available for issuance under the plan. Our compensation committee will administer the plan. Our board also has the authority to administer the plan and to take all actions that the compensation committee is otherwise authorized to take under the plan. The terms and conditions of each award made under the plan, including vesting requirements, will be set forth consistent with the plan in a written agreement with the grantee.

Restricted Share Plan

General

      In August 2003, Homebase adopted the 2003 Restricted Share Plan to which we have succeeded, or the restricted share plan. In connection with the reorganization, all holders of Homebase restricted common shares will receive similarly restricted shares of our Class A common stock. The restricted share plan authorized our board of directors to grant to members of management, as incentive compensation, awards of restricted shares of our common stock or securities convertible into shares of our common stock. Unless altered by the board, awards under the restricted share plan cannot exceed an aggregate of                     shares. As of September 30, 2004, the entire                     shares had been awarded under the plan and were issued and outstanding. The restricted share plan also provides for adjustment of the number of shares of our common stock available for grant in the event of an increase or reduction in the number of shares of common stock, an exchange of our common stock for a different number or type of security of ours or other specified changes in our capitalization. All shares of common stock awarded under the restricted share plan are and will be subject to restrictions on transfer.

Administration and Terms of Awards

      The board of directors administers the restricted share plan and designates the employees to receive awards. The board of directors will determine the nature of the awards, the number of shares of common stock subject to the awards and the terms and conditions of each award.

Vesting

      Initially, 25.0% of the                      shares granted in 2003 were to vest every December 31st, beginning December 31, 2004 and ending December 31, 2007. In connection with this offering, the restricted share plan will be amended to provide that 25.0% of the shares granted in 2003 will vest on the day prior to completion of the offering and the remaining 50.0% of the shares granted in 2003 that remain unvested will vest in three equal installments on December 31, 2005, 2006 and 2007. Under the amended and restated share plan, the remaining                      shares granted in 2004 will vest 25.0% on the day prior to completion of the offering and 25.0% on each of December 31, 2005, 2006 and 2007. All shares awarded under the restricted share plan will automatically vest

•	if the board of directors accelerates the vesting at any time for any reason, which it is entitled to do; or

•	upon a change of control (as defined in the restricted share plan) of CCI Holdings, if the employee is terminated without cause, the employee’s compensation is reduced below 90.0% of the compensation prior to the change of control or the employee is assigned duties and responsibilities materially inconsistent with his or her previous level of responsibility.

      If the employee is terminated without cause or as a result of death or disability, subject to our right to purchase the shares described below under “— Call Rights”, the employee will retain all vested shares but will forfeit all of his or her rights to unvested shares.

      All unvested shares of common stock awarded under the restricted share plan are subject to forfeiture and employees are required to sell to us, at the price the employee paid for the shares, upon any of the following events: termination of employment for cause or any attempt by the employee to transfer the unvested shares without the prior written approval of the board of directors.

Other Stockholder Rights

      Other than as described above, employees will have all of the rights of a stockholder, including the right to vote the shares and receive dividends and other distributions.

Term

      The restricted share plan will continue in effect until August 28, 2013, unless terminated prior to that date by the board of directors.

Compensation Committee Interlocks and Insider Participation

      Following this offering, the compensation levels of our executive officers will be determined by our board of directors upon the recommendation of the compensation committee. In 2003, Mr. Currey, our President and Chief Executive Officer, and Mr. Lumpkin, our Chairman, both employees of ICTC, participated in deliberations of the board of managers regarding executive compensation.

Employment and Other Arrangements

      We do not anticipate entering into any employment agreements with our officers or employees.

      On March 27, 2003, CCI Texas entered into a retention and change in control agreement with Mr. Udell. Pursuant to the retention agreement, CCI Texas named Mr. Udell as Executive Vice President through March 27, 2005. The retention agreement provided that Mr. Udell would receive an annual base salary of $243,775 with a bonus based on the greater of 45.0% of his base salary and $109,698 and Mr. Udell was also entitled to participate in an annual incentive plan and all benefit plans, programs and arrangements and fringe benefit policies applicable generally to other employees. The retention agreement also provided that Mr. Udell would receive a one time payment upon a change of control, which included the closing of the TXUCV acquisition. In addition, Mr. Udell’s salary may not be decreased for a period of two years following the closing of the TXUCV acquisition.

      In connection with the TXUCV acquisition, we paid Mr. Udell $706,948 to terminate the retention agreement without the other benefits described in the preceding paragraph in exchange for continuing to be employed in the position described above. Mr. Udell’s annual base salary is now $200,000 with a potential bonus of up to 40.0% of his annual salary based on the achievement of various corporate objectives.

Supplemental Executive Retirement Plan

      The Supplemental Executive Retirement Plan for Mr. Lumpkin has been effective since 1986 and provided that Mr. Lumpkin or his beneficiary would have been entitled to supplemental benefits of $50,000 per year, payable monthly for a period of twenty years, if Mr. Lumpkin retired after age 65 or if his employment was terminated prior to such time due to his death. On July 29, 2004, the board of directors of ICTC paid Mr. Lumpkin a lump sum of $649,617 to terminate the Supplemental Executive Retirement Plan for Mr. Lumpkin.

Directors’ and Officers’ Indemnification and Insurance

      Our amended and restated certificate of incorporation will provide that, to the fullest extent permitted by the DGCL and except as otherwise provided in our bylaws, none of our directors shall be liable to us or our stockholders for monetary damages for a breach of fiduciary duty. In addition, our amended and restated certificate of incorporation permits indemnification of any person who was or is made, or threatened to be made, a party to any action, suit or other proceeding, whether criminal, civil, administrative or investigative, because of his or her status as a director or officer of CCI Holdings, or service as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at our request to the fullest extent authorized under the DGCL against all expenses, liabilities and losses reasonably incurred by such person. Further, our amended and restated certificate of incorporation will provide that we may purchase and maintain insurance on our own behalf and on behalf of any other person who is or was a director, officer or agent of CCI Holdings or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

PRINCIPAL AND SELLING STOCKHOLDERS

      The following table sets forth information, as of the date of this prospectus, regarding the beneficial ownership of our common capital stock: (1) immediately prior to the consummation of the offering; and (2) as adjusted to reflect the sale of shares of Class A common stock in this offering by:

•	certain of our employees participating as selling stockholders in this offering;

•	each person or entity who is known to us to beneficially own more than 5.0% of our capital stock, including certain of the selling stockholders;

•	our named officers;

•	our directors; and

•	our directors and officers as a group.

Beneficial ownership has been determined in accordance with the applicable rules and regulations of the SEC, which generally require inclusion of shares over which a person has voting or investment power. Share ownership in each case includes shares that may be acquired within 60 days through the exercise of any options. Unless otherwise indicated, the address of all individuals listed in the table is c/o Homebase, P.O. Box 1234, Mattoon, Illinois 61938.

	Shares Beneficially Owned				Shares Beneficially Owned
	Prior to Offering				After Offering

	Class A	Class B			Class A	Class B
	Common Stock	Common Stock	% Total	Shares	Common Stock	Common Stock	% Total
			Voting	Being			Voting
Name and Address of Beneficial Owner	Shares %	Shares %	Power	Offered	Shares %	Shares %	Power

Central Illinois Telephone(a)
Providence Equity(b)
Spectrum Equity(c)
Richard A. Lumpkin(d)
Robert J. Currey(e)
Steven J. Shirar(f)
Joseph R. Dively(g)
Steven L. Childers(h)
Christopher A. Young
Brian L. Carr
Kevin J. Maroni(i)
Mark A. Pelson(j)
Jason K. Whitehair(k)
C. Robert Udell, Jr.(l)
James A. Watkins(m)
Michael W. Smith(n)
Patricia A. Bacon(o)
Rick H. Hall(p)
Steven L. Grissom(q)
Gary A. Patrem (r)
Edward B. Pence(s)
Barbara TenEyck(t)
William T. White(u)
Doug A. Abolt(v)
Janice L. Hester(w)
David N. McDonald(x)
All directors and executive officers as a group (13 persons)

*	Less than 1.0% ownership.

(a)	The equity interests in Central Illinois Telephone are approximately 81.9% owned by SKL Investment Group, a Delaware limited liability company, approximately 9.5% owned by LTIC, LLC, an Illinois limited liability company, approximately 1.0% owned by GRISS, LLC, an Illinois limited liability company, and approximately 7.6% owned collectively by Messrs. Currey, Shirar, Dively and others, either directly or indirectly through retirement accounts and various trusts. SKL Investment Group is owned by Mr. Lumpkin and members of his family, Mr. Lumpkin is the sole manager of an SKL Investment Group investment fund and has the sole power to direct the voting and disposition of its investments. LTIC, LLC is managed by Agracel, an Illinois corporation, which has a four member board of directors, two of whom are Messrs. Lumpkin and Grissom. In addition, Mr. Lumpkin and members of his family own approximately 50.0% of Agracel and Mr. Grissom owns approximately 2.6% of Agracel. In addition, GRISS, LLC is approximately 80.0% owned by Mr. Grissom and members of his family, and Mr. Grissom is also a co-trustee of trusts that own approximately 37.4% of the common shares of Central Illinois Telephone through SKL Investment Group. As a result of the above, Messrs. Lumpkin, Currey, Shirar, Dively and Grissom may be deemed to share beneficial ownership of the shares owned by Central Illinois Telephone. Each of them disclaims this beneficial ownership. Mr. Lumpkin is the sole manager of Central Illinois Telephone, has the sole investment and voting power with respect to the shares of Class B common stock held by Central Illinois Telephone and, as a result, will have the sole investment and voting control over the shares of Class A common stock and Class B common stock held by Central Illinois Telephone. The address of Central Illinois Telephone and Mr. Lumpkin is c/o Homebase, P.O. Box 1234, Mattoon, Illinois 61938.

(b)	Consists of shares of Class A common stock held by Providence Equity Partners IV, L.P. and shares of Class A common stock held by Providence Equity Operating Partners IV, L.P. Providence Equity GP IV, L.P. is the general partner of each of these entities and Providence Equity Partners IV, LLC is the general partner of Providence Equity GP IV, L.P. Providence Equity Partners IV, LLC has the sole power to direct the voting and disposition of the shares. As a result, each of the entities may be deemed to share beneficial ownership of the shares owned by the others. Each of the entities disclaims this beneficial ownership. Jonathan M. Nelson, by virtue of his ownership interest in, and as managing member of, Providence Equity Partners IV, LLC, may also be deemed to possess indirect beneficial ownership of the securities owned by these entities. He disclaims such beneficial ownership except to the extent of his pecuniary interest in those securities. Glenn M. Creamer and Paul J. Salem are the remaining voting members of Providence Equity Partners IV, LLC, but neither has a voting interest sufficient, by itself, to either direct or prevent the voting or disposition of the shares deemed to be aired by Providence Equity Partners IV, LLC. The address of Providence Equity and Mr. Nelson is c/o Providence Equity Partners, Inc., 50 Kennedy Plaza, 18th Floor, Providence, Rhode Island 02903.

(c)	Consists of shares of Class A common stock held by Spectrum Equity Investors IV, L.P. (“SEI4”); shares of Class A common stock held by Spectrum IV Investment Managers’ Fund, L.P. (“SIM4”); shares of Class A common stock held by Spectrum Equity Investors Parallel IV, L.P. (“SEIP4”); shares of Class A common stock held by Spectrum Equity Investors III, L.P. (“SEI3”); shares of Class A common stock held by SEI III Entrepreneurs’ Fund, L.P. (“SEI3E”); and shares of Class A common stock held by Spectrum III Investment Managers’ Fund, L.P. (“SIM3”). Spectrum Equity Associates IV, L.P. (“SEA4”) is the sole general partner of SEI4 and SEIP4. Spectrum Equity Associates III, L.P. (“SEA3”) is the sole general partner of SEI3. SEI III Entrepreneurs’ LLC (“SEI3LLC”) is the general partner of SEI3E. Because these funds ultimately are under common management that shares the power to direct the voting and disposition of the shares, each of these entities may be deemed to share beneficial ownership of the shares owned by the others. Each of these entities disclaims this beneficial ownership except to the extent of their pecuniary interest therein. Because decisions by each of the entities serving as the ultimate general partners of the individual funds in question are made by majority vote of either four or seven partners or members, as the case may be, no individual partner of SEA4, SIM4, SEA3 or SIM3, and no individual member of SEI3LLC, has the power alone to direct the voting or disposition of the shares, and no such individual has the power to prevent the voting or disposition of such shares over his objection. The address of Spectrum Equity is c/o Spectrum Equity Investors, One International Place, 29th Floor, Boston, Massachusetts 02110.

(d)	Mr. Lumpkin and his family own a majority of the shares of Central Illinois Telephone, Mr. Lumpkin is its sole manager and has the sole power to direct the voting and disposition of its shares. As a result, Mr. Lumpkin may be deemed to share beneficial ownership of the shares owned by Central Illinois Telephone. Mr. Lumpkin disclaims this beneficial ownership.

(e)	Consists of shares of Class A common stock initially awarded under the restricted share plan. See “Management — Restricted Share Plan”. In addition, Mr. Currey, through an IRA trust, owns less than 1.0% of Central Illinois Telephone. As a result, Mr. Currey may be deemed to share beneficial ownership of the shares owned by Central Illinois Telephone. Mr. Currey disclaims this beneficial ownership.

(f)	Consists of shares of Class A common stock initially awarded under the restricted share plan. See “Management — Restricted Share Plan”. In addition, Mr. Shirar, through a trust, owns less than 1.0% of Central

Illinois Telephone. As a result, Mr. Shirar may be deemed to share beneficial ownership of the shares owned by Central Illinois Telephone. Mr. Shirar disclaims this beneficial ownership.

(g)	Consists of shares of Class A common stock initially awarded under the restricted share plan. See “Management — Restricted Share Plan”. In addition, Mr. Dively owns less than 1.0% of Central Illinois Telephone. As a result, Mr. Dively may be deemed to share beneficial ownership of the shares owned by Central Illinois Telephone. Mr. Dively disclaims this beneficial ownership.

(h)	Consists of shares of Class A common stock initially awarded under the restricted share plan. See “Management — Restricted Share Plan”.

(i)	Mr. Maroni is a general partner or managing member of, and holds a minority interest in, the Spectrum Equity funds that own shares of Class A common stock. As a result, Mr. Maroni may be deemed to share beneficial ownership of the shares owned by Spectrum Equity. Mr. Maroni disclaims this beneficial ownership. Mr. Maroni will resign as director of CCI Holdings effective on the closing of this offering.

(j)	Mr. Pelson is a Managing Director of Providence Equity and holds a minority interest in the Providence Equity funds that own shares of Class A common stock. As result, Mr. Pelson may be deemed to share beneficial ownership of the shares owned by Providence Equity. Mr. Pelson disclaims this beneficial ownership. Mr. Pelson will resign as director of CCI Holdings effective on the closing of this offering.

(k)	Consists of shares of Class A common stock initially awarded under the restricted share plan. See “Management — Restricted Share Plan”.

(l)	Consists of shares of Class A common stock initially awarded under the restricted share plan. See “Management — Restricted Share Plan”.

(m)	Consists of shares of Class A common stock initially awarded under the restricted share plan. See “Management — Restricted Share Plan”.

(n)	Consists of shares of Class A common stock initially awarded under the restricted share plan. See “Management — Restricted Share Plan”.

(o)	Consists of shares of Class A common stock initially awarded under the restricted share plan. See “Management — Restricted Share Plan”.

(p)	Consists of shares of Class A common stock initially awarded under the restricted share plan. See “Management — Restricted Share Plan”.

(q)	Consists of shares of Class A common stock initially awarded under the restricted share plan. See “Management — Restricted Share Plan”.

(r)	Consists of shares of Class A common stock initially awarded under the restricted share plan. See “Management — Restricted Share Plan”.

(s)	Consists of shares of Class A common stock initially awarded under the restricted share plan. See “Management — Restricted Share Plan”.

(t)	Consists of shares of Class A common stock initially awarded under the restricted share plan. See “Management — Restricted Share Plan”.

(u)	Consists of shares of Class A common stock initially awarded under the restricted share plan. See “Management — Restricted Share Plan”.

(v)	Consists of shares of Class A common stock initially awarded under the restricted share plan. See “Management — Restricted Share Plan”.

(w)	Consists of shares of Class A common stock initially awarded under the restricted share plan. See “Management — Restricted Share Plan”.

(x)	Consists of shares of Class A common stock initially awarded under the restricted share plan. See “Management — Restricted Share Plan”.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Reorganization Agreement

      Our existing equity investors and members of management who will own shares of Class A common stock will enter into a reorganization agreement, dated as of                , 2005, which sets forth the terms of the reorganization and the certain other rights and obligations of our existing equity investors in connection with this offering. The reorganization agreement will provide first for the merger of Consolidated Communications Texas Holdings, Inc. with and into CCI Holdings and then for the merger of Homebase with and into CCI Holdings, in each case, with CCI Holdings being the entity surviving the merger. CCI Holdings, the issuer in this offering, is presently a wholly owned subsidiary of Homebase Acquisition, LLC. In connection with the reorganization, we will amend and restate our certificate of incorporation to, among other things, change our name from Consolidated Communications Illinois Holdings, Inc. to Consolidated Communications Holdings, Inc. Throughout this prospectus, unless the context otherwise requires, we have assumed that the foregoing reorganization and name change have been completed.

      In connection with the merger of Homebase with and into CCI Holdings:

•	Central Illinois Telephone will receive from Homebase an aggregate of shares of Class B common stock;

•	Spectrum Equity will receive from Homebase an aggregate of shares of Class A common stock;

•	Providence Equity will receive from Homebase an aggregate of shares of Class A common stock; and

•	our management stockholders will receive an aggregate of shares of Class A common stock.

      The number of shares of Class A common stock and Class B common stock received by each of Central Illinois Telephone, Providence Equity, Spectrum Equity and our management in the reorganization will be determined based on the relative value of the Homebase preferred and common shares assuming a liquidation of Homebase as part of the reorganization. The aggregate equity value of Homebase will be assumed to be equal to our aggregate equity value immediately prior to the offering after giving effect to the reorganization and was based upon an initial public offering price of $           per share. In the reorganization, each preferred share in Homebase will be exchanged for a number of shares of our common stock with a value at the initial public offering price that equals the liquidation preference of such preferred share at the closing of this offering. The holders of Homebase common shares will receive shares of Class A common stock and/or Class B common stock representing the remaining equity value of the company based upon their respective number of Homebase common shares.

      The reorganization agreement also provides that Central Illinois Telephone will receive shares of Class B common stock representing all of the issued and outstanding shares of Class B common stock upon completion of the offering and that Providence and Spectrum will be entitled to participate in the offering as selling stockholders before Central Illinois Telephone will be able to sell any shares.

      The reorganization agreement also provides for the following:

Registration Rights

      In connection with this offering and the related transactions, we will grant registration rights to each of our existing equity investors that provide each such investor with:

•	up to two demand registration rights;

•	unlimited shelf registration rights; and

•	unlimited “piggyback” registration rights.

Tag Along Rights

      Following a public offering of our equity securities, each of our existing equity investors will have the right to participate, on a proportional basis, in any sale of our equity securities that would result in the purchaser of those securities becoming the largest single holder of our equity securities and the holder of more than 40.0% of our outstanding voting securities.

Limited Liability Company Agreement

      CCI Holdings is presently a wholly owned subsidiary of Homebase, a Delaware limited liability company organized on June 26, 2002. Currently, the operating agreement for Homebase, which we refer to as the LLC Agreement, provides for the management and the conduct of our business prior to this offering. Except as provided below, the provisions of the LLC agreement will terminate upon the consummation of this offering.

Indemnification and Limitations on the Fiduciary Duty of Members

      Under the LLC agreement, Homebase agreed to indemnify, to the fullest extent permitted by applicable law, its directors, employees and agents and the existing equity investors and their respective directors, stockholders, members, partners, representatives or agents for losses that the indemnified person may sustain, incur or assume as a result of, or relative to, any act or omission performed by the indemnified person on behalf of Homebase in a manner reasonably believed to be within the scope of authority provided by the LLC agreement. The indemnification does not apply to any loss incurred by the indemnified person as a result of his or its gross negligence or willful misconduct. Furthermore, this indemnity is limited to the value of the assets of Homebase.

      Under the LLC agreement, none of Homebase’s members, directors, employees or agents will be liable to Homebase or other members, directors, employees or agents of Homebase for acts undertaken in good faith reliance on the provisions of the LLC agreement.

Professional Services Fee Agreements

      Homebase and certain of its subsidiaries have entered into two professional services fee agreements, each effective as of April 14, 2004, with our existing equity investors. One agreement requires CCI to pay to Mr. Lumpkin, Providence Equity and Spectrum Equity an annual professional services fee in the aggregate amount of $2.0 million for consulting, advisory and other professional services provided to CCI and its subsidiaries relating to the Illinois operations. The other agreement requires Texas Holdings to pay to Mr. Lumpkin, Providence Equity and Spectrum Equity an annual professional services fee in the aggregate amount of $3.0 million for consulting, advisory and other professional services provided to Texas Holdings and its subsidiaries relating to the Texas operations. The professional services fees are generally payable in cash. The professional services fee, however, must be paid in the form of class A preferred shares if payment in cash is prohibited by the existing credit facilities or if consolidated EBITDA (determined in accordance with the existing credit facilities) is less than or equal to $106.0 million. Payment of the professional services fees is subordinate to the obligations under the existing credit facilities and our senior notes. The rights of Mr. Lumpkin, Providence Equity and Spectrum Equity to receive professional services fees described above will terminate upon the closing of this offering.

LATEL Sale/ Leaseback

      In 2002, in connection with CCI Holdings’ acquisition of ICTC and several related businesses from McLeodUSA, each of ICTC and Consolidated Communications Market Response, Inc., or Consolidated Market Response, an indirect, wholly owned subsidiary of CCI Holdings, entered into separate agreements with LATEL, pursuant to which each of them sold to LATEL real property for total consideration of approximately $9.2 million and then leased the property back from LATEL. LATEL is owned 50.0% by Mr. Lumpkin and 50.0% by Agracel. Agracel is the sole managing member of LATEL. Mr. Lumpkin, together with members of his family, beneficially owns 49.7% and Mr. Grissom owns 2.6% of Agracel. In addition, Messrs. Lumpkin and Grissom are directors of Agracel.

      The initial term of both leases was one year beginning on December 31, 2002. Each lease automatically renews for successive one year terms through 2013, unless either ICTC or Consolidated Market Response provides one year prior written notice that it intends to terminate its respective lease. Collectively, the initial rent for 2003 was approximately $1.2 million, of which ICTC paid approximately $1.0 million and Consolidated Market Response paid the remainder. These lease payments represent 100.0% of the revenues of LATEL. The annual rent for each lease will increase by 2.5% upon each renewal. Either subsidiary can terminate its lease agreement with LATEL at any time by giving LATEL one year prior written notice.

      The sale prices for the properties sold to LATEL were determined based upon an appraisal of each property.

      Upon the closing of this offering, we expect that LATEL will exercise its option in the lease to convert the term of the lease to a fixed term of six years commencing on the date the option is exercised.

      Currently, the leases are recorded as operating leases of ICTC and Consolidated Market Response.

MACC, LLC

      In 1997, prior to our acquisition of ICTC at the end of 2002, Consolidated Market Response entered into a lease agreement with MACC, LLC, or MACC, an Illinois limited liability company, pursuant to which Consolidated Market Response leases office space for a period of five years. Agracel is the sole managing member and 66.7% owner of MACC. Mr. Lumpkin and members of his family directly own the remainder of MACC. The parties extended the lease for an additional five years beginning October 14, 2002. Consolidated Market Response paid MACC rent for 2003 in the amount of $122,520. These payments represent approximately 65.0% of MACC’s total revenues for 2003. The lease provides for a cost of living increase to the annual lease payments based on the “Revised Consumers Price Index, All Urban Consumers” published by the Bureau of Labor Statistics for the United States Department of Labor. Neither party has the right to terminate this agreement by the terms of the agreement.

SKL Investment Group, LLC

      Mr. Lumpkin, together with members of his family, beneficially owns 100.0% of SKL Investment Group, a Delaware limited liability company which is an investment company serving the Lumpkin family. Mr. Lumpkin and members of his family are the sole voting members of SKL Investment Group. SKL Investment Group paid to CCI $74,400 in 2003 for the use of office space, computers and telephones and for other office related expenses. This amount also includes a reimbursement of approximately $32,960 in 2003 for a pro rata portion of Mr. Grissom’s salary paid by CCI. Mr. Grissom serves as Administrative Officer of SKL Investment Group. The amount CCI charged SKL for the use of its office space, equipment and other office related expenses is based upon the amounts incurred by CCI. For example, in 2003 SKL paid $27,400 to rent approximately 1,677 square feet of office space, which is equivalent to CCI’s base rent per square foot plus SKL’s pro rata share of real estate taxes, utilities and maintenance. SKL’s use of equipment and other office related expenses was based on actual third-party charges or SKL’s estimated usage.

First Mid-Illinois

      Pursuant to various agreements with CCI, First Mid-Illinois provides to CCI Illinois general banking services, including depository, disbursement and payroll accounts, on terms comparable to those available to other large business accounts. Mr. Lumpkin and members of his family own approximately 29.0% of the common stock of First Mid-Illinois, Mr. Grissom owns less than 1.0%, and is the co-trustee of trusts, with discretionary voting power, that hold 5.7% of the common stock of First Mid-Illinois and Mr. Dively owns less than 1.0% of the common stock of First Mid-Illinois. In addition, Messrs. Lumpkin, Grissom and Dively are directors of First Mid-Illinois. The fees charged and earnings received on deposits, through repurchase agreements, are based on First Mid-Illinois’s standard schedule for large customers. During 2003, CCI Illinois paid maintenance and activity related charges of $1,530 to First Mid-Illinois and earned $97,281 of interest on its deposits. In addition, First Mid-Illinois administers CCI Illinois’ hourly 401(k) plan. During 2003, CCI paid $46,348 to First Mid-Illinois for this service, which is a competitive market rate based on assets under management.

      In 2003, a wholly owned subsidiary of First Mid-Illinois received a commission from Arthur J. Gallagher Risk Management Services, Inc., or AJG Risk Management, a company which provides insurance and risk management services, for introducing CCI Illinois to AJG Risk Management. In 2003, CCI Illinois paid AJG Risk Management $744,622.

      Illinois Telephone Operations provides First Mid-Illinois with local dial tone, custom calling features, long distance and other related services. In 2003, First Mid-Illinois paid Illinois Telephone Operations $394,129 for these services. These services are regulated and, as a result, First Mid-Illinois paid the same rate that is applicable to all customers.

Business Systems

      Consolidated Communications Business Services, Inc., or Consolidated Business Services, an indirect wholly owned subsidiary of CCI Holdings, provides repair services and, if First Mid-Illinois elects, maintenance services for First Mid-Illinois’s communications equipment, all of which are pursuant to standard Centrex sales pricing formulas. First Mid-Illinois paid $39,862 in 2003 to Consolidated Business Services for these services. The initial term of the contract expired on June 6, 2003 and automatically renews annually unless either party provides prior written notice of termination.

      In 2003, Consolidated Business Systems also entered into two sales agreement with First Mid-Illinois to deliver and install communications and computer equipment. Pursuant to one agreement, First Mid-Illinois paid a one-time fee of $13,032 and pursuant to the second agreement, First Mid-Illinois paid a one-time fee of $18,493.

Mobile Services

      Consolidated Communications Mobile Services, Inc., or Consolidated Mobile Services, an indirect wholly owned subsidiary of CCI Holdings, provides paging services to First Mid-Illinois. During 2003, First Mid-Illinois paid $2,662 to Consolidated Mobile Services. The amounts received from First Mid-Illinois were equal to or greater than the rate charged to other similar accounts.

DESCRIPTION OF INDEBTEDNESS

      We summarize below certain terms of our amended and restated credit facilities, the indenture governing our senior notes and the GECC capital leases. This summary is not a complete description of all of the terms and provisions of these agreements and is qualified entirely by reference to these agreements, which are exhibits to the registration statement of which this prospectus forms a part.

Amended and Restated Credit Facilities

Overview

      Concurrently with the closing of this offering, we will amend and restate our existing credit agreement. The closing of this offering is conditioned upon the closing of the amended and restated credit facilities.

      The amended and restated credit facilities will provide financing of up to $425.0 million, consisting of:

•	a new term loan D facility of up to $395.0 million available at closing and maturing on October 14, 2011; and

•	a $30.0 million revolving credit facility maturing on April 14, 2010.

      Each of CCI and Texas Holdings will be a borrower under the amended and restated credit facilities. The borrowers’ obligations under the amended and restated credit facilities will be joint and several.

      The outstanding balance under our amended and restated credit facilities will decrease by $41.5 million due to the repayment of $118.7 million of the term loan A facility and $314.0 million of the term loan C facility with cash on hand of $47.7 million and borrowings of $391.1 million under the new term loan D facility. We expect the term loan D facility will provide for up to $395.0 million in commitments by the lenders and to borrow approximately $391.1 million on the closing of this offering based on our September 30, 2004 cash balance. If, at the closing, our cash balance is less than our cash balance on September 30, 2004, we could borrow up to the entire amount of the term loan D facility. See “Description of Indebtedness — Amended and Restated Credit Facilities.” The revolving credit facility will not change materially from our existing revolving credit facility, and will continue to include a subfacility for letters of credit as well as a swingline subfacility. We currently expect that the revolving credit facility will be undrawn on the closing of the offering and will remain available for general corporate purposes.

Prepayments

      Principal amounts outstanding under the term loan D facility and the revolving credit facility will be due and payable in full on their respective maturity dates.

      The amended and restated credit facilities will require the borrowers to prepay the term D loan facility, subject to certain exceptions, with (i) 100% of Excess Subject Payment Amounts (defined below under “— Restricted Payments”), subject to adjustment from time to time based on our total net leverage ratio, (ii) 50% of any increase of Available Cash (defined below under “— Restricted Payments”) during a dividend suspension period, (iii) 100% of the net proceeds of all non-ordinary course assets sales and any insurance or condemnation proceeds not reinvested within required time periods, and (iv) 100% of the net proceeds of certain incurrences of indebtedness.

      The borrowers will also be able to voluntarily repay outstanding loans under the amended and restated credit facilities at any time without any premium or penalty, other than customary “breakage” costs with respect to LIBOR loans and subject to payment of a 1.0% premium for certain prepayments of the term loan D facility made prior to October 22, 2005 with proceeds from a new tranche of term loans under any amendment to the amended and restated credit facilities, which new tranche bears interest at a rate less than that applicable to the term D loans.

     Interest Rates and Fees

      The borrowings under the amended and restated credit facilities will bear interest at a rate per annum equal to an applicable margin plus, at the borrowers’ option, either a base rate or a LIBOR rate. The initial applicable margin for borrowings under the amended and restated credit facilities will be 1.5% with respect to base rate loans and 2.5% with respect to LIBOR loans. After April 1, 2005, if and for so long as the loans are rated at least B1 (stable) by Moody’s Investors Service, Inc. and B+ (stable) by Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc., the amended and restated credit facilities will provide that the applicable margin under the term loan D facility will decrease by 0.25% (and any rating with a negative outlook will be treated as one notch below that rating). The applicable margin under the revolving credit facility will also be adjusted from time to time in the future based on our total net leverage ratio (defined below), but will not exceed 1.5% with respect to base rate loans and 2.5% with respect to LIBOR loans.

      In addition to paying interest on outstanding principal amounts under the amended and restated credit facilities, the borrowers will be required to pay a commitment fee of 0.5% per annum to the lenders under the revolving credit facility for unutilized commitments thereunder subject to adjustment from time to time in the future based on our total net leverage ratio, but not exceeding 0.5%. The borrowers will also be required to pay customary letter of credit fees and fees of the administrative agent.

     Collateral and Guarantees

      We and each of the existing subsidiaries of CCI and CCV (other than ICTC) and certain future direct and indirect domestic subsidiaries, or the subsidiary guarantors, will, on a joint and several basis, fully and unconditionally guarantee the obligations of the borrowers under the amended and restated credit facilities.

      The obligations under the amended and restated credit facilities and all the guarantees will be secured by substantially all of the assets of each borrower and each guarantor, including, but not limited to, the following, and subject to certain exceptions:

•	a pledge of the capital stock of the borrowers and each of the subsidiary guarantors and ICTC (the enforcement of the pledges of capital stock being subject to regulatory restriction); and

•	a security interest in substantially all tangible and intangible assets of CCI Holdings, the borrowers and the subsidiary guarantors.

     Certain Covenants and Events of Default

      The amended and restated credit facilities will contain a number of covenants, that, among other things, restrict, subject to certain exceptions, the borrowers’ ability and the ability of us and our subsidiaries, to:

•	incur additional indebtedness or issue capital stock;

•	create liens on assets;

•	repay other indebtedness (including our senior notes other than as described under “Use of Proceeds”);

•	sell assets;

•	make investments, loans, guarantees or advances;

•	pay dividends, repurchase equity interests or make other restricted payments (other than Subject Payments as described below);

•	engage in transactions with affiliates;

•	make capital expenditures;

•	engage in mergers, acquisitions or consolidations;

•	enter into sale-leaseback transactions;

•	amend or otherwise modify agreements governing indebtedness, formation documents and certain material agreements;

•	enter into agreements that restrict dividends from subsidiaries; and

•	change the business conducted by us and our subsidiaries.

      In addition, the amended and restated credit facilities will contain customary affirmative covenants, including but not limited to, the requirement that the borrowers and the guarantors pledge after-acquired property as collateral and hedge a portion of the term loans.

      Our amended and restated credit facilities will also require the borrowers to comply with certain financial covenants, including a maximum total net leverage ratio, a minimum fixed charge coverage ratio, maximum capital expenditures amount and a maximum senior secured leverage ratio. The amended and restated credit facilities will also contain customary representations and warranties and events of default, including but not limited to payment defaults, covenant defaults, cross-defaults to certain indebtedness and other material agreements, and defaults relating to the incorrectness in any material respect of representations and warranties, certain events of bankruptcy, material judgments, certain ERISA events and a change of control. If such an event of default occurs, the lenders under the amended and restated credit facilities will be entitled to take various actions, including accelerating the amounts due thereunder and enforcing the rights of a secured creditor.

     Restricted Payments

      The restricted payments covenant in the amended and restated credit facilities will permit us among other things, during any fiscal quarter and so long as no event of default under the amended and restated credit facilities is continuing, subject to specified conditions and restrictions, to pay dividends and distributions on our equity and to redeem or repurchase debt or equity (“Subject Payments”) under two bases as follows:

•	First, we may pay Subject Payments in an aggregate amount not to exceed “Cumulative Available Cash” which will be equal to the sum of:

(1) for the portion of the quarter between the closing date of this offering and March 31, 2005, $ million;

(2) plus the excess, if any, of:

(a) Available Cash, as defined below, for a period commencing on the first day of the first full fiscal quarter commencing after the closing and ending on the last day of the fiscal quarter most recently reported; and

(b) the aggregate amount of Subject Payments paid during such period out of Available Cash

•	Second, we may pay Subject Payments from the portion of the proceeds of any equity sale not used to redeem or repurchase indebtedness and not used to fund acquisitions, capital expenditures or make other investments.

      “Available Cash” will be defined as an amount equal to the sum of the following for the applicable period:

      (1) Bank EBITDA;

      (2) minus (to the extent not deducted in the determination of Bank EBITDA) the sum of the following: non-cash dividend income; interest expense net of amortization of debt issuance costs incurred in connection with or prior to the consummation of this offering; capital expenditures from internally generated funds; cash income taxes; any scheduled principal payments of indebtedness; voluntary prepayments of debt, mandatory prepayments of Term D loans on account of Excess Subject Payment Amounts, as defined below, or during a dividend suspension period, as defined below, and net increases in revolving loans; the cash cost of any extraordinary or unusual losses or charges; and all cash payments made on account of losses or charges expensed during or prior to the period (to the extent not deducted in the determination of Bank EBITDA for such prior period);

(3) plus (to the extent not included in the determination of Bank EBITDA), cash interest income for the period, the cash amount realized in respect of extraordinary or unusual gains during the period and net decreases in revolving loans during the period.

      “Bank EBITDA” will be defined as our Bank Consolidated Net Income (defined below) for the period

(a) plus all amounts deducted in arriving at Bank Consolidated Net Income amount in respect of (without duplication), interest expense, amortization or write-off of debt discount and non-cash expense incurred in connection with equity compensation plans, foreign, federal, state and local income taxes for the period, charges for depreciation of fixed assets and amortization of intangible assets during the period, non-cash charges for the impairment of long lived assets during the period, fees accrued during periods prior to this offering payable to certain of our equity investors not exceeding $5.0 million in any twelve-month period, and fees, expenses and charges incurred in connection with this offering and the related transactions as specified in reasonable detail in an amount not to exceed the amount of fees and expenses disclosed under the heading “Sources and Uses” in this prospectus;

(b) minus (in the case of gains) or plus (in the case of losses) gain or loss on any sale of assets;

(c) minus (in the case of gains) or plus (in the case of losses) non-cash charges relating to foreign currency gains or losses;

(d) plus (in the case losses) and minus (in the case of income) non-cash minority interest income or loss;

(e) plus (in the case of items deducted in arriving at Bank Consolidated Net Income) and minus (in the case of items added in arriving at Bank Consolidated Net Income) non-cash charges resulting from changes in accounting principles;

(f) plus extraordinary loss as defined by GAAP;

(g) plus the first $15.0 million of other expenses relating to the integration of CCV incurred after April 14, 2004 and prior to December 31, 2005;

(h) minus the sum of interest income and extraordinary income or gains as defined by GAAP.

      “Bank Consolidated Net Income” will be defined as our net income or loss for the period determined on a consolidated basis in accordance with GAAP excluding, the income or loss of any person (other than any of our consolidated subsidiaries) in which any other person (other than any of our consolidated subsidiaries) has a joint interest, except for the amount of dividends or other distributions actually paid to any of our consolidated subsidiaries by that person during the period, the cumulative effect of a change in accounting principles during such period, any net after-tax income (loss) from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations, the income or loss of any person accrued prior to the date it becomes a subsidiary of a borrower or is merged into or consolidated with any of our subsidiaries or that person’s assets are acquired by any of our subsidiaries, and the income of any consolidated subsidiary of a borrower to the extent that declaration of payment of dividends or similar distributions by that subsidiary to the borrowers of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that subsidiary.

      “Excess Subject Payment Amount” will be defined as, for any quarter, the amount by which restricted payments, investments out of Available Cumulative Cash, or redemptions or repurchases of indebtedness during the quarter exceed the sum of $11.875 million plus the amount of proportionate dividends paid on Class A common stock issued under our restricted share plan to the extent reserved for future issuance at the time of consummation of this offering.

      Our ability to make restricted payments will depend on our compliance with, among other things, the following:

•	If the total net leverage ratio, as of any fiscal quarter, is greater than 4.75:1.0, we will not be allowed to pay our Subject Payments from Available Cash. The total net leverage ratio will be defined as the ratio of total net debt (defined as total debt minus the lesser of (x) our consolidated cash and cash equivalents in excess of $5,000,000, other than amount that could be classified as “restricted cash” in accordance with GAAP (and excluding consolidated cash of any subsidiary that is not a loan party to the extent the subsidiary would be prohibited from distributing cash to a loan party), and (y) $25.0 million to Bank EBITDA.

•	In addition, we will not be permitted to pay Subject Payments if an event of default exists under the amended and restated credit facilities. In particular, it will be an event of default if:

•	our total net leverage ratio, as of the end of any fiscal quarter, is greater than 5.00:1.00;

•	our senior secured leverage ratio (as defined in the amended and restated credit facilities), as of the end of any fiscal quarter, is greater than 4.00:1.00;

•	our fixed charge coverage ratio, as of the end of any fiscal quarter, is not (x) after the closing date and on or prior to December 31, 2005, at least 2.50 to 1.00, (y) after January 1, 2006 and on or prior to December 31, 2006, at least 2.00 to 1.00 and (z) after January 1, 2007, at least 1.75 to 1.00; or

•	we make or commit to make capital expenditures greater than the base amount of $40,000,000 for fiscal year ended December 31, 2004 and $45,000,000 in each fiscal year thereafter, provided that the base amount may be increased by up to 100% of such base amount by carrying over to any such period any portion of the base amount (without giving effect to any increase) not spent in the immediately preceding period, and that capital expenditures in any period shall be deemed first made from the base amount applicable to such period in any given period.

Senior Notes

Overview

      On April 14, 2004, CCI Holdings and Consolidated Communications Texas Holdings, Inc. issued $200,000,000 aggregate principal amount of senior notes in a private placement exempt from the registration requirements of the Securities Act. Our senior notes were issued under an indenture, dated as of April 14, 2004, among CCI Holdings, Consolidated Communications Texas Holdings, Inc., Homebase and Wells Fargo Bank, National Association, as trustee. Following the reorganization, CCI Holdings will succeed to the obligations of Consolidated Communications Texas Holdings, Inc. under the indenture.

      Our senior notes:

•	mature on April 1, 2012;

•	are our unsecured obligations:

•	equal in right of payment to any of our existing and future senior unsecured indebtedness,

•	senior in right of payment to any of our existing and future subordinated indebtedness,

•	effectively junior in right of payment to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness, and

•	effectively subordinated to the existing and future liabilities of our subsidiaries; and

•	accrue interest at a rate of 9 3/4% per annum, payable on a semi-annual basis, on April 1 and October 1 of each year.

Optional Redemption

      We may elect to redeem our senior notes on or after April 1, 2008, in whole or in part, in cash, at the following redemption prices, plus accrued and unpaid interest to, and including, the date of redemption:

Redemption
Period	Price

2008	104.875%
2009	102.438%
2010 and thereafter	100.000%

      In addition, at any time prior to April 1, 2007, we may, at our option and subject to certain requirements, redeem up to 35.0% of the aggregate principal amount of our senior notes with the net proceeds of certain equity offerings (including with this offering) at a redemption price equal to 109.750% of the principal amount plus accrued and unpaid interest thereon, if any, to the date of redemption. Upon the closing of this offering, we intend to exercise this right and redeem 35% of our outstanding senior notes. See “Use of Proceeds”.

      Further, at any time prior to October 6, 2005, we may redeem our senior notes in whole but not in part with all or a portion of the net proceeds of an offering of a qualified income depository security at the following redemption prices:

Redemption
Period	Price

Day 1 through Day 360	104.875%
Day 361 through Day 540	102.438%

Change of Control

      If a change of control, as defined in the indenture, occurs, we will be required to make an offer to repurchase our senior notes. The repurchase price will be 101.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase.

Covenants

      The indenture contains restrictive covenants which restricts our ability, and the ability of our restricted subsidiaries, to, among other things:

•	to incur additional indebtedness or issue preferred stock;

•	pay dividends or make other distributions to its stockholders

•	purchase or redeem capital stock or subordinated indebtedness;

•	make investments;

•	create liens;

•	incur restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us;

•	sell assets;

•	consolidate or merge with or into other companies or transfer all of substantially all of our assets; and

•	engage in transactions with affiliates.

Limitation on Restricted Payments

      We summarize below the material provisions of the restricted payments covenant in the indenture. This summary is qualified in its entirety by reference to the actual restricted payments covenant, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

      We shall not make, and shall not permit any of our restricted subsidiaries to make, directly or indirectly, any restricted payment if at the time of, and after giving effect to, such proposed restricted payment:

•	a default or event of default shall have occurred and be continuing (or would result from such payment);

•	we could not incur at least $1.00 of additional indebtedness pursuant a 6.0 to 1.0 leverage ratio (as defined in the indenture);

•	the aggregate amount of such restricted payment and all other restricted payments declared or made subsequent to the issue date and then outstanding would exceed, at the date of determination, without duplication, the sum of:

•	an amount (whether positive or negative) equal to consolidated EBITDA (as defined in the indenture) from the beginning of the first fiscal quarter in which our senior notes were originally issued to the end of our most recent fiscal quarter for which internal financial statements are available at the date of such restricted payment, taken as a single accounting period, less the product of 1.5 times our consolidated interest expense (as defined in the indenture) from the first date of the fiscal quarter in which the issue date occurs to the end of our most recent fiscal quarter ending at least 45 days prior to the date of such restricted payment, taken as a single accounting period,

•	proceeds of capital stock sales,

•	the sum of (A) the aggregate net cash proceeds received by us or any of our restricted subsidiaries from the issuance or sale after the issue date of convertible or exchangeable indebtedness that has been converted into or exchanged for our capital stock (other than disqualified stock) and (B) the aggregate amount by which our indebtedness or any of our restricted subsidiaries is reduced on our consolidated balance sheet on or after the issue date upon the conversion or exchange of any indebtedness issued or sold on or prior to the issue date that is convertible or exchangeable for our capital stock (other than disqualified stock) (excluding, in the case of clause (A) or (B), (x) any such indebtedness issued or sold to us or a subsidiary of ours or an employee stock ownership plan or trust established by us or any such subsidiary of ours for the benefit of their employees and (y) the aggregate amount of any cash or other property distributed by us or any of our restricted subsidiaries upon any such conversion or exchange), and

•	an amount equal to the sum of (A) the net reduction in, or any return on, investments (other than permitted investments) resulting from dividends, repayments of loans or advances or other transfers of property, in each case to us or any restricted subsidiary in respect of such investment, or from the reclassification of any unrestricted subsidiary as a restricted subsidiary, or from the disposition of capital stock of an unrestricted subsidiary for cash or property received by us or any restricted subsidiary, and (B) the portion (proportionate to our equity interest in an unrestricted subsidiary) of the fair market value of the net assets of an unrestricted subsidiary at the time such unrestricted subsidiary is designated a restricted subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any person, the amount of investments previously made (and treated as a restricted payment) by any Issuer or any restricted subsidiary in such person.

      Regardless of whether we could make any restricted payment under the build-up amount referred to above, we may, following the first public equity offering that results in a public market, pay dividends on our capital stock of up to 6.0% per year of the cash proceeds (net of underwriters’ fees, discounts or commissions paid by us) of such first public equity offering; provided, however, that (1) such dividends shall be (x) paid pro rata to the holders of all classes of the applicable class of capital stock and (y) included in the calculation of the amount of restricted payments and (2) at the time of payment of any such dividend, no default or event of default shall have occurred and be continuing or would result therefrom. Based on this provision and after giving effect to this offering and the related transactions, we would be able to pay approximately $4.9 million annually in dividends. This means that we could pay $4.9 million in dividends under this provision in addition to whatever we may be able to pay under the build-up amount, although a dividend payment under this provision will reduce the amount we otherwise would have available to us under the build-up amount for restricted payments, including dividends.

Events of Default

      The indenture also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such senior notes to become or be declared due and payable.

Registration Rights

      Pursuant to a registration rights agreement entered into as part of our senior notes issuance, we will:

•	use our reasonable best efforts to cause the registration of our senior notes within 195 days after the issuance date of our senior notes;

•	use our reasonable best efforts to cause the registration statement to become effective within 270 days of the issue date of the notes;

•	consummate the exchange offer within 300 days after the issuance date of our senior notes; and

•	use our reasonable best efforts to file a shelf registration statement for the resale of our senior notes if we do not consummate an exchange offer within the time period listed above and in certain other circumstances.

      We will pay additional interest on our senior notes if we do not meet these timing requirements for the filing the registration statement, consummating the exchange offer or causing the shelf registration statement to become effective.

GECC Capital Leases

      CCI Texas leases certain furniture, fixtures, equipment and leasehold improvements at CCI Texas’ current corporate headquarters in Irving pursuant to two Master Lease Agreements between CCI Texas and GECC. During 2003, CCI Texas paid a total of $1.1 million to GECC pursuant to these capital leases. As of September 30, 2004, the outstanding principal amount of these capital leases was $1.3 million. The leases had an initial term of 30 months and each ended on October 1, 2004. At the termination of the initial term of the first lease for leasehold improvements, CCI Texas elected to purchase the scheduled leasehold improvements for $1.1 million. At the termination of the initial term of the second lease for furniture, fixtures and equipment, CCI Texas elected to extend the term of the agreement until April 1, 2007, at which time CCI Texas will have an option to purchase the equipment for its then fair market value. These leases require Texas Holdings to maintain a specified debt rating. As of the date of this prospectus, Texas Holdings is not in compliance with this covenant, although we are not aware of the delivery of any notice of default. Upon a default under these leases, GECC may take possession of the scheduled equipment and require Texas Holdings to pay certain stipulated loss amounts.

DESCRIPTION OF CAPITAL STOCK

      We summarize below the material terms and provisions of our amended and restated certificate of incorporation and amended and restated bylaws. The following summary of our capital stock is intended as a summary only and is qualified in its entirety by reference to our amended and restated certificate of incorporation and our amended and restated bylaws, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part and by reference to the DGCL.

General Matters

      CCI Holdings, the issuer in this offering, is presently a wholly owned subsidiary of Homebase. Prior to the consummation of this offering, and subject to obtaining the prior approval of the ICC, we plan to effect a reorganization pursuant to which first our sister subsidiary Consolidated Communications Texas Holdings, Inc. and then Homebase will merge with and into CCI Holdings. See “Summary — Our Current Organizational Structure” and “— Post-Offering Organizational Structure”. In connection with the reorganization, this offering and the related transactions, we will amend and restate our certificate of incorporation to, among other things, authorize two classes of common stock, Class A common stock and Class B common stock, and change our name to Consolidated Communications Holdings, Inc. Throughout this prospectus, unless the context otherwise requires, we have assumed that the foregoing reorganization has been consummated.

Authorized Capitalization

      Upon the closing of this offering, our authorized common stock and preferred stock will consist of:

•	100 million shares of Class A common stock, par value $0.01 per share;

•	20 million shares of Class B common stock, par value $0.01 per share; and

•	10 million shares of preferred stock, par value $0.01 per share.

      Immediately following the closing of this offering, we will have outstanding:

•	shares of Class A common stock;

•	shares of Class B common stock; and

•	no shares of preferred stock.

      All of our outstanding shares of Class B common stock will be owned by Central Illinois Telephone upon the closing of the offering.

Common Stock

Voting Rights

      Holders of our Class A common stock are entitled to one vote per share and holders of our Class B common stock are entitled to ten votes per share. Holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote of stockholders, unless otherwise required by law. Delaware law could require either our Class A common stock or Class B common stock to vote separately as a single class in certain circumstances, including:

•	if we amended our amended and restated certificate of incorporation to increase the authorized shares of a class of stock, or to increase or decrease the par value of a class of common stock, then that class would be required to vote separately to approve the proposed amendment; or

•	if we amended our amended and restated certificate of incorporation in a manner that altered or changed the powers, preferences or special rights of a class of common stock in a manner that affects them adversely then that class would be required to vote separately to approve the proposed amendment.

Dividends

      Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Class A common stock and Class B common stock shall be entitled to share equally in any dividends that our board of directors may determine to issue from time to time. In the event a dividend is paid in the form of shares of common stock or rights to acquire shares of common stock, the holders of Class A common stock shall receive Class A common stock, or rights to acquire Class A common stock, as the case may be, and the holders of Class B common stock shall receive Class B common stock, or rights to acquire Class B common stock, as the case may be. In the event a dividend is paid in the form of shares of common stock or rights to acquire shares of common stock of any other person or entity, the holders of Class A common stock and Class B common stock may receive separate classes or series of securities of such other person provided that such separate classes or series of securities are substantively identical in their rights and preferences, except that the holders of shares of Class B common stock may receive securities of a class or series having higher relative voting rights than the holders of shares of Class A common stock.

      On the closing of this offering, our board of directors will adopt a dividend policy that reflects its judgment that stockholders would be better served if we distributed to them a substantial portion of the cash generated by our business in excess of our expected cash needs rather than using the cash for other purposes. In accordance with our dividend policy, we currently intend to pay an initial dividend of $           per share on or about                     , 2005 and to continue to pay quarterly dividends at an annual rate of $           per share for the first year following the closing of this offering, but only if and to the extent declared by our board of directors and subject to various restrictions on our ability to do so. These expected cash needs referred to above include interest and principal payments on our indebtedness, capital expenditures, integration, restructuring and related costs of the TXUCV acquisition in 2005, taxes, incremental costs associated with being a public company and certain other costs. We are not required to pay dividends, and our stockholders will not be guaranteed, or have contractual or other rights, to receive dividends. Our board of directors may decide at any time, in its discretion, to decrease the amount of dividends, otherwise change or revoke the dividend policy or discontinue entirely the payment of dividends. In addition, our ability to pay dividends will be restricted by current and future agreements governing our debt, including the amended and restated credit facilities and the indenture governing our senior notes, Delaware law and state regulatory authorities. See “Risk Factors — Risks Relating to Our Class A Common Stock — You may not receive dividends because our board of directors could, in its discretion, depart from or change our dividend policy at any time,” “— We might not have cash in the future to pay dividends in the intended amounts or at all,” “— You may not receive dividends because of restrictions in our debt agreements, Delaware law and state regulatory requirements,” “— Because we are a holding company, we depend on our subsidiaries to transfer funds to us to meet our obligations and to pay dividends” and “Dividend Policy and Restrictions.”

     Rights Upon Liquidation

      In the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of shares of our common stock will be entitled to share equally in our assets available for distribution to holders of shares of our common stock on an equal, pro rata basis, subject to the prior rights of our creditors and holders of any outstanding preferred stock and subject to limited exceptions for distributions of capital stock or convertible securities with differential voting rights.

Mergers and Consolidations

      In the event of a merger or consolidation with or into another entity, the holders of each class of our common stock shall be entitled to receive the same per share consideration, except that in any transaction in which our common stock holders receive shares of capital stock, the holders of shares of Class B common stock may receive securities having higher relative voting rights than the holders of shares of Class A common stock.

Preemptive and Other Subscription Rights

      The holders of our common stock do not have preemptive, subscription or redemption rights and are not subject to further calls or assessments. All outstanding shares of our common stock, including the common stock offered in this offering, will be fully paid and non-assessable.

Conversion

      Our Class A common stock is not convertible into any other shares of our capital stock. Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock shall convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for transfers to “permitted transferees” as described in our amended and restated certificate of incorporation.

      “Permitted transferee” means:

(1) Richard A. Lumpkin or one of his immediate family members;

(2) any corporation, partnership, limited liability company or other entity (i) more than 50% of the voting or similar equity interests of which are owned directly or indirectly by Richard A. Lumpkin and/or one or more of his immediate family members and (ii) which is controlled directly or indirectly by Richard A. Lumpkin and/or one or more of his immediate family members (including by way of the ability to designate a majority of the board of directors or other comparable governing body of such entity);

(3) any trust (including a voting trust) which is (i) more than 50% for the benefit of Richard A. Lumpkin and/or one or more of his immediate family members and (ii) controlled directly or indirectly by Richard A. Lumpkin and/or one or more of his immediate family members, or

(4) the estate of Richard A. Lumpkin or one of his immediate family members until such time as the property of such estate is distributed in accordance with the applicable will or applicable law.

      For purposes of the definition of “permitted transferee”:

•	“immediate family member” means (i) any lineal descendant of Richard Adamson Lumpkin or Mary Green Lumpkin, parents of Richard A. Lumpkin, and (ii) the spouse of any such lineal descendant (parentage and descent in each case to include adoptive and step relationships);

•	“control” of a corporation, partnership, limited liability company or other entity or of a trust means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the corporation, partnership, limited liability company or other entity or of a trust, whether through the ownership of voting securities, by agreement or otherwise and, in the case of a trust, “control” shall also include the ability to make investment decisions for the trust or to appoint and remove the person or entity that makes investment decisions for the trust; and

•	the failure of any corporation, partnership or other entity or of a trust to continue to satisfy the requirements of the definition set forth in clause (2) or (3) above shall in and of itself constitute a transfer of shares of Class B common stock.

      A pledge of shares of Class B common stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee shall not constitute a transfer of such shares of Class B common stock; provided that any event of foreclosure or other similar action by the pledgee shall constitute a transfer unless in connection with such foreclosure such pledged shares of Class B common stock are transferred to a permitted transferee.

      Once transferred and converted into Class A common stock, the Class B common stock shall not be reissued. No class of common stock may be subdivided or combined unless the other class of common stock concurrently is subdivided or combined in the same proportion and in the same manner.

Preferred Stock

      Our amended and restated certificate of incorporation will provide that we may issue up to 10 million shares of preferred stock in one or more classes or series as may be determined by our board of directors.

      Our board of directors has broad discretionary authority with respect to the rights of issued classes or series of our preferred stock and may take several actions without any vote or action of the holders of our common stock, including:

•	determining the number of shares to be included in each class or series; and

•	fixing the designation, preferences, limitations and relative rights of the shares of each class or series, including provisions related to dividends, conversion, voting, redemption and liquidation, which may be superior to those of our common stock.

      The board of directors may authorize, without approval of holders of our common stock, the issuance of preferred stock with voting and conversion rights that could adversely affect the voting power and other rights of holders of our common stock. For example, our preferred stock may rank prior to our common stock as to dividend rights, liquidation preferences or both, may have full or limited voting rights and may be convertible into shares of our common stock. The number of authorized shares of our preferred stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of at least a majority of our common stock, without a vote of the holders of any other class or series of our preferred stock unless required by the terms of such class or series of preferred stock or by the DGCL.

      We believe that the ability of our board of directors to issue one or more series of our preferred stock will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that might arise. The authorized shares of our preferred stock and common stock will be available for issuance without action by holders of our common stock, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

      Although our board of directors has no intention at the present time of doing so, it could issue a series of our preferred stock that could, depending on the terms of such series, be used to implement a stockholder rights plan or otherwise impede the completion of a merger, tender offer or other takeover attempts of our company. Our board of directors could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of the board of directors, including by a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price.

Registration Rights

      In connection with this offering and the related transactions, we will grant registration rights to each of our existing equity investors that provide each such investor with:

•	up to two demand registration rights;

•	unlimited shelf registration rights; and

•	unlimited “piggyback” registration rights.

See “Certain Relationships and Related Party Transactions — Reorganization Agreement — Registration Rights.”

Anti-takeover Effects of our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and Applicable Laws

      Our amended and restated certificate of incorporation and amended and restated bylaws will contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the company unless such takeover or change in control is approved by the board of directors. A stockholder might consider an attempt to takeover or effect a change in control to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

      These provisions include:

Dual Class Structure

      As discussed above, our Class B common stock has ten votes per share, while our Class A common stock, which is the class of stock we are selling in this offering and which will be the only class of stock which is publicly traded, has one vote per share. After giving effect to this offering and the related transactions, all of our Class B common stock will be owned by Central Illinois Telephone, an entity affiliated with our chairman Richard Lumpkin, and will represent           % of the voting power of our outstanding capital stock. Because of our dual class structure, Central Illinois Telephone will continue to be able to control all matters submitted to our stockholders for approval notwithstanding the fact that it owns significantly less than 50% of the shares of our outstanding common stock. This concentrated control could discourage others from initiating any potential merger, takeover or other possible change of control transaction that other stockholders may view as beneficial.

No Cumulative Voting

      The DGCL provides that stockholders are not entitled to the right or cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation will not expressly provide for cumulative voting.

Special Meetings of Stockholders

      Our amended and restated bylaws will provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman of the board or our president, or pursuant to a resolution adopted by a majority of the board of directors or by one or more stockholders holding shares of common stock representing at least 50% of the combined voting power of the outstanding common stock. Except as provided above, stockholders will not be permitted to call a special meeting or to require the board of directors to call a special meeting.

Undesignated Preferred Stock

      The ability to authorize undesignated or “blank check” preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Anti-takeover Effects of Delaware Law

      Section 203 of the DGCL provides that, subject to exceptions specified therein, an “interested stockholder” of a Delaware corporation shall not engage in any “business combination,” including general mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the time that such stockholder becomes an interested stockholder unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding specified shares); or

•	on or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% percent of the outstanding voting stock not owned by the interested stockholder.

      Under Section 203, the restrictions described above also do not apply to specified business combinations proposed by an interested stockholder following the announcement or notification of one of specified transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

      Except as otherwise specified in Section 203, an “interested stockholder” is defined to include:

•	any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

•	the affiliates and associates of any such person.

      Under some circumstances, Section 203 makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a Delaware corporation for a three-year period. We have not elected to be exempt from the restrictions imposed under Section 203.

      Our amended and restated certificate of incorporation will provide that, to the fullest extent permitted by the DGCL and except as otherwise provided in our amended and restated bylaws, none of our directors shall be liable to us or our stockholders for monetary damages for a breach of fiduciary duty. In addition, our amended and restated certificate of incorporation and amended and restated bylaws permit indemnification of any person who was or is made, or threatened to be made, a party to any action, suit or other proceeding, whether criminal, civil, administrative or investigative, because of his or her status as a director or officer of CCI Holdings, or service as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at our request to the fullest extent authorized under the DGCL against all expenses, liabilities and losses reasonably incurred by such person. Further, our amended and restated bylaws will provide that we may purchase and maintain insurance on our own behalf and on behalf of any other person who is or was a director, officer or agent of CCI Holdings or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Transfer Agent and Registrar

      Mellon Investor Services LLC will be appointed as the transfer agent and registrar for our common stock upon completion of this offering.

Listing

      We have applied to list our Class A common stock on the New York Stock Exchange under the symbol “CCM”. Our Class B common stock will not be listed on any stock market or exchange.

SHARES ELIGIBLE FOR FUTURE SALE

      Prior to this offering, there has not been any public market for our Class A common stock, and we cannot predict what effect, if any, market sales of shares or the availability of shares for sale will have on the market price of our Class A common stock. Nevertheless, sales of substantial amounts of Class A common stock in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of our Class A common stock and could impair our ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

      Upon completion of this offering,                        shares of our common stock will be outstanding. Of these shares, the shares of Class A common stock expected to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless held by our “affiliates”, as that term is defined in Rule 144 under the Securities Act. The remaining outstanding shares of common stock will be deemed “restricted securities” as that term is defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 144(k) under the Securities Act, which are summarized below.

      If permitted under our current and future agreements governing our debt, such as the amended and restated credit facilities and our indenture, we may issue shares of Class A common stock from time to time as consideration for future acquisitions, investments or other purposes. In the event any such acquisition, investment or other transaction is significant, the number of shares of Class A common stock that we may issue may in turn be significant. In addition, we may also grant registration rights covering those shares of Class A common stock issued in connection with any such acquisitions, investments or other transactions.

Lock-Up Arrangements

      In connection with this offering and the related transactions, we, our executive officers, directors, and our existing equity investors have, subject to certain exceptions, agreed with the underwriters not to dispose of or hedge any of our shares of common stock during the 180-day period following the date of this prospectus. See “Underwriting” for a further discussion of the lock-up agreements.

Stockholders and Registration Rights

      Our existing equity investors will have registration rights for their shares of common stock for resale in some circumstances. See “Certain Relationships and Related Party Transactions — Reorganization Agreement — Registration Rights.”

Rule 144

      In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, any person, including an affiliate, who has beneficially owned shares of our common stock for a period of at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1.0% of the then-outstanding shares of common stock; and

•	the average weekly trading volume in the common stock on the New York Stock Exchange during the four calendar weeks preceding the date on which the notice of the sale is filed with the SEC.

Sales under Rule 144 are also subject to provisions relating to notice, manner of sale, volume limitations and the availability of current public information about us.

      Following the lock-up period, we estimate that approximately                        shares of our common stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market in compliance with Rule 144 under the Securities Act.

Rule 144(k)

      Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares for at least two years, including the holding period of any prior owner other than an “affiliate,” is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

      The following is a summary of the material U.S. federal income tax considerations with respect to the ownership and disposition of our common stock by U.S. holders (as defined below) and non-U.S. holders (as defined below) as of the date hereof. This summary deals only with holders that hold our common stock as a capital asset.

      For purposes of this summary, a “U.S. holder” means a beneficial owner of our common stock that is any of the following for U.S. federal income tax purposes: (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “non-U.S. holder” is a beneficial owner, other than an entity classified as a partnership for U.S. federal income tax purposes, that is not a U.S. holder.

      This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, or be subject to differing interpretations, so as to result in U.S. federal tax considerations different from those summarized below. This summary does not represent a detailed description of the U.S. federal tax considerations to you in light of your particular circumstances. In addition, it does not represent a description of the U.S. federal tax considerations to you if you are subject to special treatment under U.S. federal tax laws (including if you are a dealer in securities, trader in securities that uses a mark-to-market method of accounting for securities holdings, financial institution, tax-exempt entity, insurance company, person holding common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, person owning 10 percent or more of our voting stock, person subject to alternative minimum tax, U.S. holder whose functional currency is not the U.S. dollar, U.S. expatriate, “controlled foreign corporation” or “passive foreign investment company”), and it generally does not address any U.S. taxes other than the federal income tax. We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

      If an entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding our common stock, or a partner in such a partnership, you should consult your tax advisors.

      If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular U.S. federal tax consequences to you of the ownership and disposition of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction, including any state, local or foreign tax consequences.

U.S. Holders

Dividends

      The gross amount of dividends paid to U.S. holders of common stock will be treated as dividend income to such holders, to the extent paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income will be includable in the gross income of a U.S. holder on the day received by the U.S. holder. Under current legislation, which is scheduled to “sunset” at the end of 2008, dividend income will generally be taxed to individual U.S. holders at rates applicable to long-term capital gains, provided that a minimum holding period and other limitations and requirements are satisfied. Dividends received after 2008 will be taxable at ordinary rates. Corporate U.S. holders may be entitled to a dividends received deduction with respect to distributions treated as dividend income for U.S. federal income tax purposes, subject to numerous limitations and requirements.

      To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the shares of common stock (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by the holder on a subsequent disposition of our common stock), and the balance in excess of adjusted basis will be taxed as capital gain (short-term or long-term, as applicable) recognized on a sale or exchange.

Gain on Disposition of Common Stock

      A U.S. holder will recognize taxable gain or loss on any sale or exchange of shares of our common stock in an amount equal to the difference between the amount realized and the U.S. holder’s basis in such shares of common stock. Such gain or loss will be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitation.

Information Reporting and Backup Withholding

      In general, information reporting requirements will apply to dividends paid on our common stock and to the proceeds received on the sale, exchange or other disposition of common stock by a U.S. holder other than certain exempt recipients (such as corporations). A backup withholding tax will apply to such payments if the U.S. holder fails to provide an accurate taxpayer identification number and to comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability provided that the required information is furnished to the Internal Revenue Service, or IRS.

Non-U.S. Holders

Dividends

      Dividends paid to a non-U.S. holder of our common stock, to the extent paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles, generally will be subject to withholding of U.S. federal income tax at a 30.0% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by a non-U.S. holder within the United States and, where an income tax treaty applies, are attributable to a U.S. permanent establishment of the non-U.S. holder, are not subject to this withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected dividends to be exempt from this withholding tax. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30.0% rate or such lower rate as may be specified by an applicable income tax treaty.

      A non-U.S. holder of our common stock who is entitled to and wishes to claim the benefits of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends, will be required to (i) complete IRS Form W-8BEN (or successor form) and make certain certifications, under penalty of perjury, to establish its status as a non-U.S. person and its entitlement to treaty benefits or (ii) if the common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are entities rather than individuals.

      A non-U.S. holder of our common stock eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

      A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of our common stock unless: (i) the gain is effectively connected with a trade or business of the non-U.S. holder in the U.S. and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. holder (in which case, for a non-U.S. holder that is a foreign corporation, the branch profits tax described above may also apply); (ii) in the case of a non-U.S. holder who is an individual, such holder is present in the U.S. for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met; or (iii) we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes.

      We believe we currently are not, and do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes. If we are or if we become a U.S. real property holding corporation, if the common stock is regularly traded on an established securities market, a non-U.S. holder who holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder’s holding period) more than five percent of the common stock will be subject to U.S. federal income tax on a disposition of the common stock but other non-U.S. holders will not. If the common stock is not so traded, all non-U.S. holders will be subject to U.S. federal income tax on disposition of the common stock.

Federal Estate Tax

      Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

      We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld (if any) with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. In addition, dividends paid to a non-U.S. holder generally will be subject to backup withholding unless applicable certification requirements are met.

      Payment of the proceeds of a sale of our common stock within the United States or conducted through certain U.S. related financial intermediaries is subject to information reporting and, depending upon the circumstances, backup withholding unless the beneficial owner certifies under penalties of perjury that it is not a United States person (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the holder otherwise establishes an exemption.

      Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

UNDERWRITING

      Under the terms and subject to the conditions contained in an underwriting agreement dated                           2005, we and the selling stockholders have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston LLC is acting as representative, the following respective numbers of shares of Class A common stock:

Number of
Underwriter	Shares

Credit Suisse First Boston LLC

Total

      The underwriting agreement provides that the underwriters are obligated to purchase all the shares of Class A common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

      The selling stockholders have granted to the underwriters a 30-day option to purchase on a pro rata basis up to                     additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of Class A common stock.

      The underwriters propose to offer the shares of Class A common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $           per share. The underwriters and selling group members may allow a discount of $           per share on sales to other brokers or dealers. After the initial public offering, the underwriters may change the public offering price and concession and discount to brokers and dealers.

      The following table summarizes the compensation and estimated expenses we and the selling stockholders will pay:

	Per Share		Total

	Without Over-	With Over-	Without Over-	With Over-
	allotment	allotment	allotment	allotment

Underwriting discounts and commissions paid by us	$	$	$	$
Expenses payable by us	$	$	$	$
Underwriting discounts and commissions paid by the selling stockholders	$	$	$	$
Expenses payable by the selling stockholders	$	$	$	$

      The underwriters have informed us that they do not expect sales to accounts over which the underwriters have discretionary authority to exceed 5.0% of the shares of Class A common stock being offered.

      We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any additional shares of our Class A common stock or securities convertible into or exchangeable or exercisable for any shares of our Class A common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston LLC for a period of 180 days after the date of this prospectus except (a) the issuance of the common stock in the reorganization, (b) the issuance of the Class A common stock to the Underwriters, (c) issuances of additional Class A common stock or grants of employee or director stock options or other equity awards pursuant to the terms of a plan in effect on the date of this prospectus or contemplated by this prospectus, (d) issuances of Class A common stock pursuant to the exercise of such options or the exercise of any other employee or director stock options outstanding on the date of this prospectus, (e) the filing of registration statements on Form S-8 under the Securities Act registering Class A common stock issuable pursuant to clauses (c) and (d) above, (f) any issuances of Class A common stock in connection with the conversion of shares of Class B common stock or (g) issuances of Class A common stock by us in connection with one or more mergers or acquisition transactions (assets or stock), joint ventures or other strategic corporate transactions with unaffiliated entities; provided, however, that, in the case of this clause (g), each recipient of such Class A common stock shall have, prior to any such issuance, entered into a written lock-up agreement that is identical in all material respects to our lock up agreement with respect to the then-remaining portion of the lock-up period. The initial lock-up period will commence on the date of this prospectus and will continue and include the date 180 days after the date hereof or such earlier date that Credit Suisse First Boston LLC consents to in writing.

      Our officers and directors and existing stockholders, including the selling stockholders, have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our Class A common stock or securities convertible into or exchangeable or exercisable for any shares of our Class A common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our Class A common stock, whether any of these transactions are to be settled by delivery of our Class A common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston LLC for a period of 180 days after the date of this prospectus, except (a) any Class A common stock acquired in the open market after the date of this prospectus and (b) if a selling stockholder is a partnership, limited liability company or corporation, (i) transfers of Class A common stock to an affiliate of such selling stockholder or (ii) general distributions by such selling stockholder to its partners, members or shareholders; provided, however, that, in the case of this clause (b), each recipient of such Class A common stock shall have, prior to any such transfer or distribution, entered into a written lock-up agreement that is identical in all material respects to the lock-up agreement signed by the selling stockholder with respect to the then-remaining portion of the lock-up period. The initial lock-up period will commence on the date of this prospectus and will continue and include the date 180 days after the date of this prospectus or such earlier date that Credit Suisse First Boston LLC consents to in writing.

                           shares of Class A common stock are subject to the lock-up provisions. The representative of the Underwriters does not have any current intention to release shares of Class A common stock or other securities subject to the lock-up. Any determination to release any shares subject to the lock-up would be based on a number of factors at the time of any such determination, including the market price of the Class A common stock, the liquidity of the trading market for the Class A common stock, general market conditions, the number of shares proposed to be sold and the timing, purpose and terms of the proposed sale.

      The underwriters have reserved for sale at the initial public offering price up to                      shares of the Class A common stock for employees, directors and other persons associated with us who have expressed an interest in purchasing Class A common stock in the offering.

      The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

      We and the selling stockholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

      We have applied to list our Class A common stock on the New York Stock Exchange under the symbol “CCM”.

      There has been no public market for our Class A common stock prior to this offering. We and the underwriters will negotiate the initial public offering price. The factors that will be considered include:

•	prevailing market conditions;

•	the history of and prospects for our industry;

•	an assessment of our management;

•	our present operations;

•	our historical results of operations;

•	the trend of our revenues and earnings; and

•	our earnings prospects.

      We and the underwriters will consider these and other relevant factors in relation to the price of similar securities of generally comparable companies. Neither we nor the selling stockholders nor the underwriters can assure investors that an active trading market will develop for our Class A common stock, or that our Class A common stock will trade in the public market at or above the initial public offering price.

      In connection with this offering and the related transactions, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the Class A common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over- allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Class A common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

      These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of the Class A common stock. As a result the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

      A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering, and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make Internet distributions on the same basis as other allocations.

      Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. An affiliate of Credit Suisse First Boston LLC is expected to act as lender and agent under, and in connection therewith will receive customary fees and expenses in connection with, our amended and restated credit facilities and will receive a portion of the prepayment of the term loan A facility. See “Description of Indebtedness — Amended and Restated Credit Facilities”.

      The decision of Credit Suisse First Boston LLC to distribute the shares of our Class A common stock in this offering was made independent of the lender with which it is affiliated. That lender had no involvement in determining whether or when to distribute the shares of our Class A common stock under this offering or the terms of this offering. The underwriters will not receive any benefit from this offering other than the underwriting discounts and commissions described in the prospectus.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

      The distribution of our Class A common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of Class A common stock are made. Any resale of our Class A common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of our Class A common stock.

Representations of Purchasers

      By purchasing our Class A common stock in Canada and accepting a purchase confirmation, a purchaser is representing to us, the selling stockholders and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase our Class A common stock without the benefit of a prospectus qualified under those securities laws;

•	where required by law, the purchaser is purchasing as principal and not as agent; and

•	the purchaser has reviewed the text above under “Resale Restrictions”.

Rights of Action — Ontario Purchasers Only

      Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages or, while still the owner of the shares, for rescission against us and the selling stockholders in the event that this circular contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us or the selling stockholders. In no case will the amount recoverable in any action exceed the price at which the shares were offered to the purchaser, and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we and the selling stockholders will have no liability. In the case of an action for damages, we and the selling stockholders will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares as a result of the misrepresentation relied on. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

      All of our directors and officers as well as the experts named herein and the selling stockholders may be located outside Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside Canada.

Taxation and Eligibility for Investment

      Canadian purchasers of our Class A common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in our Class A common stock in their particular circumstances and about the eligibility of our Class A common stock for investment by the purchaser under relevant Canadian legislation.

VALIDITY OF THE CLASS A COMMON STOCK

      The validity of the shares of Class A common stock being offered will be passed upon for CCI Holdings by King & Spalding LLP. Certain legal matters relating to this offering will be passed upon for the underwriters by Cahill Gordon & Reindel LLP.

EXPERTS

      The consolidated financial statements of Homebase Acquisition, LLC (doing business as Consolidated Communications) at December 31, 2003 and for the year then ended, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The combined financial statements of Illinois Consolidated Telephone Company and Related Businesses (as predecessor company to Homebase Acquisition, LLC) at December 30, 2002 and December 31, 2001 and for each of the years in the two year period ended December 30, 2002 and December 31, 2001, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      The financial statements of TXU Communications Ventures Company and Subsidiaries as of April 13, 2004, December 31, 2003 and 2002, and the period from January 1, 2004 to April 13, 2004 and each of the three years ended December 31, 2003 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets), and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed a registration statement on Form S-1 with the SEC regarding this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. As a result of the effectiveness of the registration statement, we are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and, under that Exchange Act, we will file reports, proxy statements and other information with the SEC. You may read and copy the registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC at the SEC’s public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The site’s Internet address is www.sec.gov.

      You may also request a copy of these filings, at no cost, by writing or telephoning us at:

Consolidated Communications Holdings, Inc.

121 South 17th Street
Mattoon, Illinois 61938-3987
Attention: Secretary
Telephone: (217) 235-3311

INDEX TO

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Basis of Presentation

      The unaudited pro forma condensed consolidated financial statements are based upon the historical consolidated financial statements of Homebase. The unaudited pro forma condensed consolidated statement of operations give effect to the two groups of transactions described below. The unaudited pro forma condensed consolidated balance sheet gives effect only to the initial public offering and related transactions described below. All capitalized terms that are used but not defined in these pro forma financial statements have the meanings assigned to them in the other parts of this prospectus.

TXUCV Acquisition

      The first group of transactions consisted of the following:

•	the contribution by the existing equity investors of $89.0 million in cash in exchange for additional Class A preferred shares of Homebase, the distribution by CCI, a wholly owned subsidiary of Homebase, of $63.4 million to Homebase and the contribution by Homebase of $152.4 million to Consolidated Communications Texas Holdings, Inc. of the aggregate proceeds of such distribution and contribution;

•	the TXUCV acquisition by Texas Holdings, a wholly owned subsidiary of Homebase, on April 14, 2004, pursuant to which Texas Holdings acquired all of the capital stock of TXUCV for $523.9 million in cash;

•	the refinancing and termination of the CoBank credit facilities of CCI, and the entering into, and borrowing under, the existing credit facilities;

•	the issuance of $200.0 million of the senior notes; and

•	the payment of related fees and expenses.

      The TXUCV acquisition was accounted for as a purchase in accordance with Statements of Financial Accounting Standards No. 141, Business Combinations (“SFAS 141”). Following the closing of the TXUCV acquisition, the total purchase price was allocated to the assets acquired and liabilities assumed of TXUCV based on their respective fair values in accordance with the purchase method of accounting.

      We engaged independent appraisers to assist in determining the fair values of tangible and intangible assets acquired in the TXUCV acquisition. We allocated the total purchase price to the assets and liabilities using estimates of their fair value based on work performed to date by the independent appraisers.

      The existing credit facilities provided financing of $467.0 million, consisting of

•	A $122.0 million term loan A facility with a six year maturity;

•	A $315.0 million term loan B facility with a seven year and six-month maturity; and

•	A $30.0 million revolving credit facility with a six year maturity.

      The borrowings under the existing credit facilities have borne interest at a rate equal to an applicable margin plus, at the borrowers’ option, either a base rate or a LIBOR rate. The initial applicable margin for borrowings under the existing credit facility has been:

•	in respect of the term loan A facility and the revolving credit facility, 1.50% with respect to base rate loans and 2.50% with respect to LIBOR loans; and

•	in respect of the term loan B facility, 1.75% with respect to base rate loans and 2.75% with respect to LIBOR loans.

      On October 22, 2004 we amended and restated the existing credit facilities to, among other things, convert all borrowings then outstanding under the term loan B facility into approximately $314.0 million of aggregate borrowings under a new term loan C facility. The term loan C facility is substantially identical to the term loan B facility, except that the applicable margin for borrowings under the term loan C facility through April 1, 2005 is 1.50% with respect to base rate loans and 2.50% with respect to LIBOR loans. Thereafter, provided certain credit ratings are maintained, the applicable margin for borrowings under the term loan C facility will be 1.25% with respect to base rate loans and 2.25% with respect to LIBOR loans.

Initial Public Offering and Related Transactions

      The second group of transactions will consist of the following:

•	the reorganization of Homebase, Illinois Holdings and Consolidated Communications Texas Holdings, Inc., pursuant to which both Consolidated Communications Texas Holdings, Inc. and Homebase will merge with and into CCI Holdings;

•	Our existing stockholders receipt from Homebase of shares of CCI Holdings common stock representing 100% of the outstanding common stock of CCI Holdings;

•	the initial public offering of Class A common stock of CCI Holdings and the sale by the selling stockholders of additional shares of their Class A common stock;

•	the amendment and restatement of the existing credit facilities to provide for, among other things, the repayment in full of our term loan A and C facilities and to borrow $391.1 million under a new term loan D facility. We expect the term loan D facility will provide for up to $395.0 million in commitments by the lenders and to borrow approximately $391.1 million on the closing of this offering based on our September 30, 2004 cash balance. If, at the closing, our cash balance is less than our cash balance on September 30, 2004, we could borrow up to the entire amount of the term loan D facility. See “Description of Indebtedness — Amended and Restated Credit Facilities.”

•	the amendment of the Restricted Share plan to eliminate the call provision and change the vesting;

•	the redemption of 35.0% of the aggregate principal amount of our senior notes and payment of the associated redemption premium of 9.75% of the principal amount to be redeemed, together with accrued and unpaid interest through the date of redemption; and

•	the payment of related fees and expenses.

      The amended and restated credit facilities are expected to provide financing of up to $425.0 million and consist of:

•	a new term loan D facility of up to $395.0 million maturing on October 14, 2011; and

•	$30.0 million revolving credit facility maturing on April 14, 2010.

      We expect that the interest rates and commitment fee on the amended and restated credit facilities will be the same as those as the existing credit facilities. The amended and restated credit facilities have not yet been agreed upon, and the descriptions set forth in this prospectus represent our current expectations regarding the terms of the credit facilities.

      In connection with the offering, the two professional service fee agreements that Homebase had entered into with its existing equity investors will automatically terminate. The first agreement has required CCI to pay to Mr. Lumpkin and Providence Equity and Spectrum Equity an annual professional services fee in the aggregate amount of $2.0 million for consulting, advisory and other professional services provided to CCI and its subsidiaries relating to the Illinois operations. The second agreement, entered into in connection with the TXUCV acquisition, has required Texas Holdings to pay Mr. Lumpkin and Providence Equity and Spectrum Equity an annual professional services fee in the aggregate amount of $3.0 million for consulting, advisory and other professional services provided to Texas Holdings and its subsidiaries relating to the Texas operations.

      The unaudited pro forma condensed consolidated financial statements were prepared to illustrate the estimated effects of the transactions described above. The pro forma adjustments and the assumptions on which they are based are described in the accompanying notes to the unaudited pro forma condensed consolidated financial statements. You should read the unaudited pro forma condensed consolidated financial statements and the accompanying notes in conjunction with the information contained in “Use of Proceeds”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

      The unaudited pro forma condensed consolidated balance sheet as of September 30, 2004 gives effect to the transactions described above, except for the impact of the TXUCV acquisition, since the acquisition occurred on April 14, 2004 and is included in Consolidated Communications’ historical consolidated financial statements as of September 30, 2004.

      The unaudited pro forma condensed consolidated statements of operations for the fiscal year ended December 31, 2003 and the nine months ended September 30, 2004 and 2003 give effect to the transactions described above as if they had occurred as of the first day of each period presented.

      In connection with this offering and the related transactions, we will record certain charges in our financial statements at the time such transactions are consummated. As these charges are non-recurring in nature, we have not recorded any pro forma effect in the pro forma condensed consolidated statements of operations. These non-recurring charges, which total approximately $23.5 million, include approximately $13.3 million to recognize expense associated with the amendment and restatement of our restricted share plan, $2.1 million of unamortized deferred financing costs related to the redemption of senior notes, $1.3 million of unamortized deferred financing costs associated with repayment of a portion of term loan A facility and $6.8 million related to the 9.75% redemption premium associated with the senior note redemption.

      The company anticipates that it will incur additional costs related to being a public company of approximately $1.0 million per year. No adjustment has been made in the accompanying unaudited pro forma condensed consolidated statements of operations for these costs.

      The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The unaudited pro forma condensed consolidated financial statements do not necessarily indicate the results that would have actually occurred if the transactions described above had been in effect on the date indicated or that may occur in the future.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2003

								Pro Forma
			Acquisition		Pro Forma as	IPO		as Adjusted
	Homebase	CCI Texas	Pro Forma		Adjusted for	Pro Forma		for Acquisition
	Historical	Historical	Adjustments		Acquisition	Adjustments		and IPO

	(Amounts in thousands, except per share amounts)
Revenues	$132,330	$194,818	$—		$327,148	$—		$327,148
Operating expenses:
Cost of services and products	30,061	58,415	—		88,476	—		88,476
Selling, general and administrative expenses	58,739	75,365	(5,032	)(1)	129,072	(5,000	)(6)	128,500
						4,428	(7)
Depreciation and amortization	22,476	32,875	11,294	(2)	66,645			66,645
Restructuring and other charges	—	248	—		248	—		248
Goodwill impairment charges	—	13,200	—		13,200	—		13,200

Total operating expenses	111,276	180,103	6,262		297,641	(572)		297,069

Income from operations	21,054	14,715	(6,262)		29,507	572		30,079
Other income (expense):
Interest income	154	—	—		154	—		154
Interest expense	(11,975)	(5,422)	(28,104	)(3)	(45,501)	45,501	(8)	(35,802)
						(35,802	)(8)
Partnership income	—	2,693	—		2,693	—		2,693
Minority interest	—	(872)	—		(872)	—		(872)
Other, net	(15)	(1,000)	—		(1,015)	—		(1,015)

Income (loss) before income taxes	9,218	10,114	(34,366)		(15,034)	10,271		(4,763)
Income tax expense (benefit)	3,717	12,455	(14,674	)(4)	1,498	6,276	(9)	7,774

Net income (loss)	5,501	(2,341)	(19,692)		(16,532)	3,995		(12,537)
Dividends on redeemable preferred shares	(8,504)	—	(8,010	)(5)	(16,514)	16,514	(10)	—

Net income (loss) applicable to common shareholders	$(3,003)	$(2,341)	$(27,702)		$(33,794)	$20,509		$(12,537)

Earnings (loss) per share:
Basic and diluted	$(0.33)				$(3.67)			$

Number of shares for calculation:
Basic and diluted	9,000,000				9,000,000

See accompanying notes to unaudited pro forma condensed consolidated financial statements

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2003

								Pro Forma
			Acquisition		Pro Forma as	IPO		as Adjusted
	Homebase	CCI Texas	Pro Forma		Adjusted for	Pro Forma		for Acquisition
	Historical	Historical	Adjustments		Acquisition	Adjustments		and IPO

	(Amounts in thousands, except per share amounts)
Revenues	$98,738	$150,126	$—		$248,864	$—		$248,864
Operating expenses:
Cost of services and products	22,562	42,370	—		64,932	—		64,932
Selling, general and administrative expenses	43,455	61,937	(3,774	)(1)	101,618	(3,750	)(6)	101,189
						3,321	(7)
Depreciation and amortization	17,229	24,680	8,574	(2)	50,483	—		50,483

Total operating expenses	83,246	128,987	4,800		217,033	(429)		216,604

Income from operations	15,492	21,139	(4,800)		31,831	429		32,260
Other income (expense):
Interest income	73	244	—		317	—		317
Interest expense	(9,083)	(4,496)	(20,548	)(3)	(34,127)	34,127	(8)	(26,853)
						(26,853	)(8)
Partnership income	—	1,258	—		1,258	—		1,258
Minority interest	—	(588)	—		(588)	—		(588)
Other, net	29	(474)	—		(445)	—		(445)

Income (loss) before income taxes	6,511	17,083	(25,348)		(1,754)	7,703		5,949
Income tax expense (benefit)	2,647	5,858	(10,874	)(4)	(2,369)	4,729	(9)	2,360

Net income (loss)	3,864	11,225	(14,474)		615	2,974		3,589
Dividends on redeemable preferred shares	(6,356)	—	(6,008	)(5)	(12,364)	12,364	(10)	—

Net income (loss) applicable to common shareholders	$(2,492)	$11,225	$(20,482)		$(11,749)	$15,338		$3,589

Earnings (loss) per share:
Basic and diluted	$(0.28)				$(1.31)			$

Number of shares for calculation:
Basic and diluted	9,000,000				9,000,000

See accompanying notes to unaudited pro forma condensed consolidated financial statements

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For The Nine Months Ended September 30, 2004

		CCI Texas						Pro Forma
		January 1, 2004	Acquisition		Pro Forma as	IPO		as Adjusted
	Homebase	to April 13, 2004	Pro Forma		Adjusted for	Pro Forma		for Acquisition
	Historical	Historical	Adjustments		Acquisition	Adjustments		and IPO

	(Amounts in thousands, except per share amounts)
Revenues	$191,010	$53,855	$—		$244,865	$—		$244,865
Operating expenses:
Cost of services and products	43,858	15,296	—		59,154	—		59,154
Selling, general and administrative expenses	74,938	24,126	(1,125	)(1)	97,939	(3,750	)(6)	97,510
						3,321	(7)
Depreciation and amortization	37,484	8,124	4,875	(2)	50,483	—		50,483

Total operating expenses	156,280	47,546	3,750		207,576	(429)		207,147

Income from operations	34,730	6,309	(3,750)		37,289	429		37,718
Other income (expense):
Interest income	430	40	—		470	—		470
Interest expense	(28,522)	(1,284)	(4,321	)(3)	(34,127)	34,127	(8)	(26,853)
						(26,853	)(8)
Prepayment penalty on extinguishment of debt	—	(1,914)	—		(1,914)	—		(1,914)
Partnership income	2,027	1,174	—		3,201	—		3,201
Minority interest	(290)	(106)	—		(396)	—		(396)
Other, net	431	37	—		468	—		468

Income (loss) before income taxes	8,806	4,256	(8,071)		4,991	7,703		12,694
Income tax expense (benefit)	3,662	2,473	(3,358	)(4)	2,777	4,587	(9)	7,364

Net income (loss)	5,144	1,783	(4,713)		2,214	3,116		5,330
Dividends on redeemable preferred shares	(10,623)	—	(2,225	)(5)	(12,848)	12,848	(10)	—

Net income (loss) applicable to common shareholders	$(5,479)	$1,783	$(6,938)		$(10,634)	$15,964		$5,330

Earnings (loss) per share:
Basic and diluted	$(0.61)				$(1.18)

Number of shares for calculation:
Basic and diluted	9,000,000				9,000,000

See accompanying notes to unaudited pro forma condensed consolidated financial statements

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

September 30, 2004

		IPO		Pro Forma
	Homebase	Pro Forma		as Adjusted
	Historical	Adjustments		for IPO

	(Amounts in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$55,229	$81,295	(10)	$15,000
		(121,524	)(11)
Accounts receivable, net	29,489			29,489
Inventories	2,720			2,720
Prepaid expenses and other assets	17,312	—		17,312

Total current assets	104,750	(40,229)		64,521
Intangibles and other assets:
Property, plant and equipment, net	350,291			350,291
Investments	35,856			35,856
Goodwill	341,706			341,706
Customer lists, net	150,054	—		150,054
Other intangibles, net	26,471	—		26,471
Deferred financing costs	18,867	(234	)(12)	18,633
Other assets	23,723	4,267	(14)	27,990

Total assets	$1,051,718	$(36,196)		$1,015,522

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$18,362	$(18,362	)(11)	$—
Accounts payable	13,044			13,044
Accrued expenses	48,160	—		48,160

Total current liabilities	79,566	(18,362)		61,204
Long-term debt less current maturities	615,569	(111,501	)(11)	522,430
		18,362	(11)
Deferred income taxes	94,588			94,588
Other liabilities	67,753			67,753

Total Liabilities	857,476	(111,501)		745,975

Minority interests	2,254			2,254
Redeemable preferred shares	201,126	(201,126	)(10)	—
Stockholders’ equity (deficit):
Common stock	—
Paid in capital	58	282,421	(10)	299,085
		16,607	(7)
Accumulated deficit	(8,482)	(22,596	)(13)	(31,078)
Accumulated other comprehensive loss	(714)	—		(714)

Total stockholders’ equity (deficit)	(9,138)	276,431		267,293

Total liabilities and stockholders’ equity	$1,051,718	$(36,196)		$1,015,522

See accompanying notes to unaudited pro forma condensed consolidated financial statements

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

PRO FORMA ADJUSTMENTS FOR TXUCV ACQUISITION

      The consolidated historical financial statements include the results of operations of the TXUCV acquisition since the April 14, 2004 acquisition date. The following entries have been made to the accompanying unaudited pro forma condensed consolidated statements of operations to reflect the results of operations as if this acquisition occurred as of January 1, 2003 (amounts in thousands):

1.	Selling, General and Administrative Expenses

      The pro forma adjustments to selling, general and administrative expenses reflect a reduction in costs resulting from the termination of TXUCV employees that occurred in connection with the TXUCV acquisition and was recognized in accordance with EITF 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination”, and incremental professional service fees to be paid to Mr. Lumpkin, Providence Equity and Spectrum Equity pursuant to the second professional services agreement entered into in connection with the TXUCV acquisition.

		Nine Months	Nine Months
	Year Ended	Ended	Ended
	December 31,	September 30,	September 30,
	2003	2003	2004

Effect of TXUCV acquisition related headcount reductions	$(8,032)	$(6,024)	$(1,983)
Incremental professional service fees	3,000	2,250	858

	$(5,032)	$(3,774)	$(1,125)

2.	Depreciation and Amortization

      The pro forma adjustments to depreciation and amortization reflect (a) the removal of the historical basis of depreciation and amortization of the TXUCV assets and (b) based on the write-up of these assets to fair value in accordance with SFAS 141, the increase in depreciation and amortization expense for of property and equipment, capitalized software, and intangible assets acquired in the TXUCV acquisition.

		Nine Months	Nine Months
	Year Ended	Ended	Ended
	December 31,	September 30,	September 30,
	2003	2003	2004

Removing historical depreciation and amortization	$(55,351)	$(41,909)	$(45,608)
Recording new depreciation and amortization	66,645	50,483	50,483

	$11,294	$8,574	$4,875

3.	Interest Expense

      The pro forma adjustments to interest expense are based on the amounts borrowed and the rates assumed to be in effect at the closing of the TXUCV transaction. Amounts outstanding under the term loan facilities A and B bear interest at 250 and 275 basis points above LIBOR respectively.

      In connection with the TXUCV acquisition, the Company issued $200 million of 9 3/4% Senior Notes due in 2012.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A summary of the proforma adjustment follows:

			Twelve
			Months	Nine Months	Nine Months
	Estimated	Estimated	Ended	Ended	Ended
	Principal	Interest	December 31,	September 30,	September 30,
	Outstanding	Rates	2003	2003	2004

	(Amounts in thousands)
Removal of historical interest expense including amortization of deferred financing costs			$17,397	$13,579	$29,806

Recording of new interest expense, net
Term loan A	$122,000	4.475%	(5,460)	(4,095)	(4,095)
Term loan B	315,000	4.725%	(14,884)	(11,163)	(11,163)
Senior notes	200,000	9.750%	(19,500)	(14,625)	(14,625)
Capital leases	1,314	6.500%	(85)	(64)	(64)
Revolver commitment fee			(150)	(113)	(113)
Net effect of interest rate hedges			(2,728)	(2,046)	(2,046)
Amortization of deferred financing costs			(2,694)	(2,021)	(2,021)

Total new interest expense			(45,501)	(34,127)	(34,127)

Net adjustment to interest expense			$(28,104)	$(20,548)	$(4,321)

4.	Income Tax Expense

      The blended effective tax rates applied to the pro forma adjustments related to the TXUCV acquisition and the related financing by period are as follows:

Twelve months ended December 31, 2003	42.7%
Nine months ended September 30, 2003	42.9%
Nine months ended September 30, 2004	41.6%

5.	Dividends on Preferred Shares

      At closing of the TXUCV acquisition, we issued an additional $89,000 of Class A redeemable preferred shares, with a 9% annual preferred dividend.

IPO PRO FORMA ADJUSTMENTS FOR OFFERING AND RELATED TRANSACTIONS

6.	Selling, General and Administrative Expenses

      Selling, general and administrative expenses prior to the offering for the year ended December 31, 2003 and for the nine months of 2003 and 2004 included $5,000, $3,750, $3,750, respectively, in aggregate professional services fees paid to Mr. Lumpkin, Providence Equity and Spectrum Equity pursuant to the two professional services agreements. Under the professional service fee agreements, Mr. Lumpkin, Providence Equity and Spectrum Equity have provided consulting, advisory and other professional services to CCI and Texas Holdings. The parties, by virtue of the fees being paid, were available to assist with significant transactions such as the TXUCV acquisition, debt offering and IPO on a day-to-day basis. Upon the closing of the offering, these professional service agreements will be terminated. Entries have been made to the accompanying unaudited pro forma condensed consolidated statements of income to

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

eliminate the payment of these fees. Following the closing of this offering, we expect that these services will not be needed to the extent previously provided. If and when significant transactions arise, we believe that the services will either be performed by company personnel, who now have substantially more experience in these matters since December 2002 when the first agreement was entered into, or we will retain these or other professionals to assist us.

7.	Restricted Share Plan

      In connection with this offering, we will incur a non-cash charge of $13,285 to reflect compensation expense related to the amendment and restatement of our restricted share plan. The amendment and restatement will change the accounting treatment from a variable plan for which expense is recognized based on a specified formula to a fixed plan. The amendment represents a modification to the terms of the equity awards, resulting in a new measurement. The $13,285 charge represents the value of the 25% of the restricted stock that vested on December 31, 2004 and an additional 25% that will vest in connection with this offering.

      The amendment and restatement also adjusts the vesting period for the remaining restricted shares such that they will vest in three equal installments on December 31, 2005, 2006 and 2007. The pro forma adjustments for the year ended December 31, 2003 and for the nine months of 2003 and 2004 are $4,428, $3,321 and $3,321, respectively. These amounts reflect non-cash compensation expense based on the amended vesting schedule under the restricted share plan. The pro forma adjustment to paid in capital is $16,607 reflecting the impact of the one-time charge of $13,285 and an additional non-cash charge of $3,321 for nine months’ vesting.

8.	Interest Expense

      The pro forma adjustments to interest expense, net and the amortization of deferred financing costs are based on the estimated net changes to outstanding debt and interest expense as a result of the offering and the related transactions, which are estimated to be (a) the reduction in net debt from the amendment and restatement of the existing credit facility (with the same expected interest rates), (b) the redemption of $70.0 million in aggregate principal amount of senior notes and (c) the elimination of the existing amortization of, and the creation of new, deferred financing costs relating to the amendment and restatement of the existing credit facilities. A summary of these entries follows:

			Twelve Months	Nine Months	Nine Months
	Estimated	Estimated	Ended	Ended	Ended
	Principal	Interest	December 31,	September 30,	September 30,
	Outstanding	Rates	2003	2003	2004

	(Amounts in thousands)
Removal of pro forma interest expense prior to the offering including amortization of deferred financing costs			$45,501	$34,127	$34,127

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

			Twelve Months	Nine Months	Nine Months
	Estimated	Estimated	Ended	Ended	Ended
	Principal	Interest	December 31,	September 30,	September 30,
	Outstanding	Rates	2003	2003	2004

	(Amounts in thousands)
New Debt:
Term loan D	$391,116	4.475%	(17,502)	(13,127)	(13,127)
Senior notes	130,000	9.750%	(12,675)	(9,506)	(9,506)
Capital leases	1,314	6.500%	(85)	(64)	(64)
Revolver commitment fee			(150)	(113)	(113)
Net effect of interest rate hedges			(2,728)	(2,046)	(2,046)
Amortization of deferred financing costs			(2,662)	(1,997)	(1,997)

Total new interest expense			35,802	26,853	26,853

Net adjustment to interest expense			$(9,699)	$(7,274)	$(7,274)

      As of September 30, 2004, we had a balance of $18,867 for deferred financing costs relating to our existing credit facilities and the senior notes. We will write off $2,097 and $1,335 of deferred financing costs associated with the redemption of senior notes and the repayment of a portion of the existing term loan A facility, respectively and we will incur $3,198 of deferred financing costs to amend and restate the existing credit facilities. CCI Holdings will amortize the pro forma balance of $17,316 deferred financing costs over the term of the respective debt agreements.

9.	Income Tax Expense

      The blended effective tax rates applied for CCI Illinois and CCI Texas pro forma adjustments by period are as follows:

Twelve months ended December 31, 2003	42.7%
Nine months ended September 30, 2003	42.9%
Nine months ended September 30, 2004	41.6%

      Non-cash compensation charges of $4,428, $3,321 and $3,321 for the year ended December 31, 2003 and for the nine months ended September 30, 2004 and 2003, respectively, are not deductible for tax purposes.

      Due to existing net operating loss carryforwards, we paid no cash taxes in the twelve months ended December 31, 2003 or the nine months ended September 30, 2003 and 2004.

10.	Reorganization and Offering

      Pro forma adjustments to cash are derived from the effect of the reorganization and the offering.

      To effect the reorganization, both Consolidated Communications Texas Holdings, Inc. and Homebase will merge with and into CCI Holdings. In connection with the mergers described in the preceding sentence, our existing stockholders will receive shares of common stock of CCI Holdings representing 100% of the outstanding common stock of CCI Holdings.

      In the offering, CCI Holdings expects to issue $90.0 million of Class A common stock or                      shares in this offering. CCI Holdings will not receive any proceeds from the sale by the selling stockholders of                      shares in this offering. Upon the consummation of this offering, redeemable

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

preferred shares of $201,126, which include a preferred return on the holders’ capital contributions at the rate of 9% per annum, will be converted into                      shares of Class A common stock. Entries have been made to the accompanying unaudited pro forma condensed consolidated balance sheet to reflect the adjustment to cash and to record the following for the issuance of the new shares of Class A common stock in this offering (amounts in thousands) as follows:

Class A common stock	$—
Paid in capital	—
Subtotal:	90,000
Less transaction fees and expenses	(8,705)

Net cash proceeds	$81,295
Conversion of redeemable preferred shares	201,126

Paid in capital	$282,421

11.	Amendment and Restatement of Existing Credit Facilities and Redemption of Senior Notes

      Pro forma adjustments to cash are derived from the effect of the amendment and restatement of the existing credit facilities and the redemption of senior notes. We expect the amendment and restatement will consist of the use of $44,699 of cash on hand and borrowings of $391,116 under the new term loan D facility. These funds will be used for the following:

•	Retirement of the $118,667 term loan A facility

•	Retirement of the $313,950 term loan C facility

•	The payment of $3,198 of deferred financing costs associated with the amended and restated credit facilities

      We will use $76,825 of the net proceeds of the offering to redeem $70,000 in aggregate principal amount of senior notes and to pay the associated $6,825 redemption premium.

      Entries have been made in the accompanying unaudited pro forma condensed consolidated financial statements to reflect these transactions.

      (amounts in thousands) as follows:

Payment of term loan A facility	$(118,667)
Payment of term loan C facility	(313,950)
New term loan D facility	391,116

Net repayment of existing term loan facilities	(41,501)
Senior notes redemption	(70,000)

Adjustment to long-term debt	$(111,501)
Redemption premium	(6,825)
Deferred financing costs	(3,198)

Net cash used	$(121,524)

      We anticipate that our amended and restated credit facilities will not require the borrowers to make scheduled amortization payments in respect of the term loan D facility. Accordingly, $18,362 of term loan A amortization included in the current portion of long term debt has been reclassified to long-term debt.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	Deferred Financing Costs

      We will write off $2,097 and $1,335 of deferred financing costs associated with the redemption of senior notes and the repayment of a portion of the existing term loan A, respectively, and incur $3,198 of deferred financing costs to amend and restate the credit facilities as described in note 9. Entries have been made in the accompanying unaudited pro forma condensed consolidated financial statements to reflect these transactions:

Write-off of pro rata share of deferred financing costs associated with the redemption of senior notes	$(2,097)
Write-off of pro rata of deferred financing costs associated with repayment of a portion of term loan A	(1,335)
Recording of new deferred financing costs associated with the amendment and restatement of existing credit facilities	3,198

$(234)

13.	Accumulated Deficit

      The pro forma accumulated deficit reflects the non-recurring charges as follows:

Charge to reflect expense for 50% vesting of restricted shares	$(13,285)
Annual vesting under restricted share plan through nine months	(3,321)
Expensing of the redemption premium on senior notes, net of tax	(3,985)
Write-off of the pro rata share of the deferred financing costs associated with the redemption of senior notes, net of tax	(1,225)
Write-off of the pro rata of deferred financing costs associated with repayment of a portion of term loan, A net of tax	(780)

$(22,596)

14.	Other Assets

      This pro forma adjustment reflects the tax effect, using a 41.6% effective tax rate on the redemption premium on the senior notes ($2,840), write-off of the pro-rata share of the deferred financing costs associated with the redemption of senior notes ($872) and write off of deferred financing costs associated with the repayment of a portion of the term loan A facility ($555).

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

INDEX TO FINANCIAL STATEMENTS

Page

Audited Financial Statements
Consolidated Financial Statements — Homebase Acquisition, LLC	F-2
Report of Independent Registered Public Accounting Firm	F-3
Consolidated Balance Sheet as of December 31, 2003	F-4
Consolidated Statement of Income for the year ended December 31, 2003	F-5
Consolidated Statement of Changes in Common Members’ Deficit for the year ended December 31, 2003	F-6
Consolidated Statements of Cash Flows for the year ended December 31, 2003	F-7
Notes to Consolidated Financial Statements	F-8
Combined Financial Statements — Illinois Consolidated Telephone Company and Related Business	F-22
Report of Independent Registered Public Accounting Firm	F-23
Combined Balance Sheets as of December 30, 2002 and December 31, 2001	F-24
Combined Statements of Income for the years ended December 30, 2002 and December 31, 2001	F-25
Combined Statements of Changes in Parent Company Investment for the years ended December 30, 2002 and December 31, 2001	F-26
Combined Statements of Cash Flows for the years ended December 30, 2002 and December 31, 2001	F-27
Notes to Combined Financial Statements	F-28
Consolidated Financial Statements — TXU Communications Ventures Company and Subsidiaries	F-42
Report of Independent Registered Public Accounting Firm	F-43
Consolidated Balance Sheets as of April 13, 2004, December 31, 2003 and 2002	F-44
Consolidated Statements of Operations and Comprehensive Income (Loss) for the period from January 1, 2004 to April 13, 2004 and for the years ended December 31, 2003, 2002 and 2001	F-46
Consolidated Statements of Shareholder’s Equity for the period from January 1, 2004 to April 13, 2004 and for the years ended December 31, 2003, 2002, and 2001	F-47
Consolidated Statements of Cash Flows for the period from January 1, 2004 to April 13, 2004 and for the years ended December 31, 2003, 2002 and 2001	F-48
Notes to Consolidated Financial Statements — Consolidated Communications Holdings, Inc.	F-49

Unaudited Financial Statements
Condensed Consolidated Financial Statements — Homebase Acquisition, LLC	F-71
Unaudited Condensed Consolidated Balance Sheet as of September 30, 2004	F-72
Unaudited Condensed Consolidated Statements of Income for the nine months ended September 30, 2004 and 2003	F-73
Unaudited Condensed Consolidated Statements of Common Members’ Deficit for the nine months ended September 30, 2004 and 2003	F-74
Unaudited Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2004 and 2003	F-75
Notes to Unaudited Condensed Consolidated Financial Statements	F-76

HOMEBASE ACQUISITION, LLC

Doing Business as
CONSOLIDATED COMMUNICATIONS

FINANCIAL STATEMENTS FOR THE YEAR ENDED

December 31, 2003
With Report of Independent Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Homebase Acquisition, LLC

      We have audited the accompanying consolidated balance sheet of Homebase Acquisition, LLC (the Company) as of December 31, 2003, and the related consolidated statements of income, members’ deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2003, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

Chicago, Illinois

March 8, 2004

/S/ ERNST & YOUNG, LLP

HOMEBASE ACQUISITION, LLC

Doing Business as
CONSOLIDATED COMMUNICATIONS

CONSOLIDATED BALANCE SHEET

December 31, 2003
(Dollars in thousands, except share and per amounts)

ASSETS
Current assets:
Cash and cash equivalents	$10,142
Accounts receivable, net of allowance of $1,837	18,701
Inventories	2,277
Prepaid expenses	1,991
Income taxes receivable	2,002
Deferred charges	1,138
Deferred tax assets	2,868
Other current assets	512

Total current assets	39,631
Property, plant and equipment	251,952
Less: Accumulated depreciation	(151,569)

Net property, plant and equipment	100,383
Intangibles and other assets:
Goodwill	99,554
Tradenames	15,863
Customer lists, net	53,559
Other intangibles, net	4,197
Deferred financing costs and other assets	4,408

Total assets	$317,595

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$10,300
Accounts payable	5,518
Advance billings and customer deposits	6,368
Accrued expenses	12,642

Total current liabilities	34,828
Long-term debt less current maturities	170,100
Deferred income taxes	1,114
Pension and postretirement benefit obligations	12,595
Other liabilities	972
Commitments and contingencies	—

Total liabilities	219,609

Redeemable preferred shares:
Class A, redeemable preferred shares, $1,000 par value, 182,000 shares authorized, 93,000 issued and outstanding, liquidation preference of $101,504	101,504
Common members’ deficit:
Common shares, no par value, 10,000,000 shares authorized, 9,975,000 issued and outstanding	—
Accumulated deficit	(3,003)
Accumulated other comprehensive loss	(515)

Total common members’ deficit	(3,518)

Total liabilities and members’ equity	$317,595

See accompanying notes

HOMEBASE ACQUISITION, LLC

Doing Business as
CONSOLIDATED COMMUNICATIONS

CONSOLIDATED STATEMENT OF INCOME

Year Ended December 31, 2003
(Dollars in thousands, except share and per share amounts)

Revenues	$132,330
Operating expenses:
Cost of services and products (exclusive of depreciation and amortization shown separately below)	30,061
Selling, general and administrative expenses	58,739
Depreciation and amortization	22,476

Total operating expenses	111,276

Income from operations	21,054
Other income (expense):
Interest income	154
Interest expense	(11,975)
Other, net	(15)

Income before income taxes	9,218
Income tax expense	3,717

Net income	5,501
Dividends on redeemable preferred shares	(8,504)

Net loss applicable to common shareholders	$(3,003)

Net loss per common share — basic and diluted	$(0.33)

See accompanying notes

HOMEBASE ACQUISITION, LLC

Doing Business as
CONSOLIDATED COMMUNICATIONS

CONSOLIDATED STATEMENT OF CHANGES IN COMMON MEMBERS’ DEFICIT

Year Ended December 31, 2003
(Dollars in thousands)

				Accumulated
	Common Stock			Other
			Accumulated	Comprehensive		Comprehensive
	Shares	Amount	Deficit	Loss	Total	Income

Balance, December 31, 2002	—	$—	$—	$—	$—
Capital contributions	9,000,000	—	—	—	—
Shares issued under employee plan	975,000	—	—	—	—
Net income	—	—	5,501	—	5,501	$5,501
Dividends on redeemable preferred shares	—	—	(8,504)	—	(8,504)
Change in fair value of cash flow hedges, net of tax	—	—	—	(515)	(515)	(515)

Balance, December 31, 2003	9,975,000	$—	$(3,003)	$(515)	$(3,518)	$4,986

See accompanying notes

HOMEBASE ACQUISITION, LLC

Doing Business as
CONSOLIDATED COMMUNICATIONS

CONSOLIDATED STATEMENT OF CASH FLOWS

Year Ended December 31, 2003
(Dollars in Thousands)

Operating Activities
Net income	$5,501
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	22,476
Deferred income tax	3,388
Other charges	616
Changes in operating assets and liabilities:
Accounts receivable and income taxes receivable	(6,387)
Inventories	(73)
Prepaid expenses	(592)
Accounts payable	(2,267)
Advance billings and customer deposits	1,061
Accrued liabilities	5,722
Other	(556)

Net cash provided by operating activities	28,889

Investing Activities
Capital expenditures	(11,296)
Payment for acquisition	(284,834)
Other, net	(2)

Net cash used in investing activities	(296,132)

Financing Activities
Capital contributions from investors	93,000
Proceeds from long-term obligations	190,000
Payments made on long-term obligations	(10,193)
Payment of deferred financing costs	(4,602)
Proceeds from sale of building	9,180

Net cash provided by financing activities	277,385

Increase in cash and cash equivalents	10,142
Cash and cash equivalents at beginning of year	—

Cash and cash equivalents at end of year	$10,142

Supplemental disclosures of cash flow information
Cash paid for:
Interest	$11,463

Income taxes	$2,000

See accompanying notes.

HOMEBASE ACQUISITION, LLC

Doing Business as
CONSOLIDATED COMMUNICATIONS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Year Ended December 31, 2003
(Dollars in thousand, except share and per share amounts)

1.	Description of Business

      Homebase Acquisition, LLC, a Delaware limited liability company (“Homebase” or the “Company”), was formed on June 26, 2002, and commenced operations in Illinois on December 31, 2002 with its acquisition of Illinois Consolidated Telephone Company and the related businesses (collectively, “ICTC”). Homebase is a holding company with no income from operations or assets except for the capital stock of Consolidated Communications Illinois Holdings, Inc. (“Illinois Holdings”). Homebase and its wholly owned subsidiaries operate under the name Consolidated Communications.

      Illinois Holdings is a holding company with no income from operations or assets except for the capital stock of Consolidated Communications, Inc. (“CCI”). Illinois Holdings operates its business through, and receives all of its income from, CCI and its subsidiaries. CCI was formed for the sole purpose of acquiring ICTC.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

      The consolidated financial statements include the accounts of Homebase and its wholly owned subsidiaries, Illinois Holdings, CCI, ICTC, Consolidated Communications Network Services, Inc., Consolidated Communications Operator Services, Inc. (“CCNS”), Consolidated Communications Public Services, Inc., Consolidated Communications Business Services, Inc., Consolidated Market Response, Inc. and Consolidated Communications Mobile Services, Inc. All material intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from the estimates and assumptions used.

Regulatory Accounting

      ICTC, an independent local exchange carrier, follows the accounting for regulated enterprises prescribed by Statement of Financial Accounting Standards No. 71, “Accounting for the Effects of Certain Types of Regulation” (“SFAS No 71”) which permits rates (tariffs) to be set at levels intended to recover estimated costs of providing regulated services or products, including capital costs. SFAS No. 71 requires ICTC to depreciate wireline plant over the useful lives approved by the regulators, which could be different than the useful lives that would otherwise be determined by management. SFAS No. 71 also requires deferral of certain costs and obligations based upon approvals received from regulators to permit recovery of such amounts in future years. Criteria that would give rise to the discontinuance of SFAS No. 71 include (1) increasing competition restricting the wireline business’ ability to establish prices to recover specific costs and (2) significant changes in the manner by which rates are set by regulators from cost-based regulation to another form of regulation.

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousand, except share and per share amounts)

Cash Equivalents

      Cash equivalents consist of short-term, highly liquid investments with an original maturity of three months or less.

Accounts Receivable and Allowance for Doubtful Accounts

      Accounts receivable consist primarily of amounts due to the Company from normal activities. Accounts receivable are determined to be past due when the amount is overdue based on the payment terms with the customer. In certain circumstances, the Company requires deposits from customers to mitigate potential risk associated with receivables. The Company maintains an allowance for doubtful accounts to reflect management’s best estimate of probable losses inherent in the accounts receivable balance. Management determines the allowance balance based on known troubled accounts, historical experience and other currently available evidence. Accounts receivable are charged to the allowance for doubtful accounts when management of the Company determines that the receivable will not be collected.

Inventory

      Inventory consists mainly of copper and fiber cable that will be used for ICTC network expansion and upgrades and materials and equipment used in the maintenance and installation of telephone systems. Inventory is stated at the lower of average cost or market.

Goodwill and Other Intangible Assets

      In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), goodwill and intangible assets that have indefinite useful lives are not amortized but rather are tested annually for impairment. Tradenames have been determined to have indefinite lives, thus they are not being amortized. The Company evaluates the carrying value of goodwill and tradenames in the fourth quarter of each year. As part of the evaluation, the Company compares the carrying value of the tradenames and goodwill for each reporting unit with their fair value to determine whether an impairment exists. Tradenames are tested for impairment prior to, and independent of, goodwill.

      SFAS 142 also provides that assets which have finite useful lives be amortized over their useful lives. Software and customer lists are being amortized over their useful lives of five and ten years, respectively.

Property, Plant, and Equipment

      Property, plant and equipment are recorded at cost. The cost of additions, replacements and major improvements is capitalized, while repairs and maintenance are charged to expense. When property, plant and equipment are retired from ICTC, the original cost, net of salvage, is charged against accumulated depreciation, with no gain or loss recognized in accordance with the composite group remaining life methodology used for regulated telephone plant assets. When property applicable to non-regulated operations is sold or retired, the assets and related accumulated depreciation are removed from the accounts and the associated gain or loss is recognized.

      The provision for depreciation of regulated property and equipment is computed using rates and lives approved by the Illinois Commerce Commission. The provision is equivalent to an annual composite depreciation rate of 6.21% for 2003.

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousand, except share and per share amounts)

      The provision for depreciation of nonregulated property and equipment is recorded using the straight-line method based upon the following useful lives:

Years

Buildings	15-20
Network and outside plant facilities	5-15
Furniture, fixtures, and equipment	3-10

      Depreciation of assets recorded under capital leases is included within depreciation and amortization expense.

Revenue Recognition

      Wireline local access revenues are recognized over the period that the service is provided. Nonrecurring installation revenues are deferred upon service activation and are recognized over the shorter of three to five years or the determined useful life. The associated costs are recorded in the period in which they are incurred. Revenues from other telecommunications services, including network access charges, custom calling feature revenues, billing and collection services, long distance and private line services, Internet service provider charges, operator services, and paging services are recognized monthly as services are provided.

      Telephone equipment revenues generated from retail channels are recorded at the point of sale. Telecommunications systems and structured cabling project revenues are recognized upon completion and billing of the project. Maintenance services are provided on both a contract and time and material basis and are recorded when the service is provided.

      Teleservices revenues include both inbound and outbound calling as well as fulfillment services. All revenues are recorded as program activity is completed.

      Print advertising and publishing revenues are recognized ratably over the live of the related directory, generally twelve months.

Advertising Costs

      The costs of advertising are charged to expense as incurred. Advertising expenses totaled $1,839 in 2003.

Deferred Income Taxes

      Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts.

Financial Instruments and Derivatives

      As of December 31, 2003, the Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and long-term debt obligations. At December 31, 2003 the carrying value of these financial instruments approximated fair value.

      Derivative instruments are accounted for in accordance with Statement of Financial Accounting Standards No. 133 (SFAS No. 133), “Accounting for Derivative Instruments and Hedging Activity”. SFAS No. 133 provides comprehensive and consistent standards for the recognition and measurement of

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousand, except share and per share amounts)

derivative and hedging activities. It requires that derivatives be recorded on the consolidated balance sheet at fair value and establishes criteria for hedges of changes in fair values of assets, liabilities or firm commitments, hedges of variable cash flows of forecasted transactions and hedges of foreign currency exposures of net investments in foreign operations. To the extent that the derivatives qualify as a cash flow hedge, the gain or loss associated with the effective portion is recorded as a component of Other Comprehensive Loss. Changes in the fair value of derivatives that do not meet the criteria for hedges are recognized in the consolidated statement of income. Upon termination of interest rate swap agreements, any resulting gain or loss is recognized over the shorter of the remaining original term of the hedging instrument or the remaining life of the underlying debt obligation. Since the Company’s interest swap agreements are with major financial institutions, the Company does not anticipate any nonperformance by any counterparty. The fair value of the Company’s derivative instruments, comprising interest rate swaps, amounted to a liability of $859 at December 31, 2003.

Recent Accounting Pronouncements

      In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (SFAS 143). SFAS 143 requires companies to record liabilities equal to the fair value of their asset retirement legal obligations when they are incurred. When the liability is initially recorded, companies capitalize an equivalent amount as part of the cost of the asset. The Company adopted SFAS 143 on January 1, 2003, and the adoption of this new standard did not have a material effect on the 2003 consolidated financial statements.

      In July 2002, the FASB issued SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities”. Under SFAS 146, a liability for costs associated with an exit or disposal activity should be recognized when the liability is incurred. Previously, such a liability was recognized at the date of commitment to an exit plan. SFAS 146 also makes some changes to the timing of recognizing severance pay costs where benefit arrangements require employees to render future service beyond a minimum retention period. SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The Company adopted SFAS 146 on January 1, 2003, and the adoption of this new standard did not have a material effect on the 2003 consolidated financial statements.

      In November 2002, the FASB issued Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others.” FIN 45 requires certain guarantees to be recorded at fair value, which differs from the practice previously adopted, which was generally to record a liability only when a loss is probable and reasonably estimable. FIN 45 also requires a guarantor to make certain new disclosures in the financial statements. The Company is required to adopt the recognition and measurement provisions of FIN 45 on a prospective basis with respect to guarantees issued or modified after December 31, 2002. The Company adopted FIN 45 on January 1, 2003, and the adoption did not have a material effect on its consolidated financial statements.

      Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities”, was issued by the FASB in January 2003. FIN 46 requires a company to consolidate a variable interest entity if the company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns. The interpretation also requires disclosures about variable interest entities that the company is not required to consolidate but in which it has a significant variable interest. FIN 46 is immediately effective for variable interest entities created on or after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 will become effective for the periods after March 15, 2004, except for Special Purpose Entities, to which the

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousand, except share and per share amounts)

provisions apply as of December 31, 2003. The Company does not believe that the adoption of FIN 46 will have a significant impact on its consolidated financial position or results of operations.

3.	Acquisition

      On December 31, 2002, the Company, through its wholly owned subsidiary (CCI), acquired all of the outstanding common stock of ICTC, McLeodUSA Public Services, Inc., and Consolidated Market Response, Inc, as well as substantially all of the assets of three other related telecom lines of business (or divisions) which were all owned by McLeodUSA and its affiliates. The purchase price for the businesses acquired totaled $284,834, including acquisition costs, and was funded with proceeds from the issuance of common stock and debt. The Company accounted for the acquisition using the purchase method of accounting; accordingly, the Company’s financial statements reflect the allocation of the total purchase price to the net tangible and intangible assets acquired, based on their respective fair values. The accompanying consolidated financial statements include the results of operations of the acquired businesses from the date of acquisition.

      The allocation of the purchase price to the assets acquired and liabilities assumed is as follows:

Current assets	$25,802
Property, plant and equipment	112,811
Goodwill	99,554
Intangible assets subject to amortization	64,763
Other intangible assets not subject to amortization	15,863
Liabilities assumed	(33,959)

Net purchase price	$284,834

      Goodwill represents the residual aggregate purchase price after all tangible and identified intangible assets have been valued, offset by the value of liabilities assumed. The aggregate purchase price was derived from a competitive bidding process and negotiations and was influenced by our assessment of the value of the overall acquired business. The significant goodwill value reflects our view that the acquired business can generate strong cash flow and sales and earnings following acquisition. In accordance with SFAS No. 142, the goodwill acquired will not be amortized but will be tested for impairment at least annually. Goodwill is expected to be deductible for income tax purposes.

4.	Property, plant and equipment

      Property, plant and equipment, net consisted of the following at December 31, 2003:

Property, plant and equipment:
Land and buildings	$15,487
Network and outside plant facilities	204,681
Furniture, fixtures and equipment	29,145
Work in process	2,639

251,952
Less: Accumulated depreciation	(151,569)

Net property, plant and equipment	$100,383

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousand, except share and per share amounts)

5.	Goodwill and Other Intangible Assets

      In accordance with SFAS 142, “Goodwill and Other Intangible Assets”, goodwill and tradenames are not amortized but are subject to an annual impairment test, or to more frequent testing if circumstances indicate that they may be impaired. In 2003, the Company completed its annual impairment test and determined that there was no impairment.

      The Company’s most valuable tradename is the federally registered mark CONSOLIDATED which is used in association with our telephone communication services and is a design of interlocking circles. The Company’s corporate branding strategy leverages a CONSOLIDATED naming structure. All business units and several product/services names incorporate the CONSOLIDATED name including Consolidated Communications, Consolidated Market Response, Consolidated Operator Services, and Consolidated Public Services. These tradenames are indefinitely renewable intangibles. At December 31, 2003, the carrying amounts of trade names was $15,863.

      The Company’s customer lists consist of an established core base of customers that subscribe to its services. The estimated average customer and software lives of 10 and 4 years, respectively, are based upon the Company’s historical experience and the recommendation of an independent appraiser.

      At December 31, 2003, the carrying amounts of amortizable intangible assets and related accumulated amortization are as follows:

	Gross		Net
	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount

Customer lists	$59,517	$(5,958)	$53,559
Software	5,246	(1,049)	4,197

	$64,763	$(7,007)	$57,756

      During the year ended 2003, the aggregate amortization expense was $7,007. The estimated amortization expense for each of the next five years ended December 31 is as follows: 2004 — $7,007, 2005 — $7,007, 2006 — $7,007, 2007 — $7,007, 2008 — $5,958.

6.	Affiliated Transactions

      The Company, through its wholly owned subsidiary (CCI), entered into agreements on December 30, 2002 with its equity partners, Richard A. Lumpkin, Chairman of the Company, and affiliates of Providence Equity and Spectrum Equity, in which they will be compensated an annual fee of $2,000, to be divided equally among them, for consulting, advisory and other professional services provided. Pursuant to these agreements, if the Company cannot pay the professional services fee in cash, or if earnings fall below a certain level, the professional service fees will be paid in the form of additional Class A preferred shares, at a rate of one Class A share for each $1 of the professional service fee not paid in cash. During the fiscal year ended December 31, 2003, the Company paid an aggregate of $1,500 to the equity partners. The remaining $500 of the annual fee was accrued for at the end of the year and has subsequently been paid. These fees are included in selling, general and administrative expenses in the Consolidated Statement of Income.

      Agracel, Inc., or Agracel, is a real estate investment company of which Mr. Lumpkin, together with his family, beneficially owns 49.7%. In addition, Mr. Lumpkin is a director of Agracel. Agracel is the sole managing member and 50% owner of LATEL LLC. Mr. Lumpkin directly owns the remaining 50% of

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousand, except share and per share amounts)

LATEL. Effective December 31, 2002, the Company sold five of its buildings and associated land to LATEL, LLC for the aggregate purchase price of $9,180, and then entered into an agreement to leaseback the same facilities for general office and warehouse functions. The initial term of the lease is for a one-year term, with the option to extend for an additional ten years in one-year increments. The lease is a triple net lease that requires the Company to continue to pay substantially all expenses associated with general maintenance and repair, utilities, insurance and taxes. The Company paid approximately $1,221 to LATEL during 2003 and has treated these payments as operating lease expense. The Company has the right to cancel the lease at any time by giving LATEL one-year prior written notice. There is no lease payable balance outstanding at December 31, 2003.

      Agracel is the sole managing member and 66.7% owner of MACC, LLC, or MACC. Mr. Lumpkin, together with his family, owns the remainder of MACC. In 1997, CMR entered into a lease agreement to rent office space for a period of five years. The parties extended the lease for an additional five years beginning October 14, 2002. CMR paid MACC annual rent expense in the amount of $123 in 2003.

      Mr. Lumpkin, together with members of his family, beneficially owns 100% of SKL Investment Group, LLC or SKL. SKL paid to the Company $74 in 2003 for use of office space, computers, telephone service and for other office related expenses.

      Mr. Lumpkin also has an ownership interest in First Mid-Illinois Bancshares, Inc. or First Mid-Illinois which provides general banking services, including depository, disbursement and payroll accounts, to the Company. The fees charged to the Company are based upon First Mid-Illinois’ standard schedule for large customers. Total fees paid for services provided totaled $2 in 2003. The Company provides certain telecommunications products and services to First Mid-Illinois. Those services, for which revenues totaled $437 in 2003, are based upon standard prices for strategic business customers.

7.	Income Taxes

      The components of the income tax provision charged to expense are as follows:

Deferred:
Federal	$3,252
State	465

Total deferred	3,717

Income tax expense	$3,717

      The following is a reconciliation between the statutory federal income tax rate for the year ended December 31, 2003 and the Company’s overall effective tax rate:

Statutory federal income tax rate	35.0%
State income taxes, net of federal benefit	5.0%
Other	0.3%

40.3%

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousand, except share and per share amounts)

      Net deferred taxes consist of the following components as of December 31, 2003:

Current deferred tax assets:
Reserve for uncollectible accounts	$385
Accrued expenses	447
Deferred revenue and regulatory reserves	1,524
Accrued vacation pay deducted when paid	512

2,868

Noncurrent deferred tax assets:
Net operating loss carryforwards	2,253
Derivative instruments	344
Pension and early retirement obligations	3,691

6,288

Noncurrent deferred tax liabilities:
Goodwill and other intangibles	(1,641)
Property, plant and equipment	(5,761)

(7,402)

Net noncurrent deferred tax liabilities	(1,114)

Net deferred income tax assets	$1,754

      In 2003, the Company generated a net operating loss carryforward approximating $5,634 that expires in 2023, if not utilized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences and net operating loss carryforwards become deductible or are utilized. Management believes it is currently more likely than not that the Company will realize the benefits of these deductible differences and net operating loss carryforwards. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

8.	Pension Costs and Other Postretirement Benefits

      ICTC maintains a noncontributory defined pension and death benefit plan covering substantially all of its hourly employees. The pension benefit formula used in the determination of pension cost is based on the highest five consecutive calendar years’ base earnings within the last ten calendar years immediately preceding retirement or termination. It is ICTC’s policy to fund pension costs as they accrue subject to any applicable Internal Revenue Code limitations. ICTC uses a September 30 measurement date for its plan.

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousand, except share and per share amounts)

      The change in pension benefit obligation for 2003 is as follows:

Projected benefit obligation, beginning of period	$49,637
Service cost	770
Interest cost	3,207
Benefits paid	(3,403)
Actuarial loss	5,317

Projected benefit obligation, end of period	$55,528

Accumulated benefit obligation	$51,070

      The changes in plan assets for 2003 relate to the following:

Fair value of plan assets, beginning of period	$45,446
Actual return on plan assets	7,804
Other proceeds	857
Benefits paid	(3,403)

Fair value of plan assets, end of period	$50,704

      The reconciliation of the funded status of the pension plans as of December 31, 2003 is as follows:

Funded status	$(4,824)
Unrecognized net actuarial loss	162

Net amount recognized as accrued benefit cost	$(4,662)

      The components of net periodic benefit cost for 2003 are as follows:

Service cost	$770
Interest cost	3,207
Expected return on plan assets	(3,507)

Net periodic benefit cost	$470

      Weighted-average actuarial assumptions used to determine benefit obligations at December 31, are as follows: Discount rate 6.00%, Rate of compensation increases 3.50%.

      Weighted-average actuarial assumptions used to determine the net periodic benefit cost for 2003 are as follows: Discount rate 6.75%, Expected long-term rate of return on plan assets 8.00%, Rate of compensation increases 3.50%.

      The expected return on plan assets assumption considered the categories of the assets as well as the past return on the assets. The assets of the plan consist principally of equity and fixed income securities. The Company’s pension plan weighted-average asset allocation by category is as follows: Equity securities 65%, Debt securities 35%.

      The Company’s investment strategy at December 31, 2003 was to target its asset allocation percentage at 60% invested in equity funds and 40% invested in fixed income funds.

      The Company expects to contribute $915 to its pension plan in 2004.

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousand, except share and per share amounts)

      In addition to providing pension benefits, ICTC provides an optional retiree medical program to its salaried and union retirees and spouses under age 65 and life insurance coverage for the salaried retirees. All retirees are required to contribute to the cost of their medical coverage while the salaried life insurance is provided at no cost to the retiree. ICTC uses a September 30 measurement date for its plan. The following postretirement benefit plan disclosures relate to ICTC and certain other subsidiaries of the Company. The changes in the postretirement benefit obligation for 2003 are as follows:

Projected benefit obligation, beginning of period	$7,966
Service cost	165
Employer contributions	557
Plan participants’ contributions	135
Plan amendments	454
Benefits paid	(692)
Actuarial loss	366

Projected benefit obligation, end of period	$8,951

      The changes in plan assets for 2003 relate to the following:

Fair value of plan assets, beginning of period	$—
Employer contributions	557
Plan participants’ contributions	135
Benefits paid	(692)

Fair value of plan assets, end of period	$—

      The reconciliation of the funded status of the postretirement benefit plan as of December 31, 2003 is as follows:

Funded status	$(8,951)
Employer contributions after measurement date and before fiscal year end	194
Unrecognized prior service cost	952
Unrecognized net actuarial loss	(128)

Net amount recognized as accrued benefit cost	$(7,933)

      The components of postretirement benefit cost for 2003 are as follows:

Service cost	$165
Interest cost	557
Amortization of prior service costs	(3)
Recognized actuarial gain	(1)

Net periodic benefit cost	$718

      The postretirement benefit obligation is calculated assuming that health-care costs increased by 11.0% in 2003, and that the rate of increase thereafter (the health-care cost trend rate) will decline to 5.0% in 2009 and subsequent years. The health-care cost trend rate has a significant effect on the amounts reported for costs each year as well as on the accumulated postretirement benefit obligation. For example, a one

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousand, except share and per share amounts)

percentage point increase each year in the health-care cost trend rate would increase the accumulated postretirement benefit obligation as of December 31, 2003, by approximately $447 and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost by approximately $50. A one percentage point decrease each year in the health-care cost trend rate would decrease the accumulated postretirement benefit obligation as of December 31, 2003, by approximately $407 and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost by approximately $44. The weighted-average discount rate used in determining the benefit obligation was 6.0% in 2003.

9.	Employee Benefit Plan

      The Company sponsors a 401(k) defined contribution retirement savings plan made available to virtually all employees. Each employee may elect to defer a portion of his or her compensation, subject to certain limitations. During the year ended December 31, 2003, the Company matched employee contributions up to a maximum of 4% for hourly employees and matched employee contributions up to 2% for salaried employees. Total Company contributions to the plan were $496 in 2003.

10.	Long-Term Debt

      Long-term debt consisted of the following at December 31, 2003:

Revolving loan	$—
Term loan A	110,400
Term loan B	70,000

180,400
Less: Current portion	(10,300)

$170,100

      The Company, through its wholly owned subsidiary (CCI), entered into a credit agreement, dated as of December 31, 2002, with various financial institutions which provides for aggregate borrowings of $195,000, consisting of a $5,000 revolving credit facility, a $120,000 Term Loan A facility and a $70,000 Term Loan B facility. Borrowings under the credit agreement are secured by substantially all of the assets of the Company.

      The term loans are due in quarterly installments which increase annually, with all borrowings under Term Loan A and Term Loan B due June 30, 2011 and September 30, 2012, respectively. Beginning June 30, 2009, the revolving credit facility is permanently reduced by $1,666 annually, with the facility expiring on June 30, 2011. Within 120 days after the end of the Company’s fiscal year, commencing with December 31, 2003, the Company shall be obligated to repay the loans in an amount equal to 50% of the excess cash flow for such fiscal year, provided that certain leverage ratios are maintained at the end of the fiscal year. Excess cash flow is defined as EBITDA less fixed charges, less net change in working capital.

      At the Company’s election, borrowings bear interest at fluctuating interest rates based on (i) a “base rate” (the higher of the prime rate or 0.5% above the rate on overnight federal funds transactions) or (ii) the London Interbank Offered Rate, or LIBOR, plus, in either case, the applicable margin within the relevant range of margins provided in our credit agreement. The applicable margin is based upon the Company’s total leverage ratio. As of December 31, 2003, the margins for interest rates on LIBOR based loans was 3.5% on the Term Loan A component and 3.75% under the Term Loan B component. At

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousand, except share and per share amounts)

December 31, 2003, the average rate, including swaps (see Note 11), of interest on our debt facilities was 6.05% per annum.

      The credit agreement contains various provisions and covenants which include, among other items, restrictions on the ability to pay dividends, incur additional indebtedness, and issuance of capital stock as well as limitations on future capital expenditures. The Company has also agreed to maintain certain financial ratios, including interest coverage, fixed charge coverage, debt service coverage and leverage ratios (all as defined in the credit agreement).

      Future maturities of long-term debt as of December 31, 2003 are as follows: 2004 — $10,300, 2005 — $11,600, 2006 — $15,900, 2007 — $17,900, 2008 — $21,200, Thereafter — $103,500.

11.	Derivative Instruments

      The Company entered into interest rate swap agreements that effectively convert a portion of the floating-rate debt to a fixed-rate basis, thus reducing the impact of interest rate changes on future interest expense. At December 31, 2003, the Company has interest rate swap agreements covering $100.0 million in aggregate principal amount of its variable rate debt at fixed LIBOR rates ranging from 3.03% to 3.40%.

      During 2003 there was no gain or loss related to the ineffective portion of hedging instruments in our interest expense. The accumulated loss on derivative instruments of $515, net of tax, is included in Other Comprehensive Loss at December 31, 2003.

12.	Redeemable Preferred Shares and Member’s Equity

Preferred Shares

      The Company has authorized 182,000 Class A Preferred Shares of which 93,000 shares were issued and outstanding at December 31, 2003. The preferred shares are redeemable to the holders with a preferred return on their capital contributions at the rate of 9% per annum. The preferred return is cumulative and compounded annually in arrears on December 31, of each year.

      At any time on or after June 30, 2007 certain members have the right to require the Company to redeem all of their Class A Preferred Shares and common shares. Preferred shares are redeemable at a price equal to $1,000 per share plus any accrued but unpaid preferred return and common shares are redeemable based upon an appraised value by a third party.

Common Shares

      The Company has authorized 10,000,000 Common Shares of which 9,975,000 shares were issued and outstanding at December 31, 2003.

13.	Restricted Share Plan

      In August 2003, the Company established the 2003 Restricted Share Plan which provides for the issuance of 1,000,000 common shares to key employees as an incentive to enhance their long-term performance as well as an incentive to join or remain with the Company. In November 2003, Homebase granted 975,000 shares of its common stock to certain Company executives under its 2003 Restricted Share Plan. 25% of these shares will vest with the individuals every December 31, beginning December 31, 2004 through December 31, 2007. These consolidated financial statements do not include any expense related to the grant of the 975,000 shares. None of these shares were vested as of December 31, 2003.

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousand, except share and per share amounts)

14.	Environmental Remediation Liabilities

      Environmental remediation liabilities were $931 at December 31, 2003. These liabilities relate to anticipated remediation and monitoring costs in respect of two sites and are undiscounted.

15.	Operating Leases

      The Company has entered into several operating lease agreements covering buildings and office space and office equipment. The terms of these agreements generally range from three to five years. Rent expense totaled $2,043 in 2003.

      Future minimum lease payments under existing agreements for each of the next five years ending December 31 and thereafter are as follows: 2004 — $1,709, 2005 — $419, 2006 — $364, 2007 — $312, 2008 — $88, thereafter — $697.

16.	Net Loss per Common Share

      The following table sets forth the computation of net loss per common share:

Net loss applicable to common shareholders	$(3,003)
Weighted average number of common shares outstanding	9,000,000

Net loss per common share	$(0.33)

      Shares issued pursuant to the Restricted Share Plan (Note 13) are not included in the computation of net loss per share as their effect was anti-dilutive.

17.	Business Segments

      The Company is viewed and managed as two separate, but highly integrated, reportable business segments, “Illinois Telephone Operations” and “Other Illinois Operations”. Illinois Telephone Operations consists of local telephone, long-distance and network access services, and data and Internet products provided to both residential and business customers, primarily in central Illinois. ICTC and CCNS are included in Illinois Telephone Operations during the period covered in these consolidated financial statements. All other entities comprise “Other Illinois Operations”. Services include operator services products, telecommunications services to state prison facilities, equipment sales and maintenance, inbound/outbound telemarketing and fulfillment services, and paging services. Management evaluates the performance of these business segments based upon revenue, gross margins, and net operating income.

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousand, except share and per share amounts)

      The business segment reporting information as of and for the year ended December 31, 2003 is as follows:

	Telephone	Other
	Operations	Operations	Total

Operating revenues	$90,282	$42,048	$132,330
Cost of services and products	5,518	24,543	30,061

Gross margin	84,764	17,505	102,269
Operating expenses	49,231	9,508	58,739
Depreciation and amortization	16,488	5,988	22,476

Net operating income	$19,045	$2,009	$21,054

Total assets	$245,855	$71,740	$317,595

Goodwill	$78,443	$21,111	$99,554

Capital expenditures	$9,117	$2,179	$11,296

18.	Quarterly Financial Information (unaudited)

	March 31	June 30	September 30	December 31

Revenues	$31,772	$33,224	$33,741	$33,593
Operating expenses:
Cost of services and products	7,226	7,574	7,762	7,499
Selling, general and administrative expenses	13,945	14,568	14,941	15,285
Depreciation and amortization	5,494	5,938	5,698	5,346

Total operating expenses	26,665	28,080	28,401	28,130

Income from operations	5,107	5,144	5,340	5,463
Other expenses, net	3,131	2,889	2,961	2,855
Income tax expense	790	902	952	1,073

Net income	$1,186	$1,353	$1,427	$1,535

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES

CONSOLIDATED FINANCIAL STATEMENTS

December 30, 2002 and December 31, 2001
with Report of Independent Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Consolidated Communications, Inc.

      We have audited the accompanying combined balance sheets as of December 30, 2002 and December 31, 2001, of the corporations and lines of business listed in Note 1 (then owned by McLeodUSA Inc.), and the related combined statements of income, changes in parent company investment, and cash flows for each of the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position at December 30, 2002 and December 31, 2001, of the corporations and lines of business listed in Note 1, and the combined results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

      As discussed in Note 3 to the combined financial statements, effective January 1, 2002, the corporations and lines of business listed in Note 1 discontinued the amortization of goodwill in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”.

Chicago, Illinois

March 8, 2004

/S/ ERNST & YOUNG LLP

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES

COMBINED BALANCE SHEETS

	December 30	December 31
	2002	2001

	(Amounts in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$1,089	$3,253
Accounts receivable, net of allowances of $1,850 and $1,142 at December 30, 2002 and December 31, 2001, respectively	14,107	13,447
Inventories	2,204	3,009
Prepaid expenses	1,399	1,294
Deferred directory costs and other charges	369	1,151
Deferred tax assets	2,914	3,143
Other current assets	1,122	1,375

Total current assets	23,204	26,672
Investments	18	3,416
Property, plant, and equipment:
Land and buildings	24,162	23,825
Network and outside plant facilities	200,481	187,100
Furniture, fixtures and equipment	32,614	32,074
Work in process	3,330	2,553

	260,587	245,552
Less: Accumulated depreciation	155,526	145,046

Net property, plant, and equipment	105,061	100,506
Intangibles and other assets:
Goodwill	101,324	101,324
Other intangibles	6,463	16,603
Deferred charges and other assets	333	352

Total intangibles and other assets	108,120	118,279

Total assets	$236,403	$248,873

LIABILITIES AND PARENT COMPANY INVESTMENT
Current liabilities:
Current portion of capital lease obligations	$479	$329
Accounts payable	7,306	6,204
Accrued liabilities	6,725	10,329
Advance billings and customer deposits	5,307	4,854

Total current liabilities	19,817	21,716
Long-term liabilities:
Unamortized investment tax credits	320	585
Deferred income taxes	10,815	15,977
Pension benefit obligations and other postretirement obligations	9,471	8,965
Deferred compensation	—	2,178
Other long-term liabilities	903	500
Long-term debt, excluding current maturities	20,593	20,661
Long-term capital lease obligations	—	149
Commitments and contingencies	—	—

Total long-term liabilities	42,102	49,015
Parent company investment	174,484	178,142

Total liabilities and parent company investment	$236,403	$248,873

See accompanying notes.

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES

COMBINED STATEMENTS OF INCOME

Years Ended December 30, 2002 and December 31, 2001

	2002	2001

	(Amounts in
	thousands)
Operating revenues
Illinois Telephone Operations	$76,745	$79,803
Other Illinois Operations	33,159	35,758

Total operating revenues	109,904	115,561
Operating expenses
Cost of services and products (exclusive of depreciation and amortization shown separately below)	17,840	19,713
Selling, general, and administrative	53,596	55,171
Depreciation and amortization	24,544	31,780

Total operating expenses	95,980	106,664
Income from operations	13,924	8,897
Other income (expense):
Interest income	6	50
Interest expense	(1,652)	(1,821)
Gain on sale of assets	—	5,208
Other, net	428	512

Total other income (expense)	(1,218)	3,949

Income before income taxes	12,706	12,846
Income taxes	4,670	6,290

Net income	$8,036	$6,556

See accompanying notes.

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES

COMBINED STATEMENTS OF CHANGES IN PARENT COMPANY INVESTMENT

Years Ended December 30, 2002 and December 31, 2001

(Amounts in thousands)
Balance at December 31, 2000	$191,571
Net income	6,556
Net settlement with parent	(19,985)

Balance at December 31, 2001	178,142
Net income	8,036
Net settlement with parent	(11,694)

Balance at December 30, 2002	$174,484

See accompanying notes.

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES

COMBINED STATEMENTS OF CASH FLOWS

Years Ended December 30, 2002 and December 31, 2001

	2002	2001

	(Amounts in thousands)
Cash flows from operating activities
Net income	$8,036	$6,556
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,544	31,780
Deferred income taxes	(4,933)	(4,160)
Other deferred credits, net	1,864	(1,166)
Changes in net operating assets and liabilities:
Accounts receivable	(660)	4,212
Inventories	805	(595)
Prepaid expenses	(105)	(495)
Accounts payable	1,102	(3,247)
Advance billings and customer deposits	453	119
Accrued income taxes and liabilities	(3,604)	2,586
Other	1,035	(1,336)

Net cash provided by operating activities	28,537	34,254
Cash flows from investing activities
Property, plant, and equipment expenditures	(14,137)	(13,057)

Net cash used in investing activities	(14,137)	(13,057)
Cash flows from financing activities
Capital lease obligations	—	(239)
Repayment of long-term debt	(68)	(73)
Deferred charges and other noncurrent assets	19	153
Settle intercompany receivables, net	(16,515)	(18,727)

Net cash used in financing activities	(16,564)	(18,886)

Net increase (decrease) in cash and cash equivalents	(2,164)	2,311
Cash and cash equivalents at beginning of year	3,253	942

Cash and cash equivalents at end of year	$1,089	$3,253

Non-cash investing and financing activities
Property, plant and equipment additions	$4,821	$—

Supplemental disclosures of cash flow information
Cash paid for interest	$1,643	$1,765

See accompanying notes.

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS

December 30, 2002 and December 31, 2001
(Amounts in thousands)

1.	Nature of Business

      Consolidated Communications, Inc., or CCI, is a direct, wholly owned subsidiary of Consolidated Communications Holdings, Inc. or Illinois Holdings. Illinois Holdings, in turn, is a direct, wholly owned subsidiary of Homebase Acquisition, LLC, or Homebase.

      Homebase, a Delaware limited liability company that was formed on June 26, 2002, entered into a sale and purchase agreement with McLeodUSA, Inc. in July 2002 and the transaction was concluded on December 31, 2002. CCI was formed on August 6, 2002 to acquire a highly integrated group of companies and lines of business as described below. The accompanying combined financial statements include the accounts of Illinois Consolidated Telephone Company and the Related Businesses (the Business). During the periods covered by these financial statements the Business operated under the ownership of McLeodUSA, Inc., or McLeodUSA. The Business comprised of the following entities and lines of business:

      Illinois Consolidated Telephone Company (ICTC) provides a broad range of local exchange telecommunications services including local dialtone and central office based vertical services features, private line services, data services (including DSL), intraLATA toll and carrier access services. Operations are subject to regulation by the Illinois Commerce Commission and the Federal Communications Commission.

      Consolidated Communications Operator Services provides both live and automated local and long distance assistance as well as national directory assistance on a wholesale and retail basis. CCOS also provides specialized message center services and corporate and governmental attendant services.

      McLeodUSA Public Services, Inc. primarily offers managed local and long distance automated calling from county jails and state prison facilities in Illinois. These inmate services include fraud control, customer service, call management, and technical field support.

      Consolidated Communications Business Systems sells and installs telecommunications equipment, and performs cabling, wiring, and equipment maintenance services to business and residential customers within the ICTC service territory and to business customers in adjacent markets.

      Consolidated Market Response, Inc. is a full service teleservices business providing inbound and outbound telemarketing and backend fulfillment services to corporate clients from diverse industry segments.

      Consolidated Communications Mobile Services provides one-way messaging service for both personal and business accounts. The basic paging service has been supplemented with complimentary mobile information services including Internet, 800 service, info text and voice mail.

      The Business has two reportable segments, Illinois Telephone Operations and Other Illinois Operations (see note 14, Business Segments). ICTC is represented in Illinois Telephone Operations while all other entities and lines of business are reflected in Other Illinois Operations.

2.	Basis of Preparation

      These combined financial statements present, on an historical cost basis, the combined assets, liabilities, revenues and expenses related to the entities and businesses as if the Business had existed as an entity separate from McLeodUSA. The historical cost basis includes the allocation of goodwill and other intangible assets resulting from McLeodUSA’s purchase of the Business in 1997. As such, the accompanying combined financial statements are not intended to be a complete representation of the debt

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

December 30, 2002 and December 31, 2001

and equity structure of the Business on a stand-alone basis. All material transactions between businesses included in these financial statements have been eliminated. Comprehensive income is equivalent to net income for all periods presented.

3.	Summary of Significant Accounting Policies

Regulatory Accounting

      ICTC, an independent local exchange carrier, follows the accounting for regulated enterprises prescribed by Statement of Financial Accounting Standards (SFAS) No. 71, “Accounting for the Effects of Certain Types of Regulation” which permits rates (tariffs) to be set at levels intended to recover estimated costs of providing regulated services or products, including capital costs. SFAS No. 71 requires ICTC to depreciate wireline plant over the useful lives approved by the regulators, which could be different than the useful lives that would otherwise be determined by management. SFAS No. 71 also requires deferral of certain costs and obligations based upon approvals received from regulators to permit recovery of such amounts in future years. Criteria that would give rise to the discontinuance of SFAS No. 71 include (1) increasing competition restricting the wireline business’ ability to establish prices to recover specific costs and (2) significant changes in the manner by which rates are set by regulators from cost-based regulation to another form of regulation.

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from the estimates and assumptions used.

Cash Equivalents

      Cash equivalents consist of short-term, highly liquid investments with an original maturity of three months or less.

Accounts Receivable and Allowance for Doubtful Accounts

      Accounts receivable consist primarily of amounts due to the Business from normal activities. Accounts receivable are determined to be past due when the amount is overdue based on the payment terms with the customer. In certain circumstances, the Business requires deposits from customers to mitigate potential risk associated with receivables. The Business maintains an allowance for doubtful accounts to reflect management’s best estimate of probable losses inherent in the accounts receivable balance. Management determines the allowance balance based on known troubled accounts, historical experience and other currently available evidence. Accounts receivable are charged to the allowance for doubtful accounts when we have determined that the receivable will not be collected.

Inventory

      Inventory consists mainly of copper and fiber cable that will be used for ICTC network expansion and upgrades as well as materials and equipment used in the maintenance and installation of telephone systems. All inventory is stated at the lower of average cost or market.

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

December 30, 2002 and December 31, 2001

Investments

      Investments primarily consist of the net cash surrender value of variable whole life insurance policies to cover deferred compensation liabilities for certain executives. These investments are carried at fair value. The deferred compensation arrangement was terminated in January 2002, and accordingly, proceeds received from the insurance policies were used to pay the deferred compensation obligations.

Intangible Assets and Goodwill

      Goodwill is stated at cost and was amortized using the straight-line method over thirty years. Effective January 1, 2002, the Business adopted SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), at which time amortization ceased. The Company will test annually for impairment as part of its annual business planning cycle in the fourth quarter. Impairment will be tested using the discounted cash flow method to determine the fair value at the reporting unit level. Intangible assets are stated at cost and consist of customer relationships, tradenames, and software and are being amortized over their useful lives which range from five to ten years.

      The following table shows the Business’ net income for 2001, adjusted for the impact of SFAS 142:

2001

Net income as reported	$6,556
Add: Amortization of goodwill prior to the adoption of SFAS 142	4,541

Net income, as adjusted	$11,097

Property, Plant, and Equipment

      Property, plant and equipment are recorded at cost. The cost of additions, replacements and major improvements is capitalized, while repairs and maintenance are charged to expense. When property, plant and equipment are retired from ICTC, the original cost, net of salvage, is charged against accumulated depreciation, with no gain or loss recognized in accordance with the composite group remaining life methodology used for regulated telephone plant assets. When property applicable to non-regulated operations is sold or retired, the assets and related accumulated depreciation are removed from the accounts and the associated gain or loss is recognized.

      The provision for depreciation of regulated property and equipment is computed using rates and lives approved by the Illinois Commerce Commission. The provision is equivalent to annual composite depreciation rates of 5.59% and 6.00% for 2002 and 2001, respectively.

      The provision for depreciation of nonregulated property and equipment is recorded using the straight-line method based upon the following estimated useful lives:

Years

Buildings	15-20
Telecommunications networks	5-15
Furniture, fixtures, and equipment	3-10

      Depreciation of assets recorded under capital leases is included within depreciation and amortization expense.

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

December 30, 2002 and December 31, 2001

Revenue Recognition

      Wireline local access revenues are recognized over the period that the service is provided. Nonrecurring installation revenues are deferred upon service activation and are recognized over the shorter of three to five years or the determined useful life. The associated costs are recorded in the period in which they are incurred. Revenues from other telecommunications services, including network access charges, custom calling feature revenues, billing and collection services, long distance and private line services, Internet service provider charges, operator services, and paging services are recognized monthly as services are provided.

      Telephone equipment revenues generated from retail channels are recorded at the point of sale. Telecommunications systems and structured cabling project revenues are recognized upon completion and billing of the project. Maintenance services are provided on both a contract and time and material basis and are recorded when the service is provided.

      Teleservices revenues include both inbound and outbound calling as well as fulfillment services. All revenues are recorded as program activity is completed.

Advertising Costs

      The costs of advertising are charged to expense as incurred. Advertising expenses totaled $1,758 and $865 in 2002 and 2001 respectively.

Financial Instruments

      At December 30, 2002 and December 31, 2001, the Business’ financial instruments consist of cash and cash equivalents, accounts receivable and payable, long-term debt and capital lease obligations. The fair values of the financial instruments were not materially different from their carrying value except for long-term debt. The aggregate fair value of the Business’ long-term debt (including current maturities) was approximately $24,212 and $24,427 at December 30, 2002 and December 31, 2001, respectively. Fair values for the long-term debt were determined using discounted cash flow analyses based on the Business’ current incremental interest rates for similar instruments.

Deferred Income Taxes

      Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts.

Stock-Based Compensation

      The Business follows the provisions of Accounting Principle Board Opinion No. 25, “Accounting for Stocks Issued to Employees” (APB No. 25) and related interpretations in accounting for its employee stock options.

      In September 1997, McLeodUSA granted 837,245 stock options to the Business’ employees at an exercise price of $24.50 per share. The aggregate intrinsic value of these options at the date of grant exceeded the aggregate exercise price by approximately $9,000. As a result, the Business has amortized the stock compensation expense over the four-year vesting period of the options. Compensation cost of $1,351 has been charged to income for the year-ended December 31, 2001, using the intrinsic value based method as prescribed by APB No. 25. There is no charge for stock-based compensation in 2002.

      Pro forma information regarding net income is required by FASB Statement No. 123, “Accounting for Stock-based Compensation” (SFAS No. 123), as amended by FASB Statement No. 148, “Accounting

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

December 30, 2002 and December 31, 2001

for Stock-based Compensation — Transition and Disclosure” (SFAS No. 148). Had compensation cost been determined based on the grant date fair value of awards granted during 2001, as prescribed by SFAS No. 123, reported net income would have been as follows:

2001

Net income as reported	$6,556
Add stock based compensation expense included in the determination of net income as reported, net of tax	838
Less stock-based compensation expense that would have been included in the determination of net income if the fair value method had been applied to awards, net of tax	1,331

Pro forma net income	$6,063

Recent Accounting Pronouncements

      In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (SFAS 143). SFAS 143 requires companies to record liabilities equal to the fair value of their asset retirement obligations when they are incurred. When the liability is initially recorded, companies capitalize an equivalent amount as part of the cost of the asset. The Business is required to adopt SFAS 143 on January 1, 2003, and it does not believe that the adoption of this new standard will have a material effect on the 2003 consolidated financial statements.

      In August 2001, the Financial Accounting Standards Board issued SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS 144 retains the requirement to recognize an impairment loss only where the carrying value of a long-lived asset is not recoverable from its undiscounted cash flows and to measure such loss as the difference between the carrying amount and fair value of the asset. SFAS 144, among other things, changes the criteria that have to be met in order to classify an asset held-for-sale and requires that operating losses from discontinued operations be recognized in the period that the losses are incurred rather than as of the measurement date. SFAS 144 was adopted for the Business’ 2002 accounting period and did not have a material impact on the combined financial statements.

      In July 2002, the FASB issued SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities.” Under SFAS 146, a liability for costs associated with an exit or disposal activity should be recognized when the liability is incurred. Previously, such a liability was recognized at the date of commitment to an exit plan. SFAS 146 also makes some changes to the timing of recognizing severance pay costs where benefit arrangements require employees to render future service beyond a minimum retention period. SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The Business is required to adopt SFAS 146 on January 1, 2003, and it does not believe that the adoption of this new standard will have a material effect on the 2003 consolidated financial statements.

      In November 2002, the FASB issued Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others.” FIN 45 requires certain guarantees to be recorded at fair value, which is different from current practice, which is generally to record a liability only when a loss is probable and reasonably estimable. FIN 45 also requires a guarantor to make certain new disclosures in the financial statements; these disclosure requirements are effective for the Business’ 2002 reporting period. The Business is required to adopt the recognition and measurement provisions of FIN 45 on a prospective basis with respect to guarantees issued or modified after December 31, 2002. The Business does not believe the adoption of FIN 45 will have a material effect on its 2003 consolidated financial statements.

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

December 30, 2002 and December 31, 2001

      Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities”, was issued by the FASB in January 2003. FIN 46 requires a company to consolidate a variable interest entity if the company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns. The interpretation also requires disclosures about variable interest entities that the company is not required to consolidate but in which it has a significant variable interest. FIN 46 is immediately effective for variable interest entities created on or after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 will become effective for the periods after March 15, 2004, except for Special Purpose Entities, to which the provisions apply as of December 31, 2003. The Business has not yet determined the effect of adopting FIN 46, if any, on its statement of income or financial position.

4.	Affiliated Transactions

      McLeodUSA provided corporate communications, human resources, treasury and other general and administrative services that are charged at levels consistent with the cost allocation manual filed with the ICC. We believe these methods were reasonable and the charges were representative of what would have been incurred on a stand-alone basis. Allocations of the costs incurred were charged to ICTC and amounted to $910 and $2,003 in 2002 and 2001 respectively, which have been recorded in general and administrative expense.

      The 2001 and 2002 line items “net settlement with the parent” reflected in the Combined Statements of Changes in Parent Company Investment for Illinois Consolidated Telephone Company and Related Businesses depict specifically the settlement of the intercompany receivables and payables and the associated cash distribution to the parent company.

5.	Gain on Sale of Assets

      ICTC sold approximately 2,750 local access lines in September 2001 to Fairpoint Communications. These two, non-contiguous geographically, high maintenance properties were non-strategic to our ongoing operations. Net proceeds of the sale amounted to $7,200 and the pre-tax gain recognized as a result of this asset disposition was $5,208.

6.	Goodwill and Intangible Assets

      Goodwill, for acquisitions completed prior to June 30, 2001, was amortized using the straight-line method over 30 years. Amortization expense for 2001 related to goodwill was $4,541. Effective January 1, 2002, the Business adopted SFAS 142. Accordingly, goodwill and other indefinite lived intangibles are no longer amortized but are subject to an annual impairment test. Other intangible assets will continue to be amortized over their useful lives. We have determined that software and customer lists have a useful life of five years. The Business’ tradenames have an estimated useful life of ten years. Amortization of tradenames will continue for the next five years. The amortization expense will be $1,360 during each of the next four years through 2006, and $1,022 in 2007.

7.	Income Taxes

      For federal income tax purposes, the Business was included in a consolidated tax return along with other companies in the McLeodUSA group during 2001 and 2002. For the purpose of these combined financial statements, the provision for income taxes has been computed on a stand-alone basis as if the Business had filed a separate return for the periods presented and was not a member of a group. However, due to the fact that the McLeodUSA group had a consolidated net operating loss, the Business did not

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

December 30, 2002 and December 31, 2001

make any cash payments for income taxes during 2002 and 2001. Therefore, income taxes that would be payable on a stand-alone basis have been settled as an increase in parent company investment.

      The components of the income tax provision charged to expense are as follows:

	2002	2001

Current:
Federal	$8,628	$9,372
State	1,240	1,343

Total Current	9,868	10,715
Deferred:
Federal	(4,297)	(3,619)
State	(636)	(541)

Total Deferred	(4,933)	(4,160)
Investment tax credit amortized	(265)	(265)

Total income tax expense	$4,670	$6,290

      The following is a reconciliation between the statutory federal income tax rate for each of the past two periods and the Business’ overall effective tax rate:

	2002	2001

Statutory federal income tax rate	34.0%	34.0%
State income taxes, net of federal benefit	4.8	6.2
Goodwill amortization for stock purchases	—	10.4
Other	(2.0)	(1.6)

Effective overall income tax rate	36.8%	49.0%

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

December 30, 2002 and December 31, 2001

      The temporary differences which give rise to significant portions of the net deferred tax liability at December 30, 2002 and December 31, 2001, are as follows:

	2002	2001

Current deferred income tax assets:
Accrued vacation	$582	$408
Reserve for uncollectible accounts	541	339
Accrued expenses	365	632
Deferred revenue and regulatory reserves	1,426	1,764

Total current deferred income tax assets	2,914	3,143

Noncurrent deferred income tax assets:
Pension and post retirement expense	3,771	3,659
Deferred compensation	—	1,316
Other	320	585

Total noncurrent deferred income tax assets	4,091	5,561

Noncurrent deferred income tax liabilities:
Depreciable property	(11,740)	(14,444)
Intangibles	(2,685)	(6,613)
Regulatory liabilities	(481)	(481)

Total noncurrent deferred income tax liability	(14,906)	(21,538)

Net noncurrent deferred income tax liability	(10,815)	(15,977)

Total net deferred tax liability	$(7,401)	$(12,834)

8.	Pension Costs and Other Postretirement Benefits

      ICTC maintains a noncontributory defined pension and death benefit plan covering substantially all of its hourly employees. The pension benefit formula used in the determination of pension cost is based on the highest five consecutive calendar years’ base earnings within the last ten calendar years immediately preceding retirement or termination. It is ICTC’s policy to fund pension costs as they accrue subject to any applicable Internal Revenue Code limitations.

      The changes in benefit obligation for 2002 and 2001 are as follows:

	2002	2001

Projected benefit obligation at beginning of period	$47,379	$42,547
Service cost	807	749
Interest cost	3,240	3,191
Benefits paid	(3,374)	(3,224)
Actuarial loss	1,585	4,116

Projected benefit obligation at end of period	$49,637	$47,379

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

December 30, 2002 and December 31, 2001

      The changes in plan assets for 2002 and 2001 relate to the following:

	2002	2001

Fair value of plan assets at beginning of period	$50,769	$54,018
Actual return on plan assets	(1,949)	(25)
Benefits paid	(3,374)	(3,224)

Fair value of plan assets at end of period	$45,446	$50,769

      The reconciliations of the funded status of the pension plans as of December 30, 2002 and December 31, 2001, are as follows:

	2002	2001

Funded status	$(4,191)	$3,390
Unrecognized net actuarial gain	(220)	(8,183)
Unrecognized prior service cost	2,536	3,018

Net amount recognized at period-end	$(1,875)	$(1,775)

      The components of net periodic benefit cost for 2002 and 2001 are as follows:

	2002	2001

Service cost	$807	$749
Interest cost	3,240	3,191
Expected return on plan assets	(3,940)	(4,203)
Amortization of prior service costs	482	482
Amortization of transitional (asset) or obligation	—	(39)
Immediate recognition of voluntary early retirement offer	—	525
Recognized actuarial gain	(223)	(725)

Net periodic benefit cost/(income)	$366	$(20)

      The assets of the plan consist principally of equity and fixed income securities. Actuarial assumptions used to calculate the projected benefit obligation included a discount rate of 6.75% and 7.0% for 2002 and 2001, respectively. Future compensation level increases were estimated to be 4.0% and 5.0% in 2002 and 2001, respectively. The assumed long-term rate of return on plan assets was 8.0% for 2002 and 2001, respectively.

      In addition to providing pension benefits, ICTC provides an optional retiree medical program to its salaried and union retirees and spouses under age 65 and life insurance coverage for the salaried retirees. All retirees are required to contribute to the cost of their medical coverage while the salaried life insurance is provided at no cost to the retiree.

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

December 30, 2002 and December 31, 2001

      The following postretirement benefit plan disclosures relate to ICTC and Related Businesses. The changes in the postretirement benefit obligation for 2002 and 2001 are as follows:

	2002	2001

Benefit obligation at beginning of period	$7,710	$5,553
Service cost	143	117
Interest cost	520	424
Benefits paid	(393)	(180)
Actuarial (gain) or loss	(14)	1,796

Benefit obligation at end of period	$7,966	$7,710

      The changes in plan assets for 2002 and 2001 relate to the following:

	2002	2001

Fair value of plan assets at beginning of period	$—	$—
Employer contributions	393	180
Benefits paid	(393)	(180)

Fair value of plan assets at end of period	$—	$—

      The reconciliations of the funded status of the postretirement benefit plan as of December 30, 2002 and December 31, 2001, are as follows:

	2002	2001

Funded status	$(7,966)	$(7,710)
Contributions made after measurement date and before fiscal year end	111	60
Unrecognized net actuarial gain	(1,018)	(1,030)
Unrecognized transition obligation	2,796	3,184
Unrecognized prior service cost	(1,519)	(1,694)

Net amount recognized at period-end	$(7,596)	$(7,190)

      The components of postretirement benefit cost for 2002 and 2001 are as follows:

	2002	2001

Service cost	$143	$117
Interest cost	520	424
Amortization of prior service costs	(174)	(174)
Amortization of transitional obligation	388	388
Recognized actuarial gain	(26)	(176)

Net periodic benefit cost	$851	$579

      The postretirement benefit obligation is calculated assuming that health-care costs increased by 12.0% in 2002 and 7.5% in 2001, and that the rate of increase thereafter (the health-care cost trend rate) will decline to 6.0% in 2008 and subsequent years. The health-care cost trend rate has a significant effect on the amounts reported for costs each year as well as on the accumulated postretirement benefit obligation. For example, a one percentage point increase each year in the health-care cost trend rate would increase the accumulated postretirement benefit obligation as of December 30, 2002, by approximately $643 and

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

December 30, 2002 and December 31, 2001

the aggregate of the service and interest cost components of the net periodic postretirement benefit cost by approximately $62. A one percentage point decrease each year in the health-care cost trend rate would decrease the accumulated postretirement benefit obligation as of December 30, 2002, by approximately $529 and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost by approximately $50. The weighted-average discount rate used in determining the benefit obligation was 6.75% in 2002 and 7.0% in 2001.

9.	Employee Benefit Plan

      The Business provides a 401(k) defined contribution retirement savings plan made available to virtually all employees. Each employee may elect to defer a portion of his or her compensation subject to certain limitations. During the periods covered in this report, for all hourly employees participating in the plan, the Business matched employee contributions up to a maximum of 4%. For salaried employees during the same periods, McLeodUSA contributed a matching amount in McLeodUSA company stock. The Business’ contributions towards the hourly plan totaled $329 in 2002 and $341 in 2001.

10.	Long-Term Debt

      ICTC’s first mortgage bonds are collateralized by substantially all real and personal property. The Series K Bonds and Series L Bonds provide for early redemption by payment of the principal amount to be redeemed, any accrued interest and a make-whole amount as described in the indenture. As a result of the Series K Bond and Series L Bond issues, ICTC is restricted from declaring or paying any dividends or distributions, subject to certain exceptions, that would reduce the retained earnings balance below $915.

      CMR entered into a $1,250 mortgage on their building in Charleston, Illinois, on March 18, 1994. A floating interest rate was set at 100 basis points above the Harris Bank prime with a floor and cap of 5% and 9%, respectively. The note matures on March 18, 2004.

      Long-term debt consisted of the following at December 31:

	2002	2001

ICTC First mortgage bonds:
Series K, 8.620%, due September 1, 2022	$10,000	$10,000
Series L, 7.050%, due October 1, 2013	10,000	10,000
CMR mortgage bond	593	661

	$20,593	$20,661

      As disclosed in Note 15 below, the long-term debt balances were settled immediately following the acquisition of the Business by Homebase Acquisition LLC on December 31, 2002.

11.	Environmental Remediation Liabilities

      Environmental remediation liabilities are $931 and $500 at December 30, 2002 and December 31, 2001, respectively. These liabilities relate to anticipated remediation and monitoring costs in respect of two sites and are undiscounted.

12.	Operating Leases

      The Business has operating lease agreements covering buildings and office space and office equipment. The terms of these agreements generally range from three to five years. Rent expense totaled $1,195 and $1,538 in 2002 and 2001, respectively.

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

December 30, 2002 and December 31, 2001

      Future minimum lease payments under existing agreements for each of the next five years ending December 31 and thereafter are as follows:

Lease
Year	Payments

2003	$675
2004	457
2005	419
2006	364
2007	312
2008 and thereafter	815

Total	$3,042

13.	Capital Leases

      The Business has capital lease agreements for desktop computing equipment. The terms of these agreements range from 20 months to 39 months, with the remaining open leases expiring in 2003. The gross amount of assets recorded under capital leases was $605 and $1,298 at December 30, 2002 and December 31, 2001. The related accumulated amortization at December 30, 2002 and December 31, 2001, was $458 and $821, respectively. Lease payments related to these obligations totaled $357 during 2002. The minimum lease payments in 2003 under these existing agreements totaled $153.

14.	Business Segments

      The Business is viewed and managed as two separate, but highly integrated, reportable business segments, “Illinois Telephone Operations” and “Other Illinois Operations”. Illinois Telephone Operations consists of local telephone, long-distance and network access services, and data products provided to both residential and business customers in central Illinois. ICTC is included in Telephone Operations during the periods covered in these combined financial statements. All other entities and lines of business comprise “Other Illinois Operations”. Services include operator services products, telecommunications services to state prison facilities, equipment sales and maintenance, inbound/outbound telemarketing and fulfillment services, and paging services. Management evaluates the performance of these business segments based upon revenue, gross margins, and net operating income. The business segment reporting information is as follows:

	2002

	Illinois	Other
	Telephone	Illinois
	Operations	Operations	Total

Operating revenues	$76,745	$33,159	$109,904
Cost of services and products	—	17,840	17,840

Gross margin	76,745	15,319	92,064
Operating expenses	46,947	6,649	53,596
Depreciation and amortization	20,074	4,470	24,544

Net operating income	$9,724	$4,200	$13,924

Total assets	$222,380	$14,023	$236,403
Goodwill	81,059	20,265	101,324
Capital expenditures	12,005	2,132	14,137

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

December 30, 2002 and December 31, 2001

	2001

	Illinois	Other
	Telephone	Illinois
	Operations	Operations	Total

Operating revenues	$79,803	$35,758	$115,561
Cost of services and products	—	19,713	19,713

Gross margin	79,803	16,045	95,848
Operating expenses	47,776	7,395	55,171
Depreciation and amortization	25,013	6,767	31,780

Net operating income	$7,014	$1,883	$8,897

Total assets	$229,619	$19,254	$248,873
Goodwill	81,059	20,265	101,324
Capital expenditures	10,737	2,320	13,057

15.	Quarterly Financial Information (unaudited)

	2002

	March 31	June 30	September 30	December 31

Operating revenues	$27,155	$27,998	$27,610	$27,141
Cost of services and products	4,240	4,378	4,731	4,491

Gross margin	22,915	23,620	22,879	22,650
Operating expenses	13,330	12,592	12,539	15,135
Depreciation and amortization	6,135	6,136	6,136	6,137

Net operating income	3,450	4,892	4,204	1,378
Other expenses	(252)	(305)	(320)	(341)
Income taxes	1,183	2,127	1,639	1,316

Net income	$2,015	$2,460	$2,245	$(279)

	2001

	March 31	June 30	September 30	December 31

Operating revenues	$27,582	$29,074	$29,514	$29,391
Cost of services and products	4,764	4,961	5,068	4,920

Gross margin	22,818	24,113	24,446	24,471
Operating expenses	13,141	13,855	14,857	13,318
Depreciation and amortization	7,866	7,847	7,808	8,259

Net operating income	1,811	2,411	1,781	2,894

Other income (expense), net	(338)	(324)	(310)	4,921
Income taxes	114	629	112	5,435

Net income	$1,359	$1,458	$1,359	$2,380

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

December 30, 2002 and December 31, 2001

16.	Subsequent Event

      Effective December 31, 2002, Homebase purchased the entities and lines of business that comprise the Business for a total consideration of $271,200 (excluding acquisition-related expenses) from McLeodUSA. As a result of the acquisition, the Business’ long-term debt of approximately $20,593 was immediately extinguished. These financial statements do not include any adjustments that would be required to reflect this acquisition transaction in the Business’ combined balance sheet.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES

Dallas, Texas

CONSOLIDATED FINANCIAL STATEMENTS

with Report of Independent Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of

TXU Communications Ventures Company
Irving, TX

      We have audited the accompanying consolidated balance sheets of TXU Communications Ventures Company and subsidiaries (the “Company”) as of April 13, 2004, December 31, 2003 and 2002, and the related consolidated statements of operations and comprehensive income (loss), shareholder’s equity, and cash flows for the period from January 1, 2004 to April 13, 2004 and each of the three years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at April 13, 2004, December 31, 2003 and 2002, and the results of its operations and its cash flows for the period from January 1, 2004 to April 13, 2004 and each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

      As discussed in Note N to the consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”.

DELOITTE & TOUCHE LLP

Dallas, Texas

October 15, 2004

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	April 13,	December 31,

	2004	2003	2002

	(Dollars in thousands)
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$9,897	$11,464	$12,427
Accounts Receivable — net of allowance of $1,316 in 2004, $1,501 in 2003 and $5,021 in 2002	17,555	15,778	18,825
Short-Term Investments	117	125	125
Prepaid Federal Income Taxes	45	—	6,615
Materials and Supplies	1,003	1,102	2,379
Deferred Income Taxes	3,974	2,527	34,145
Assets Held for Sale	—	—	8,030
Other Current Assets	4,467	3,519	3,814

TOTAL CURRENT ASSETS	37,058	34,515	86,360

NONCURRENT ASSETS
Investments	36,862	36,118	35,260
Goodwill	304,336	304,336	317,536
Prepaid Pension Cost	—	997	3,669
Deferred Income Taxes	16,033	39,525	15,709
Other	831	961	771

TOTAL NONCURRENT ASSETS	358,062	381,937	372,945

PROPERTY, PLANT & EQUIPMENT
Plant in Service	341,238	333,607	326,243
Plant Under Construction	7,147	8,595	5,249

TOTAL PROPERTY, PLANT & EQUIPMENT	348,385	342,202	331,492
Less: Accumulated Depreciation	118,343	110,795	90,700

TOTAL PROPERTY, PLANT & EQUIPMENT — NET	230,042	231,407	240,792

TOTAL ASSETS	$625,162	$647,859	$700,097

The accompanying notes are an integral part of the consolidated financial statements.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS — (Continued)

		December 31,
	April 13,
	2004	2003	2002

	(Dollars in thousands)
LIABILITIES AND SHAREHOLDER’S EQUITY
CURRENT LIABILITIES
Accounts Payable	$7,712	$9,223	$14,043
Accounts Payable — Affiliates	35	2,314	352
Advance Billing and Payments	4,163	2,954	3,438
Customer Deposits	752	739	788
Current Maturities of Long-Term Debt	2,847	98,247	2,999
Accrued Expenses	12,105	18,518	18,234
Liabilities Related to Assets Held for Sale	—	—	2,661
Other Current Liabilities	3,485	4,594	4,078

TOTAL CURRENT LIABILITIES	31,099	136,589	46,593

LONG-TERM DEBT, LESS CURRENT MATURITIES	—	2,136	163,203
OTHER LIABILITIES AND DEFERRED CREDITS
Accrued Postretirement and Pension Benefits	31,173	27,669	28,072
Deferred Income Taxes	33,513	54,486	39,458
Other Deferred Credits and Liabilities	5,868	5,856	5,145
Regulatory Liabilities	8,283	8,405	8,807

TOTAL OTHER LIABILITIES AND DEFERRED CREDITS	78,837	96,416	81,482

TOTAL LIABILITIES	109,936	235,141	291,278

MINORITY INTEREST	1,964	1,858	1,224

SHAREHOLDER’S EQUITY
Common Stock — No par value, 1,000 shares authorized, 1,000 shares issued and outstanding	—	—	—
Paid-In Capital	636,868	534,749	530,459
Accumulated Deficit	(117,463)	(119,246)	(116,905)
Accumulated Other Comprehensive Loss	(6,143)	(4,643)	(5,959)

TOTAL SHAREHOLDER’S EQUITY	513,262	410,860	407,595

TOTAL LIABILITIES AND SHAREHOLDER’S EQUITY	$625,162	$647,859	$700,097

The accompanying notes are an integral part of the consolidated financial statements.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Period From	Year Ended December 31,
	January 1, 2004
	To April 13, 2004	2003	2002	2001

	(Dollars in thousands)
OPERATING REVENUES	$53,855	$194,818	$214,709	$207,451
OPERATING EXPENSES
Network Operating Costs (exclusive of depreciation and amortization shown separately below)	15,296	58,415	76,891	95,663
Selling, General and Administrative	24,138	75,365	109,401	88,671
Depreciation and Amortization	8,124	32,875	40,990	50,177
Restructuring, Asset Impairment and Other Charges	(12)	248	101,390	—
Goodwill Impairment Charges	—	13,200	18,000	—

TOTAL OPERATING EXPENSES	47,546	180,103	346,672	234,511

OPERATING INCOME (LOSS)	6,309	14,715	(131,963)	(27,060)
OTHER INCOME (EXPENSE):
Pre-payment Penalty on Extinguishment of Debt	(1,914)	—	—
Interest Expense	(1,275)	(5,422)	(7,669)	(11,625)
(Loss)/Gain on Sale of Property and Investments	(19)	(101)	558	6,158
Allowance for Funds Used During Construction	31	81	179	572
Partnership Income	1,174	2,693	2,332	3,151
Minority Interest	(106)	(872)	8,048	507
Other	56	(980)	489	101

TOTAL (EXPENSE) OTHER INCOME	(2,053)	(4,601)	3,937	(1,136)

INCOME (LOSS) BEFORE INCOME TAXES	4,256	10,114	(128,026)	(28,196)
Income Tax Expense (Benefit)	2,473	12,455	(38,261)	(6,304)
NET INCOME (LOSS)	1,783	(2,341)	(89,765)	(21,892)
OTHER COMPREHENSIVE INCOME (LOSS)
Minimum Pension Liability Adjustment, Net of Tax	(1,494)	1,316	(6,028)	—
Unrealized (Loss) Gain on Marketable Securities, Net of Tax	(6)	—	(136)	169

COMPREHENSIVE INCOME (LOSS)	$283	$(1,025)	$(95,929)	$(21,723)

The accompanying notes are an integral part of the consolidated financial statements.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY

					Accumulated
	Common Stock				Other
			Paid In	Accumulated	Comprehensive
	Shares	Amount	Capital	Deficit	Loss

	(Dollars in thousands)
Balance, January 1, 2001	1,000	—	$495,701	$(5,248)	$36
Net Loss				(21,892)
Capital Contributions			27,784
Unrecognized Gain on Marketable Securities, Net of Tax					169

Balance, December 31, 2001	1,000	—	523,485	(27,140)	205
Net Loss				(89,765)
Capital Contributions			6,974
Minimum Pension Liability Adjustment, Net of Tax					(6,028)
Unrealized Loss on Marketable Securities, Net of Tax					(136)

Balance, December 31, 2002	1,000	—	530,459	(116,905)	(5,959)
Net Loss				(2,341)
Capital Contributions			4,290
Minimum Pension Liability Adjustment, Net of Tax					1,316

Balance, December 31, 2003	1,000	—	534,749	(119,246)	(4,643)
Net Income				1,783
Capital Contributions			102,119
Minimum Pension Liability Adjustment, Net of Tax					(1,494)
Unrealized Loss on Marketable Securities, Net of Tax					(6)

Balance, April 13, 2004	1,000	—	$636,868	$(117,463)	$(6,143)

The accompanying notes are an integral part of the consolidated financial statements.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Period from
	January 1,
	2004	Year Ended December 31,
	to April 13,
	2004	2003	2002	2001

	(Dollars in thousands)
OPERATING ACTIVITIES
Net Income (Loss)	$1,783	$(2,341)	$(89,765)	$(21,892)
Adjustments to Reconcile Net Income (Loss) to Cash Provided by Operating Activities:
Pre-payment Penalty on Extinguishment of Debt	1,914	—	—	—
Deferred Income Tax	950	22,428	(38,908)	(9,368)
Depreciation and Amortization	8,124	32,875	40,990	50,177
Provision for Postretirement Benefits	3,007	3,583	9,160	838
Loss/(Gain) on Disposition of Property and Investments	19	101	(558)	(6,158)
Restructuring, Asset Impairment and Other Charges	(12)	248	101,390	—
Goodwill Impairment	—	13,200	18,000	—
Partnership Income	(1,174)	(2,693)	(2,332)	(3,151)
Allowance for Funds Used During Construction	(31)	(81)	(179)	(572)
Minority Interest	106	872	(8,048)	(507)
Provision for Bad Debt Losses	542	(804)	10,200	3,981
Changes in Operating Assets and Liabilities:
Accounts Receivable	(2,319)	3,851	1,349	(7,287)
Materials and Supplies	99	1,277	2,520	3,048
Prepaid Federal Income Tax	(45)	6,615	(4,664)	12,299
Other Assets	(1,164)	105	(2,075)	2,688
Accounts Payable	(1,051)	(2,858)	(15,003)	(14,520)
Accrued Expenses and Other Liabilities	(5,429)	(1,323)	12,637	(2,772)

Net Cash Provided by Operating Activities	5,319	75,055	34,714	6,804

INVESTING ACTIVITIES
Capital Expenditures	(6,735)	(18,189)	(27,374)	(66,976)
Business Assets Purchased				(2,467)
Proceeds From Sale-Leaseback Transactions	—	—	4,814	—
Proceeds From Investments	432	1,837	998	188
Proceeds From Sale of Assets	—	2,101	290	9,309

Net Cash Used in Investing Activities	(6,303)	(14,251)	(21,272)	(59,946)

FINANCING ACTIVITIES
Other Paid-In Capital	—	—	—	2,479
Proceeds From TXU Investment Company	—	4,290	6,974	27,784
Proceeds From Long-Term Obligations	18,000	5,895	23,319	40,620
Minority Interest Equity Distribution	—	(238)	—	—
Pre-payment Penalty on Extinguishment of Debt	(1,914)	—	—
Payments Made on Long-Term Obligations	(16,669)	(71,714)	(34,724)	(24,619)

Net Cash (Used in) Provided by Financing Activities	(583)	(61,767)	(4,431)	46,264

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(1,567)	(963)	9,011	(6,878)
CASH AND CASH EQUIVALENTS — BEGINNING	11,464	12,427	3,416	10,294

CASH AND CASH EQUIVALENTS — ENDING	$9,897	$11,464	$12,427	$3,416

SUPPLEMENTAL CASH FLOW INFORMATION:
Debt for Equity Swap with TXU Investment Co.	$102,119	$—	$—	$—
Interest Paid	$1,045	$6,045	$7,500	$11,820
Taxes Paid (Refunds) Received	$73	$(16,329)	$(153)	$(1,333)
Capital Leases	$—	$—	$4,761	$—

The accompanying notes are an integral part of the consolidated financial statements.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A — Summary of Significant Accounting Policies

      TXU Communications Ventures Company (“TXUCV”) is a direct, wholly owned subsidiary of Pinnacle One Partners, L.P. (“Pinnacle One”). TXU Corp. owns a 100% voting interest in Pinnacle One. In May 2003, TXU Corp. acquired, for $150 million in cash, its joint venture partner’s interest in Pinnacle One under a put/call agreement that was executed in February, 2003. Also in May 2003, TXU Corp. finalized a formal plan to dispose of TXUCV by sale. On January 15, 2004, Consolidated Communications Acquisition Texas Corp. (“Texas Acquisition”), a subsidiary of Homebase Acquisition, LLC, and Pinnacle One, an indirect, wholly owned subsidiary of TXU Corp., entered into a stock purchase agreement providing for the purchase by Texas Acquisition of all of the capital stock of TXUCV. Texas Acquisition is a Delaware corporation formed solely for the purpose of entering into the stock purchase agreement and closing the transactions contemplated in the agreement. The purchase transaction closed on April 14, 2004. By acquiring all the capital stock of TXUCV, Texas Acquisition acquired substantially all of TXU Corp’s telecommunications business, for a cash price of $527 million, subject to certain upward or downward adjustments (see Note O — Sale of TXUCV).

      Principles of Consolidation — The consolidated financial statements include the accounts of TXUCV and its wholly owned subsidiaries, TXU Communications Services Company (“TXU Services”), TXU Communications Telephone Company (“TXUCV Telephone”), TXU Communications Telecom Services Company (“TXUCV Telecom”), TXU Communications Transport Company (“Transport Services”), Fort Bend Telephone Company (“Fort Bend Telephone”), Fort Bend Long Distance Company (“Fort Bend LD”), Fort Bend Wireless Company (“Fort Bend Wireless”), Telcon, Inc. (“Telcon”) and FBCIP, Inc. (“FBCIP”). Transport Services include East Texas Fiber Line, Inc. (“ETFL”), a 63%-owned affiliate. Fort Bend Telephone includes Fort Bend Cellular, Inc. (“Fort Bend Cellular”), a wholly owned subsidiary. All material intercompany balances and transactions have been eliminated in consolidation.

      Description of Business — TXUCV is the parent company to TXU Services, TXUCV Telephone (now known as Consolidated Communications of Texas Company), TXUCV Telecom, Transport Services, Fort Bend Telephone (now known as Consolidated Communications of Fort Bend Company), Fort Bend LD, Fort Bend Wireless, Telcon and FBCIP.

      TXUCV is a rural local exchange company that provides communications services to residential and business customers in east Texas and rural and suburban areas surrounding Houston. As of April 13, 2004, TXUCV was the 18th largest local telephone company in the United States, based on industry sources, with approximately 171,000 local access lines and 11,000 digital subscriber lines, or DSL lines, in service. TXUCV’s main sources of revenue are its local telephone businesses in Texas, which offer an array of services, including local dial tone, custom calling features, private line services, long distance, dial-up and high-speed Internet access and carrier access services, including access charges for the use of its network and its billing and collection system.

      Each of the subsidiaries through which TXUCV operates its local telephone businesses is classified as a Rural Local Exchange Carrier, commonly referred to as an RLEC, under the Telecommunications Act of 1996. These subsidiaries are Fort Bend Telephone and TXUCV Telephone. For ease of reference, we refer to these subsidiaries as the Texas RLECs.

      TXUCV also sells directory advertising and publishes yellow and white pages directories in and around our Texas RLECs’ service areas and provides connectivity to customers within Texas over a fiber optic transport network consisting of approximately 2,500 route-miles of fiber. This transport network supports TXUCV’s long distance, Internet access and data services and provides bandwidth on a wholesale basis to third party customers, including national long distance and wireless carriers. The transport network includes fiber owned by Transport Services, a wholly owned subsidiary of TXUCV, ETFL, a corporation in

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

which TXUCV owns a 63% equity interest, and Fort Bend Fibernet, a partnership in which Transport Services is the managing partner and owns a 39% equity interest.

      In addition, TXUCV holds equity interests in the following two cellular partnerships:

•	GTE Mobilnet of South Texas, which serves the greater Houston metropolitan area. TXUCV owns 2% of the equity of this partnership.

•	GTE Mobilnet of Texas RSA #17, which serves rural areas in and around Conroe, Texas. TXUCV owns 17% of the equity of this partnership.

      San Antonio MTA, L.P., a wholly owned partnership of Cellco Partnership (doing business as Verizon Wireless), is the general partner for both partnerships.

      Telcon and TXU Services provide information management, human resources, accounting, executive and other administrative services to TXUCV affiliate companies.

      Fort Bend Cellular, Fort Bend Wireless, and FBCIP had no significant activity during the period from January 1, 2004 to April 13, 2004 and the years ended December 31, 2003, 2002 and 2001.

      Use of Estimates — The preparation of the TXUCV consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts disclosed in the consolidated financial statements. Due to the prospective nature of estimates, actual results could differ.

      Accounting and Regulatory Guidelines — TXUCV Telephone and Fort Bend Telephone follow the accounting for regulated enterprises prescribed by SFAS No. 71, Accounting for the Effects of Certain Types of Regulation, which permits rates (or tariffs) to be set to levels intended to recover estimated costs of providing regulated services or products, including capital costs. SFAS 71 requires our Texas RLECs to depreciate wireline plant over the useful lives approved by the regulators, which could be different than the useful lives that would otherwise be determined by management. SFAS 71 also requires deferral of certain costs and obligations based upon approvals received from regulators to permit recovery of such amounts in future years. Criteria that would give rise to the discontinuance of SFAS 71 include (1) increasing competition restricting the wireline business’ ability to establish prices to recover specific costs and (2) significant changes in the manner in which rates are set by regulators from cost-based regulation to another form of regulation. Management believes the company is consistent in the application of these provisions and does not foresee regulatory, economic, or competitive changes in the near future that would necessitate a change in its method of accounting. In analyzing the effects of discontinuing the application of SFAS 71, management has determined that the useful lives of plant assets used for regulatory and financial reporting purposes are consistent with accounting principles generally accepted in the United States and, therefore, any adjustments to telecommunications plant would be immaterial, as would be the write-off of regulatory assets and liabilities.

      There are two different forms of incentive regulation designated by the Texas Public Utility Regulatory Act: Chapter 58 and Chapter 59. Generally under either election, the access rates an ILEC may charge for basic local services cannot be increased from the amounts on the date of election without PUCT approval. Even with PUCT approval, increases can only occur in very specific situations. Pricing flexibility under Chapter 59 is extremely limited. In contrast, Chapter 58 allows greater pricing flexibility on non-basic network services, customer specific contracts and new services.

      Initially, both Texas RLECs elected incentive regulation under Chapter 59 and fulfilled the applicable infrastructure requirements to maintain their election status. TXUCV Telephone made its election on August 17, 1997. Fort Bend Telephone made its election on May 12, 2000. On March 25, 2003, both

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Texas RLECs changed their election status from Chapter 59 to Chapter 58. The rate freezes for basic services with respect to the current Chapter 58 elections are due to expire on March 24, 2007.

      In connection with the 2003 election by each of our Texas RLECs to be governed under an incentive network access rate regime, our Texas RLECs were obligated to fulfill certain infrastructure requirements. While our Texas RLECs have met the current infrastructure requirements, the PUCT could impose additional or other restrictions of this type in the future.

      The FCC regulates levels of interstate network access charges by imposing price caps on Regional Bell Operating Companies and large Incumbent Local Exchange Companies (“ILECs”). These price caps can be adjusted based on various formulae, such as inflation and productivity, and otherwise through regulatory proceedings. Small ILECs may elect to base network access charges on price caps, but are not required to do so. Our Texas RLECs elected not to apply federal price caps. Instead, our RLECs employ rate-of-return regulation for their network interstate access charges, whereby they earn a fixed return on their investment over and above operating costs. The FCC determines the profits our RLECs can earn by setting the rate-of-return on their allowable investment base, which is currently 11.25%.

      Our Texas RLECs also receive federal and state subsidy payments designed to preserve and advance widely available, quality telephone service at affordable prices in rural areas

      Property, Plant, Equipment and Depreciation — Property, plant and equipment are stated at historical cost. Allowance for funds used during construction (“AFUDC”) is a cost accounting concept whereby amounts based upon interest charges on borrowed funds and a return on equity capital used to finance construction are added to telecommunications plant cost. Depreciation is generally computed on the straight-line method.

      Cash and Cash Equivalents — Cash equivalents are short-term, highly liquid investments readily convertible to known amounts of cash and which are so near maturity, generally 30 days, that there is no significant risk of changes in value resulting from changes in market interest rates.

      Investments — Investments in equity securities that have readily determinable fair values are categorized as available-for-sale securities and are carried at fair value. The unrealized gains or losses on securities classified as available-for-sale are included as a separate component of shareholder’s equity. TXUCV uses the equity method of accounting for investments where the ability to exercise significant influence over such entities exists.

      Goodwill — Amounts paid for assets of other companies in excess of fair value are charged to goodwill. Prior to January 1, 2002, goodwill was amortized over its useful life, normally 15 to 40 years. In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 142 (“SFAS No. 142”), “Goodwill and Other Intangible Assets,” which is effective for fiscal years beginning after December 15, 2001. SFAS No. 142 addresses how intangible assets that are acquired individually or with a group of other assets should be accounted for in the financial statements upon their acquisition and after they have been initially recognized in the financial statements. SFAS No. 142 requires that goodwill and intangible assets that have indefinite useful lives not be amortized but rather be tested at least annually for impairment, and intangible assets that have finite useful lives be amortized over their useful lives. SFAS No. 142 provides specific guidance for testing goodwill and intangible assets that will not be amortized for impairment. In addition, SFAS No. 142 expands the disclosure requirements about goodwill and other intangible assets in the years subsequent to their acquisition. TXUCV adopted this standard as of January 1, 2002 and recognized no impairment as of the adoption date. TXUCV conducted impairment tests on October 1, 2003 and October 1, 2002 and, as a result of TXU Corp.’s decision in 2003 to sell TXUCV for a known price and TXUCV’s decision to exit the CLEC and Transport businesses, recognized on its consolidated financial statements, impairment losses of $13.2 million and $18 million, respectively for the years ended December 31, 2003 and 2002 (see

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note N — Goodwill and Other Intangible Assets). No impairment tests were required for the period from January 1, 2004 to April 13, 2004, and consequently no impairment charges were recorded.

      Impairment or Disposal of Long-Lived Assets — In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144 (“SFAS No. 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. The provisions of SFAS No. 144 are generally effective for financial statements issued for fiscal years beginning after December 15, 2001. TXUCV adopted this standard as of January 1, 2002 and recognized no impairment as of the adoption date. TXUCV conducted an impairment test on October 1, 2002, as a result of TXUCV’s decision to exit certain businesses, and recognized on its consolidated financial statements, an impairment loss of $99.3 million for the year ended December 31, 2002 (see Note M — Restructuring and Impairment Charges). Impairment tests are conducted whenever events or changes in circumstances pertaining to TXUCV or its assets indicate that the carrying amount of TXUCV’s long-lived assets is not recoverable. No test was required during 2003 and for the period ended April 13, 2004.

      Materials and Supplies — Inventories of materials and supplies are valued at the lower of cost or market. Cost is determined by a moving weighted average method.

      Indefeasible Rights of Use (“IRU”) — TXUCV entered into several agreements that entitle it to a long-term lease, or an IRU, of local and long-haul dark fiber of another company. Generally, each agreement required TXUCV to pay an aggregate price consisting of an initial payment, followed by installments during the construction period based upon achieving certain milestones (e.g., commencement of construction, conduit installation and fiber installation). The final payment for each segment was made at the time of acceptance of the fiber for use by TXUCV.

      Additionally, TXUCV entered into several agreements that entitle another party to a long-term lease, or an IRU, of certain local and long-haul dark fiber of TXUCV. In some cases, the agreement was classified as a service agreement, in which case revenue is recognized ratably over the life of the lease. In other cases an exchange of similar fiber was deemed to have occurred with another transport provider with similar fiber. In this case, no gain or loss was recognized on the exchange.

      Pension and Postretirement Benefits — Pension benefits are provided for substantially all employees of TXUCV. TXUCV generally funds the pension plan to the extent that contributions are deductible for federal income tax purposes. TXUCV also has deferred compensation agreements with the former board of directors and certain key employees. Postretirement benefits expense is accrued on a current basis using actuarially determined cost estimates. In addition, employees may become eligible for certain health care and life insurance benefits after retirement.

      Federal Income Taxes and Deferred Credits — TXUCV and its subsidiaries file a consolidated federal income tax return. ETFL files a separate federal income tax return. Federal income tax expense or benefit is allocated to each subsidiary based on separately determined taxable income or loss.

      Income taxes are provided based on taxable income or loss as reported for financial statement purposes. The provision for income taxes differs from the amounts currently payable because of temporary differences in the recognition of certain income and expense items for financial reporting and tax reporting purposes. Investment tax credits (“ITC”) used to offset income tax for tax reporting purposes are deferred and amortized over the lives of the related assets for financial reporting.

      Deferred federal income taxes are provided for the temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. TXUCV records a

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

valuation allowance related to its deferred income tax assets when, in the opinion of management, it is more likely than not that deferred tax assets would not be realized.

      TXUCV has recorded a regulatory liability to recognize the cumulative effects of anticipated ratemaking activities. For financial statement purposes, deferred ITC and excess deferred federal income taxes related to depreciation of regulated assets are being amortized as a reduction of the provision for income taxes over the estimated useful or remaining lives of the related property, plant and equipment.

      ETFL had no current or deferred federal income taxes at April 13, 2004 and December 31, 2003 and 2002.

      Revenue Recognition — Revenues are generally recognized and earned when evidence of an arrangement exists, service has been rendered and collectibility is reasonably assured. Local telephone service revenue is recorded based on tariffed rates. Telephone network access and long distance service revenues are derived from access and toll charges and settlement arrangements. Revenues on billings to customers for services in advance of providing such services are deferred and recognized when earned. Print advertising and publishing revenues are recognized ratably over the life of the related directory, which is generally 12 months.

      Operating Segments — SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, requires that public business enterprises report certain information about operating segments in complete sets of financial statements of the enterprise. SFAS No. 131 defines an operating segment as a component of the organization (1) that engages in business activities from which it may earn revenues and incur expenses (2) whose operating results are regularly reviewed by the enterprise’s chief operating decision maker to make decisions about performance and resource allocation; and (3) for which discrete financial information is available. Notwithstanding this definition, SFAS No. 131 provides the criteria for aggregating segments with similar economic characteristics such as the nature of product and services, the nature of production processes, the type or class of customers, the distribution method for products or services, and the nature of regulatory environment. TXUCV identified two operating segments — ILEC and Transport Operations; however, Transport does not meet the quantitative threshold for separately reportable business segments.

      Guarantees — In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” Interpretation No. 45 requires that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under that guarantee. This interpretation is applicable on a prospective basis to guarantees issued or modified after December 31, 2002. While TXUCV has various guarantees included in contracts in the normal course of business, primarily in the form of indemnities, these guarantees do not represent significant commitments or contingent liabilities related to the indebtedness of others.

      Recent Accounting Pronouncements — In January 2003, the FASB issued Interpretation No. 46 (“FIN No. 46”) “Consolidation of Variable Interest Entities.” Until this interpretation, a company generally included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN No. 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns. In December 2003, the FASB revised and re-released FIN No. 46 as “FIN No. 46®”. The provisions of FIN No. 46® were effective for TXUCV beginning in the first quarter of 2004 and the related disclosure requirements were previously effective immediately. The impact of this interpretation did not have a material effect on the financial condition or results of operations of TXUCV.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In December 2003, the U.S. Congress enacted the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“Act”) that will provide a prescription drug subsidy, beginning in 2006, to companies that sponsor postretirement health care plans that provide drug benefits. Additional legislation is anticipated that will clarify whether a company is eligible for the subsidy, the amount of the subsidy available and the procedures to be followed in obtaining the subsidy. In May 2004, the FASB issued Staff Position 106-2 “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” that provides guidance on the accounting and disclosure for the effects of the Act. The Company has determined that its postretirement prescription drug plan is actuarially equivalent and will begin reflecting the impact on July 1, 2004.

Note B — Property, Plant and Equipment

      Property, plant and equipment are summarized as follows:

	April 13,	December 31,
				Estimated
	2004	2003	2002	Useful Life

	(Dollars in thousands)
Land	$4,228	$4,280	$4,433
Buildings	25,209	24,922	24,938	15-35 years
Telephone Plant	264,352	258,000	242,934	5-30 years
Furniture and Office Equipment	41,455	40,327	45,420	5-17 years
Automotive and Other Equipment	5,994	6,078	8,518	3-7 years
Construction in Progress	7,147	8,595	5,249

	348,385	342,202	331,492
Less: Accumulated Depreciation	118,343	110,795	90,700

	$230,042	$231,407	$240,792

      Depreciation expense was $8.1 million, $32.8 million, $40.8 million and $36.5 million for the period from January 1, 2004 to April 13, 2004 and for the years ended December 31, 2003, 2002, and 2001, respectively.

Note C — Long-Term Debt

      Long-term debt consisted of the following:

	April 13,	December 31,

	2004	2003	2002

	(Dollars in thousands)
TXU Corp. Revolving Credit Facility	$—	$80,867	$144,066
CoBank Mortgage Notes	—	16,429	18,071
Capital Leases	2,847	3,087	4,009
Debentures Payable	—	—	56

	2,847	100,383	166,202
Less: Current Maturities	2,847	98,247	2,999

TOTAL LONG-TERM DEBT	$—	$2,136	$163,203

      After the 2000 formation of Pinnacle One, TXU Corp. provided a $200 million revolving credit facility (the “Revolver”) to TXUCV with a term of four years. Interest is payable by TXUCV at a rate equal to the London Interbank Offering Rate (“LIBOR”) plus 1.5%, in effect as of the beginning of each

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

credit facility advance. The interest rate of each advance is calculated for one, two, three, or six-month periods, as elected by TXUCV, at the end of which the interest rate is reset to the current LIBOR rate plus 1.5%. The principal balance was effectively paid off on April 13, 2004 through TXU Corp.’s conversion of amounts outstanding under this arrangement into paid-in-capital and the credit facility was terminated as called for in the stock purchase agreement referenced in Note A above.

      TXUCV was required to repay all of its outstanding indebtedness at or prior to the closing of the transactions, other than capital leases that are subject to purchase price adjustments and inter-company indebtedness relating to contracts that will continue following the closing of the transactions. As a consequence, all of the remaining CoBank notes were retired in April 2004 and a pre-payment penalty of $1.9 million was incurred.

      The Capital Lease amount results from the two Master Lease Agreements with General Electric Capital Corporation (“GECC”), which are described below (see Note G — Capital Leases).

      Scheduled principal maturities on long-term debt for the five years subsequent to April 13, 2004 are as follows (dollars in thousands):

2004	$711
2005	952
2006	1,010
2007	174

TOTAL	$2,847

Note D — Income Taxes

      The provision (benefit) for income taxes consists of the following:

	Period From	Year Ended December 31,
	January 1, 2004
	To April 13, 2004	2003	2002	2001

	(Dollars in thousands)
Current:
U.S. Federal	$28	$(9,704)	$(3,018)	$(1,951)
State	455	324	(214)	83
Deferred:
U.S. Federal	1,833	21,435	(31,819)	(3,610)
State	157	610	(2,766)	(311)
Amortization of Investment Tax Credit	—	(210)	(231)	(301)
Amortization of Excess Deferred Taxes	—	—	(213)	(214)

INCOME TAX EXPENSE (BENEFIT)	$2,473	$12,455	$(38,261)	$(6,304)

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The income tax expense (benefit) differs from amounts computed at statutory rates primarily because of basis adjustments and nondeductible change in the valuation reserve. The following is a reconciliation of the income tax expense (benefit) reported on the consolidated statements of operations:

	Period From	Year Ended December 31,
	January 1, 2004
	To April 13, 2004	2003	2002	2001

	(Dollars in thousands)
Income Tax Expense (Benefit) at U.S. Federal Statutory Rate	$1,488	$3,540	$(44,809)	$(10,101)
State Income Tax Expense (Benefit)	239	934	(3,841)	(355)
State Income Tax Refunds	—	—	(866)	—
Goodwill Amortization	—	—	—	4,752
Goodwill Impairment	(1)	4,704	6,300	—
Minority Interest	37	305	(2,817)	(177)
Amortization of Investment Tax Credit	—	(210)	(231)	(301)
Amortization of Excess Deferred Taxes	—	—	(214)	(214)
Increase in Valuation Reserve	157	3,084	9,080	(270)
Other	480	33	(929)	—
Other Permanent Differences	73	65	66	362

INCOME TAX EXPENSE (BENEFIT)	$2,473	$12,455	$(38,261)	$(6,304)

      Deferred income taxes reflect the net tax effects of deductible temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant items comprising TXUCV’s net deferred income taxes consist of the following:

		December 31,
	April 13,
	2004	2003	2002

	(Dollars in thousands)
Deferred Tax Assets
Net Operating Losses	$8,649	$9,625	$19,437
Allowance for Uncollectible Accounts Receivable	500	570	1,831
Accrued Vacation	2,127	873	939
Postretirement Benefits	14,833	13,164	12,496
Deferred Franchise Tax	4,183	3,918	1,666
Prior Year Minimum Tax Credit	699	527	—
Other	1,347	1,084	129

TOTAL DEFERRED ASSETS	$32,338	$29,761	$67,873

Deferred Tax Liabilities
Franchise Tax	$—	$—	$(3,600)
Partnership Investment	(2,212)	(1,698)	(1,151)
Basis in Investment	(1,632)	(1,632)	(1,632)
Depreciation	(29,669)	(26,691)	(42,004)

TOTAL DEFERRED LIABILITIES	(33,513)	(30,021)	(48,387)

VALUATION ALLOWANCE	(12,331)	(12,174)	(9,090)
NET DEFERRED TAX (LIABILITY) ASSET	$(13,506)	$(12,434)	$10,396

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      TXUCV has established a valuation allowance relating to ETFL, Telcon, Fort Bend LD and TXUCV.

      Telecom for net operating losses (“NOL”) and franchise taxes not expected to be realized in the future. TXUCV has determined that certain state net operating losses are not likely to be realized; therefore, TXUCV has established a valuation allowance against the expected future tax benefit of these certain state net operating losses.

      The net deferred tax liability is classified on the balance sheet as follows:

		December 31,
	April 13,
	2004	2003	2002

	(Dollars in thousands)
Current Deferred Income Tax Asset	$3,974	$2,527	$34,145
Noncurrent Deferred Income Tax Asset	16,033	39,525	15,709
Noncurrent Deferred Income Tax Liability	(33,513)	(54,486)	(39,458)

NET DEFERRED TAX LIABILITY (ASSET)	$(13,506)	$(12,434)	$10,396

      ETFL, a nonconsolidated subsidiary for federal income tax return purposes, has NOL carryforwards of approximately $8.7 million to offset against future taxable income. The NOLs expire from 2007 to 2024.

      TXUCV and its subsidiaries, which file a consolidated federal income tax return, have NOL carryforwards of approximately $16.0 million to offset against future taxable income. The NOL may be carried forward for 20 years and will expire from 2022 to 2024, if not utilized.

Note E — Postretirement Benefit Plans

Pension Plan

      TXUCV provides pension benefits through the TXU Communications Retirement Plan (“Retirement Plan”), the TXU Communications Supplemental Retirement Plan (“Supplemental Plan”) and the TXU Deferred Compensation Plan for Emerging Businesses (“Deferred Compensation Plan”).

      The Retirement Plan is a noncontributory defined benefit plan that provides benefits to substantially all employees. Benefit provisions are subject to collective bargaining. TXUCV’s funding policy for this plan is to contribute amounts sufficient to meet minimum funding requirements as set forth in employee benefit and tax laws. Employees who became participants prior to January 1, 2002 earn benefits based on their length of service and final average pay. Employees who become participants on or after January 1, 2002 earn cumulative benefits based on their age and a percentage of their monthly pay.

      Telcon, Fort Bend Telephone and Fort Bend LD elected to participate in the Retirement Plan effective January 1, 2002. Employees who became participants on or after January 1, 2002 earn cumulative benefits based on their age and a percentage of their monthly pay.

      The Supplemental Plan is a noncontributory pay-as-you-go plan providing supplementary retirement benefits primarily to higher-level employees.

      The Deferred Compensation Plan is a contributory salary deferral plan offered on a voluntary participation basis primarily to higher-level employees.

      Changes to the projected benefit obligation, the fair value of assets and the underlying actuarial assumptions for the Retirement Plan and Supplemental Plan are shown below.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Health Care and Life Insurance Benefits: TXUCV Services, TXUCV Telephone, TXUCV Telecom and Transport Services

      TXUCV provides certain postretirement health care and life insurance benefits for employees who retire from TXUCV after reaching age 55 and accruing at least 15 years of service. Retirees share in the cost of health care benefits. Benefit provisions are subject to collective bargaining. Funding policy for retiree health benefits is generally to pay covered expenses as they are incurred. Postretirement life insurance benefits are fully insured.

      Historically, TXUCV used a December 31 measurement date for its plans; however, due to the sale of TXUCV, the Company additionally measured its plans at April 13, 2004.

      Obligations and Funded Status are reflected as follows:

	Pension Benefits			Other Benefits

		Dec. 31,			Dec. 31,
	April 13,			April 13,
	2004	2003	2002	2004	2003	2002

	(Dollars in thousands)
Change in benefit obligation
Benefit obligation at beginning of period	$56,966	$51,534	$45,838	$24,320	$18,701	$14,240
Service cost	928	2,973	3,321	400	1,205	1,129
Interest cost	1,125	3,480	3,232	472	1,486	1,002
Plan participants’ contributions	—	—	—	47	94	97
Amendments	—	—	407	—	—	—
Benefit vesting due to partial plan termination	2,105	—	—	—	—	—
Actuarial loss	736	4,624	3,672	1,701	5,743	4,561
Curtailment	—	(3,250)	(2,388)	—	(1,933)	(1,606)
Assumption change	—	62	5	—	—	—
Benefits paid	(768)	(2,115)	(2,191)	(311)	(976)	(722)
Administrative expenses paid	(108)	(342)	(363)	—	—	—

Benefit obligation at end of period	60,984	56,966	51,533	26,629	24,320	18,701

Change in plan assets
Fair value of plan assets at beginning of period	40,399	35,468	41,397	—	—	—
Actual return on plan assets	1,105	5,667	(3,375)	—	—	—
Employer contribution	—	1,705	—	264	882	626
Plan participants’ contributions	—	—	—	47	94	97
Benefits paid	(763)	(2,099)	(2,191)	(311)	(976)	(723)
Administrative expenses paid	(108)	(342)	(363)	—	—	—

Fair value of plan assets at end of period	40,633	40,399	35,468	—	—	—

Funded status	(20,351)	(16,567)	(16,065)	(26,629)	(24,320)	(18,701)
Unrecognized net actuarial loss	19,687	17,255	19,291	9,251	7,665	4,153
Unrecognized prior service cost	302	309	443	—	—	—

Net amount recognized	$(362)	$997	$3,669	$(17,378)	$(16,655)	$(14,548)

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Amounts recognized in the statement of financial position consist of:

	Pension Benefits			Other Benefits

		Dec. 31,			Dec. 31,
	April 13,			April 13,
	2004	2003	2002	2004	2003	2002

	(Dollars in thousands)
(Accrued) Prepaid benefit cost	$(362)	$997	$3,669	$—	$—	$—
Accrued benefit liability	(10,324)	(7,921)	(10,176)	(17,378)	(16,655)	(14,548)
Intangible assets	311	318	453	—	—	—
Accumulated other comprehensive income	10,013	7,603	9,723	—	—	—

Net amount recognized	$(362)	$997	$3,669	$(17,378)	$(16,655)	$(14,548)

      Information for pension plans with an accumulated benefit obligation in excess of plan assets:

		Dec. 31,
	April 13,
	2004	2003	2002

Projected benefit obligation	$60,984	$56,966	$51,533
Accumulated benefit obligation	51,197	47,323	41,975
Fair value of plan assets	40,633	40,399	35,468

      Components of Net Periodic Benefit Cost:

	Pension Benefits			Other Benefits

	Period from			Period from
	Jan. 1, 2004	Dec. 31,		Jan. 1, 2004	Dec. 31,
	to April 13,			to April 13,
	2004	2003	2002	2004	2003	2002

	(Dollars in thousands)
Service cost	$928	$2,973	$3,321	$400	$1,205	$1,129
Interest cost	1,125	3,480	3,232	472	1,486	1,002
Expected return on plan assets	(994)	(3,066)	(3,478)	—	—	—
Amortization of prior service cost	7	28	41	—	—	—
Net actuarial loss recognition	298	873	289	116	298	—

Net periodic benefit cost	$1,364	$4,288	$3,405	$988	$2,989	$2,131

      SFAS No. 87, “Employers’ Accounting for Pensions,” required TXUCV to record an additional minimum pension liability of $10.3, $7.9 million and $10.2 million at April 13, 2004 and December 31, 2003 and 2002, respectively. This liability represents the amount by which the accumulated benefit obligation exceeded the sum of the fair market value of plan assets and accrued amounts previously recorded. The additional minimum pension liability was offset by $0.3 million, $0.3 million and $0.5 million of intangible assets at April 13, 2004 and December 31, 2003 and 2002, respectively, and resulted in a $1.5 million charge, a $1.3 million credit, and a $6.0 million charge to comprehensive income, net of related tax benefit of $0.9 million, tax expense of $0.8 million and tax benefit of $3.7 million for the period from January 1, 2004 to April 13, 2004 and the years ended December 31, 2003 and 2002, respectively. The intangible assets are included in other noncurrent assets in TXUCV’s consolidated balance sheet at April 13, 2004 and December 31, 2003 and 2002.

      TXUCV recorded a reduction in earnings of $106,000 in 2003 and a credit to earnings of $243,000 in 2002 for pension and postretirement termination benefits due to a large reduction in workforce. There was no similar event for the period from January 1, 2004 to April 13, 2004. The 2003 reduction to earnings

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

was due to a curtailment loss resulting from recognition of prior service costs for pension benefits. The December 31, 2002 credit was the net of a $494,000 curtailment gain recognized for postretirement healthcare and life insurance benefits offset by a $251,000 curtailment loss due to the recognition of prior service costs related to pension benefits.

      Weighted-average assumptions used to determine benefit obligations at April 13, 2004 and December 31, 2003 and 2002 are as follows:

	Pension Benefits			Other Benefits

		Dec. 31,			Dec. 31,
	April 13,			April 13,
	2004	2003	2002	2004	2003	2002

Discount rate	6.25%	6.25%	6.75%	6.25%	6.25%	6.75%
Rate of compensation increase	4.30%	4.30%	4.30%	—	—	—

      Weighted-average assumptions used to determine net periodic benefit cost for the period ended April 13, 2004 and the year ended December 31, 2003 and 2002 are as follows:

	Pension Benefits				Other Benefits

		Dec. 31,				Dec. 31,
	April 13,				April 13,
	2004	2003		2002	2004	2003	2002

Discount rate	6.25%	6.75%/6.50%	*	7.25%	6.25%	6.75%	7.25%
Expected long-term return on plan assets	8.50%	8.50%		8.50%	—	—	—
Rate of compensation increase	4.30%	4.30%		4.30%	—	—	—

*	6.75% from 1/1/2003 - 8/1/2003 6.5% from 8/1/2003 - 12/31/2004 for qualified plan only

      The expected return on plan assets assumption was based on the categories of the assets and the past history of the return on the assets.

      Assumed health care cost trend rates at April 13, 2004 and December 31, 2003 and 2002:

		Dec. 31,
	April 13,
	2004	2003	2002

Health care cost trend rate assumed for next year	10.00%	10.00%	11.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2009	2009	2009

      Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1-Percentage-	1-Percentage-
	Point Increase	Point Decrease

	(Dollars in thousands)
Effect on total of service and interest cost	$176	$(135)
Effect on postretirement benefit obligation	$4,061	$(3,215)

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Plan Assets

      The Company’s pension plan weighted-average asset allocations by asset category are as follows:

	Plan Assets

		Dec. 31,
	April 13,
	2004	2003	2002

Asset Category
Equity securities	55%	55%	49%
Debt securities	40%	40%	47%
Other	5%	5%	4%

Total	100%	100%	100%

      The Company’s investment strategy at April 13, 2004 was to target its allocation percentage at 50% equity funds and 50% fixed income funds.

      The Company expects to contribute $2.9 million to its pension plan and $0.9 million to its other postretirement plan from April 14, 2004 through December 31, 2004.

      The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

	Pension	Other
	Benefits	Benefits

	(Dollars in
	thousands)
4/14 — 12/31/2004	$1,452	$647
2005	2,182	983
2006	2,353	1,095
2007	2,594	1,139
2008	2,790	1,239
Years 2009-2013	18,759	7,357

      Deferred Compensation Agreements: TXUCV Services, TXUCV Telephone, TXUCV Telecom and Transport Services

      TXUCV has deferred compensation agreements with the former board of directors of TXUCV’s predecessor company, Lufkin-Conroe Communications, and certain former employees. The benefits are payable for up to 15 years and may begin as early as age 65 or upon the death of the participant.

      TXUCV has purchased life insurance policies on certain former directors and key employees. The excess of the cash surrender value of life insurance policies over the notes payable balances related to these policies is reflected in TXUCV’s financial statements. These plans do not qualify under the Internal Revenue Code (“the Code”) and therefore, federal income tax deductions are allowed only when benefits are paid.

      Payments relating to deferred compensation agreements were $0.1 million for the period from January 1, 2004 to April 13, 2004 and $0.4 million for the years ended December 31, 2003, 2002 and 2001. Accrued costs were $0.2 million for the period from January 1, 2004 to April 13, 2004 and $0.5 million for the years ended December 31, 2003 and 2002 and $0.1 million for the year ended December 31, 2001. Accrued liability amounted to $3.5 million at April 13, 2004, $3.4 million at December 31, 2003 and $3.3 million at December 31, 2002.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

401(k) Plans

Nonbargaining: TXUCV Services, TXUCV Telephone, TXUCV Telecom, Transport Services, Telcon, Fort Bend Telephone and Fort Bend LD

      TXUCV sponsors a 401(k) plan for all nonbargaining employees (“Nonbargaining TXUCV Plan”) who have completed 90 days of full-time service (or at least 1,000 hours of service in any year) and are age 21 or older. On December 31, 2001, the nonbargaining 401(k) plan covering Telcon, Fort Bend Telephone and Fort Bend LD was merged into this plan. The plan allows participants to contribute up to 15% of their eligible annual compensation to the plan, up to the maximum permitted by the Code. TXUCV matches 100% of the first 3% of employee contributions. TXUCV’s matching contributions to the plan amounted to $0.3 million for the period from January 1, 2004 to April 13, 2004 and $0.5 million, $0.6 million and $0.6 million for 2003, 2002 and 2001, respectively. TXUCV recognized a $0.5 million loss in 2003 resulting from a partial plan termination of the 401(k) plan in which affected participants became fully vested in accrued benefits.

Bargaining: TXUCV Services, TXUCV Telephone, TXUCV Telecom and Transport Services

      TXUCV sponsors a 401(k) plan for all bargaining employees (“Bargaining TXUV Plan”) who have completed one year of full-time service (or at least 1,000 hours of service in any year) and are age 21 or older. For the period from January 1, 2004 to April 13, 2004 and years 2003 and 2002, the plan allowed participants to contribute up to 15% of their eligible annual compensation to the plan, up to the maximum permitted by the Code. Beginning in 2002, TXUCV matched 50% of the first 3% of employee contributions, in accordance with the terms of the collective bargaining agreement. In 2001, TXUCV matched 40% of the first 3% of employee contributions. TXUCV’s matching contributions to the plan amounted to $30,000 for the period from January 1, 2004 to April 13, 2004 and $0.1 million for years 2003, 2002 and 2001.

Nonbargaining: Telcon, Fort Bend Telephone and Fort Bend LD

      TXUCV sponsored a 401(k) plan for all employees who had completed at least one month of full-time service and who were at least 21 years of age. Effective December 31, 2001, the plan was merged into the 401(k) savings plan for nonbargaining employees of TXUCV. Participants’ accounts and participation eligibility were transferred to the TXUCV plan effective January 1, 2002. Employees who became eligible on or after January 1, 2002 participated in the Nonbargaining TXUCV plan. The plan allowed participants to contribute up to 8% of their eligible annual compensation to the plan, up to the maximum permitted by the Code. TXUCV matched 50% of the first 8% of eligible employee contributions. TXUCV’s matching contributions to the plan amounted to $0.7 million for 2001.

      The plan provided for discretionary TXUCV-paid profit sharing contributions of up to 15% of each eligible employee’s total compensation. Discretionary profit sharing contributions to the plan, which were accrued during the year and paid following the close of the year, amounted to $0.2 million for 2001.

      On December 8, 2003, President Bush signed into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“The Act”). The Act expanded Medicare to include, for the first time, coverage for prescription drugs. TXUCV sponsors retiree medical programs for certain of its locations. In May 2004, the FASB issued guidance for the accounting and disclosure effects of the Act. TXUCV has determined that its postretirement prescription drug plan is actuarially equivalent and will begin reflecting the impact on July 1, 2004.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note F — Operating Leases

      TXUCV is the lessor of fiber optic systems, agreements to lease capacity to customers over fiber optic lines. The leases, accounted for as operating leases, provide for minimum future rentals to be received for the remainder of the lease period and in the aggregate as follows:

Fiber Optic
As of April 13, 2004	Systems

(Dollars in
thousands)
4/14-12/31/2004	$827
2005	1,131
2006	1,103
2007	1,103
2008	1,103

$5,267

      Following is a summary of property on lease:

		December 31,
	April 13,
	2004	2003	2002

	(Dollars in thousands)
Fiber Optic System	$222	$222	$245

Less: Accumulated Depreciation	10	6	—

	$212	$216	$245

Note G — Capital Leases

      TXUCV leases certain furniture, fixtures, equipment and leasehold improvements at its current corporate headquarters in Irving pursuant to two Master Lease Agreements with between TXUCV and GECC.

      The leasehold improvement lease had an initial term of 30 months that ended on October 1, 2004. At the termination of the initial term of this lease, TXUCV elected to purchase the scheduled leasehold improvement for $1.1 million.

      At the termination of the initial term of the second lease for furniture, fixtures and equipment, TXUCV elected to extend the term of the agreement until April 1, 2007, at which time the company will have an option to purchase the equipment for its then fair market value.

      During the period from January 1, 2004 to April 13, 2004, TXUCV paid a total of $0.2 million to GECC pursuant to these capital leases. As of April 13, 2004 the outstanding principal amount of these capital leases was $2.8 million. These leases require Texas Acquisition to maintain a specified debt rating. Texas Acquisition is not in compliance with this covenant, although we are not aware of the delivery of any notice of default. Upon a default under these leases, GECC may take possession of the scheduled equipment and require TXUCV to pay certain stipulated loss amounts. These capital lease obligations have been classified as current liabilities on the balance sheet.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note H — Investments in Nonaffiliated Companies

      Marketable equity securities have been categorized as available for sale and, as a result, are stated at fair value. Unrealized gains and losses are included as a component of accumulated other comprehensive income until realized.

      For the purpose of determining gross unrealized gains and losses, marketable securities include the following at April 13, 2004 and December 31, 2003 and 2002:

	Cost			Fair Value			Unrealized Gain			Realized Gain

	4/13/04	2003	2002	4/13/04	2003	2002	4/13/04	2003	2002	4/13/04	2003	2002

	(Dollars in thousands)
Other Marketable Equity Securities	$11	$11	$11	$117	$125	$125	$106	$114	$114	$—	$—	$230

      The following investments are accounted for using the equity method:

	Percentage Owned			Investment Amount

		December 31,			December 31,
	April 13,			April 13,
	2004	2003	2002	2004	2003	2002

				(Dollars in thousands)
GTE Mobilnet of South Texas Limited Partnership	2.34%	2.34%	2.34%	$24,045	$23,384	$22,332
GTE Mobilnet of Texas RSA #17 Limited Partnership	17.02%	17.02%	17.02%	$3,731	$3,794	$3,629
Fort Bend Fibernet Limited Partnership	39.06%	39.06%	39.06%	$187	$139	$731

      The following investments are accounted for using the cost method:

		December 31,
	April 13,
	2004	2003	2002

	(Dollars in thousands)
CoBank, ACB Stock	$1,452	$1,347	$1,230
Rural Telephone Bank Stock	$5,921	$5,921	$5,921

      The CoBank stock represents purchases of CoBank stock as required by the CoBank loan agreement and patronage distributions from CoBank in the form of stock. Although there is no CoBank loan balance outstanding at April 13, 2004, TXUCV will begin receiving annual refunds of a portion of this stock only when its stock balance reaches 11.5% of the five-year moving average of CoBank loan balance. The CoBank stock is owned by TXUCV, now known as Consolidated Communications Ventures Company.

      Fort Bend Telephone owns 5,921 shares of $1,000 par value Class C Rural Telephone Bank, which is stated at original cost plus a gain recognized at conversion of Class B to Class C stock.

Note I — Minority Interest

      During 1990, Transport Services, in a joint venture with Eastex Celco (“ETC”), formed ETFL. Transport Services and ETC own 63% and 37%, respectively, of the outstanding stock of ETFL.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note J — Transactions with Related Parties

      Following is a summary of transactions with related parties:

		December 31,
	April 13,
	2004	2003	2002	2001

	(Dollars in thousands)
Prepaid to Oncor for Transmission Fees	$886	$—	$—
Accounts Payable — TXU	$35	$2,314	$352
Accounts Payable — Oncor	$—	$245	$117
Long-Term Debt Payable — TXU	$—	$80,867	$144,066
Capital Contributions — Pinnacle	$102,119	$4,290	$6,974	$27,784
Interest Expense Paid to TXU	$636	$3,597	$5,059	$8,501
Billings From Oncor for Transmission Line Fees	$1,139	$1,458	$1,324	$1,184
Billings From TXU for Management Fees	$2,350	$2,647	$3,331	$5,594
Billings From TXU for Services	$660	$1,487	$2,427	$1,885

Note K — Commitments and Contingencies

      TXUCV and its subsidiaries are subject to various claims and lawsuits, including property damage claims, which arise from time to time in the normal course of business. It is the opinion of management and counsel that the disposition or ultimate determination of such claims and lawsuits will not have a material effect on the financial position, results of operations or liquidity of TXUCV, since TXUCV has insurance to cover such claims.

      On November 25, 2002, TXUCV entered into a 60-month High-Capacity Term Payment Plan agreement with Southwestern Bell (“SWB”). The agreement requires TXUCV to make monthly purchases of at least $33,000 from SWB on a take-or-pay basis. The agreement also provides for an early termination charge of 45% of the monthly minimum commitment multiplied by the number of months remaining through the expiration date of November 25, 2007. As of April 13, 2004, the potential early termination charge is approximately $0.6 million.

      TXUCV is also a party to another take-or-pay agreement with Grande Communications to provide certain directory assistance-related services to the TXUCV. The agreement which was entered into on August 28, 2001, for an initial 12-month term, has an automatic 12-month renewal provision with a minimum monthly commitment of $8,950. This agreement is still in effect at April 13, 2004.

      TXUCV has executed various building space leases, with terms ranging from 36 to 84 months and monthly payments ranging from $0.1 million to $0.3 million. All but one of the leases contains provisions for escalation of the monthly payments. TXUCV’s consolidated financial statements for the period from January 1, 2004 to April 13, 2004 and the years ended December 31, 2003 and 2002 include $0 million, $0.6 million, and $0.3 million of charges, respectively, representing obligations on leased facilities that were sublet to unrelated parties for amounts less than the related obligations. TXUCV also has executed several equipment leases with varying terms up to 36 months and monthly payments totaling approximately $0.1 million.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The future minimum payments required by capital and operating leases for the next five years are as follows (dollars in thousands):

4/14 - 12/31/2004	$2,827
2005	$3,451
2006	$2,747
2007	$1,546
2008	$1,368
Thereafter	$3,038

      Rent expense on operating leases was $1.0 million for the period from January 1, 2004 to April 13, 2004, $4.1 million for the year ended December 31, 2003, $3.6 million for the year ended December 31, 2002 and $2.3 million for the year ended December 31, 2002.

Note L — Fair Value of Financial Instruments

      The following methods and assumptions were used to estimate the fair value of each of the material financial instruments for which it is practicable to estimate the value:

      Cash, Cash Equivalents and Short-Term Investments — Cash, cash equivalents and short-term investments are valued at their carrying amounts, which are reasonable estimates of their fair value because of the short maturity of those instruments.

      Long-Term Investments — The fair value of investments is estimated based on the quoted market price for that investment. Other investments for which there are no quoted market prices because the stocks are not publicly traded are carried at cost since reasonable estimates of fair value could not be made without incurring excessive costs. These investments include $1.5 million of CoBank stock and $5.9 million of Rural Telephone Bank stock.

      Long-Term Debt — The fair value of TXUCV’s long-term debt, including current maturities, is estimated based on the current rates offered to TXUCV for debt of the same remaining maturities.

      The carrying amounts and estimated fair values of TXUCV’s material financial instruments are as follows:

	Carrying Amount			Fair Value

		Dec. 31,			Dec. 31,
	April 13,			April 13,
	2004	2003	2002	2004	2003	2002

	(Dollars in thousands)
Long-Term Investments For Which It Is Not Practicable To Estimate Fair Value	$36,862	$34,585	$33,884	$36,862	$34,585	$33,884
Debt	$2,847	$100,383	$166,202	$2,663	$102,077	$166,202
Cash Surrender Value of Life Insurance Policies	$1,526	$1,533	$1,376	$1,526	$1,533	$1,376

Note M — Restructuring and Impairment Charges

      Beginning in 1999, TXUCV began operating a CLEC in a number of local markets within Texas. In late 2001, TXUCV decided to refocus its business strategy on the Texas RLECs. In December 2002, TXUCV made a decision to hold its CLEC and Transport assets for sale. TXUCV examined the value of the assets held for sale based on third party sale negotiations and similar recent sales transactions and recorded an impairment charge of $90.9 million ($56.6 million after taxes and minority interest). In

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

addition, TXUCV recorded restructuring charges of $2.1 million under the provisions of Emerging Issues Task Force Abstract 94-3.

Impairment Charges

	CLEC	Transport	Total

	(Dollars in thousands)
PPE Net Book Value	$27,512	$70,831	$98,343
Estimated Cost of Sale	232	360	592

	27,744	71,191	98,935
Less: Estimated FMV	947	7,083	8,030

Assets Held For Sale Impairment Charges	$26,797	64,108	$90,905

Restructuring Charges

Employee Separations	$736
Facility Closure Costs	916
Other Contractual Commitments	417

Total	$2,069

      Employee separation restructuring charges relate to 55 affected employees. These restructuring costs were all paid in 2003.

      Earlier in 2002, TXUCV recorded impairment charges of $8.4 million related to certain CLEC information technology and collocation assets. The evaluation occurred in conjunction with exiting certain unprofitable activities and decommissioning non-strategic collocation sites. The information technology assets were fully written-off and taken out of service. The collocation assets were valued at fair market value based on third party pricing. This impairment occurred prior to the decision to hold those assets for sale.

Assets Held for Sale

      In late 2001, TXUCV decided to refocus its business strategy on the Texas RLECs. During the subsequent 18 months, TXUCV systematically exited certain less profitable CLEC markets, ceased service to residential customers and focused solely on business customers within limited geographic markets. In December 2002, TXUCV decided to exit the CLEC business entirely and placed its CLEC assets and customer base for sale. In March 2003, TXUCV sold the majority of its remaining CLEC assets and customer base to Texas-based Grande Communications for $1.2 million. TXUCV also anticipated selling its Transport Services activities in the near term and as a result, the assets and liabilities related to the CLEC and Transport assets held for sale were presented separately in the assets and liabilities sections of the consolidated balance sheets at December 31, 2002. The assets held for sale consisted of $8.0 million of property, plant and equipment recorded at fair market value based on the estimated sales price. The liabilities represented estimated costs to sell of $0.6 million and restructuring charges of $2.1 million.

      In June 2003, in light of the decision to sell the entire company, TXUCV decided that it would no longer attempt to sell the transport network separately. Consequently, in accordance with the provisions of SFAS No. 144, these assets were reclassified from assets held for sale to assets held and used and are reported on the consolidated balance sheet at the lower of fair market value or adjusted carrying amount. The resulting $0.3 million loss on long-lived assets converted to held and used is reflected in TXUCV’s results of operations for the year ended December 31, 2003.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note N — Goodwill and Other Intangible Assets

      Amounts paid for assets of other companies in excess of fair value are recorded as goodwill. Goodwill was amortized over its useful life, normally 15 to 40 years through December 31, 2001.

      SFAS No. 142 became effective for TXUCV on January 1, 2002. SFAS No. 142 requires, among other things, the allocation of goodwill to reporting units based upon the current fair value of the reporting units, and the discontinuance of goodwill amortization. The amortization of TXUCV goodwill ($13.6 million in 2001) ceased effective January 1, 2002.

      In addition, SFAS No. 142 required completion of a transitional goodwill impairment test within six months from the date of adoption. It established a new method of testing goodwill for impairment on an annual basis, or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. TXUCV completed the transitional impairment test in the second quarter of 2002, the results of which indicated no impairment of goodwill at that time. In conjunction with TXUCV’s decision to exit the CLEC and Transport businesses, additional evaluations were performed as of October 1, 2003 and 2002, TXUCV’s annual impairment test date. The testing, utilizing the discounted cash flow methodology, resulted in an impairment charge of $13.2 million and $18 million for the years ended December 31, 2003 and 2002, respectively. There were no impairment charges for the period from January 1, 2004 to April 13, 2004.

      There were no changes in the carrying amount of goodwill for the period from January 1, 2004 to April 13, 2004. Changes in the carrying amount of goodwill for the years ended December 31, 2003 and 2002 is summarized as follows (in thousands):

	2003	2002

Balance, January 1	$317,536	$335,536
Less impairment	13,200	18,000

Balance, December 31	$304,336	$317,536

      The table below reflects what reported net income would have been in the 2001 period, exclusive of goodwill amortization expense recognized for consolidated entities in those periods compared to the period from January 1, 2004 to April 13, 2004, 2003, 2002 and 2001:

		December 31,
	April 13,
	2004	2003	2002	2001

	(Dollars in thousands)
Reported Net Income (Loss)	$1,783	$(2,341)	$(89,765)	$(21,892)
Add: Goodwill Amortization	—	—	—	8,419

Proforma Net Income (Loss)	$1,783	$(2,341)	$(89,765)	$(13,473)

Note O — Sale of TXUCV

      On January 15, 2004, Consolidated Communications Acquisition Texas Corp. (“Texas Acquisition”), a subsidiary of Homebase Acquisition, LLC, and Pinnacle One, an indirect, wholly owned subsidiary of TXU Corp., entered into a stock purchase agreement providing for the purchase by Texas Acquisition of all of the capital stock of TXUCV. Texas Acquisition is a Delaware corporation formed solely for the purpose of entering into the stock purchase agreement and closing the transactions contemplated by that

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

agreement. By acquiring the capital stock of TXUCV, Texas Acquisition acquired substantially all of TXU Corp.’s telecommunications business, which includes the following:

•	Fort Bend Telephone (now known as Consolidated Communications of Fort Bend Company) and TXUCV Telephone (now known as Consolidated Communications of Texas Company), two RLECs, which together serve markets in Conroe, Katy and Lufkin, Texas;

•	TXUCV’s investments in the cellular partnership (see Note H — Investments in Nonaffiliated Companies);

•	a telephone directory publishing business; and

•	a transport services business.

      The cash purchase price for the sale of TXUCV’s capital stock was $527.0 million, subject to the following adjustments:

      The purchase price was reduced by $2.8 million, the outstanding principal amount of the capital lease obligations between TXUCV and GECC.

      The purchase price assumed $4.6 million of cash on the balance sheet of TXUCV at closing and was adjustable upward (or downward) by the amount cash on the balance sheet at closing greater than (or less than) $4.6 million.

      The purchase price was also adjustable upward (or downward) to the extent that TXUCV’s working capital was greater than (or less than) negative $2.8 million. At April 13, 2004, TXUCV’s adjusted working capital (as defined in the stock purchase agreement) was negative $3.9 million. As a result of differences in assumed working capital (including cash) and other balances and related actual balances at April 13, 2004, Homebase Acquisition, LLC made an additional cash payment to TXU Corp. of $5.1 million.

      TXUCV was required to repay all of its outstanding indebtedness at or prior to the closing of the transactions, other than capital leases that were subject to the purchase price adjustment described above and affiliate indebtedness relating to contracts that continued following the closing of the transaction. Accordingly, all indebtedness deemed to be affected by the stock purchase agreement was reflected in the current liabilities section of TXUCV’s balance sheet as of December 31, 2003 and subsequently extinguished prior to or as of April 13. 2004. In addition, Pinnacle One was to bear the first $5.1 million of any severance and similar expenses associated with work force reductions occurring between the date of the signing of the stock purchase agreement on January 15, 2004 and the closing of the transactions.

      The stock purchase agreement contained customary representations and warranties, covenants and indemnification provisions. Most representations and warranties expire on the later of the first anniversary of the closing of the transactions and April 30, 2005.

      TXU Corp. agreed to guarantee the payment obligations of Pinnacle One for up to the purchase price and further agreed to guarantee certain tax indemnification obligations up to, and in excess of, the purchase price.

      The stock purchase agreement further provided that certain agreements and arrangements between TXU Corp. and TXUCV and its subsidiaries, and all the related liabilities and obligations of TXUCV and its subsidiaries automatically terminate in their entirety effective as of the closing without any further actions by the parties and thereby be deemed voided, cancelled and discharged in their entirety.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note P — Subsequent Events

      The sale of TXUCV to Texas Acquisition closed on April 14, 2004. In association with the close of the sale, Texas Acquisition and other subsidiaries of Homebase Acquisition, LLC issued $200 million of Senior Notes and entered into a new $437 million credit facility.

      The initial terms of the two GECC leases expired on October 1, 2004. As provided under the terms of the lease agreements, TXUCV, now known as Consolidated Communications Ventures Company, elected to purchase the leasehold improvements under one lease for $1.1 million and extend the term of the furniture, fixtures and equipment under the second lease through April 1, 2007.

HOMEBASE ACQUISITION, LLC

Doing Business as
CONSOLIDATED COMMUNICATIONS

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2004

HOMEBASE ACQUISITION, LLC

Doing Business as
CONSOLIDATED COMMUNICATIONS

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in thousands, except share and per share amounts)
(Unaudited)

September 30,
2004

ASSETS
Current assets:
Cash and cash equivalents	$55,229
Accounts receivable, net	29,489
Inventories	2,720
Prepaid expenses and other assets	17,312

Total current assets	104,750
Property, plant and equipment, net	350,291
Intangibles and other assets:
Investments	35,856
Goodwill	341,706
Customer lists, net	150,054
Software, net	10,608
Tradenames	15,863
Deferred financing costs	18,867
Other assets	23,723

Total assets	$1,051,718

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$18,362
Accounts payable	13,044
Accrued expenses	48,160

Total current liabilities	79,566
Long-term debt less current maturities	615,569
Deferred income taxes	94,588
Other liabilities	67,753

Total Liabilities	857,476

Minority interests	2,254
Redeemable preferred shares:
Class A, redeemable preferred shares, $1,000 par value, 182,000 shares authorized, issued and outstanding; liquidation preference of $201,126	201,126
Common members’ deficit:
Common shares, no par value, 10,000,000 shares authorized, issued and outstanding	—
Paid in capital	58
Accumulated deficit	(8,482)
Accumulated other comprehensive loss	(714)

Total common members’ deficit	(9,138)

Total liabilities and members’ equity	$1,051,718

See accompanying notes

HOMEBASE ACQUISITION, LLC

Doing Business as
CONSOLIDATED COMMUNICATIONS

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except share and per share amounts)
(Unaudited)

	Nine Months Ended
	September 30,

	2004	2003

Revenues	$191,010	$98,738
Operating expenses:
Cost of services and products (exclusive of depreciation and amortization shown separately below)	43,858	22,562
Selling, general and administrative expenses	74,938	43,455
Depreciation and amortization	37,484	17,229

Income from operations	34,730	15,492
Other income (expense):
Interest income	430	73
Interest expense	(28,522)	(9,083)
Partnership income	2,027	—
Minority interest	(290)	—
Other, net	431	29

Income before income taxes	8,806	6,511
Income tax expense	3,662	2,647

Net income	5,144	3,864
Dividends on redeemable preferred shares	(10,623)	(6,356)

Net loss applicable to common shareholders	$(5,479)	$(2,492)

Net loss per common share	$(0.61)	$(0.28)

See accompanying notes.

HOMEBASE ACQUISITION, LLC

Doing Business as
CONSOLIDATED COMMUNICATIONS

CONDENSED CONSOLIDATED STATEMENTS OF COMMON MEMBERS’ DEFICIT

For the Nine Months Ended September 30, 2004
(Dollars in thousands)
(Unaudited)

					Accumulated
	Common Shares				Other
				Accumulated	Comprehensive		Comprehensive
	Shares	Amount	Paid in Capital	Deficit	Loss	Total	Income

Balance, January 1, 2004	9,975	$—	$—	$(3,003)	$(515)	$(3,518)
Capital contributions	25	—	58	—	—	58
Dividends on redeemable preferred shares	—	—	—	(10,623)	—	(10,623)
Net income	—	—	—	5,144	—	5,144	$5,144
Unrealized loss on marketable securities, net of tax	—	—	—	—	(49)	(49)	(49)
Change in fair value of cash flow hedges, net of tax	—	—	—	—	(150)	(150)	(150)

Balance, September 30, 2004	10,000	$—	$58	$(8,482)	$(714)	$(9,138)	$4,945

See accompanying notes.

HOMEBASE ACQUISITION, LLC

Doing Business as
CONSOLIDATED COMMUNICATIONS

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)
(Unaudited)

	Nine Months Ended
	September 30,

	2004	2003

OPERATING ACTIVITIES
Net income	$5,144	$3,864
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	37,484	17,229
Provision for bad debt losses	3,440	—
Deferred income tax	1,994	(1,577)
Provision for postretirement benefits	3,480	—
Partnership income	502	—
Minority interest in net income of subsidiary	290	—
Other charges	(1,670)	(233)
Changes in operating assets and liabilities:
Accounts receivable	3,327	(5,354)
Inventories	560	324
Other assets	5,863	(435)
Accounts payable	(4,269)	(2,630)
Accrued expenses and other liabilities	4,145	7,192

Net cash provided by operating activities	60,290	18,380

INVESTING ACTIVITIES
Capital expenditures	(17,272)	(8,938)
Acquisition, net of cash acquired	(523,944)	(284,834)
Other, net	(80)	505

Net cash used in investing activities	(541,296)	(293,267)

FINANCING ACTIVITIES
Capital contributions from investors	152,458	93,000
Distributions to investors	(63,400)	—
Proceeds from long-term obligations	637,000	190,000
Payments made on long-term obligations	(186,316)	(7,200)
Payment of deferred financing costs	(12,311)	—
Proceeds from sale of building	—	9,180
Other, net	(1,338)	751

Net cash provided by financing activities	526,093	285,731

Net increase in cash and cash equivalents	45,087	10,844
Cash and cash equivalents at beginning of period	10,142	—

Cash and cash equivalents at end of period	$55,229	$10,844

See accompanying notes.

HOMEBASE ACQUISITION, LLC

Doing Business as
CONSOLIDATED COMMUNICATIONS

NOTES TO UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS
Nine months ended September 30, 2004 and 2003
(Dollars in thousands, except share and per share amounts)

1.	Description of Business

      Homebase Acquisition, LLC, a Delaware limited liability company (“Homebase” or “the Company”), was formed on June 26, 2002, and commenced operations in Illinois on December 31, 2002 with its acquisition of Illinois Consolidated Telephone Company and the related businesses (collectively, “ICTC”) and in Texas on April 14, 2004 with its acquisition of TXU Communications Ventures Company (“TXUCV”). Homebase is a holding company with no income from operations or assets except for the capital stock of Consolidated Communications Illinois Holdings, Inc. (“Illinois Holdings”) and Consolidated Communications Texas Holdings, Inc. (“Texas Holdings”). Homebase and its wholly owned subsidiaries operate under the name Consolidated Communications.

      Illinois Holdings is a holding company with no income from operations or assets except for the capital stock of Consolidated Communications, Inc. (“CCI”). Illinois Holdings operates its business through, and receives all of its income from, CCI and its subsidiaries. CCI was formed for the sole purpose of acquiring ICTC. Texas Holdings is a holding company with no income from operations or assets except for the capital stock of Consolidated Communications Texas, Inc. (“Texas Acquisition”). Texas Holdings and Texas Acquisition were formed for the sole purpose of acquiring TXUCV, which was subsequently renamed Consolidated Communications Ventures Company (“CCV”). Texas Holdings operates its business through, and receives all of its income from, CCV and its subsidiaries.

      For purposes of these interim financial statements, our financial results include CCV and its subsidiaries from April 14, 2004, the date of the TXUCV acquisition, through September 30, 2004. As a result, period to period comparisons of our financial results as of and for the nine months ended September 30, 2004 and 2003 are not necessarily meaningful.

2.	Presentation of Interim Financial Statements

      These unaudited interim condensed consolidated financial statements include the accounts of Homebase and all majority owned subsidiaries (“the Company”). All significant intercompany accounts and transactions have been eliminated. These interim statements have been prepared in accordance with Securities and Exchange Commission (“SEC”) guidelines and do not include all of the information and footnotes required by generally accepted accounting principles (“GAAP”) for complete financial statements. These interim financial statements reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of its financial position and results of operations for the interim periods. Interim results are not necessarily indicative of the results that may be expected for the entire year. These interim financial statements should be read in conjunction with the financial statements and related notes for the year ended December 31, 2003, which are included as part of this prospectus.

3.	Recent Accounting Pronouncements

      In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46 Consolidation of Variable Interest Entities (“FIN 46”). The primary objective of FIN 46 is to provide guidance on the identification of entities for which control is achieved through means other than voting rights, defined as variable interest entities, and to determine when and which business enterprise should consolidate the variable interest entity as the “primary beneficiary”. This new model applies when either (1) the equity investors, if any, do not have a controlling financial interest or (2) the entity investment at risk is insufficient to finance that entity’s activities without additional financial support. In addition,

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except share and per share amounts)

FIN 46 requires additional disclosures. The adoption of this interpretation had no effect on the financial condition or results of operations of the Company.

      In December 2003, the U.S. Congress enacted the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“the Medicare Act”) that will provide a prescription drug subsidy beginning in 2006 to companies that sponsor post-retirement health care plans that provide drug benefits. Additional legislation is anticipated that will clarify whether a company is eligible for the subsidy, the amount of the subsidy available and the procedures to be following in obtaining the subsidy. In May 2004, the FASB issued Staff Position 106-2, Accounting Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (SAP 106-2), that provides guidance on the accounting and disclosure for the effects of the Medicare Act. Our post-retirement prescription drug plans are actuarially equivalent and accordingly, the Company began reflecting the Medicare Act’s impact on July 1, 2004 without a material adverse effect on the financial condition or results of operations of the Company.

4.	Acquisition

      On April 14, 2004 Homebase, through its wholly owned subsidiary Texas Acquisition, acquired all of the capital stock of TXUCV from Pinnacle One Partners L.P. (“Pinnacle One”). By acquiring all of the capital stock of TXUCV , Homebase acquired substantially all of the telecommunications assets of TXU Corp., including two rural local exchange carriers (“RLECs”), that together serve markets in Conroe, Katy and Lufkin, Texas, a directory publishing business, a transport services business that provides connectivity within Texas and minority interests in cellular partnerships.

      In connection with the closing of the TXUCV acquisition, the Company, through its wholly owned subsidiaries, issued $200,000 in the aggregate principal amount of 9 3/4% Senior Notes due 2012. The Company, through its wholly owned subsidiaries, also entered into a new $437,000 bank credit facility, repaid its old credit facility and entered into certain related transactions. The indenture governing the notes and the existing credit facility contain covenants, events of default and other provisions (see Note 7).

      The Company accounted for the TXUCV acquisition using the purchase method of accounting; accordingly, the financial statements reflect the allocation of the total purchase price to the net tangible and intangible assets acquired based on their respective fair values. The purchase price, including acquisition costs and net $9,897 of cash acquired, was allocated to assets acquired and liabilities assumed as follows:

Current assets	$45,547
Property, plant and equipment	260,554
Goodwill	242,153
Customer lists	104,700
Software	8,142
Other assets	39,384
Liabilities assumed	(176,536)

Net purchase price	$523,944

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except share and per share amounts)

      Goodwill represents the residual aggregate purchase price after all tangible and identified assets have been valued, offset by the value of liabilities assumed. The aggregate purchase price was derived from a competitive bidding process and negotiations and was influenced by the Company’s assessment of the value of the overall TXUCV business. The significant goodwill value reflects the Company’s view that the TXUCV business can generate strong cash flow and sales and earnings following the acquisition. In accordance with the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), the $242,153 in goodwill recorded as part of the TXUCV acquisition will not be amortized and will be tested for impairment at least annually. The goodwill is not deductible for tax purposes. The customer lists and software will be amortized over their weighted average estimated useful lives of four and thirteen years, respectively.

      The Company’s consolidated financial statements include the results of operations for the TXUCV acquisition since the April 14, 2004 acquisition date. Unaudited pro forma results of operations data for the nine month periods ended September 30, 2004 and 2003 as if the Acquisition had occurred at the beginning of each period presented are as follows:

	Nine Months Ended
	September 30,

	2004	2003

Total revenues	$244,865	$248,864
Income from operations	37,289	31,831
Proforma net income	2,214	615
Dividends on redeemable preferred shares	12,848	12,364
Proforma net loss applicable to common shareholders	(10,634)	(11,749)
Proforma net income per share — basic and diluted	(1.18)	(1.31)

      The above pro forma amounts may not be representative of future periods.

5.	Property, Plant and Equipment

      Property, plant and equipment, net consisted of the following at September 30, 2004:

Land and buildings	$44,830
Network and outside plant facilities	469,650
Furniture, fixtures and equipment	76,412
Work in process	20,086

610,978
Less: accumulated depreciation	(260,687)

$350,291

6.	Goodwill and Other Intangible Assets

      In accordance with SFAS 142, Goodwill and Other Intangible Assets, goodwill and tradenames are not amortized but are subject to an annual impairment test, or to more frequent testing if circumstances indicate that they may be impaired.

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except share and per share amounts)

      The changes in carrying amount of goodwill for the nine months ended September 30, 2004 were as follows:

	Telephone	Other
	Operations	Operations	Total

Balance at January 1, 2004	$78,443	$21,110	$99,553
TXUCV acquisition	242,153	—	242,153

Balance at September 30, 2004	$320,596	$21,110	$341,706

      At September 30, 2004, the carrying amounts of other intangible assets and related accumulated amortization are as follows:

	Gross
	Carrying	Accumulated	Net Carrying
	Amount	Amortization	Amount

Customer lists	$164,217	$(14,163)	$150,054
Software	13,388	(2,780)	10,608
Tradenames	15,863		15,863

      For the nine months ended September 30, 2004 the aggregate amortization of customer lists and software totaled $9,935 and was recorded in depreciation and amortization expense. The estimated amortization expense of customer lists and software for the remainder of 2004 and future periods is as follows:

October 1 - December 31, 2004	$4,275
Calendar year 2005	17,832
Calendar year 2006	17,832
Calendar year 2007	17,832
Calendar year 2008	15,328
Thereafter	87,563

$160,662

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except share and per share amounts)

7.	Long-Term Debt

      Long-term debt consisted of the following at September 30, 2004:

Senior Secured Credit Facility
Revolving loan	$—
Term loan A	118,667
Term loan B	313,950
Senior Notes	200,000
Capital leases	1,314

633,931
Less: current portion	18,362

$615,569

Senior Secured Credit Facility

      The Company, through its wholly-owned subsidiaries, entered into a credit agreement dated April 14, 2004 with various financial institutions, which provides for aggregate borrowings of $467,000 consisting of a $122,000 term loan A facility, a $315,000 term loan B facility and a $30,000 revolving credit facility. Borrowings under the credit facility are secured by substantially all of the assets of CCI and Texas Acquisition, other than ICTC. ICTC’s guarantee (and the corresponding security interest in ICTC’s assets) of $195,000 of total borrowing under the credit facility is contingent upon obtaining the consent of the Illinois Commerce Commission (ICC).

      The term loans are due in quarterly installments, which increase annually, with all borrowings under term loan A and term loan B due April 14, 2010 and October 14, 2011, respectively. The revolving credit facility matures on April 14, 2010. Within 90 days after the end of the Company’s fiscal year, commencing on December 31, 2004, the Company shall be obligated to repay the loans in an amount equal to 50% of the excess cash flow for such fiscal year, provided that certain leverage ratios are maintained at the end of the fiscal year. In addition, subject to certain exceptions, the Company is required to prepay the outstanding term loans with 100% of the net proceeds of all non-ordinary course of business asset sales and any insurance or condemnation proceeds not reinvested within a required time period, 100% of the net proceeds of certain occurrences of indebtedness and 50% of the net proceeds from certain issuances of equity.

      At the Company’s election, borrowings bear interest at fluctuating interest rates based on: (a) a base rate (the highest of the administrative agent’s base rate in effect on such day, 0.5% per annum above the latest three week moving average of secondary market morning offering rates in the United States for three month certificates of deposit or 0.5% above the Federal Funds rate); or (b) the London Interbank Offered Rate, or LIBOR plus, in either case, an applicable margin within the relevant range of margins (0.75% to 2.50%) provided for in the credit agreement. The applicable margin is based upon the Company’s total leverage ratio. As of September 30, 2004, the margins for interest rates on LIBOR based loans was 2.5% on the term loan A facility and 2.75% under the term loan B facility. At September 30, 2004 the weighted average rate, including swaps, of interest on the Company’s term debt facilities was 4.88% per annum. Interest is payable at least quarterly.

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except share and per share amounts)

      The credit agreement contains various provisions and covenants, which include, among other items, restrictions on the ability to pay dividends, incur additional indebtedness, and issue capital stock, as well as, limitations on future capital expenditures. The Company has also agreed to maintain certain financial ratios, including interest coverage, fixed charge coverage and leverage ratios, all as defined in the credit agreement.

Senior Notes

      On April 14, 2004, the Company, through its wholly owned subsidiaries, issued $200,000 of 9 3/4% Senior Notes due on April 1, 2012. The senior notes pay interest semi-annually on April 1 and October 1. The senior notes may be redeemed on or prior to October 6, 2005 using all or a portion of the proceeds of a qualified income depository security offering. The redemption price plus accrued interest will be, as a percentage of the principal amount, 107.313% through April 10, 2004 and 109.75% between April 1, 2005 and October 6, 2005.

      Up to 35% of the senior notes may be redeemed using the proceeds of certain equity offerings completed on or prior to April 1, 2007. Some or all of the senior notes may be redeemed on or after April 1, 2008. The redemption price plus accrued interest will be, as a percentage of the principal amount, 104.875% in 2008, 102.438% in 2009 and 100% in 2010 and thereafter. In addition, holders may require the repurchase of the notes upon a change in control, as such term is defined in the indenture governing the senior notes. The indenture contains certain provisions and covenants, which include, among other items, restrictions on the ability to issue certain types of stock, incur additional indebtedness, make restricted payments, pay dividends and enter other lines of business.

      Future maturities of long-term debt as of September 30, 2004 are as follows:

October 1 - December 31, 2004	$4,510
Calendar year 2005	18,523
Calendar year 2006	22,463
Calendar year 2007	23,247
Calendar year 2008	26,900
Thereafter	538,288

$633,931

8.	Derivative Instruments

      The Company entered into interest rate swap agreements that effectively convert a portion of the floating-rate debt to a fixed-rate basis, thus reducing the impact of interest rate changes on future interest expense. At September 30, 2004 the Company has interest rate swap agreements covering $220,000 in aggregate principal amount of its variable rate debt at fixed LIBOR rates ranging from 2.99% to 3.35%. The swap agreements expire on December 31, 2006, May 19, 2007 and December 31, 2007.

      During the nine months ended September 30, 2004, there is no significant gain or loss related to the ineffective portion of hedging instruments in our interest expense.

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except share and per share amounts)

9.	Other liabilities

      Other long-term liabilities consisted of the following at September 30, 2004:

Pension and posts retirement benefit obligations	$61,022
Other long-term liabilities	6,731

$67,753

10.	Pension Costs and Other Postretirement Benefits

      Components of the defined pension net periodic cost for the nine months ended September 30 are as follows:

	Nine Months Ended
	September 30,

Pension Plan	2004	2003

Service cost	$1,780	$578
Interest cost	3,787	2,405
Expected return on plan assets	(3,875)	(2,630)

Net periodic benefit cost	$1,692	$353

      Components of the postretirement periodic cost for the nine months ended September 30 are as follows:

	Nine Months Ended
	September 30,

Postretirement Plan	2004	2003

Service cost	$632	$124
Interest cost	1,052	418
Amortization of prior service costs	(2)	(2)
Recognized actuarial gain	(6)	(1)

Net periodic benefit cost	$1,676	$539

11.	Redeemable Preferred Shares

      The Company has authorized 182,000 Class A Preferred Shares, all of which were issued and outstanding at September 30, 2004. The preferred shares are redeemable to the holders with a preferred return on their capital contributions at the rate of 9% per annum. The preferred return is cumulative and compounded annually in arrears on December 31 of each year. At any time on or after June 30, 2007 certain members have the right to require the Company to redeem all of their Class A Preferred Shares and common shares. Preferred shares are redeemable at a price equal to $1,000 per share plus any accrued but unpaid preferred return and common shares are redeemable based upon an appraised value by a third party.

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except share and per share amounts)

12.	Restricted Share Plan

      In August 2003, the Company established the 2003 Restricted Share Plan (“the Plan”) to award certain employees of the Company restricted common shares of the Company as an incentive to enhance their long-term performance as well as an incentive to join or remain with the Company.

      In November 2003, the Company granted 975,000 shares of its common shares to certain Company executives under the Plan. These shares vest at the rate of 25% every December 31, beginning December 31, 2004 through December 31, 2007. None of these shares are vested as of September 30, 2004.

      In April 2004, 25,000 shares of common shares were issued to certain Company executives at $2.32 per share.

      These condensed consolidated financial statements do not include any expense related to the 1,000,000 shares granted under the Plan.

13.	Net Loss per Common Share

      The following table sets forth the computation of income per common share

	Nine Months Ended
	September 30,

	2004	2003

Net loss applicable to common shareholders	$(5,479)	$(2,492)
Weighted average number of common shares outstanding	9,000,000	9,000,000

Net loss per common share — basic and diluted	$(0.61)	$(0.28)

      Shares issued pursuant to the Restricted Share Plan (Note 12) are not included in the computation of net loss per share as their effective was anti-dilutive.

14.	Business Segments

      Business segment reporting information is as follows:

	Telephone	Other
	Operations	Operations	Total

Nine months ended September 30, 2004:
Operating revenues	$161,155	$29,855	$191,010
Cost of services and products	25,721	18,137	43,858

Gross margin	135,434	11,718	147,152
Operating expenses	66,893	8,045	74,938
Depreciation and amortization	33,453	4,031	37,484

Net operating income	$35,088	$(358)	$34,730

Capital expenditures	$15,366	$1,906	$17,272

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except share and per share amounts)

	Telephone	Other
	Operations	Operations	Total

Nine months ended September 30, 2003:
Operating revenues	$67,535	$31,203	$98,738
Cost of services and products	3,813	18,749	22,562

Gross margin	63,722	12,454	76,176
Operating expenses	37,983	5,472	43,455
Depreciation and amortization	15,520	1,709	17,229

Net operating income	$10,219	$5,273	$15,492

Capital expenditures	$7,026	$1,912	$8,938

As of September 30, 2004:
Goodwill	$320,716	$20,990	$341,706

Total assets	$984,580	$67,138	$1,051,718

CCI Texas

30
Fort Worth
Dallas
20
20
45
Waco
Lufkin
10
35
Conroe
Austin
Katy
Houston
10
San Antonio
35
37
Corpus Christi

CCI Texas

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

      The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the offer and sale of the securities being registered:

Amount to be Paid(1)

SEC Registration Fee	$50,680
New York Stock Exchange Listing Fee	200,000
NASD Filing Fee	30,500
Legal Fees and Expenses	1,500,000
Printing and Engraving Expenses	300,000
Accounting Fees and Expenses	500,000
Transfer Agent’s Fees and Expenses	25,000
Miscellaneous Expenses	143,820

Total	$2,750,000

(1)	All amounts are estimates except the SEC registration fee, the NASD filing fee and the New York Stock Exchange listing fee.

Item 14.	Indemnification of Directors and Officers.

      The Registrant is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “DGCL”), provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

      Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise,

II-1

against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

      Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the directors’ duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

      The registrant’s amended and restated certificate of incorporation provides that to the fullest extent permitted by the DGCL and except as otherwise provided in its bylaws, none of the registrant’s directors shall be liable to it or its stockholders for monetary damages for a breach of fiduciary duty. In addition, the registrant’s amended and restated certificate of incorporation permits indemnification of any person who was or is made or threatened to be made a party to any action, suit or other proceeding, whether criminal, civil, administrative or investigative, because of his or her status as a director or officer of the registrant, or service as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at the request of the registrant to the fullest extent authorized under the DGCL against all expenses, liabilities and losses reasonably incurred by such person. Further, all of the directors and officers of the registrant are covered by insurance policies maintained and held in effect by the registrants against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Item 15.	Recent Sales of Unregistered Securities.

      On April 14, 2004, the registrant issued $200,000,000 of 9 3/4% Senior Notes due 2012 (the “Senior Notes”). The initial purchasers of the Senior Notes and the principal amount purchased by each such purchaser are listed in the table below.

Name of Purchaser	Principal Amount

Credit Suisse First Boston LLC	$85,000,000
Citigroup Global Markets Inc.	$85,000,000
Deutsche Bank Securities Inc.	$30,000,000

Total	$200,000,000

      The issuance of the Senior Notes to the initial purchasers was made in reliance on Section 4(2) under the Securities Act and the Senior Notes were subsequently resold by the initial purchasers pursuant to Rule 144A promulgated thereunder. The sale of the Senior Notes was made without general solicitation or advertising.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

      A list of exhibits filed with this registration statement is in the Exhibit Index that immediately precedes such exhibits and is incorporated by reference herein.

(b) Financial Statement Schedules.

II-2

Report of Independent Registered Public Accounting Firm

Homebase Acquisition, LLC

The Board of Directors
Homebase Acquisition, LLC

      We have audited the consolidated financial statements of Homebase Acquisition, LLC as of December 31, 2003 for year then ended and of the combined financial statements of Illinois Consolidated Telephone Company and Related Businesses (as predecessor company to Homebase Acquisition, LLC) as of and for the years ended December 30, 2002 and 2001, and have issued our reports thereon dated March 8, 2004 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in Item 16(b) of Form S-1 of this Registration Statement. This schedule is the responsibility of the Company’s and its predecessor’s management. Our responsibility is to express an opinion based on our audits.

      In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP

Chicago, Illinois

March 8, 2004

SCHEDULE II-VALUATION RESERVES

			Uncollectible
			Accounts and
			Inventory
			Write Offs,
			Net of
			Collection of
	Balance at the	Charged to	Accounts
	Beginning of	Costs and	Previously	Balance at the
Description	Period	Expenses	Written Off	End of Period

Homebase Acquisition, LLC
Year ending December 31, 2003
Allowance for doubtful accounts (shown as a deduction from Accounts receivable in the consolidated balance sheet)	$1,850	$3,412	$3,425	$1,837
Inventory valuation reserve (included in Inventories in the consolidated balance sheet)	$150	$—	$7	$143
Predecessor (Illinois Consolidated Telephone Company and Related Businesses) Year ending December 30, 2002
Allowance for doubtful accounts (shown as a deduction from Accounts receivable in the combined balance sheets)	$1,142	$2,527	$1,819	$1,850
Inventory valuation reserve (included in Inventories in the combined balance sheets)	$121	$177	$148	$150
Predecessor (Illinois Consolidated Telephone Company and Related Businesses) Year ending December 30, 2001
Allowance for doubtful accounts (shown as a deduction from Accounts receivable in the combined balance sheets)	$831	$1,195	$884	$1,142
Inventory valuation reserve (included in Inventories in the combined balance sheets)	$76	$45	$—	$121

Item 17.	Undertakings.

      (a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

      (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mattoon, State of Illinois, on the 27th day of January, 2005.

CONSOLIDATED COMMUNICATIONS ILLINOIS HOLDINGS, INC.

By:	/s/ ROBERT J. CURREY

Name: Robert J. Currey
Title: President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this registration statement on Form S-1 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ ROBERT J. CURREY Robert J. Currey	Director Chief Executive Officer (Principal Executive Officer)	January 27, 2005

/s/ STEVEN L. CHILDERS Steven L. Childers	Chief Financial Officer (Principal Financial and Accounting Officer)	January 27, 2005

* Richard A. Lumpkin	Chairman of the Board of Directors	January 27, 2005

* Kevin J. Maroni	Director	January 27, 2005

* Mark A. Pelson	Director	January 27, 2005

      Steven L. Childers, by signing his name hereto, does sign and execute this Amendment No. 1 to this registration statement on Form S-1 on behalf of each of the above named officers and directors of the registrant on this 27th day of January, 2005, pursuant to powers of attorney executed on behalf of each of such officers and directors previously filed with the Securities and Exchange Commission.

*By:	/s/ STEVEN L. CHILDERS

Steven L. Childers

Attorney-in-Fact

EXHIBIT INDEX

Exhibit
No.		Description

1	.1**	Form of Underwriting Agreement
2	.1*	Stock Purchase Agreement, dated January 15, 2004, between Pinnacle One Partners, L.P. and Consolidated Communications Acquisitions Texas Corp. (f/k/a Homebase Acquisition Texas Corp.)
2	.2**	Reorganization Agreement, dated , 2005, among Consolidated Communications Illinois Holdings, Inc., Consolidated Communications Texas Holdings, Inc., Homebase Acquisition, LLC, and the equity holders named therein
3	.1**	Form of Amended and Restated Certificate of Incorporation to be effective upon closing
3	.2**	Form of Amended and Restated Bylaws to be effective upon closing
4	.1**	Specimen Class A Common Stock Certificate
4	.2**	Specimen Class B Common Stock Certificate
4	.3*	Indenture, dated April 14, 2004, by and among Consolidated Communications Illinois Holdings, Inc., Consolidated Communications Texas Holdings, Inc., Homebase Acquisition, LLC and Wells Fargo Bank, N.A., as Trustee, with respect to the 9 3/4% Senior Notes due 2012
4	.4*	Form 9 3/4% Senior Note due 2012
4	.5*	Registration Rights Agreement, dated April 14, 2004, among Consolidated Communications Illinois Holdings, Inc., Consolidated Communications Texas Holdings, Inc., Homebase Acquisition, LLC and Credit Suisse First Boston LLC, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc.
5	.1**	Opinion of King & Spalding LLP
10	.1**	Form of Amended and Restated Credit Agreement
10	.2**	Form of Amended and Restated Pledge & Guarantee Agreement
10	.3**	Form of Pledge Agreement
10	.4**	Form of Security Agreement
10	.5**	Form of CCI Illinois Borrower Group Guarantee
10	.6**	Form of CCI Texas Borrower Group Guarantee
10	.7*	Lease Agreement, dated December 31, 2002, between LATEL, LLC and Consolidated Market Response, Inc.
10	.8*	Lease Agreement, dated December 31, 2002, between LATEL, LLC and Illinois Consolidated Telephone Company
10	.9*	Master Lease Agreement, dated February 25, 2002, between General Electric Capital Corporation and TXU Communications Ventures Company
10	.10*	Amendment No. 1 to Master Lease Agreement, dated February 25, 2002, between General Electric Capital Corporation and TXU Communications Ventures Company, dated March 18, 2002
10	.11*	Master Lease Agreement, dated February 25, 2002, between General Electric Capital Corporation and TXU Communications Ventures Company
10	.12*	Amendment No. 1 to Master Lease Agreement, dated February 25, 2002, between General Electric Capital Corporation and TXU Communications Ventures Company, dated March 18, 2002
10	.13**	Amended and Restated Consolidated Communications Holdings, Inc. Restricted Share Plan
10	.14**	Form of Grant of Restricted Share Award
10	.15**	Form of 2005 Long-term Incentive Plan to be effective upon closing
21	.1**	List of subsidiaries of registrant
23.1		Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2		Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

Exhibit
No.		Description

23	.3**	Consent of King & Spalding LLP (included in Exhibit 5.1)
24	.1*	Powers of Attorney
99.1		Consent of Jack W. Blumenstein as a director nominee
99.2		Consent of Roger H. Moore as a director nominee
99.3		Consent of Maribeth S. Rahe as a director nominee

*	Previously filed

**	To be filed by amendment